     As filed with the Securities and Exchange Commission on July 8, 1997
                                                     Registration No. 333-______
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ----------------
                             SILGAN HOLDINGS INC.

            (Exact name of registrant as specified in its charter)

           Delaware                      3441; 3085                    06-1269834
 (State or other jurisdiction   (Primary Standard Industrial        (I.R.S. Employer
     of incorporation or        Classification Code Numbers)     Identification Number)
        organization)

                               4 LANDMARK SQUARE
                          STAMFORD, CONNECTICUT 06901
                                (203) 975-7110

              (Address, including zip code, and telephone number,
                including area code, of registrant's principal
                              executive offices)

                           FRANK W. HOGAN, III, ESQ.
                             SILGAN HOLDINGS INC.
                               4 LANDMARK SQUARE
                          STAMFORD, CONNECTICUT 06901
                                (203) 975-7110

           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ----------------

                       Copies of all communications to:

                            G. WILLIAM SISLEY, ESQ.
                      WINTHROP, STIMSON, PUTNAM & ROBERTS
                               FINANCIAL CENTRE
                             695 EAST MAIN STREET
                                 P.O. BOX 6760
                            STAMFORD, CT 06904-6760
                                (203) 348-2300

                               ----------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.|_|


                         CALCULATION OF REGISTRATION FEE

===================================================================================================================
                                                          Proposed Maximum   Proposed Maximum       Amount of
       TITLE OF EACH CLASS OF           Amount to be       Offering Price   Aggregate Offering     Registration
    SECURITIES TO BE REGISTERED          Registered       Per Debenture(1)       Price(1)              Fee
-------------------------------------------------------------------------------------------------------------------
9% Senior Subordinated Debentures
due 2009                                $300,000,000            100%           $300,000,000          $90,910
===================================================================================================================

---------------
(1) Determined solely for the purposes of calculating the registration fee in accordance with Rule 457(f)(2) promulgated under the Securities Act of 1933, as amended.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                             Silgan Holdings Inc.

                               --------------

                               OFFER TO EXCHANGE

                                ALL OUTSTANDING
                  9% SENIOR SUBORDINATED DEBENTURES DUE 2009

                                      FOR

                NEW 9% SENIOR SUBORDINATED DEBENTURES DUE 2009

                               --------------

                              THE EXCHANGE OFFER
                 WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,

                     ON ____________, 1997 UNLESS EXTENDED

                               --------------

    Silgan Holdings Inc., a Delaware corporation (the "Company"), hereby offers upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal") to exchange (the "Exchange Offer") its outstanding 9% Senior Subordinated Debentures due 2009 (the "Old Debentures"), of which an aggregate of $300,000,000 in principal amount is outstanding as of the date hereof, for an equal principal amount of newly issued 9% Senior Subordinated Debentures due 2009 (the "New Debentures"). The form and terms of the New Debentures will be the same as the form and terms of the Old Debentures except that the New Debentures will be registered under the Securities Act of 1933, as amended (the "Securities Act"), and will not bear legends restricting the transfer thereof. The New Debentures will evidence the same indebtedness as the Old Debentures (which they replace) and will be entitled to the benefits of the Indenture, dated as of June 9, 1997, between the Company (as successor to Silgan Corporation) and The First National Bank of Chicago, as Trustee (the "Trustee"), as amended by the First Supplemental Indenture thereto, dated as of June 24, 1997, among the Company, Silgan Corporation and the Trustee (as so amended, the "Indenture"). The New Debentures and the Old Debentures are sometimes referred to herein collectively as the "Debentures").

    The Old Debentures were originally issued by Silgan Corporation, formerly a wholly owned subsidiary of the Company. On June 26, 1997, Silgan Corporation was merged with and into the Company (the "Holdings Merger"), and, as a result, the Old Debentures became obligations of the Company.

    The New Debentures will bear interest at the same rate and on the same terms as the Old Debentures. Consequently, the New Debentures will bear interest at the rate of 9% per annum and the interest thereon will be payable semi-annually on June 1 and December 1 of each year, commencing December 1, 1997. The New Debentures will bear interest from the date of the last interest payment on the Old Debentures or if no interest has been paid, from the date of original issuance of the Old Debentures. Holders whose Old Debentures are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Old Debentures.

    The New Debentures will be redeemable at the option of the Company, in whole or in part, at any time after June 1, 2002, initially at 104.5% of their principal amount, plus accrued interest, declining ratably to 100% of their principal amount, plus accrued interest, on or after June 1, 2006. In addition, at any time on or prior to June 1, 2000, up to 35% of the aggregate principal amount of the Debentures may be redeemed, at the option of the Company, with the proceeds of one or more public equity offerings by the Company of its common stock at 109% of the principal amount thereof, plus accrued interest.

    The New Debentures will be unsecured, senior subordinated indebtedness of the Company, will be subordinated to all Senior Indebtedness (as defined herein) of the Company, will be senior to all subordinated indebtedness of the Company, and will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries. At May 31, 1997, on a pro forma basis after giving effect to the Private Offering (as defined herein) and the use of the proceeds therefrom, the Holdings Merger and the Preferred Stock Exchange (as defined herein), the Company would have had outstanding indebtedness of approximately $926.3 million, approximately $570.3 million of which would have constituted Senior Indebtedness. In addition, the Company's subsidiaries had other liabilities of approximately $268.3 million at March 31, 1997, all of which would be effectively senior to the New Debentures.

                           (Continued on next page)

        SEE "RISK FACTORS" AT PAGE 24 FOR A DISCUSSION OF CERTAIN RISKS
               THAT SHOULD BE CONSIDERED BY ELIGIBLE HOLDERS IN
                        EVALUATING THE EXCHANGE OFFER.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.

    The Company will accept for exchange any and all Old Debentures which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on _________________, 1997 (if and as extended, the "Expiration Date"). Tenders of Old Debentures may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. Old Debentures may only be tendered in integral multiples of $1,000. The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Debentures being tendered for exchange, but is subject to certain customary conditions. See "The Exchange Offer--Conditions."

    Based on a previous interpretation by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters to third parties, the Company believes that the New Debentures issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer who receives such New Debentures directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company (within the meaning of Rule 405 under the Securities Act)) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder or any other such person is acquiring the New Debentures in its ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the New Debentures. Holders of Old Debentures wishing to accept the Exchange Offer must represent to the Company that such conditions have been met. Holders of Old Debentures who tender their Old Debentures in the Exchange Offer with the intention to participate in a distribution of New Debentures may not rely upon such no-action letters.

    Each broker-dealer that receives New Debentures for its own account pursuant to the Exchange Offer, where such Old Debentures were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a Prospectus in connection with any resale of such New Debentures. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Debentures received in exchange for Old Debentures where such Old Debentures were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 90 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

    The Company believes that none of the registered holders of the Old Debentures is an affiliate (as such term is defined in Rule 405 under the Securities Act) of the Company. Prior to the Exchange Offer, there has been no public market for the Debentures. The Company does not intend to list the New Debentures on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the New Debentures will develop. To the extent that a market for the New Debentures does develop, the market value of the New Debentures will depend on market conditions (including yields on alternative investments), general economic conditions, the Company's financial condition and other conditions. Such conditions may cause the New Debentures, to the extent that they are actively traded, to trade at a significant discount from their face value. The Company has not entered into any arrangement or understanding with any person to distribute the New Debentures to be received in the Exchange Offer. See "Risk Factors--Absence of Public Market."

    The Company will not receive any proceeds from the Exchange Offer. The Company has agreed to bear the expenses of the Exchange Offer. No underwriter is being used in connection with the Exchange Offer.

    The New Debentures will be available initially only in book-entry form. The Company expects that the New Debentures issued pursuant to the Exchange Offer will be issued in the form of one or more fully registered global debentures that will be deposited with, or on behalf of, the Depository Trust Company (the "Depositary" or the "Book-Entry Transfer Facility") and registered in its name or in the name of its nominee. Beneficial interests in the global debenture representing the New Debentures will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. After the initial issuance of such global debenture, New Debentures in certificated form will be issued in exchange for the global debenture only in accordance with the terms and conditions set forth in the Indenture. See "Description of Debentures--Book Entry; Delivery and Form."

                      The date of this Prospectus is ____________, 1997.

                                   -------------------------

    THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST ADDRESSED TO SILGAN HOLDINGS INC., 4 LANDMARK SQUARE, STAMFORD, CT 06901,
ATTENTION: GENERAL COUNSEL (TELEPHONE NUMBER (203) 975-7110). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY ______________, 1997.

                               ----------------

                               TABLE OF CONTENTS

                                                                     Page

       Available Information.........................................  4
       Information Incorporated by Reference.........................  4
       Summary.......................................................  6
       Risk Factors.................................................. 24
       The Exchange Offer............................................ 31
       Capitalization................................................ 41
       Selected Historical and Pro Forma
         Financial Information....................................... 43
       Management's Discussion and Analysis of
         Financial Condition and Results of Operations............... 48
       Business...................................................... 66
       Management.................................................... 79
       Securities Ownership of Certain Beneficial
         Owners and Management....................................... 83
       Certain Transactions.......................................... 84
       Description of Debentures..................................... 86
       Description of Certain Indebtedness...........................118
       Certain United States Federal Income Tax
         Considerations..............................................125
       Plan of Distribution..........................................130
       Legal Matters.................................................131
       Experts.......................................................131
       Index to Consolidated Financial Statements....................F-1

                               ----------------

        NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THIS PROSPECTUS NOR THE ACCOMPANYING LETTER OF TRANSMITTAL OR BOTH TOGETHER CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE NEW DEBENTURES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL OR BOTH TOGETHER, NOR ANY SALE MADE HEREUNDER, SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                              AVAILABLE INFORMATION

        The Company has filed with the Commission a Registration Statement on Form S-4 under the Securities Act with respect to the New Debentures offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. For further information with respect to the Company and the New Debentures offered hereby, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof. The Company is and has been subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Summary financial information with respect to the Company is contained in the Company's Exchange Act reports. The Registration Statement (and the exhibits and schedules thereto), as well as the periodic reports and other information filed by the Company with the Commission, may be inspected and copied at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 75 Park Place, New York, New York 10007 and Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its public reference facilities in New York, New York and Chicago, Illinois at the prescribed rates. In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission. The address of such Web site is "http://www.sec.gov". Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                      INFORMATION INCORPORATED BY REFERENCE

        The following documents have been filed by the Company with the Commission and are hereby incorporated by reference and made a part of this
Prospectus:

1. Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (File No. 000-22117).
2. Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997 (File No. 000-22117).
3. Current Report on Form 8-K dated May 21, 1997 (File No. 000-22117).
4. Current Report on Form 8-K dated June 9, 1997 (File No. 000-22117).

        All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Prospectus and prior to the termination of this offering, shall be deemed to be incorporated by reference into the Registration Statement of which this Prospectus is a part and to be a part hereof from the date of such filing. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference into this Prospectus (not including exhibits to the information unless such exhibits are specifically incorporated by reference into such information). Requests for information should be addressed to: Silgan Holdings Inc., 4 Landmark Square, Stamford, CT 06901,
Attention: General Counsel (Telephone Number (203) 975-7110).

                             --------------------

        Until ______________, 1997 (90 days after the date of the Exchange Offer), all dealers offering transactions in the shares of New Debentures, whether or not participating in the Exchange Offer, may be required to deliver a Prospectus.

                                    SUMMARY

        The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the consolidated financial statements of the Company, including the notes thereto, contained elsewhere in this Prospectus, as well as the information appearing in the documents incorporated by reference herein. Unless otherwise indicated or unless the context otherwise requires, all references to the "Company" are to Silgan Holdings Inc., a Delaware corporation, and, where appropriate, its subsidiaries. Certain of the information contained in this summary and elsewhere in this Prospectus, including information under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and information with respect to the Company's expected operations, cost savings, plans and strategy for its business and related financing, are forward-looking statements. For a discussion of the important factors that could cause actual results to differ materially from the forward- looking statements, see "Risk Factors."

                                  THE COMPANY

        The Company is a leading North American manufacturer of consumer goods packaging products that currently produces (i) steel and aluminum containers for human and pet food, (ii) custom designed plastic containers for personal care, health, food, pharmaceutical and household chemical products and (iii) specialty packaging items, including metal caps and closures, aluminum roll-on closures, plastic bowls and paper containers used by processors in the food industry. The Company is the largest manufacturer of metal food containers in North America, with a unit sale market share for the twelve months ended December 31, 1996 of 36% in the United States, and is a leading manufacturer of plastic containers in North America for personal care products. The Company's strategy is to grow its existing businesses and expand into other segments by applying its expertise in acquiring, financing, integrating and efficiently operating consumer goods packaging businesses.

        The Company was founded in 1987 by its current Co-Chief Executive Officers. Since its inception, the Company has acquired thirteen businesses, including the acquisitions of substantially all of the assets of the Food Metal and Specialty business ("AN Can") of American National Can Company ("ANC") in August 1995 for a purchase price of approximately $362.0 million (including net working capital of approximately $156.0 million) and the U.S. metal container manufacturing business ("DM Can") of Del Monte Corporation ("Del Monte") in December 1993 for a purchase price of approximately $73.3 million (including net working capital of approximately $21.9 million). Recently, the Company acquired the North American aluminum roll-on closure business ("Roll-on Closures") of Alcoa Closure Systems International, Inc. ("Alcoa"), and the North American plastic container business of Rexam plc and Rexam Plastics Inc. for an aggregate purchase price of $42.3 million and Finger Lakes Packaging Company, Inc., the metal food container manufacturing subsidiary of Curtice Burns Foods, Inc. for a purchase price of $29.9 million.

        The Company's strategy has enabled it to rapidly increase its net sales and Adjusted EBITDA (as defined herein). The Company's net sales have increased from $630.0 million in 1992 to $1,405.7 million in 1996, representing a compound annual growth rate of approximately 22%. During this period, the Company's Adjusted EBITDA increased from $74.0 million in 1992 to $186.0 million in 1996, representing a compound annual growth rate of approximately 26%, while the Company's Adjusted EBITDA as a percentage of net sales increased 1.5 percentage points from 11.7% to 13.2% over the same period.

        The principle executive offices of the Company are located at 4 Landmark Square, Stamford, Connecticut 06901, telephone number (203) 975-7110.

BUSINESS STRATEGY

        The Company's philosophy, which has contributed to its strong performance since inception, is based on: (i) a significant equity ownership by management and an entrepreneurial approach to business, (ii) its low cost producer position and (iii) its long-term customer relationships. The Company has achieved a low cost producer status through (i) the maintenance of a flat, efficient organizational structure, resulting in low selling, general and administrative expenses as a percentage of total net sales, (ii) purchasing economies, (iii) significant capital investments that have generated manufacturing and production efficiencies, (iv) plant consolidations and rationalizations and (v) the proximity of its plants to its customers. The Company's philosophy has also been to develop long-term customer relationships by acting in partnership with its customers, providing reliable quality and service and utilizing its low cost producer position. This philosophy has resulted in numerous long-term supply contracts, high retention of customers' business and recognition from its customers, as demonstrated by many quality and service awards.

        The Company intends to enhance its position as a leading supplier of consumer goods packaging products by pursuing a strategy designed to achieve future growth and to increase its profitability and cash flow. The key components of this strategy are to (i) increase the Company's market share in its current business lines through acquisitions and internal growth, (ii) expand into complementary business lines by applying the Company's acquisition and operating expertise to other areas of the North American consumer goods packaging market and (iii) improve the profitability of acquired businesses through integration, rationalization and capital investments to enhance their manufacturing and production efficiency.

        The Company has increased its revenues and market share in the metal container, plastic container and specialty markets through acquisitions and internal growth. As a result of this strategy, the Company has diversified its customer base, geographic presence and product line. The Company has more than tripled its overall share of the U.S. metal food container market from approximately 10% in 1987 to approximately 36% for the twelve months ended December 31, 1996. The Company's plastic container business has increased its market position primarily through strategic acquisitions, from sales of $88.8 million in 1987 to $216.4 million in 1996. Management believes that certain industry trends exist which will enable the Company to continue to acquire attractive businesses in its existing markets. The Company also believes that there will be opportunities to expand its specialty business, as evidenced by its acquisition in April 1997 of the North American aluminum roll-on closure business of Alcoa. The Company's specialty business generated net sales of $90.7 million in 1996.

        The Company also expects to generate internal growth due to its participation in certain higher growth segments of the consumer goods packaging market. For example, due to increasing consumer preference for plastic as a substitute for glass, the Company is aggressively pursuing opportunities for its custom designed polyethylene terephthalate ("PET") and high density polyethylene ("HDPE") containers. These opportunities include producing PET containers for regional bottled water companies, and HDPE and PET containers for products such as shampoo, mouthwash, salad dressing and liquor.

        The Company seeks to acquire businesses at reasonable cash flow multiples and to enhance profitability by rationalizing plants, by improving manufacturing and production efficiencies and through purchasing economies. Since 1991, the Company has reduced costs by closing twelve smaller, higher cost facilities. Since its inception in 1987, the Company has invested approximately $282.6 million to upgrade acquired manufacturing facilities, aimed at generating manufacturing and production efficiencies and achieving a low cost producer position. The AN Can acquisition illustrates the ability of the Company to enhance the profitability of acquired businesses. The Company estimates that it has reduced AN Can's operating costs from its historical 1994 level by at least $21.0 million, through selling and administrative cost reductions, improved manufacturing and production efficiencies and purchasing economies. The Company expects to further reduce AN Can's operating costs over the next few years by an aggregate of approximately $15.0 million (approximately half of which is expected to be realized in 1997) through the elimination of transitional administrative costs, the realization of additional manufacturing and production synergies with its metal container business and plant rationalizations.

FINANCING STRATEGY

        The Company's stable and predictable cash flow, generated largely as a result of its long-term customer relationships, has supported its financial strategy of generally using debt to support its growth. Management has successfully operated its business and pursued its growth strategy while managing the Company's indebtedness. As the Company's revenues, Adjusted EBITDA and Adjusted EBITDA margin have increased and the Company's financial position has improved, the Company has pursued a strategy to further improve its cash flow and its operating and financial flexibility by refinancing its higher cost indebtedness with lower cost indebtedness and equity and by extending the maturity of its indebtedness.

        Beginning in August 1995, the Company refinanced all of its 13-1/4% Senior Discount Debentures due 2002 (the "Discount Debentures") with (i) proceeds received from the Company's initial public offering (the "IPO") in February 1997 of its common stock (the "Common Stock"), (ii) lower cost bank indebtedness and (iii) a portion of the proceeds from the sale by the Company (the "Preferred Stock Sale") of its Exchangeable Preferred Stock Mandatorily Redeemable 2006 (the "Exchangeable Preferred Stock"). If the Discount Debentures had remained outstanding, the Company's annual interest expense for the Discount Debentures would have been $36.4 million. As a result of the refinancing in full of the Discount Debentures with the proceeds referred to above and assuming a bank borrowing rate of 8.5%, the Company's annual interest expense on its indebtedness used to refinance the Discount Debentures will be $18.6 million, a reduction in interest expense of $17.8 million. The refinancing of the Discount Debentures has also permitted the Company to deduct accreted interest of $103.5 million thereon, which will reduce the Company's tax liability by $25.9 million during 1996 and 1997.

        In February 1997, the Company completed the IPO, raising net proceeds of $67.2 million. The IPO significantly enhanced the Company's financial flexibility and access to equity capital.

        In June 1997, the Company issued and sold $300.0 million aggregate principal amount of the Old Debentures in a private placement (the "Private Offering") to "qualified institutional buyers" in reliance on Rule 144A under the Securities Act and outside the United States to persons other than U.S. persons in reliance on Regulation S under the Securities Act. The net cash proceeds received by the Company were approximately $291.5 million after deducting selling commissions and offering expenses. Approximately $148.6 million of the net cash proceeds were used by the Company to prepay Term Loans (as defined herein) under the credit agreement dated as of August 1, 1995 among the Company and certain of its subsidiaries, the lenders named therein (the "Banks"), Bankers Trust Company ("Bankers Trust"), as Administrative Agent and Co-Arranger and Bank of America Illinois ("Bank of America"), as Documentation Agent and Co-Arranger (as amended, the "Credit Agreement"). The remaining net cash proceeds from the Private Offering of approximately $142.9 million will be used to redeem all of the Company's 11-3/4% Senior Subordinated Notes due 2002 (the "11-3/4% Notes") on July 16, 1997

($135 million principal amount) at 105.875% of their principal amount. The Private Offering further improved the Company's operating and financial flexibility by enabling the Company to refinance its higher cost 11-3/4% Notes and a portion of its variable rate bank Term Loans and by extending the maturities of such indebtedness.

        As a result of the refinancing of the 11-3/4% Notes with proceeds from the Private Offering, the Company will have reduced its annual interest expense (including reduced amortizable financing costs) on such indebtedness by $2.8 million. With the refinancing in full of the Discount Debentures and the 11-3/4% Notes, the Company will have lowered its average annual interest cost (including reduced amortizable financing costs) with respect to such indebtedness by an aggregate of $20.7 million. As a result of the refinancing of a portion of its variable rate bank term loans with proceeds from the Private Offering, on a pro forma basis, the Company's interest expense for 1996 on the amount of indebtedness used to refinance such bank Term Loans would have increased by $0.7 million.

        In addition, on June 13, 1997 the Company exchanged (the "Preferred Stock Exchange") its Exchangeable Preferred Stock for its 13-1/4% Subordinated Debentures due 2006 (the "Exchange Debentures"). The principal amount of Exchange Debentures issued in such exchange was $56.2 million. Due to such exchange, the Company will further reduce its tax liability as a result of the deductibility of interest paid on such Exchange Debentures.

        On June 30, 1997, the Company and each of Bankers Trust, Bank of America, Goldman Sachs Credit Partners L.P. ("GSCP") and Morgan Stanley Senior Funding, Inc. ("MSSF", and together with Bankers Trust, Bank of America, and GSCP, the "New Co-Arrangers") entered into a commitment letter pursuant to which the New Co-Arrangers have committed to provide and to use their best efforts to arrange a syndicate of lenders to provide for the refinancing in full of the Credit Agreement (the "Bank Refinancing") pursuant to the terms of a new senior secured credit facility (the "New Credit Agreement"). Under the terms of such commitment letter, the New Credit Agreement will provide the Company with a total senior secured credit facility of $1.0 billion, which will include $450.0 million of term loans and a revolving loan commitment of $550.0 million. The Company intends to use the term loans and a portion of the revolving loans under the New Credit Agreement to refinance in full outstanding amounts under the Credit Agreement. Revolving loans under the New Credit Agreement will be available to the Company for its working capital and general corporate purposes (including permitted acquisitions). In addition to increasing the amount of borrowings available to the Company, the Bank Refinancing will (i) lower the interest rates on the Company's senior secured credit facility, resulting in a reduction of approximately $8.0 million in the Company's annual interest expense with respect to indebtedness outstanding under the Credit Agreement, (ii) extend the maturities of the Company's senior secured credit facility by 3-4 years, and
(iii) change certain covenants under the Company's senior secured credit facility to further improve the Company's operating and financial flexibility, including changes to provide more flexibility under certain circumstances to sell assets, engage in mergers and acquisitions, make capital expenditures, incur indebtedness, create liens, pay dividends, repurchase stock, and refinance existing indebtedness. Although there can be no assurance that the Bank Refinancing will be completed, the Company expects the Bank Refinancing to occur early in the third quarter of 1997.

BUSINESS SEGMENTS

        The Company is a holding company that conducts its business through two wholly owned operating companies, Silgan Containers Corporation ("Containers") and Silgan Plastics Corporation ("Plastics").

        Containers. For 1996, Containers had net sales of $1,189.3 million (85% of the Company's net sales) and income from operations of $106.1 million (85% of the Company's income from operations) (without giving effect to corporate expense). Containers manufactures metal containers for vegetables, fruit, pet food, meat, tomato based products, coffee, soup, seafood and evaporated milk. The Company estimates that approximately 80% of Containers' projected sales in 1997 will be pursuant to long-term supply arrangements. Containers also manufactures certain specialty packaging items, including metal caps and closures, aluminum roll-on closures, plastic bowls and paper containers used by processors in the food industry. For 1996, Containers had net sales of specialty packaging items of $90.7 million.

        Plastics. For 1996, Plastics had net sales of $216.4 million (15% of the Company's net sales) and income from operations of $18.4 million (15% of the Company's income from operations) (without giving effect to corporate expense). Plastics emphasizes value-added design, fabrication and decoration of custom containers in its business. Plastics manufactures custom designed HDPE containers for health and personal care products, including containers for shampoos, conditioners, hand creams, lotions, cosmetics and toiletries, household chemical products, including containers for scouring cleaners, cleaning agents and lawn and garden chemicals and pharmaceutical products, including containers for tablets, antacids and eye cleaning solutions. Plastics also manufactures PET custom designed containers for mouthwash, respiratory and gastrointestinal products, liquid soap, skin care lotions, salad dressings, condiments, instant coffee, bottled water and liquor.

                               RECENT DEVELOPMENTS

        On April 1, 1997, Containers acquired substantially all of the assets of Roll-on Closures, with a facility in Richmond, Indiana and net sales of approximately $45 million for the fiscal year ended December 31, 1996. This acquisition expanded the Company's specialty business into aluminum roll-on closures. In addition, on April 1, 1997, Plastics and its Canadian subsidiary acquired substantially all of the assets of the North American plastic container business ("Rexam Plastics") of Rexam plc and Rexam Plastics Inc. (collectively, "Rexam"), with one facility in each of Flora, Illinois and Scarborough, Ontario and two facilities in Lachine, Quebec and net sales of approximately $35 million for the fiscal year ended December 31, 1996. The Rexam Plastics acquisition expands the Company's markets for injection blow- molded plastic containers and expands its presence in Canada. The aggregate purchase price, net of cash acquired, for these acquisitions was $42.3 million. The Company financed these acquisitions through the incurrence of $50 million of B term loans under the Credit Agreement. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Capital Resources and Liquidity."

        The Company is continually evaluating and intends to continue to pursue acquisition opportunities in the North American consumer goods packaging market. Although the Company has no present agreements or commitments to make any acquisition, the Company is currently in discussions with respect to a potential acquisition that has annual net sales of approximately $250 million. The Company will likely need to incur additional indebtedness to finance any such acquisition and to fund any resulting increased operating needs. Any such financing will have to be effected in compliance with the terms of the agreements governing the Company's indebtedness. There can be no assurance that the Company will be able to complete any such acquisition or effect any such financing. See "--Financing Strategy" and "Risk Factors--Ability of the Company to Incur Additional Indebtedness" and "--Risks Associated with Growth Strategy."

        On June 9, 1997, the Company completed the Private Offering. With net cash proceeds of approximately $291.5 million from the Private Offering, the Company prepaid $148.6 million of Term

Loans under the Credit Agreement, and, on July 16, 1997, the Company will redeem all of the 11-3/4% Notes ($135 million aggregate principal amount) at 105.875% of their principal amount. On June 13, 1997, the Company exchanged all of its then outstanding Exchangeable Preferred Stock for $56.2 million principal amount of Exchange Debentures.

        On June 26, 1997, in order to simplify the Company's corporate structure and to reduce administrative costs, the Company merged Silgan Corporation, formerly a wholly-owned subsidiary of the Company, with and into the Company. As a result of such merger, the Old Debentures became obligations of the Company.

                               THE EXCHANGE OFFER

THE EXCHANGE OFFER..............   The Company is offering to exchange $1,000
                                   principal amount of New Debentures for each $1,000 principal amount of Old Debentures that are properly tendered and accepted in the Exchange Offer. The Company will issue the New Debentures on or promptly after the Expiration Date. As of the date hereof, there is $300,000,000 aggregate principal amount of Old Debentures outstanding. See "The Exchange
                                   Offer."

RESALE OF NEW DEBENTURES........   Based on an interpretation by the staff of
                                   the Commission set forth in no-action letters issued to third parties, the Company believes that the New Debentures issued pursuant to the Exchange Offer in exchange for the Old
                                   Debentures may be offered for resale, resold and otherwise transferred by any holder thereof (other than (i) a broker-dealer who receives such New Debentures directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the
                                   Securities Act, provided that such New
                                   Debentures are acquired in the ordinary
                                   course of such holder's or any other such person's business and that such holder or any other such person has no arrangement or understanding with any person to participate in the distribution of such New Debentures.
                                   Holders of Old Debentures who tender their shares of Old Debentures in the Exchange
                                   Offer with the intention to participate in a distribution of the New Debentures may not rely upon such no-action letters. Under no circumstances may this Prospectus be used for an offer to resell or other retransfer of New
                                   Debentures. In the event that the Company's belief is inaccurate, holders of New
                                   Debentures who transfer shares of New
                                   Debentures in violation of the prospectus delivery provisions of the Securities Act and without an exemption from registration thereunder may incur liability thereunder.
                                   The Company does not assume or indemnify holders against such liability. The Exchange
                                   Offer is not being made to, nor will the Company accept surrenders for exchange from, holders of Old

                                   Debentures (i) in any jurisdiction in which the Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction or (ii) if any holder is engaged or intends to engage in a distribution of the New Debentures. Each broker-dealer that receives New Debentures for its own account in exchange for Old Debentures, where such Old Debentures were acquired by such broker-dealer as a result of market- making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Debentures. The Company has not entered into any arrangement or understanding with any person to distribute the New Debentures to be received in the Exchange Offer. See "Plan of Distribution."

REGISTRATION RIGHTS

AGREEMENT.......................   The Old Debentures were sold by the Company
                                   on June 9, 1997 to Morgan Stanley & Co.
                                   Incorporated (the "Placement Agent" or
                                   "Morgan Stanley") pursuant to a Placement
                                   Agreement, dated June 3, 1997, between the
                                   Company and the Placement Agent (the
                                   "Placement Agreement"). Pursuant to the
                                   Placement Agreement, the Company and the Placement Agent entered into a Registration
                                   Rights Agreement, dated as of June 9, 1997
                                   (the "Registration Rights Agreement"), which grants the holders of the Old Debentures certain exchange and registration rights. The
                                   Exchange Offer is intended to satisfy such rights, which will terminate upon the consummation of the Exchange Offer. See "The
                                   Exchange Offer--Termination of Certain
                                   Rights."

EXPIRATION DATE.................   The Exchange Offer will expire at 5:00 p.m.,
                                   New York City time, on ______________, 1997
                                   unless extended, in which case the term
                                   "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. The Company will accept for exchange any and all Old Debentures which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The New Debentures issued pursuant to the Exchange Offer will be delivered on or promptly after the Expiration
                                   Date.

ACCRUED INTEREST ON THE NEW
DEBENTURES AND THE OLD
DEBENTURES......................   The New Debentures will bear interest from
                                   the date of the last interest payment on the Old Debentures or if no interest has been paid, from the date of original issuance of the Old Debentures.
                                   Holders whose Old Debentures are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Old Debentures. See "The Exchange Offer--
                                   Interest on the New Debentures."

CONDITIONS TO THE
EXCHANGE OFFER..................   The Exchange Offer is not conditioned upon
                                   any minimum aggregate principal amount of Old
                                   Debentures being tendered for exchange.
                                   However, the Exchange Offer is subject to certain customary conditions, all of which may be waived by the Company. The Company may terminate the Exchange Offer if it determines that its ability to proceed with the Exchange
                                   Offer could be materially impaired due to any legal or governmental action, any new law, statute, rule or regulation, any interpretation by the staff of the Commission of any existing law, statute, rule or regulation or the failure to obtain any necessary approvals of governmental agencies or holders of Old Debentures. The Company does not expect any of the foregoing conditions to occur, although there can be no assurance that such conditions will not occur. See "The Exchange Offer--Conditions."

PROCEDURES FOR TENDERING
OLD DEBENTURES..................   Brokers, dealers, commercial banks, trust
                                   companies and other nominees who hold Old
                                   Debentures through The Book-Entry Transfer
                                   Facility may effect tenders by book-entry transfer in accordance with the Book-Entry
                                   Transfer Facility's Automated Tender Offer
                                   Program ("ATOP"). Holders of such Old
                                   Debentures registered in the name of a
                                   broker, dealer, commercial bank, trust
                                   company or other nominee are urged to contact such person promptly if they wish to tender
                                   Old Debentures. In order for Old Debentures to be tendered by a holder by a means other than by book-entry transfer, such holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with such Old Debentures and any other required documentation to The
                                   First National Bank of Chicago, as exchange agent for the Exchange Offer (the "Exchange
                                   Agent"), at the address set forth herein. By executing the Letter of Transmittal or by effecting a tender by book-entry transfer in accordance with ATOP, each holder will represent to the Company that, among other things, the New Debentures acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Debentures, whether or not such person has an arrangement or understanding with any person to participate in the distribution of such New Debentures, and that neither the holder nor any such other person is an "affiliate," as defined in Rule 405 under the Securities Act, of the Company, or a broker-dealer that receives such New Debentures directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act.
                                   See "The Exchange Offer--Procedures for
                                   Tendering."

SPECIAL PROCEDURES FOR
BENEFICIAL OWNERS...............   Any beneficial owner whose Old Debentures are
                                   registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender such Old
                                   Debentures in the Exchange Offer should
                                   contact such registered holder promptly and instruct such registered holder to tender such Old Debentures on such beneficial owner's behalf. If such beneficial owner wishes to tender such Old Debentures on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering its Old
                                   Debentures, either make appropriate
                                   arrangements to register ownership of the Old
                                   Debentures in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date. See "The Exchange Offer--
                                   Procedures for Tendering."

GUARANTEED DELIVERY
PROCEDURES......................   Holders of Old Debentures who wish to tender
                                   their Old Debentures and whose Old Debentures are not immediately available or who cannot deliver their Old Debentures, the Letter of Transmittal or any other documentation required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date, or who cannot complete the procedures for book-entry transfer on a timely basis, must tender their Old Debentures according to the guaranteed delivery procedures set forth in "The Exchange Offer--Guaranteed Delivery
                                   Procedures."

ACCEPTANCE OF THE OLD
DEBENTURES AND DELIVERY OF
THE NEW DEBENTURES..............   Subject to the satisfaction or waiver of the
                                   conditions to the Exchange Offer, the Company will accept for exchange any and all Old
                                   Debentures that are property tendered in the Exchange Offer prior to the Expiration Date.
                                   The New Debentures issued pursuant to the Exchange Offer will be delivered on the earliest practicable date following the
                                   Expiration Date. See "The Exchange Offer--
                                   Terms of the Exchange Offer."

WITHDRAWAL RIGHTS...............   Tenders of Old Debentures may be withdrawn at
                                   any time prior to 5:00 p.m., New York City time, on the Expiration Date. See "Exchange
                                   Offer--Withdrawal of Tenders."

CERTAIN FEDERAL INCOME TAX
CONSIDERATIONS..................   For a discussion of certain federal income
                                   tax considerations relating to the exchange of the New Debentures for the Old Debentures, as well as the ownership of the New
                                   Debentures, see "Certain United States
                                   Federal Income Tax Considerations."

EXCHANGE AGENT..................   The First National Bank of Chicago is the
                                   Exchange Agent for the Exchange Offer. Its telephone number is (212) 240-8801. The address of the Exchange Agent is as set forth in "The Exchange Offer-- Exchange Agent."


                              THE NEW DEBENTURES

DEBENTURES OFFERED.............    $300,000,000 aggregate principal amount of
                                    New Debentures.

MATURITY.......................    June 1, 2009.

INTEREST.......................    Interest on the New Debentures is payable
                                   semiannually in cash on June 1 and December 1 of each year, commencing December 1, 1997.

OPTIONAL REDEMPTION............    The New Debentures are redeemable, at the
                                   option of the Company, in whole or in part, at any time on or after June 1, 2002, initially at 104.5% of their principal amount, plus accrued interest, declining ratably to 100% of their principal amount, plus accrued interest, on or after June 1, 2006.

                                   In addition, at any time prior to June 1, 2000, the Company may redeem up to 35% of the principal amount of the Debentures with the proceeds of one or more public equity offerings by the Company of its Common Stock, at any time or from time to time in part, at a redemption price (expressed as a percentage of principal amount) of 109%, plus accrued interest; provided that at least $195 million aggregate principal amount of Debentures remains outstanding after each such redemption. See "Description of Debentures--Optional
                                   Redemption."

CHANGE OF CONTROL..............    Upon a Change of Control (as defined in
                                   "Description of Debentures--Certain
                                   Definitions"), each holder of the Debentures will have the right to require the Company to purchase such holder's Debentures at a price of 101% of the principal amount thereof plus accrued interest, if any, to the date of purchase. There can be no assurance that the Company will have the financial resources necessary to purchase the Debentures upon a Change of Control. See "Description of
                                   Debentures-- Repurchase of Debentures upon a Change of Control."

RANKING........................    The Indebtedness evidenced by the Debentures
                                   will be subordinated to all existing and future Senior Indebtedness of the Company, will rank pari passu in right of payment with all senior subordinated indebtedness of the Company and senior in right of payment to all existing and future subordinated indebtedness of the Company, including the Exchange
                                   Debentures. After giving pro forma effect to the Private Offering and the application of the proceeds therefrom and the Preferred
                                   Stock Exchange, as of May 31, 1997 the
                                   Company and its subsidiaries would have had approximately $926.3 million of indebtedness outstanding, including approximately $570.3 million of Senior Indebtedness (all of which would have been secured). See
                                   "Capitalization." The Credit Agreement is secured by substantially all of the assets of the Company and its subsidiaries. In addition, all existing and future liabilities
                                   (including trade payables) of the Company's subsidiaries will be effectively senior to the Debentures. At March 31, 1997, the
                                   Company's subsidiaries had approximately
                                   $268.3 million of other liabilities
                                   outstanding. See "Risk Factors-- Holding
                                   Company Structure and Subordination" and "--
                                   Secured Indebtedness" and "Capitalization."

CERTAIN COVENANTS..............    The Indenture contains certain covenants for
                                   the benefit of the holders of the Debentures which, among other things, restrict the ability of the Company and its Restricted
                                   Subsidiaries (as defined in "Description of Debentures--Certain Definitions") to: incur or guarantee additional indebtedness; make certain dividends, investments and other restricted payments; create restrictions on the ability of Restricted Subsidiaries to make certain payments; issue or sell stock of Restricted Subsidiaries; enter into transactions with stockholders or affiliates;
                                   create liens; sell assets; and, with respect to the Company, consolidate, merge or sell all or substantially all of its assets. See
                                   "Description of Debentures--Covenants."


                                  RISK FACTORS

        FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN EVALUATING AN INVESTMENT IN THE NEW DEBENTURES, SEE "RISK FACTORS."

             SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

        The following summary historical and pro forma consolidated financial information of the Company were derived from, and should be read in conjunction with, the historical financial statements and pro forma financial information of the Company, including the notes thereto, that appear elsewhere in this Prospectus.

        The summary unaudited pro forma operating data and other data for the three months ended March 31, 1997 give effect to (i) the Private Offering and the use of the proceeds therefrom to redeem all of the outstanding 11-3/4% Notes ($135 million aggregate principal amount) and prepay approximately $148.6 million of Term Loans, (ii) the use of the proceeds from the IPO to redeem the then outstanding Discount Debentures ($59.0 million principal amount) and to prepay approximately $8.9 million of Term Loans, and (iii) the Preferred Stock Exchange, as if such events had occurred as of January 1, 1997.

        The summary unaudited pro forma operating and other data for the fiscal year ended December 31, 1996 give effect to (i) each of the events described in the immediately preceding paragraph, (ii) the use of the proceeds from the Preferred Stock Sale to (a) purchase in July 1996 the Company's Class B Common Stock, par value $.01 per share (the "Class B Stock"), held by Mellon Bank N.A. ("Mellon"), as trustee for First Plaza Group Trust, and (b) redeem $12.0 million principal amount of Discount Debentures, and (iii) the incurrence of $125.0 million of additional B term loans in July 1996 and $17.4 million of borrowings under the Revolving Loan Facility (as defined herein) in June 1996, and the use of such proceeds to redeem a portion of the Discount Debentures, as if such events had occurred as of January 1, 1996 (the events referred to in clauses
(ii) and (iii) of this paragraph are collectively referred to as the "Refinancing").

        The summary unaudited pro forma balance sheet data at March 31, 1997 give effect to the Private Offering and the use of the proceeds therefrom and the Preferred Stock Exchange, as if such events had occurred as of such date.

        The summary unaudited pro forma financial information does not reflect
(i) any anticipated interest rate reduction that may be realized as a result of any refinancing of the Credit Agreement or (ii) the non-cash pre-tax extraordinary charge of approximately $11.7 million that the Company expects to incur as a result of the write-off of unamortized deferred financing costs in connection with any such refinancing of the Credit Agreement. Although the Company intends to complete negotiations to refinance the Credit Agreement, there can be no assurance that the Company will be able to effect any such refinancing.

        The unaudited pro forma financial information does not purport to represent what the Company's financial position or results of operations would actually have been if such events had in fact occurred as of such dates or at the beginning of the periods presented, or to project the Company's financial position or results of operations for any future date or period. The unaudited pro forma adjustments are based upon available information and upon certain assumptions that the Company believes are reasonable. The unaudited pro forma financial data and accompanying notes should be read in conjunction with the unaudited pro forma condensed statements of operations and the historical financial information of the Company, including the notes thereto, included elsewhere in this Prospectus.


             SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

                                                                 Three Months ended March 31,
                                                              -------------------------------
                                                              Pro Forma
                                                               1997(a)       1997        1996
                                                               -------      -------     -----
                                                                         (UNAUDITED)
                                                                    (DOLLARS IN MILLIONS)
OPERATING DATA:
Net sales...................................................     $299.4      $299.4      $279.9
Cost of goods sold..........................................      256.7       256.7       242.3
                                                                -------     -------     -------
Gross profit................................................       42.7        42.7        37.6
Selling, general and administrative expenses................       14.0        14.0        13.7
Non-cash stock option charge(b).............................       22.5        22.5         0.2
                                                                -------     -------     -------
Income from operations......................................        6.2         6.2        23.7
Interest expense and other related financing costs..........       19.2        20.0        22.6
                                                                -------     -------     -------
Income (loss) before income taxes...........................      (13.0)      (13.8)        1.1
Income tax provision (benefit)(c)...........................      (24.7)      (24.8)        1.0
                                                                -------     -------     -------
Income before extraordinary charge..........................       11.7        11.0         0.1
Extraordinary charge relating to early extinguishment of
debt, net of taxes(d).......................................         --        (0.7)         --
                                                                -------     -------     -------
Net income before preferred stock dividend requirement......       11.7        10.3         0.1
Preferred stock dividend requirement........................         --        (1.8)         --
                                                                -------     -------     -------
Net income available to common stockholders.................     $ 11.7     $   8.5     $   0.1
                                                                =======     =======     =======
Ratio of earnings to fixed charges(e).......................         --          --        1.05

Deficiency of earnings available to cover fixed charges(e)..     $ 13.0     $  13.8     $    --

SELECTED SEGMENT DATA:
Net sales:
        Metal container business............................     $242.2      $242.2      $226.4
        Plastic container business..........................       57.2        57.2        53.5
Income from operations:(f)
        Metal container business............................       22.3        22.3        20.0
        Plastic container business..........................        6.8         6.8         4.2

OTHER DATA:
Adjusted EBITDA(g)..........................................     $ 43.7     $  43.7      $ 40.1
Adjusted EBITDA as a percentage of net sales................      14.6%        14.6%       14.3%
Ratio of Adjusted EBITDA to interest expense................       2.28        2.19        1.77

Capital expenditures........................................     $ 10.3     $  10.3       $18.6
Depreciation and amortization(h)............................       14.3        14.3        15.5
Cash flows used for operating activities....................         --       (44.9)      (31.2)
Cash flows used for investing activities....................         --       (10.3)      (17.1)
Cash flows provided by financing activities.................         --        60.0        52.1

BALANCE SHEET DATA (at end of period):
Total assets................................................     $992.2      $989.4      $942.8
Total long-term debt(i).....................................      735.6       634.8       757.5
Exchangeable redeemable preferred stock.....................         --        54.7          --
Deficiency in stockholders' equity..........................      (98.5)      (89.2)     (179.7)

                                                             (footnotes follow)

             SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

                                                            Year Ended December 31,
                                            --------------------------------------------------------
                                            Pro Forma
                                             1996(a)  1996(j)   1995(j)    1994(k)   1993(k)    1992
                                            -------- --------  --------   -------   -------    -----
                                                             (DOLLARS IN MILLIONS)
OPERATING DATA:
Net sales................................   $1,405.7 $1,405.7  $1,101.9  $  861.4  $  645.5  $  630.0
Cost of goods sold.......................    1,223.6  1,223.6     970.5     748.3     571.2     555.0
                                            -------- -------- ---------  --------  -------- ---------
Gross profit.............................      182.1    182.1     131.4     113.1      74.3      75.0
Selling, general and administrative
 expenses................................       58.8     58.8      46.9      38.0      32.5      32.8
Reduction in carryina value of
 assets(l)...............................         --       --      14.7      16.7        --        --
                                            -------- -------- ---------  --------  -------- ---------
Income from operations...................      123.3    123.3      69.8      58.4      41.8      42.2
Interest expense and other related
 financing costs.........................       81.1     89.4      80.7      65.8      54.3      57.0
Minority interest expense................        --       --         --        --        --       2.7
                                            -------- -------- ---------  --------  -------- ---------
Income (loss) before income taxes........       42.2     33.9     (10.9)     (7.4)    (12.5)    (17.5)
Income tax provision.....................        3.3      3.3       5.1       5.6       1.9       2.2
                                            -------- -------- ---------  --------  -------- ---------
Income (loss) before extraordinary
 charges and cumulative effect of
 changes in accounting principles........       38.9     30.6     (16.0)    (13.0)    (14.4)    (19.7)
Extraordinary  charges  relating to early
 extinguishment of debt(d)...............         --     (2.2)     (5.8)       --      (1.3)    (23.6)
Cumulative effect of changes in
 accounting principles(m)................         --       --        --        --      (6.3)       --
                                            -------- -------- ---------  --------  -------- ---------
Net income (loss) before preferred stock
 dividend requirement.....................      38.9     28.4     (21.8)    (13.0)    (22.0)    (43.3)
Preferred stock dividend requirement.....         --     (3.0)       --        --        --        --
                                            -------- -------- ---------  --------  -------- ---------
Net income (loss) applicable to common
 stockholders............................   $   38.9 $   25.4  $  (21.8) $  (13.0) $  (22.0) $  (43.3)
                                            ======== ========  ========  ========  ========  ========
Ratio of earnings to fixed charges(e)....       1.49     1.36        --        --        --        --
Deficiency of earnings available to
cover fixed charges(e)....................  $     -- $     --  $   10.9  $    7.4  $   12.5  $   17.5

SELECTED SEGMENT DATA:
Net sales:
        Metal container business.........   $1,189.3 $1,189.3     882.3  $  657.1  $  459.2  $  437.4
        Plastic container business.......      216.4    216.4     219.6     204.3     186.3     192.6
Income (loss) from operations:(f)
        Metal container business.........      106.1    106.1      58.2      59.8      42.3      40.7
        Plastic container business.......       18.4     18.4      13.2      (0.1)      0.6       2.3

OTHER DATA:
Adjusted EBITDA(g).......................   $  186.0 $  186.0  $  132.4  $  114.5  $   76.1  $   74.0
Adjusted EBITDA as a percentage of net
 sales...................................      13.2%    13.2%     12.0%     13.3%     11.8%     11.7%
Ratio of Adjusted EBITDA to interest
 expense.................................       2.29     2.08      1.64      1.74      1.40      1.30
Capital expenditures.....................   $   56.9 $   56.9  $   51.9  $   29.2  $   42.5  $   23.4
Depreciation and amortization(h).........       58.6     58.6      45.4      37.2      33.8      31.8
Cash flows provided by operating
 activities..............................         --    125.2     209.6      47.3      48.1      15.4
Cash flows used for investing activities.         --    (98.3)   (397.1)    (27.9)   (116.1)    (23.0)
Cash flows (used for) provided by
 financing activities....................         --    (27.9)    186.9     (17.0)     65.3       8.6
Number of employees (at end of
 period)(n)..............................         --    5,525     5,110     4,000     3,330     3,340

BALANCE SHEET DATA (at end of period):
Total assets.............................         -- $  913.5  $  900.0  $  504.3  $  497.6  $  389.0
Total long-term debt.....................         --    693.8     750.9     510.8     505.7     383.2
Exchangeable redeemable preferred stock..         --     53.0        --        --        --        --
Deficiency in stockholders' equity.......         --   (190.2)   (179.8)   (158.0)   (145.0)   (138.0)

                                                            (footnotes follow)

         NOTES TO SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

(a) For a detailed presentation of the pro forma results of operations of the Company for the three months ended March 31, 1997 and the year ended December 31, 1996, see the unaudited pro forma condensed statements of operations, including the notes thereto, included elsewhere in this Prospectus.

(b) In connection with the IPO, the Company recognized a non-cash charge of $22.5 million at the time of the IPO in the Company's first quarter in 1997, for the excess of fair market value over the grant price of certain stock options, less $3.7 million previously accrued. See Note 22 to the Consolidated Financial Statements for the year ended December 31, 1996 included elsewhere in this Prospectus.

(c) During the first quarter of 1997, the Company determined that a portion of the future tax benefits arising from its net operating loss carryforward would be realized in future years due to the Company's continued improvement in earnings and increased probability of future taxable income. Accordingly, in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, the Company recognized an income tax benefit during the quarter ended March 31, 1997 for a portion of its recoverable net operating loss carryforward.

(d) The pro forma consolidated operating data for the three months ended March 31, 1997 do not include extraordinary charges, net of tax, of $9.3 million that the Company expects to incur in connection with the Private Offering for the write-off of premiums and unamortized deferred financing costs related to the early redemption of the 11-3/4% Notes and the prepayment of a portion of the Term Loans. See "Capitalization." In addition, the pro forma consolidated operating data for the three months ended March 31, 1997 do not include the historical extraordinary charge of $0.7 million, net of taxes, incurred in connection with the early redemption of the remaining Discount Debentures on March 26, 1997 with proceeds from the IPO, and the pro forma consolidated operating data for the year ended December 31, 1996 do not include the historical extraordinary charge, net of taxes, of $2.2 million incurred in connection with the redemption of a portion of the Discount Debentures in 1996.

(e) For purposes of computing the ratio of earnings to fixed charges and the deficiency of earnings available to cover fixed charges, earnings consist of income (loss) before income taxes plus fixed charges, excluding capitalized interest, and fixed charges consist of interest, whether expensed or capitalized, minority interest expense, amortization of debt expense and discount or premium relating to any indebtedness, whether expensed or capitalized, and such portion of rental expense that is representative of the interest factor.

(f) The selected segment data for the three months ended March 31, 1997 excludes the historical non-cash pre- tax charge of $22.5 million for the excess of fair market value over the grant price of stock options converted from stock option plans of Containers and Plastics to the Silgan Holdings Inc. Fourth Amended and Restated 1989 Stock Option Plan (the "Stock Option Plan") in connection with the IPO. The selected segment data for all periods presented also excludes corporate expense.

(g) "Adjusted EBITDA" means consolidated net income before extraordinary charges, cumulative effect of changes in accounting principles and preferred stock dividends plus, to the extent reflected in the income statement for the applicable period, without duplication, consolidated interest expense, income tax expense and depreciation and amortization expense, and is adjusted to add back expenses relating to postretirement health care costs (which amounted to $0.7 million for each of the three months ended March 31, 1997 and 1996 and $2.6 million, $1.7 million, $0.7 million and $0.5 million for the years ended December 31, 1996, 1995, 1994 and 1993, respectively), the reduction in carrying value of assets (which were $14.7 million and $16.7 million for the years ended December 31, 1995 and 1994, respectively) and certain other non- cash charges (which included charges relating to the excess of fair market value over the grant price of stock options converted from stock option plans of the Company's subsidiaries to the Stock Option Plan of $22.5 million for the three months ended March 31, 1997 and relating to the vesting of benefits under

    Stock Appreciation Rights ("SARs") of $0.2 million for the three months ended March 31, 1996 and $0.8 million for each of the years ended December 31, 1996 and 1995 and $1.5 million for the year ended December 31, 1994). The Company has included information regarding Adjusted EBITDA because management believes that many investors consider it to be important in assessing a company's ability to service and incur debt. Accordingly, this information has been disclosed herein to permit a more complete analysis of the Company's financial condition. Adjusted EBITDA should not be considered in isolation or as a substitute for net income or other consolidated statement of operations or cash flows data prepared in accordance with generally accepted accounting principles ("GAAP") as a measure of the profitability or liquidity of the Company. See the consolidated statements of operations and consolidated statements of cash flows of the Company, including the notes thereto, included elsewhere in this Prospectus. Adjusted EBITDA does not take into account the Company's debt service requirements and other commitments and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses. Additionally, Adjusted EBITDA is not computed in accordance with GAAP and may not be comparable to other similarly titled measures of other companies.

(h) Depreciation and amortization excludes amortization of debt financing costs.

(i) Pro forma total long-term debt at March 31, 1997 excludes $75.0 million of Term Loans under the Credit Agreement that were incurred in April 1997 to finance the acquisitions of Roll-on Closures and Rexam Plastics and to repay $32.7 million under the Revolving Loan Facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Capital Resources and Liquidity."

(j) On August 1, 1995, the Company acquired AN Can for a purchase price of $362.0 million (including the purchase from ANC of its St. Louis facility in May 1996 for $13.1 million). The acquisition was accounted for as a purchase transaction and the results of operations have been included with the Company's historical results from the acquisition date. See Note 3 to the Consolidated Financial Statements of the Company for the year ended December 31, 1996 included elsewhere in this Prospectus.

(k) On December 21, 1993, the Company acquired DM Can for a purchase price of approximately $73.3 million. The acquisition was accounted for as a purchase transaction and the results of operations have been included with the Company's historical results from the acquisition date.

(l) Based upon a review of its depreciable assets, the Company determined that certain adjustments were necessary to properly reflect net realizable values. In 1995, the metal container business recorded a write- down of $14.7 million for the excess of carrying value over estimated realizable value of machinery and equipment at existing facilities which had become underutilized due to excess capacity. In 1994, charges of $7.2 million and $9.5 million were recorded by the metal container business and plastic container business, respectively, to write-down the excess carrying value over estimated realizable value of various plant facilities held for sale and for technologically obsolete and inoperable machinery and equipment. See
    Note 5 to the Consolidated Financial Statements of the Company for the year ended December 31, 1996 included elsewhere in this Prospectus.

(m) During 1993, the Company adopted SFAS No. 106, "Employers Accounting for Postretirement Benefits Other than Pensions," SFAS No. 109, "Accounting for Income Taxes" and SFAS No. 112, "Employers Accounting for Postemployment Benefits." The Company did not elect to restate prior years' financial statements for any of these pronouncements.

(n) The number of employees at December 31, 1995 includes approximately 1,400 employees who joined the Company on August 1, 1995 as a result of the acquisition by Containers of AN Can. The number of employees at December 31, 1993 excludes 650 employees who joined the Company on December 21, 1993 as a result of the acquisition by Containers of DM Can.

                                  RISK FACTORS

        An investment in the New Debentures offered hereby involves a high degree of risk. The following risk factors, together with the other information set forth in this Prospectus and appearing in the documents incorporated by reference herein, should be considered when evaluating an investment in the New Debentures.

HIGH LEVERAGE; DEFICIENCY IN STOCKHOLDERS' EQUITY

        The Company is highly leveraged primarily as a result of the financing of the acquisitions of its metal and plastic container businesses. At May 31, 1997, on a pro forma basis after giving effect to the Private Offering and the use of the proceeds therefrom and the Preferred Stock Exchange (assuming that such events had occurred as of such date), the Company would have had approximately $926.3 million of total consolidated indebtedness. The Company will likely incur additional indebtedness in the future to finance acquisitions that it may make and any resulting increased operating needs. See "--Ability of the Company to Incur Additional Indebtedness" and "--Risks Associated with Growth Strategy." The Company has entered into a commitment letter with the New Co-Arrangers pursuant to which the New Co-Arrangers have committed to provide and to use their best efforts to arrange a syndicate of lenders to provide for the Bank Refinancing pursuant to the terms of the New Credit Agreement that will provide the Company with a total senior secured credit facility of $1.0 billion. Although there can be no assurance that the Bank Refinancing will be completed, the Company expects the Bank Refinancing to occur early in the third quarter of 1997. See "--Secured Indebtedness." As of March 31, 1997, the Company's deficiency in stockholders' equity was $89.2 million and, on a pro forma basis after giving effect to the Private Offering and the use of the proceeds therefrom and the Preferred Stock Exchange, such deficiency would have been $98.5 million. See "Capitalization." Additionally, the Company's pro forma deficiency of earnings available to cover fixed charges for the three months ended March 31, 1997 was $13.0 million, and the Company's pro forma ratio of earnings to fixed charges for the year ended December 31, 1996 was 1.49. See "Selected Historical and Pro Forma Financial Information." A significant amount of the Company's cash flow must be used to service the Company's debt and therefore cannot be used in the Company's business. The Company's high level of indebtedness and deficiency in stockholders' equity pose substantial risks to holders of the Debentures.

SECURED INDEBTEDNESS

        The indebtedness under the Credit Agreement is secured by substantially all of the assets of the Company and the stock of the Company's subsidiaries. At May 31, 1997, on a pro forma basis after giving effect to the Private Offering and the use of the proceeds therefrom, approximately $570.3 million of the Company's and its subsidiaries' indebtedness would have been secured by the assets of the Company and its subsidiaries. The Indenture permits the Company to incur certain additional secured indebtedness under certain circumstances. See "--Ability of the Company to Incur Additional Indebtedness" and "Description of Debentures." On June 30, 1997, the Company and each of the New Co-Arrangers entered into a commitment letter pursuant to which the New Co-Arrangers committed to provide and to use their best efforts to arrange a syndicate of lenders to provide for the Bank Refinancing pursuant to the terms of the New Credit Agreement. Under the terms of such commitment letter, the New Credit Agreement will provide the Company with a total senior secured credit facility of $1.0 billion, which will include $450.0 million of term loans and a revolving loan commitment of $550.0 million. The Company intends to use the term loans and a portion of the revolving loans under the New Credit Agreement to refinance in full outstanding amounts under the Credit Agreement. Revolving loans under the New Credit Agreement will be available to the Company for its working capital and general corporate purposes (including permitted acquisitions). Although there can be no assurance that the Bank

Refinancing will be completed, the Company expects the Bank Refinancing to occur early in the third quarter of 1997. See "Description of Certain Indebtedness-- Description of Credit Agreement." Under the Credit Agreement, the Banks have claims (and under the New Credit Agreement, the banks will have claims) with respect to the assets of the Company constituting collateral and the stock of the Company's subsidiaries that are prior to the claims of holders of the Debentures. In addition, the Company's indebtedness under the Credit Agreement is guaranteed by substantially all the Company's subsidiaries. In the event of a default on the Debentures or a bankruptcy, insolvency, liquidation, reorganization, dissolution or other winding up of the Company, or upon the acceleration of any Senior Indebtedness, such assets and stock would be available to satisfy obligations with respect to the indebtedness secured thereby before any payment therefrom could be made on the Debentures. To the extent such assets were not sufficient to repay all of the Senior Indebtedness, the holders thereof would have a claim against the Company that is senior to any claims of the holders of the Debentures. See "Description of Debentures-- Ranking" and "Description of Certain Indebtedness."

HOLDING COMPANY STRUCTURE AND SUBORDINATION

        The Company is a holding company with no significant assets other than its investments in and advances to its subsidiaries. The operations of the Company are conducted principally through each of its wholly owned operating subsidiaries, Containers and Plastics. Therefore, the Company's ability to make interest and principal payments on the Debentures is largely dependent upon the future performance and the cash flow of such operating subsidiaries, which will be subject to prevailing economic conditions and to financial, business and other factors (including the state of the economy and the financial markets, demand for the products of the Company, cost of raw materials, legislative and regulatory changes and other factors beyond the control of such operating subsidiaries) affecting the business and operations of such operating subsidiaries. Because the Company's subsidiaries do not guarantee the payment of principal of or interest on the Debentures, claims of holders of the Debentures effectively will be subordinated to the claims of creditors of such operating subsidiaries, including trade creditors, except to the extent that the Company may be a creditor with recognized claims against such operating subsidiaries. At May 31, 1997, on a pro forma basis after giving effect to the Private Offering and the use of the proceeds therefrom and the Preferred Stock Exchange (assuming that such events had occurred as of such date), the Company's subsidiaries would have had approximately $570.3 million of indebtedness (consisting of indebtedness under the Credit Agreement) effectively senior to the Debentures. See "--Secured Indebtedness" and "--Ability of the Company to Incur Additional Indebtedness." In addition, the Company's subsidiaries had other liabilities of approximately $268.3 million at March 31, 1997, all of which would be effectively senior to the Debentures.

        The payment of principal on the Debentures is expressly subordinate to all existing and future Senior Indebtedness of the Company. Because of such subordination, in the event of the Company's bankruptcy, insolvency, liquidation, reorganization, dissolution or other winding up, or upon the acceleration of any Senior Indebtedness, the Banks under the Credit Agreement and any other holder of Senior Indebtedness must be paid in full before the holders of the Debentures may be paid. Payments on the Debentures might not be permitted if a default under any Senior Indebtedness exists or if such a default would result from any such payment. In addition, although the Credit Agreement and the Indenture impose certain limitations on the ability of the Company to incur additional indebtedness, the Company is not prohibited under the Indenture from incurring additional indebtedness, including additional Senior Indebtedness, secured indebtedness and other indebtedness that is effectively senior to or pari passu with the Debentures. At May 31, 1997, on a pro forma basis after giving effect to the Private Offering and the use of the proceeds therefrom and the Preferred Stock Exchange (assuming that such events had occurred as of such date), the Company would have outstanding approximately $570.3 million of Senior Indebtedness (consisting of indebtedness under the Credit Agreement).

ABILITY OF THE COMPANY TO INCUR ADDITIONAL INDEBTEDNESS

        The Indenture permits the Company to incur any indebtedness, including Senior Indebtedness, secured indebtedness and other indebtedness that is effectively senior to or pari passu with the Debentures, if after giving effect to the incurrence of such indebtedness the Company's Interest Coverage Ratio (as defined under "Description of Debentures--Certain Definitions") is at least 2.0 to 1. For the twelve month period ended March 31, 1997, the Company's Interest Coverage Ratio was 2.16 to 1, and on a pro forma basis after giving effect to the Private Offering and the use of the proceeds therefrom and the Preferred Stock Exchange, the Company's Interest Coverage Ratio would have been 2.32 to 1. The Indenture also permits certain specified additional indebtedness to be incurred by the Company, including Senior Indebtedness, secured indebtedness and other indebtedness that is effectively senior to the Debentures. The Company may make additional acquisitions in the future and will likely finance such acquisitions with the additional indebtedness, including Senior Indebtedness and secured indebtedness, as permitted under its Financing Agreements (as defined herein). The Company has entered into a commitment letter with the New Co-Arrangers pursuant to which the New Co-Arrangers have committed to provide and to use their best efforts to arrange a syndicate of lenders to provide for the Bank Refinancing pursuant to the terms of the New Credit Agreement that will provide the Company with a total senior secured credit facility of $1.0 billion. Although there can be no assurance that the Bank Refinancing will be completed, the Company expects the Bank Refinancing to occur early in the third quarter of 1997. See "--Secured Indebtedness" and "Description of Debentures--Covenants--Limitation on Indebtedness."

REFINANCING RISK

        Under the Revolving Loan Facility of the Credit Agreement, Containers and Plastics have available to them a commitment of up to $225 million, which may be borrowed, repaid and reborrowed from time to time until December 31, 2000, on which date the Revolving Loan Facility matures and is payable in full. As of May 31, 1997, on a pro forma basis after giving effect to the Private Offering and the use of the proceeds therefrom and the Preferred Stock Exchange (assuming that they had occurred as of such date), there were $146.4 million of A term loans outstanding under the Credit Agreement, which A term loans are payable in installments through December 31, 2000, and there were $309.4 million of B term loans outstanding under the Credit Agreement, which B term loans are payable in installments through March 15, 2002. See "Description of Certain Indebtedness--Description of the Credit Agreement."

               On June 30, 1997, the Company and each of the New Co-Arrangers entered into a commitment letter pursuant to which the New Co-Arrangers have committed to provide and to use their best efforts to arrange a syndicate of lenders to provide for the Bank Refinancing pursuant to the terms of the New Credit Agreement. Under the terms of such commitment letter, the New Credit Agreement will provide the Company with a total senior secured credit facility of $1.0 billion, which will include $450.0 million of term loans and a revolving loan commitment of $550.0 million. The Company intends to use the term loans and a portion of the revolving loans under the New Credit Agreement to refinance in full outstanding amounts under the Credit Agreement. Revolving loans under the New Credit Agreement will be available to the Company for its working capital and general corporate purposes (including permitted acquisitions). Although there can be no assurance that the Bank Refinancing will be completed, the Company expects the Bank Refinancing to occur early in the third quarter of 1997. See "Description of Certain Indebtedness--Description of the Credit Agreement."

        The Company will have to refinance all of its indebtedness (including indebtedness under the New Credit Agreement) prior to the maturity of the Debentures. The Company's ability to do so will depend on, among other things, its financial condition at the time, the restrictions in the instruments governing its then outstanding indebtedness, and other factors, including market conditions, which are beyond the control of the Company. There can be no assurance that the Company will be able to refinance the Credit Agreement or any other indebtedness, and if the Company is unable to effect any such refinancing, the Company's ability to make payments of cash interest and principal on the Debentures would be adversely affected. In addition, the Debentures permit the Company to incur a substantial amount of additional indebtedness, which may mature and need to be refinanced prior to the maturity date of the Debentures. See "--Ability of the Company to Incur Additional Indebtedness."

RESTRICTIVE COVENANTS UNDER FINANCING AGREEMENTS

        In connection with the incurrence of its indebtedness, the Company has entered into instruments and agreements governing such indebtedness (the "Financing Agreements"), which Financing Agreements contain numerous covenants, including financial and operating covenants, certain of which are quite restrictive. In particular, certain financial covenants become more restrictive over time in anticipation of scheduled debt amortization and improved operating results. Such covenants affect, and in many respects limit or prohibit, among other things, the ability of the Company to incur additional indebtedness, create liens, sell assets, engage in mergers and acquisitions, make certain capital expenditures and pay dividends. For a description of such covenants, see "Description of Debentures" and "Description of Certain Indebtedness". The Company expects that the Bank Refinancing will change certain covenants under the Company's senior secured credit facility to further improve the Company's operating and financial flexibility, including changes to provide more flexibility under certain circumstances to sell assets, engage in mergers and acquisitions, make capital expenditures, incur indebtedness, create liens, pay dividends, repurchase stock, and refinance existing indebtedness. Although there can be no assurance that the Bank Refinancing will be completed, the Company expects the Bank Refinancing to occur early in the third quarter of 1997.
See "--Secured Indebtedness."

        The ability of the Company to satisfy such covenants and its other obligations (including scheduled reductions of its indebtedness under the Credit Agreement and its obligations under the Debentures and the Exchange Debentures) depends upon, among other things, the future performance of the Company, which will be subject to prevailing economic conditions and to financial, business and other factors (including the state of the economy and the financial markets, demand for the products of the Company, costs of raw materials, legislative and regulatory changes and other factors beyond the control of the Company) affecting the business and operations of the Company.

        The factors described above could adversely affect the Company's ability to meet its financial obligations, including obligations to holders of the Debentures. These factors could also limit the ability of the Company to take advantage of business and investment opportunities and to effect financings and could otherwise restrict corporate activities.

        Management believes that the Company will be able to comply with the financial covenants and other restrictions in the Financing Agreements and that it will have sufficient cash flow available from operations to meet its obligations; however, there can be no assurance of such compliance or of the availability of sufficient cash flow. If the Company anticipates that it will be unable to comply with covenants in any Financing Agreement or that its cash flow will be insufficient to meet its debt service and other operating needs, it might be required to seek amendments or waivers to its Financing Agreements, refinance its debts or dispose of assets. There can be no assurance that any such action could be effected on satisfactory terms or would be permitted under the terms of the Financing Agreements. In the event of a default under the terms of any of the Financing Agreements, the obligees thereunder would be permitted to accelerate the maturity of such obligations and cause defaults under other obligations of the Company. Such defaults could be expected to delay or preclude payment of principal of and/or interest on the Debentures. See "--Secured Indebtedness" and "--Holding Company Structure and Subordination."

RISKS ASSOCIATED WITH GROWTH STRATEGY

        Historically, the Company has grown predominantly through acquisitions. The Company's future growth will depend in large part on additional acquisitions of consumer goods packaging businesses. To finance such acquisitions, the Company will likely incur additional indebtedness, including Senior Indebtedness and secured indebtedness, as permitted under the Financing Agreements. See "--Ability of the Company to Incur Additional Indebtedness." In pursuing its strategy of growth through acquisitions, the Company will face risks commonly encountered with such a strategy. These risks include failing to assimilate the operations and personnel of the acquired businesses, disrupting the Company's ongoing business, dissipating the Company's limited management resources, and impairing relationships with employees and customers of the acquired business as a result of changes in ownership and management. Depending upon the size of the acquisition, it can take up to two to three years to completely integrate an acquired business into the Company's operations and systems and realize the full benefit of the Company's strategies. During the early part of this integration period, the operating results of an acquired business may decrease from results attained prior to the acquisition. Moreover, additional indebtedness incurred to make acquisitions could adversely affect the Company's liquidity and financial stability.

RELIANCE ON MAJOR CUSTOMERS

        Containers has agreements (the "Nestle Supply Agreements") with Nestle Food Company ("Nestle") pursuant to which Containers supplies a majority of Nestle's metal container requirements, and an agreement with Del Monte (the "DM Supply Agreement") pursuant to which Containers supplies substantially all of Del Monte's metal container requirements. The Nestle Supply Agreements and the DM Supply Agreement provide Containers with a potential market for a substantial portion of its metal container output during the terms of these agreements. Approximately 17% and 12% of the Company's sales in 1996 were to Nestle and Del Monte, respectively. The Company has agreed with Nestle to extend the term of certain of the Nestle Supply Agreements through 2004 (representing approximately 10% of the Company's 1996 sales) in return for certain price concessions by the Company. The Company believes that these price concessions will not have a material adverse effect on its results of operations. Under the Company's recent agreement with Nestle, with respect to the remaining Nestle Supply Agreements that expire in August and December 1997 (representing approximately 6% of the Company's 1996 sales), the Company has the right to submit a bid to Nestle, and to match any bid received by Nestle, for the 1998 supply year with respect to the metal containers that are the subject of such Nestle Supply Agreements. There can be no assurance that any such bid by the Company will be made at sales prices equivalent to those currently in effect or otherwise on terms similar to those currently in effect. In addition, the Company cannot predict the effect, if any, on its results of operations of matching or not matching any such bids. Under certain limited circumstances, Del Monte, beginning in December 1998, and Nestle, beginning in January 2000 (with respect to all of the metal containers supplied under the Nestle Supply Agreements that have been extended through
2004), may receive competitive bids, and Containers has the right to match any such bids. If Containers matches a competitive bid, it may result in reduced sales prices with respect to the metal containers that are the subject of such competitive bid. In the event that Containers chooses not to match a competitive bid, such metal containers may be purchased from the competitive bidder at the competitive bid price for the term of the bid. See "Business- -Sales and Marketing." The Company's results of operations could be adversely affected if the Company loses significant unit sales to Nestle and/or Del Monte as a result of a competitive bid or otherwise. Neither the Nestle Supply Agreements nor the DM Supply Agreement require the purchase of minimum amounts, and should Nestle's or Del Monte's demand decrease, the Company's consolidated sales could decrease. The loss by the Company of either Nestle or Del Monte as a customer would have a material adverse effect on the Company's results of operations.

DEPENDENCE ON AGRICULTURAL HARVEST; SEASONALITY

        The Company's metal container business sales are dependent, in part, upon the vegetable, tomato and fruit harvests in the midwest and western regions of the United States. The size and quality of these harvests varies from year to year, depending in large part upon the weather conditions in those regions, and the Company's results of operations could be impacted accordingly. The Company's results of operations could be materially adversely affected in a year in which crop yields are substantially lower than normal in either of the prime agricultural regions of the United States in which the Company operates. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Overview--Agricultural Harvest and Seasonality."

        Because the Company sells metal containers used in fruit and vegetable pack processing, its sales are seasonal. As is common in the packaging industry, the Company must access working capital to build inventory and then carry accounts receivable for some customers beyond the end of the summer and fall packing season. Seasonal accounts are generally settled by year end. Due to the Company's seasonal requirements, the Company expects to incur short term indebtedness under the Revolving Loan Facility to finance its working capital requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

COMPETITION

        The manufacture and sale of metal and plastic containers is highly competitive and many of the Company's competitors have substantially greater financial resources than the Company. In particular, price competition can be an important factor and may affect the Company's results of operations. See "Business--Competition."

DEPENDENCE ON KEY PERSONNEL

        The success of the Company depends to a large extent on a number of key employees, and the loss of the services provided by them could materially adversely affect the Company. In particular, the loss of the services provided by R. Philip Silver, the Chairman of the Board and Co-Chief Executive Officer of the Company, and D. Greg Horrigan, the President and Co-Chief Executive Officer of the Company, could materially adversely affect the Company. However, the Company's operations are conducted through Containers and Plastics, each of which has its own independent management. S&H, Inc. ("S&H"), a company wholly owned by Messrs. Silver and Horrigan, has agreed to provide certain general management and administrative services to each of the Company, Containers and Plastics pursuant to management services agreements. See "Certain Transactions--Management Agreements."

CERTAIN INTERESTS OF STOCKHOLDERS

        The Morgan Stanley Leveraged Equity Fund II, L.P. ("MSLEF II") owns 30.9% of the Common Stock. The general partner of MSLEF II and Morgan Stanley are both wholly owned subsidiaries of Morgan Stanley, Dean Witter, Discover and Co. ("Morgan Stanley Dean Witter"), and two directors of the Company are employees of Morgan Stanley. As a result of these relationships and certain agreements with Messrs. Silver and Horrigan, Morgan Stanley Dean Witter and its affiliates will continue to have significant influence over the management policies and corporate affairs of the Company. Morgan Stanley also receives compensation for ongoing financial advice to the Company and its affiliates. See "Certain Transactions."

        Certain decisions concerning the operations or financial structure of the Company may present conflicts of interest between the owners of Common Stock and the holders of the Debentures. For example, if the Company encounters financial difficulties, or is unable to pay its debts as they mature, the interests of the holders of Common Stock might conflict with those of the holders of the Debentures. In addition, the holders of Common Stock may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to the holders of the Debentures.

ABSENCE OF PUBLIC MARKET

        The New Debentures will be a new issue of securities for which there is currently no active trading market. No assurance can be given as to the liquidity of, or trading for, the New Debentures. If the New Debentures are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon the liquidity of the New Debentures, the market for similar securities and other factors, including general economic conditions and the financial condition, performance of, and prospects for the Company.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

        The Old Debentures were sold by the Company to the Placement Agent on June 9, 1997 pursuant to the terms of the Placement Agreement. The Placement Agent subsequently sold the Old Debentures to "qualified institutional buyers" in reliance on Rule 144A under the Securities Act and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act. In connection with the sale of the Old Debentures, the Company and the Placement Agent entered into the Registration Rights Agreement which requires the Company, among other things, to file with the Commission a registration statement under the Securities Act covering the offer by the Company to exchange all of the Old Debentures for the New Debentures and to use its best efforts to cause such registration statement to become effective under the Securities Act. The Company is further obligated, upon the effectiveness of that registration statement, to offer the holders of the Old Debentures the opportunity to exchange their Old Debentures for an equal principal amount of New Debentures, which will be issued without a restrictive legend and which may be reoffered and resold by the holder without restrictions or limitations under the Securities Act. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Exchange Offer is being made pursuant to the Registration Rights Agreement to satisfy the Company's obligations thereunder. The term "Holder" with respect to the Exchange Offer means any person in whose name Old Debentures are registered on the Company's books or any other person who has obtained a properly completed assignment from the registered holder.

        In order to participate in the Exchange Offer, a Holder must represent to the Company, among other things, that (i) the New Debentures acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Debentures, whether or not such person is the Holder, (ii) neither the Holder nor any such other person is engaging in or intends to engage in a distribution of such New Debentures, (iii) neither the Holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Debentures, and (iv) neither the Holder nor any such other person is an "affiliate," as defined under Rule 405 promulgated under the Securities Act, of the Company, or a broker-dealer who receives such New Debentures directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act.

RESALE OF NEW DEBENTURES

        Based on a previous interpretation by the staff of the Commission set forth in certain no-action letters issued to third parties, the Company believes that the New Debentures issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by any Holder of such New Debentures (other than any such Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or a broker-dealer who receives such New Debentures directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Debentures are acquired in the ordinary course of such Holder's business and such Holder has no arrangement or understanding with any person to participate in the distribution of such New Debentures. Any Holder who tenders in the Exchange Offer with the intention of participating in a distribution of the New Debentures cannot rely on such interpretation by the staff of the Commission as set forth in such no-action letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Under no circumstances may this Prospectus be used for an offer to resell, a resale or other retransfer of the New

Debentures. In the event that the Company's belief is inaccurate, Holders of the New Debentures who transfer New Debentures in violation of the prospectus delivery provisions of the Securities Act and without an exemption from registration thereunder may incur liability thereunder. The Company does not assume or indemnify Holders against such liability. The Exchange Offer is not being made to, nor will the Company accept surrenders for exchange from, Holders of Old Debentures in any jurisdiction in which the Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. Each broker-dealer that receives New Debentures for its own account in exchange for Old Debentures, where such Old Debentures were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Debentures. The Company has not entered into any arrangement or understanding with any person to distribute the New Debentures to be received in the Exchange Offer. See "Plan of Distribution."

TERMS OF THE EXCHANGE OFFER

        Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Old Debentures validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of New Debentures in exchange for each $1,000 principal amount of outstanding Old Debentures surrendered pursuant to the Exchange Offer. Old Debentures may be tendered only in integral multiples of $1,000.

        The form and terms of the New Debentures will be the same as the form and terms of the Old Debentures except that the New Debentures will be registered under the Securities Act and hence will not bear legends restricting the transfer thereof. The New Debentures will evidence the same indebtedness as the Old Debentures. The New Debentures will be issued under and entitled to the benefits of the Indenture, which also authorized the issuance of the Old Debentures, such that both series will be treated as a single class of debt securities under the Indenture.

        As of the date of this Prospectus, $300,000,000 aggregate principal amount of Old Debentures are outstanding. This Prospectus, together with the Letter of Transmittal, is being sent to all registered Holders of the Old Debentures.

        The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Exchange Act, and the rules and regulations of the Commission thereunder. Old Debentures that are not tendered for exchange under the Exchange Offer will remain outstanding and will be entitled to the rights and benefits such Holders have under the Indenture.

        The Company shall be deemed to have accepted validly tendered Old Debentures when, as and if the Company shall have given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders for the purposes of receiving the New Debentures from the Company.

        If any tendered Old Debentures are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Debentures will be returned, without expense, to the tendering Holder thereof as promptly as practicable after the Expiration Date.

        Holders who tender Old Debentures in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "--Fees and Expenses" below.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

        The term "Expiration Date" shall mean 5:00 p.m., New York City time on __________, 1997, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

        In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the registered Holders an announcement thereof, prior to 9:00 a.m., New York City time, on the next business day after the Expiration Date.

        The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Debentures, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "--Conditions" shall not have been satisfied by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptances, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered Holders. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered Holders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered Holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

        Without limiting the manner in which the Company may choose to make a public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

        Upon satisfaction or waiver of all the conditions to the Exchange Offer, the Company will accept, promptly after the Expiration Date, all Old Debentures properly tendered and will issue the New Debentures promptly after acceptance of the Old Debentures. See "--Conditions" below. For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Old Debentures for exchange when, as and if the Company shall have given oral or written notice thereof to the Exchange Agent.

        In all cases, issuance of the New Debentures for Old Debentures that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of a properly completed and duly executed Letter of Transmittal or a timely Book-Entry Confirmation (as defined herein) by an Agent's Message (as defined herein) in lieu of a Letter of Transmittal, and all other required documents; provided, however, that the Company reserves the absolute right to waive any defects or irregularities in the tender or conditions of the Exchange Offer. If any tendered Old Debentures are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Debentures are submitted for a greater principal amount than the Holder desires to exchange, then such unaccepted or non-exchanged Old Debentures evidencing the unaccepted portion, as appropriate, will be returned without expense to the tendering Holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

INTEREST ON NEW DEBENTURES

        The New Debentures will bear interest from the date of the last interest payment on the Old Debentures or, if no interest has been paid, from the date of original issuance of the Old Debentures (June 9, 1997) to the date of Exchange thereof for New Debentures. Holders whose Old Debentures are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Old Debentures.

CONDITIONS

        The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Debentures being tendered for exchange (provided, however, that the New Debentures are issuable only in denominations of $1,000 in principal amount and integral multiples of $1,000 in excess thereof). However, notwithstanding any other term of the Exchange Offer, the Company will not be required to exchange any New Debentures for any Old Debentures and may terminate the Exchange Offer before the acceptance of any Old Debentures for exchange, if:

        (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the Company's reasonable judgment, might materially impair the ability of the Company to proceed with the Exchange Offer; or

        (b) any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the staff of the Commission, which, in the Company's reasonable judgment, might materially impair the ability of the Company to proceed with the Exchange Offer; or

        (c) any governmental approval or approval by Holders of the Old Debentures has not been obtained, which approval the Company shall, in its reasonable judgment, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

        If the Company determines in its sole discretion that any of these conditions are not satisfied, the Company may (i) refuse to accept any Old Debentures and return all tendered Old Debentures to the tendering Holders, (ii) extend the Exchange Offer and retain all Old Debentures tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of Holders who tendered such Old Debentures to withdraw their tendered Old Debentures or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Old Debentures which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered Holders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered Holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

PROCEDURES FOR TENDERING

        Brokers, dealers, commercial banks, trust companies and other nominees who hold Old Debentures through The Book-Entry Transfer Facility may effect tenders by book-entry transfer in accordance with ATOP. Holders of such Old Debentures registered in the name of a broker, dealer, commercial bank, trust company or other nominee are urged to contact such person promptly if they wish to tender Old Debentures. In order for Old Debentures to be tendered by a Holder by a means other than by book-entry transfer, such Holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile to the Exchange Agent prior to the Expiration Date. In addition, either (i) certificates for such Old Debentures must be received by the Exchange Agent along with the Letter of Transmittal prior to the Expiration Date, or (ii) a timely Book-Entry Confirmation of such Old Debentures by an Agent's Message in lieu of a Letter of Transmittal, if such procedure is available, into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the procedure for book-entry transfer described below must be received by the Exchange Agent prior to the Expiration Date, or (iii) the Holder must comply with the guaranteed delivery procedures described below. To be tendered effectively, the Letter of Transmittal and other required documents must be received by the Exchange Agent at the address set forth below under "--Exchange Agent" prior to the Expiration Date.

        The term "Book-Entry Confirmation" means a timely confirmation of a book-entry transfer of Old Debentures into the Exchange Agent's account at the Book-Entry Transfer Facility. The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to and received by the Exchange Agent and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgement from the tendering participant, which acknowledgement states that such participant has received and agrees to be bound by the Letter of Transmittal and that the Company may enforce such Letter of Transmittal against such participant.

        The tender by a Holder of Old Debentures that is not withdrawn prior to the Expiration Date will constitute an agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

        THE METHOD OF DELIVERY OF OLD DEBENTURES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD DEBENTURES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

        Any beneficial owner whose Old Debentures are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender its Old Debentures should contact the registered Holder promptly and instruct such registered Holder to tender such Old Debentures on such beneficial owner's behalf. If such beneficial owner wishes to tender its Old Debentures on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Old Debentures, either make appropriate arrangements to register ownership of the Old Debentures in such owner's name or obtain a properly completed assignment from the registered Holder. The transfer of registered ownership of Old Debentures may take considerable time.

        Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Old Debentures tendered pursuant thereto are tendered (i) by a registered Holder who has not completed the box entitled "Special Payment Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantor must be a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule l7Ad-15 under the Exchange Act (an "Eligible Institution").

        If the Letter of Transmittal is signed by a person other than the registered Holder of any Old Debentures listed therein, such Old Debentures must be endorsed or accompanied by a properly completed bond or stock power, as the case may be, signed by such registered Holder as such registered Holder's name appears on such Old Debentures.

        If the Letter of Transmittal or any Old Debentures or bond or stock powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

        All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Old Debentures and withdrawal of tendered Old Debentures will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Debentures not properly tendered or any Old Debentures the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Old Debentures. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Debentures must be cured within such time as the Company shall determine. Although the Company intends to notify Holders of defects or irregularities with respect to tenders of Old Debentures, none of the Company, the Exchange Agent or any other person shall incur any liability for failure to give such notification. Tenders of Old Debentures will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Debentures received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering Holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

        In addition, the Company reserves the right in its sole discretion to purchase or make offers for any Old Debentures that remain outstanding subsequent to the Expiration Date or, as set forth above under "--Conditions" above, to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Old Debentures in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

        By tendering, each Holder will represent to the Company that, among other things, (i) the New Debentures acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Debentures, whether or not such person is the Holder, (ii) neither the Holder nor any such other person is engaging in or intends to engage in a distribution of such New Debentures, (iii) neither the Holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Debentures, and (iv) neither the Holder nor any such other person is an "affiliate," as defined in Rule 405 of the Securities Act, of the Company, or a broker-dealer who received New Debentures directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act.

        In all cases, issuance of New Debentures pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Debentures or a timely Book-Entry Confirmation of such Old Debentures by an Agent's Message, a properly completed and duly executed Letter of Transmittal (unless such Old Debentures are tendered via a Book-Entry Confirmation by an Agent's Message) and all other required documents. If any tendered Old Debentures are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Debentures are submitted for a greater number of shares than the Holder desires to exchange, such unaccepted or non- exchanged Old Debentures will be returned without expense to the tendering Holder thereof (or, in the case of Old Debentures tendered by Book-Entry Confirmation pursuant to the book-entry transfer procedures described below, such non-exchanged Old Debentures will be credited to an account maintained with the Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

        The Exchange Agent will make a request to establish an account with respect to the Old Debentures at the Book-Entry Transfer Facility for the purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Debentures by causing the Book-Entry Transfer Facility to transfer such Old Debentures into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Debentures may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof, with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "--Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

        Holders who wish to tender their Old Debentures and (i) whose Old Debentures are not immediately available or (ii) who cannot deliver their Old Debentures, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date or (iii) who cannot comply with the book-entry transfer procedures on a timely basis, may effect a tender if:

        (a)  The tender is made through an Eligible Institution;

        (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder, the certificate number(s) of such Old Debentures (if such Holder holds physical certificates representing such Old Debentures) and the number of shares of Old Debentures tendered and stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, either (i) the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Old Debentures and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent or (ii) a timely Book-Entry Confirmation of such Old Debentures by an Agent's Message in lieu of a Letter of Transmittal, if such procedure is available, into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the procedure for book-entry transfer described herein, and any required documents, will be received by the Exchange Agent; and

        (c) Either (i) such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Old Debentures in proper form for transfer and other documents required by the Letter of Transmittal are received by the Exchange Agent within five New York Stock Exchange trading days after the Expiration Date, or (ii) such timely Book-Entry Confirmation of such Old Debentures by an Agent's Message in lieu of a Letter of Transmittal, if such procedure is available, into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the procedure for book-entry transfer described herein, and any required documents, are received by the Exchange Agent within five New York Stock Exchange trading days after the Expiration Date.

        Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to Holders who wish to tender their Old Debentures according to the guaranteed delivery procedures set forth above.

TERMINATION OF CERTAIN RIGHTS

        All rights under the Registration Rights Agreement (including registration rights) of holders of the Old Debentures eligible to participate in the Exchange Offer will terminate upon consummation of the Exchange Offer except with respect to the Company's continuing obligations (i) to indemnify such holders (including any broker-dealers) and certain parties related to such holders against certain liabilities (including liabilities under the Securities
Act), (ii) to provide, upon the request of any holder of a transfer-restricted Old Debenture held by a Qualified Institutional Buyer (as defined in Rule 144A), the information required by Rule 144A(d)(4) under the Securities Act in order to permit resales of such Old Debentures pursuant to Rule 144A, (iii) to use its best efforts to keep the Registration Statement effective to the extent necessary to ensure that it is available for resales of transfer-restricted Old Debentures by broker-dealers for a period of up to 90 days from the Expiration Date and (iv) to provide copies of the latest version of the Prospectus to broker-dealers upon their request for a period of up to 90 days after the Expiration Date.

WITHDRAWAL OF TENDERS

        Except as otherwise provided herein, tenders of Old Debentures may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

        To withdraw a tender of Old Debentures in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Debentures to be withdrawn (the "Depositor"), (ii) identify the Old Debentures to be withdrawn (including the certificate number), (iii) be signed by the Holder in the same manner as the original signature on the Letter of Transmittal by which such Old Debentures were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Exchange Agent register the transfer of such Old Debentures in the name of the person withdrawing the tender and (iv) specify the name in which any such Old Debentures are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Debentures so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Debentures will be issued with respect thereto unless the Old Debentures so withdrawn are validly retendered. Any Old

Debentures that have been tendered but that are not accepted for payment will be returned to the Holder thereof without cost to such Holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Debentures may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the Expiration Date.

EXCHANGE AGENT

        The First National Bank of Chicago has been appointed Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or the Letter of Transmittal and requests for a Notice of Guaranteed Delivery with respect to the Old Debentures should be addressed to the Exchange Agent as follows:

By Registered Mail, Certified Mail, Overnight
Courier or Hand Delivery:

The First National Bank of Chicago
c/o First Chicago Trust Company of New York
14 Wall Street
8th Floor, Window 2
New York, NY  100015

Attention:  Corporate Trust Services Division

By Telephone:  (212) 240-8801

By Facsimile:  (212) 240-8938


FEES AND EXPENSES

        The expenses of soliciting tenders in connection with the Exchange Offer will be paid by the Company. The principal solicitation is being made by mail; however, additional principal solicitation may be made by telecopier, telephone or in person by officers and regular employees of the Company and its affiliates.

        The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers-dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for their services and will reimburse them for their reasonable out-of-pocket expenses in connection therewith.

        The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be approximately $250,000. Such expenses include registration fees, fees and expenses of the Exchange Agent, accounting and legal fees and printing costs, among others.

        The Company will pay all transfer taxes, if any, applicable to the exchange of the Old Debentures pursuant to the Exchange Offer. If, however, certificates representing Old Debentures for shares not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered Holder of Old Debentures tendered, or, if tendered, the Old Debentures are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of the Old Debentures pursuant to the

Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered Holder or any other persons) will be payable by the tendering Holder. If satisfactory evidence of payment of such transfer taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering Holder.

                                 CAPITALIZATION

        The following table sets forth (i) the unaudited actual consolidated capitalization of the Company as of March 31, 1997 and (ii) the unaudited pro forma consolidated capitalization of the Company as of March 31, 1997, giving effect to the Private Offering and the use of the proceeds therefrom and the Preferred Stock Exchange. This table should be read in conjunction with the historical and pro forma consolidated financial information of the Company included elsewhere in this Prospectus.

                                                                         March 31, 1997
                                                                    ------------------------
                                                                      Actual       Pro Forma
                                                                    ---------      ---------
                                                                          (Unaudited)
                                                                     (Dollars in thousands)

SHORT-TERM DEBT:
   Current portion of term loans...............................    $  29,547       $      --
   Revolving Loan Facility(a)(b)...............................       88,400          88,400
                                                                   ---------       ---------
     Total short-term debt(c)..................................    $ 117,947       $  88,400
                                                                   =========       =========
LONG-TERM DEBT:
   Term loans(b)...............................................    $ 499,843       $ 380,820
   11-3/4% Senior Subordinated Notes due 2002..................      135,000              --
   9% Senior Subordinated Debentures due 2009..................           --         300,000
   13-1/4% Subordinated Debentures due 2006(d).................           --          54,748
                                                                   ---------       ---------
     Total long-term debt(c)...................................    $ 634,843       $ 735,568
                                                                   =========       =========

Cumulative exchangeable redeemable preferred stock.............    $  54,748       $      --

DEFICIENCY IN STOCKHOLDERS' EQUITY:
   Common stock, par value $.01 per share, 100,000,000 shares authorized and 18,862,834 shares issued
     and outstanding...........................................   $      189       $     189
   Additional paid-in capital..................................      110,935         110,935
   Accumulated deficit.........................................    (200,274)        (209,580)(e)(f)
                                                                  ---------        ---------
     Total deficiency in stockholders' equity..................     (89,150)         (98,456)
                                                                  ---------        ---------
     Total capitalization......................................   $  600,441       $ 637,112
                                                                  ==========       =========

--------------

(a) As is common in the packaging industry, the Company accesses its Revolving Loan Facility to build inventory and finance accounts receivable to meet seasonal demands. As a result, the outstanding amount of the Revolving Loan Facility as of May 31, 1997 was $114.5 million. Pursuant to the Credit Agreement, the Banks have agreed to lend to Plastics and Containers up to an aggregate of $225.0 million under the Revolving Loan Facility. Although the Revolving Loan Facility is reflected as short-term debt, it currently matures on December 31, 2000. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Capital Resources and Liquidity."

(b) Excludes an additional $75.0 million of Term Loans under the Credit Agreement incurred in April 1997, of which $42.3 million was used to finance the acquisitions of Roll-on Closures and Rexam Plastics and $32.7 million was used to repay amounts borrowed under the Revolving Loan Facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Capital Resources and Liquidity." The Company has entered into a commitment letter with the New Co-Arrangers pursuant to which the New Co-Arrangers have committed to provide and to use their best efforts to arrange a syndicate of lenders to provide for the Bank Refinancing pursuant to the terms of the New Credit Agreement that will provide the Company with a total senior secured credit facility of $1.0 billion. Although there can be no assurance that the Bank Refinancing will be completed, the Company expects the Bank Refinancing to occur early in the third quarter of 1997. See "Risk Factors--Secured Indebtedness" and "Description of Certain Indebtedness-- Description of the Credit Agreement."

(c)  See "Description of Debentures" and "Description of Certain Indebtedness."

(d) The actual principal amount of Exchange Debentures which were issued upon the Exchange on June 13, 1997 was $56,206,000.

(e) Includes extraordinary charges (i) for premiums of $7.9 million related to the redemption of the 11-3/4% Notes and (ii) $3.0 million and $2.7 million for the write-off of unamortized deferred financing costs related to the redemption of the 11-3/4% Notes and the prepayment of a portion of the Term Loans, respectively, net of tax of $4.3 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview--Interest Expense and Extraordinary Charges."

(f) Excludes a non-cash pre-tax extraordinary charge of approximately $11.7 million for the write-off of unamortized deferred financing costs in connection with the Bank Refinancing. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview-- Interest Expense and Extraordinary Charges."

             SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

        The following selected historical and pro forma consolidated financial information of the Company were derived from, and should be read in conjunction with, the historical financial statements and pro forma financial information of the Company, including the notes thereto, that appear elsewhere in this Prospectus.

        The selected historical consolidated financial data of the Company for the three months ended March 31, 1997 and 1996 is unaudited, but, in the opinion of management, such information reflects all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the financial data for the interim periods. The results for the interim periods presented are not necessarily indicative of the results for the corresponding full years. The selected historical consolidated financial data of the Company at December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 (with the exception of employee data) were derived from the historical consolidated financial statements of the Company for such periods that were audited by Ernst & Young LLP, independent auditors, whose report appears elsewhere in this Prospectus. The selected historical consolidated financial data of the Company at December 31, 1994, 1993 and 1992 and for the years ended December 31, 1993 and 1992 were derived from the historical audited consolidated financial statements of the Company for such periods.

        The selected unaudited pro forma operating data and other data for the three months ended March 31, 1997 give effect to (i) the Private Offering and the use of the proceeds therefrom to redeem all of the outstanding 11-3/4% Notes (approximately $135 million aggregate amount) and prepay approximately $148.6 million of Term Loans, (ii) the use of the proceeds from the IPO to redeem the then outstanding Discount Debentures ($59.0 million principal amount) and to prepay approximately $8.9 million of Term Loans, and (iii) the Preferred Stock Exchange, as if such events had occurred as of January 1, 1997.

        The selected unaudited pro forma operating and other data for the fiscal year ended December 31, 1996 give effect to each of the events described in the immediately preceding paragraph and the Refinancing.

        The selected unaudited pro forma balance sheet data at March 31, 1997 give effect to the Private Offering and the use of the proceeds therefrom and the Preferred Stock Exchange, as if such events had occurred as of such date.

        The selected unaudited pro forma financial information does not reflect
(i) any anticipated interest rate reduction that may be realized as a result of any refinancing of the Credit Agreement or (ii) the non- cash pre-tax extraordinary charge of approximately $11.7 million that the Company expects to incur as a result of the write-off of unamortized deferred financing costs in connection with any such refinancing of the Credit Agreement. Although the Company intends to complete negotiations to refinance the Credit Agreement, there can be no assurance that the Company will be able to effect any such refinancing.

        The unaudited pro forma financial information does not purport to represent what the Company's financial position or results of operations would actually have been if such events had in fact occurred as of such dates or at the beginning of the periods presented, or to project the Company's financial position or results of operations for any future date or period. The unaudited pro forma adjustments are based upon available information and upon certain assumptions that the Company believes are reasonable. The unaudited pro forma financial data and accompanying notes should be read in conjunction with the unaudited pro forma condensed statements of operations and the historical financial information of the Company, including the notes thereto, included elsewhere in this Prospectus.

             SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

                                                                Three Months ended March 31,
                                                               ------------------------------
                                                               Pro Form
                                                                1997(a)       1997       1996
                                                               --------     -------     -----
                                                                         (UNAUDITED)
                                                                    (DOLLARS IN MILLIONS)
OPERATING DATA:
Net sales...................................................     $299.4      $299.4      $279.9
Cost of goods sold..........................................      256.7       256.7       242.3
                                                                 ------      ------      ------
Gross profit................................................       42.7        42.7        37.6
Selling, general and administrative expenses................       14.0        14.0        13.7
Non-cash stock option charge(b).............................       22.5        22.5         0.2
                                                                 ------      ------      ------
Income from operations......................................        6.2         6.2        23.7
Interest expense and other related financing costs..........       19.2        20.0        22.6
                                                                 ------      ------      ------
Income (loss) before income taxes...........................      (13.0)      (13.8)        1.1
Income tax provision (benefit)(c)...........................      (24.7)      (24.8)        1.0
                                                                 ------      ------      ------
Income before extraordinary charge..........................       11.7        11.0         0.1
Extraordinary charge relating to early extinguishment of
 debt, net of taxes(d)......................................         --        (0.7)         --
                                                                 ------      ------      ------
Net income before preferred stock dividend requirement......       11.7        10.3         0.1
Preferred stock dividend requirement........................         --        (1.8)         --
                                                                 ------      ------      ------
Net income available to common stockholders.................     $ 11.7     $   8.5     $   0.1
                                                                 ======      ======      ======
Ratio of earnings to fixed charges(e).......................         --          --        1.05
Deficiency of earnings available to cover fixed charges(e)..     $ 13.0     $  13.8     $    --

SELECTED SEGMENT DATA:
Net sales:
        Metal container business............................     $242.2      $242.2      $226.4
        Plastic container business..........................       57.2        57.2        53.5
Income from operations:(f)
        Metal container business............................       22.3        22.3        20.0
        Plastic container business..........................        6.8         6.8         4.2

OTHER DATA:
Adjusted EBITDA(g)..........................................     $ 43.7     $  43.7      $ 40.1
Adjusted EBITDA as a percentage of net sales................       14.6%       14.6%       14.3%
Ratio of Adjusted EBITDA to interest expense................       2.28        2.19        1.77

Capital expenditures........................................     $ 10.3     $  10.3       $18.6
Depreciation and amortization(h)............................       14.3        14.3        15.5
Cash flows used for operating activities....................         --       (44.9)      (31.2)
Cash flows used for investing activities....................         --       (10.3)      (17.1)
Cash flows provided by financing activities.................         --        60.0        52.1

BALANCE SHEET DATA (at end of period):
Total assets................................................     $992.2      $989.4      $942.8
Total long-term debt(i).....................................      735.6       634.8       757.5
Exchangeable redeemable preferred stock.....................         --        54.7          --
Deficiency in stockholders' equity..........................      (98.5)      (89.2)     (179.7)

                                                              (footnotes follow)

             SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION


                                                               Year Ended December 31,
                                            ---------------------------------------------------------
                                            Pro Forma
                                             1996(a)  1996(j)   1995(j)    1994(k)   1993(k)     1992
                                            --------  --------  --------   -------   -------    -----
                                                             (DOLLARS IN MILLIONS)
OPERATING DATA:
Net sales................................   $1,405.7 $1,405.7  $1,101.9  $  861.4  $  645.5  $  630.0
Cost of goods sold.......................    1,223.6  1,223.6     970.5     748.3     571.2     555.0
                                            -------- --------  --------  --------  --------  --------
Gross profit.............................      182.1    182.1     131.4     113.1      74.3      75.0
Selling, general and administrative
 expenses................................       58.8     58.8      46.9      38.0      32.5      32.8
Reduction in carrying value of assets(l).         --       --      14.7      16.7        --        --
                                            -------- --------  --------  --------  --------  --------
Income from operations...................      123.3    123.3      69.8      58.4      41.8      42.2
Interest expense and other related
 financing costs.........................       81.1     89.4      80.7      65.8      54.3      57.0
Minority interest expense................         --       --        --        --        --       2.7
                                            -------- --------  --------  --------  --------  --------
Income (loss) before income taxes........       42.2     33.9     (10.9)     (7.4)    (12.5)    (17.5)
Income tax provision.....................        3.3      3.3       5.1       5.6       1.9       2.2
                                            -------- --------  --------  --------  --------  --------
Income (loss) before extraordinary
 charges and cumulative effect of
 changes in accounting principles........       38.9     30.6     (16.0)    (13.0)    (14.4)    (19.7)
Extraordinary  charges  relating to early
 extinguishment of debt(d)...............         --     (2.2)     (5.8)       --      (1.3)    (23.6)
Cumulative effect of changes in
 accounting principles(m).................        --       --        --        --      (6.3)       --
                                            -------- --------  --------  --------  --------  --------
Net income (loss) before  preferred stock
 dividend requirement.....................      38.9     28.4     (21.8)    (13.0)    (22.0)    (43.3)

Preferred stock dividend requirement......        --     (3.0)       --        --        --        --
                                            -------- --------  --------  --------  --------  --------
Net income (loss) applicable to common
 stockholders.............................   $  38.9 $   25.4   $ (21.8) $  (13.0) $  (22.0)  $ (43.3)
                                            ======== ========  ========  ========  ========  ========

Ratio of earnings to fixed charges(e)....       1.49     1.36        --        --        --        --
Deficiency of earnings available to
 cover fixed charges(e)...................   $    --       --      10.9   $   7.4  $   12.5  $   17.5

SELECTED SEGMENT DATA:
Net sales:
        Metal container business.........   $1,189.3 $1,189.3  $  882.3  $  657.1  $  459.2  $  437.4
        Plastic container business.......      216.4    216.4     219.6     204.3     186.3     192.6
Income (loss) from operations:(f)
        Metal container business.........      106.1    106.1      58.2      59.8      42.3      40.7
        Plastic container business.......       18.4     18.4      13.2      (0.1)      0.6       2.3

OTHER DATA:
Adjusted EBITDA(g).......................   $  186.0 $  186.0  $  132.4  $  114.5  $   76.1  $   74.0
Adjusted  EBITDA as a percentage of net
 sales...................................       13.2%    13.2%     12.0%     13.3%     11.8%     11.7%
Ratio of Adjusted EBITDA to interest
 expense.................................       2.29     2.08      1.64      1.74      1.40      1.30

Capital expenditures.....................  $    56.9 $   56.9  $   51.9  $   29.2  $   42.5  $   23.4
Depreciation and amortization(h).........       58.6     58.6      45.4      37.2      33.8      31.8
Cash flows provided by operating
 activities..............................         --    125.2     209.6      47.3      48.1      15.4
Cash flows used for investing activities.         --    (98.3)   (397.1)    (27.9)   (116.1)    (23.0)
Cash flows (used for) provided by
 financing activities....................         --    (27.9)    186.9     (17.0)     65.3       8.6
Number of employees (at end of period)(n)         --    5,525     5,110     4,000     3,330     3,340

BALANCE SHEET DATA (at end of period):
Total assets.............................         --  $ 913.5   $ 900.0  $  504.3  $  497.6  $  389.0
Total long-term debt.....................         --    693.8     750.9     510.8     505.7     383.2
Exchangeable redeemable preferred stock..         --     53.0        --        --        --        --
Deficiency in stockholders' equity.......         --   (190.2)   (179.8)   (158.0)   (145.0)   (138.0)

                                                              (footnotes follow)

        NOTES TO SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

(a) For a detailed presentation of the pro forma results of operations of the Company for the three months ended March 31, 1997 and the year ended December 31, 1996, see the unaudited pro forma condensed statements of operations, including the notes thereto, included elsewhere in this Prospectus.

(b) In connection with the IPO, the Company recognized a non-cash charge of $22.5 million at the time of the IPO in the Company's first quarter in 1997, for the excess of fair market value over the grant price of certain stock options, less $3.7 million previously accrued. See Note 22 to the Consolidated Financial Statements for the year ended December 31, 1996 included elsewhere in this Prospectus.

(c) During the first quarter of 1997, the Company determined that a portion of the future tax benefits arising from its net operating loss carryforward would be realized in future years due to the Company's continued improvement in earnings and increased probability of future taxable income. Accordingly, in accordance with SFAS No. 109, the Company recognized an income tax benefit during the quarter ended March 31, 1997 for a portion of its recoverable net operating loss carryforward.

(d) The pro forma consolidated operating data for the three months ended March 31, 1997 do not include extraordinary charges, net of tax, of $9.3 million that the Company expects to incur in connection with the Private Offering for the write-off of premiums and unamortized deferred financing costs related to the early redemption of the 11-3/4% Notes and the prepayment of a portion of the Term Loans. See "Capitalization." In addition, the pro forma consolidated operating data for the three months ended March 31, 1997 do not include the historical extraordinary charge of $0.7 million, net of taxes, incurred in connection with the early redemption of the remaining Discount Debentures on March 26, 1997 with proceeds from the IPO, and the pro forma consolidated operating data for the year ended December 31, 1996 do not include the historical extraordinary charge, net of taxes, of $2.2 million incurred in connection with the redemption of a portion of the Discount Debentures in 1996.

(e) For purposes of computing the ratio of earnings to fixed charges and the deficiency of earnings available to cover fixed charges, earnings consist of income (loss) before income taxes plus fixed charges, excluding capitalized interest, and fixed charges consist of interest, whether expensed or capitalized, minority interest expense, amortization of debt expense and discount or premium relating to any indebtedness, whether expensed or capitalized, and such portion of rental expense that is representative of the interest factor.

(f) The selected segment data for the three months ended March 31, 1997 excludes the historical non-cash pre- tax charge of $22.5 million for the excess of fair market value over the grant price of stock options converted from stock option plans of Containers and Plastics to the Stock Option Plan in connection with the IPO. The selected segment data for all periods presented also excludes corporate expense.

(g) "Adjusted EBITDA" means consolidated net income before extraordinary charges, cumulative effect of changes in accounting principles and preferred stock dividends plus, to the extent reflected in the income statement for the applicable period, without duplication, consolidated interest expense, income tax expense and depreciation and amortization expense, and is adjusted to add back expenses relating to postretirement health care costs (which amounted to $0.7 million for each of the three months ended March 31, 1997 and 1996 and $2.6 million, $1.7 million, $0.7 million and $0.5 million for the years ended December 31, 1996, 1995, 1994 and 1993, respectively), the reduction in carrying value of assets (which were $14.7 million and $16.7 million for the years ended December 31, 1995 and 1994, respectively) and certain other non- cash charges (which included charges relating to the excess of fair market value over the grant price of stock options converted from stock option plans of the Company's subsidiaries to the Stock Option Plan of $22.5 million for the three months ended March 31, 1997 and relating to the vesting of benefits under SARs of $0.2 million for the three months ended March 31, 1996 and $0.8 million for each of the years ended December 31, 1996 and 1995 and $1.5 million for the year ended December 31, 1994). The Company has included information regarding Adjusted EBITDA because management believes that many investors consider it to be important in assessing a company's ability to service and incur debt.

    Accordingly, this information has been disclosed herein to permit a more complete analysis of the Company's financial condition. Adjusted EBITDA should not be considered in isolation or as a substitute for net income or other consolidated statement of operations or cash flows data prepared in accordance with GAAP as a measure of the profitability or liquidity of the Company. See the consolidated statements of operations and consolidated statements of cash flows of the Company, including the notes thereto, included elsewhere in this Prospectus. Adjusted EBITDA does not take into account the Company's debt service requirements and other commitments and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses. Additionally, Adjusted EBITDA is not computed in accordance with GAAP and may not be comparable to other similarly titled measures of other companies.

(h) Depreciation and amortization excludes amortization of debt financing costs.

(i) Pro forma total long-term debt at March 31, 1997 excludes $75.0 million of Term Loans under the Credit Agreement that were incurred in April 1997 to finance the acquisitions of Roll-on Closures and Rexam Plastics and to repay $32.7 million under the Revolving Loan Facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Capital Resources and Liquidity."

(j) On August 1, 1995, the Company acquired AN Can for a purchase price of $362.0 million (including the purchase from ANC of its St. Louis facility in May 1996 for $13.1 million). The acquisition was accounted for as a purchase transaction and the results of operations have been included with the Company's historical results from the acquisition date. See Note 3 to the Consolidated Financial Statements of the Company for the year ended December 31, 1996 included elsewhere in this Prospectus.

(k) On December 21, 1993, the Company acquired DM Can for a purchase price of approximately $73.3 million. The acquisition was accounted for as a purchase transaction and the results of operations have been included with the Company's historical results from the acquisition date.

(l) Based upon a review of its depreciable assets, the Company determined that certain adjustments were necessary to properly reflect net realizable values. In 1995, the metal container business recorded a write- down of $14.7 million for the excess of carrying value over estimated realizable value of machinery and equipment at existing facilities which had become underutilized due to excess capacity. In 1994, charges of $7.2 million and $9.5 million were recorded by the metal container business and plastic container business, respectively, to write-down the excess carrying value over estimated realizable value of various plant facilities held for sale and for technologically obsolete and inoperable machinery and equipment. See
    Note 5 to the Consolidated Financial Statements of the Company for the year ended December 31, 1996 included elsewhere in this Prospectus.

(m) During 1993, the Company adopted SFAS No. 106, "Employers Accounting for Postretirement Benefits Other than Pensions," SFAS No. 109, "Accounting for Income Taxes" and SFAS No. 112, "Employers Accounting for Postemployment Benefits." The Company did not elect to restate prior years' financial statements for any of these pronouncements.

(n) The number of employees at December 31, 1995 includes approximately 1,400 employees who joined the Company on August 1, 1995 as a result of the acquisition by Containers of AN Can. The number of employees at December 31, 1993 excludes 650 employees who joined the Company on December 21, 1993 as a result of the acquisition by Containers of DM Can.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

               Certain information contained in this "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this Registration Statement on Form S-4, including information with respect to the Company's expected operations, expected financial results, cost savings and plans and strategy for its business and related financing, includes "forward-looking statements" within the meaning of the securities laws. Such "forward-looking statements" involve uncertainties and risks. The Company's actual operations, financial results, cost savings and plans and strategy for its business and related financing may differ from such "forward-looking statements." For a discussion of important factors that could cause actual results to differ materially from the "forward-looking statements," see "Risk Factors."

OVERVIEW

        The Company is a leading North American manufacturer of consumer goods packaging products that currently produces (i) steel and aluminum containers for human and pet food, (ii) custom designed plastic containers for personal care, health, food, pharmaceutical and household chemical products and (iii) specialty packaging items, including metal caps and closures, aluminum roll-on closures, plastic bowls and paper containers used by processors in the food industry. The Company is the largest manufacturer of metal food containers in North America, with a unit sale market share for the twelve months ended December 31, 1996 of 36% in the United States, and is a leading manufacturer of plastic containers in North America for personal care products. The Company has focused on growth through acquisitions, followed by plant rationalizations and consolidations and investment in the acquired businesses to gain manufacturing and production efficiencies and to provide for internal growth. Since its inception, the Company has acquired thirteen businesses, including the acquisitions of AN Can in August 1995 for a purchase price of approximately $362.0 million (including net working capital of approximately $156.0 million) and DM Can in December 1993 for a purchase price of approximately $73.3 million (including net working capital of approximately $21.9 million). In addition, the Company recently completed acquisitions of (i) Roll-on Closures, the North American aluminum roll-on closures business of Alcoa, for a purchase price of approximately $17.0 million, (ii) Rexam Plastics, the North American plastic container business of Rexam, for a purchase price of approximately $25.3 million and (iii) Finger Lakes Packaging Company, Inc. ("Finger Lakes"), the metal food container manufacturing subsidiary of Curtice Burns Foods, Inc. ("Curtice Burns"), for a purchase price of approximately $29.9 million. The Company's future growth will depend in large part on additional acquisitions of consumer goods packaging businesses. See "Summary--Recent Developments."

        The Company is continually evaluating and intends to continue to pursue acquisition opportunities in the North American consumer goods packaging market. Although the Company has no present agreements or commitments to make any acquisition, the Company is currently in discussions with respect to a potential acquisition that has annual net sales of approximately $250 million. The Company will likely need to incur additional indebtedness to finance any such acquisition and to fund any resulting increased operating needs. Any such financing will have to be effected in compliance with the terms of the Company's indebtedness. There can be no assurance that the Company will be able to complete any such acquisition or effect any such financing. See "Risk Factors--Ability of the Company to Incur Additional Indebtedness" and "--Risks Associated with Growth Strategy."

   Cost Reductions and Investments Following Acquisitions

        The Company believes that its acquisitions and investments have enabled it to achieve a low cost position in the metal food container segment. To further enhance its low cost position, the Company has realized cost reduction opportunities through plant rationalizations and capital improvements, as well as from improved production scheduling and line reconfiguration. Since 1991, Containers has closed eight smaller, higher cost metal container facilities, including five facilities that were closed in 1995 as a result of the integration of the manufacturing operations of DM Can. Because most of the facilities that were closed in 1995 were closed late in the year, the Company began to realize the benefits from the closing of such facilities in 1996. From 1991 through 1993, Plastics closed three manufacturing facilities and consolidated the technical and administrative functions of its plastic container businesses. An additional facility was closed in 1995. In 1994, Plastics began to realize the benefits of this consolidation and rationalization program, as well as from its capital investment program. In the fourth quarter of 1996, the Company initiated further downsizing and rationalizations of certain of its facilities. Management expects that these actions, along with improved production scheduling, will enable the Company to achieve lower manufacturing costs in 1997 as compared to 1996.

   AN Can Acquisition

        Since the acquisition of AN Can, the Company has realized cost reductions through purchasing economies, certain manufacturing synergies realized from the combined operations, and the integration of the selling, general and administrative operations of AN Can into the Company's existing metal container business. In 1997 and 1998, the Company expects to realize approximately $15.0 million of further cost reductions through the completion in 1997 of the integration of the selling, general and administrative functions and through the rationalization of certain plant operations. The Company will not realize the full annualized benefit of the integration of the selling, general and administrative functions until 1998. The Company has begun to realize benefits from the rationalization of certain plant operations in 1997.

        Although employee termination costs in connection with plant rationalizations, administrative workforce reductions and other plant exit costs associated with the acquisition of AN Can have been accrued through purchase accounting adjustments, the Company incurred in 1995 and in 1996 other non-recurring costs which in accordance with current accounting pronouncements were charged against operating income. These costs, which include transitional charges related to the integration of selling and administrative functions, as well as costs associated with plant rearrangement and clean-up, were $3.2 million in 1995 and were approximately $3.5 million in 1996. The Company expects that it will eliminate the redundant charges related to the integration of selling and administrative functions in 1997.

   Net Sales

        Long-term Contracts. The Company seeks to develop and maintain long-term relationships with its customers. The Company estimates that approximately 80% of Containers' projected sales in 1997 will be pursuant to long-term supply arrangements. Containers has agreements with Nestle pursuant to which Containers supplies a majority of Nestle's metal container requirements, and an agreement with Del Monte pursuant to which Containers supplies substantially all of Del Monte's U.S. metal container requirements. Revenues from these two customers represented approximately 29% of net sales by Containers in 1996. In addition to Nestle and Del Monte, Containers has multi-year supply arrangements with several other customers, including contracts which AN Can had with many of its customers. The

Company has agreed with Nestle to extend the term of certain of the Nestle Supply Agreements through 2004 (representing approximately 10% of the Company's 1996 sales) in return for certain price concessions by the Company. The Company believes that these price concessions will not have a material adverse effect on its results of operations. Under the Company's recent agreement with Nestle, with respect to the remaining Nestle Supply Agreements that expire in August and December 1997 (representing approximately 6% of the Company's 1996 sales), the Company has the right to submit a bid to Nestle, and to match any bid received by Nestle, for the 1998 supply year with respect to the metal containers that are the subject of such Nestle Supply Agreements. There can be no assurance that any such bid by the Company will be made at sales prices equivalent to those currently in effect or otherwise on terms similar to those currently in effect. The loss by the Company of either Nestle or Del Monte as a customer would have a material adverse effect on the Company's results of operations. See "Risk Factors--Reliance on Major Customers" and "Business--Sales and Marketing."

        The Company's long-term supply contracts generally provide for pricing changes in accordance with cost change formulas, thereby significantly reducing the exposure of the Company's results from operations to the volatility of raw material costs. In addition, the terms of the Company's long-term supply contracts limit the Company's ability to increase margins.

        Agricultural Harvest and Seasonality. The Company's metal container business sales are dependent, in part, upon the vegetable, tomato and fruit harvests in the midwest and western regions of the United States. The size and quality of these harvests varies from year to year, depending in large part upon the weather conditions in those regions. The fruit and vegetable pack harvest in 1994 was better than the below normal fruit and vegetable pack harvest in 1995, resulting in greater sales to fruit and vegetable pack processing customers in 1994 as compared to 1995. The 1996 midwest vegetable harvest was better than in 1995, but, due to cool wet weather during the 1996 planting season, was less than the harvest in 1994.

        Because the Company sells metal containers used in fruit and vegetable pack processing, its sales are seasonal. As is common in the packaging industry, the Company must access working capital to build inventory and then carry accounts receivable for some customers beyond the end of the summer and fall packing season. Seasonal accounts are generally settled by year end. Due to the Company's seasonal requirements, the Company expects to incur short term indebtedness under the Revolving Loan Facility to finance its working capital requirements. See "Risk Factors--Dependence on Agricultural Harvest; Seasonality."

   Interest Expense and Extraordinary Charges

        As the Company's revenues, Adjusted EBITDA and Adjusted EBITDA margin have increased and the Company's financial position has improved, the Company has further improved its cash flow and its operating and financial flexibility by refinancing its higher cost indebtedness with lower cost indebtedness and equity and by extending the maturity of its indebtedness.

        In 1995, the Company refinanced its secured debt facilities and increased the amounts borrowed thereunder to finance the AN Can acquisition, resulting in an increase in the Company's interest expense. Since the acquisition of AN Can, the Company has pursued a strategy to refinance its higher cost indebtedness with lower cost indebtedness and equity. Beginning in 1995, with proceeds of $200.0 million from bank borrowings, $12.0 million from the Preferred Stock Sale and $59.0 million from the IPO, the Company refinanced in full $275.0 million of its Discount Debentures. If the Discount Debentures had remained outstanding, the Company's annual interest expense for the Discount Debentures would have been $36.4 million. As a result of the refinancing in full of the Discount Debentures with the proceeds referred to above and assuming a bank borrowing rate of 8.5%, the Company's annual interest expense on its indebtedness used to refinance the Discount Debentures will be $18.6 million, a reduction in interest expense of $17.8 million.

        In addition, as a result of the refinancing of the 11-3/4% Notes with proceeds from the Private Offering, the Company will reduce its annual interest expense on such indebtedness by $2.8 million. With the refinancing in full of the Discount Debentures and the 11-3/4% Notes, the Company will have lowered its average annual interest expense on such indebtedness by $20.7 million.

        The refinancing of the Discount Debentures has also permitted the Company to deduct accreted interest of $103.5 million thereon, which will reduce the Company's tax liability by $25.9 million during 1996 and 1997. Due to the exchange of the Exchangeable Preferred Stock for Exchange Debentures, the Company will further reduce its tax liability as a result of the deductibility of interest paid on such Exchange Debentures.

        In addition to refinancing its higher cost 11-3/4% Notes with proceeds from the Private Offering, the Company also used a portion of the proceeds from the Private Offering to refinance a portion of its variable rate Term Loans under the Credit Agreement. As a result, on a pro forma basis, the Company's interest expense for 1996 on the amount of indebtedness used to refinance such Term Loans would have increased by $0.7 million.

        On June 30, 1997, the Company and each of the New Co-Arrangers entered into a commitment letter pursuant to which the New Co-Arrangers have committed to provide and to use their best efforts to arrange a syndicate of lenders to provide for the Bank Refinancing pursuant to the terms of the New Credit Agreement. Under the terms of such commitment letter, the New Credit Agreement will provide the Company with a total senior secured credit facility of $1.0 billion, which will include $450.0 million of term loans and a revolving loan commitment of $550.0 million. The Bank Refinancing will, among other things, lower the interest rates on the Company's senior secured credit facility, resulting in a reduction of approximately $8.0 million in the Company's annual interest expense with respect to indebtedness outstanding under the Credit Agreement. Although there can be no assurance that the Bank Refinancing will be completed, the Company expects the Bank Refinancing to occur early in the third quarter of 1997. See "Description of Certain Indebtedness--Description of the Credit Agreement."

        As a result of the early redemption of the 11-3/4% Notes and the prepayment of a portion of the Term Loans with the proceeds from the Private Offering, the Company expects to incur in the second quarter of 1997 pre-tax extraordinary charges for the write-off of $5.7 million of unamortized deferred financing costs and $7.9 million of premiums related thereto. In the event the Company refinances the Credit Agreement, the Company expects to incur in the third quarter of 1997 a non-cash pre-tax extraordinary charge of approximately $11.7 million for the write-off of unamortized deferred financing costs in connection with such refinancing.

   Charges Relating to Stock Options and Discount Debenture Redemption

        Concurrent with the IPO, all outstanding stock options issued under the stock option plans of Containers and Plastics were converted to stock options under the Stock Option Plan. In accordance with Accounting Principles Bulletin ("APB") No. 25, options granted under such plans are considered variable options with a final measurement date at the time of conversion. The Company recognized a non-cash charge of approximately $22.5 million, net of $3.7 million previously accrued, at the time of the IPO in the Company's first quarter in 1997, for the excess of fair market value over grant price of these options less amounts previously accrued.

        In connection with the redemption by the Company of the remaining Discount Debentures on March 26, 1997 with proceeds from the IPO, the Company recognized an extraordinary charge, net of tax, in the first quarter of 1997 of $0.7 million.

RESULTS OF OPERATIONS

        The following table sets forth certain income statement data for the Company, expressed as a percentage of net sales, for each of the periods presented, and should be read in conjunction with the consolidated financial statements of the Company and related notes thereto included elsewhere in this Prospectus.

                                                    THREE MONTHS
                                                   ENDED MARCH 31,       YEAR ENDED DECEMBER 31,
                                                 --------------------------------------------------
                                                   1997      1996       1996       1995       1994
                                                   -----    ------     ------     ------     -----
Operating Data:
Net sales:
        Metal container business...............    80.9%      80.9%     84.6%      80.1%      76.3%
        Plastic container business.............    19.1       19.1      15.4       19.9       23.7
                                                 ------     ------    ------     ------     ------
                      Total....................   100.0      100.0     100.0      100.0      100.0
Cost of goods sold.............................    85.7       86.6      87.0       88.1       86.9
                                                 ------     ------    ------     ------     ------
Gross profit...................................    14.3       13.4      13.0       11.9       13.1
Selling, general and administrative expenses...     4.7        4.9       4.2        4.3        4.4
Non-cash stock option charge...................     7.5         --        --         --         --
Reduction in carrying value of assets..........      --         --        --        1.3        1.9
                                                 ------     ------    ------     ------     ------
Income from operations.........................     2.1        8.5       8.8        6.3        6.8
Interest expense and other related financing
 costs.........................................     6.7        8.1       6.4        7.3        7.6
                                                 ------     ------    ------     ------     ------
Income (loss) before income taxes..............    (4.6)       0.4       2.4       (1.0)      (0.8)
Income tax provision (benefit).................    (8.3)       0.3       0.2        0.5        0.7
                                                  -----      -----     -----     ------     ------
Income (loss) before extraordinary charges.....     3.7        0.1       2.2       (1.5)      (1.5)
Extraordinary charges relating to early
 extinguishment of debt........................    (0.3)        --      (0.2)      (0.5)        --
                                                 ------     ------    ------     ------     ------
Net income (loss) before preferred stock
 dividend requirement..........................     3.4        0.1       2.0       (2.0)      (1.5)
Preferred stock dividend requirement...........    (0.6)        --      (0.2)       --          --
                                                 ------     ------    ------     ------     ------
Net income (loss) applicable to common
 stockholders..................................     2.8%       0.1%      1.8%      (2.0)%     (1.5)%
                                                 ======     ======    ======     ======     ======

RESULTS OF OPERATIONS--THREE MONTHS

        Summary historical results for the Company's two business segments, metal and plastic containers, for the three months ended March 31, 1997 and 1996 are provided below.

                                                              Three Months
                                                                  Ended
                                                                March 31,
                                                             ---------------
                                                             1997       1996
                                                             ----       ----
                                                              (In millions)
Net sales:
         Metal containers and specialty..................     $242.2     $226.4
         Plastic containers..............................       57.2       53.5
                                                              ------     ------
              Consolidated...............................     $299.4     $279.9
                                                              ======     ======
Operating Profit:
         Metal containers and specialty..................    $  22.3    $  20.0
         Plastic containers..............................        6.8        4.2
         Non-cash stock option charge....................      (22.5)      (0.2)
         Corporate expense...............................       (0.4)      (0.3)
                                                             -------    -------
              Consolidated...............................    $   6.2    $  23.7
                                                             =======    =======

        The discussion below should be read in conjunction with the selected financial data, the historical statements of operations and the notes thereto included elsewhere in this Prospectus.

        Historical Three Months Ended March 31, 1997 Compared with Historical Three Months Ended March 31, 1996

        Net Sales. Consolidated net sales increased $19.5 million, or 7.0%, to $299.4 million for the three months ended March 31, 1997, as compared to net sales of $279.9 million for the same three months in the prior year. This increase resulted primarily from an increase in unit sales by both the metal container business and the plastic container business.

        Net sales for the metal container business (including net sales of its specialty business of $19.0 million) were $242.2 million for the three months ended March 31, 1997, an increase of $15.8 million (7.0%) from net sales of $226.4 million for the same period in 1996. Net sales of metal cans of $223.2 million for the three months ended March 31, 1997 were $19.4 million (9.5%) greater than net sales of metal cans of $203.8 million for the same period in 1996. This increase resulted from greater unit sales, of which $7.6 million related to net sales from Finger Lakes which was acquired by the Company in October 1996.

        Sales of specialty items included in the metal container segment declined $3.6 million to $19.0 million during the three months ended March 31, 1997, as compared to $22.6 million in the same period in 1996, due to lower unit sales volume.

        Net sales for the plastic container business of $57.2 million during the three months ended March 31, 1997 increased $3.7 million (6.9%) from net sales of $53.5 million for the same period in 1996. This increase in net sales resulted from higher unit sales, offset, in part, by the pass through of lower average resin costs.

        Cost of Goods Sold. Cost of goods sold as a percentage of consolidated net sales was 85.7% ($256.7 million) for the three months ended March 31, 1997, a decrease of 0.9 percentage points as compared to 86.6% ($242.2 million) for the same period in 1996. The decrease in cost of goods sold as a percentage of net sales was primarily attributable to improved operating efficiencies achieved as a result of higher production volumes.

        Selling, General and Administrative Expenses. Selling, general and administrative expenses as a percentage of consolidated net sales decreased 0.2 percentage points to 4.7% ($14.0 million) for the three months ended March 31, 1997, as compared to 4.9% ($13.7 million) for the three months ended March 31, 1996. The decrease in selling, general and administrative expenses as a percentage of net sales principally related to the increase in net sales revenue in 1997, and to a lesser extent to the expected elimination of redundant costs incurred as a result of the integration of AN Can, which was acquired by the Company from ANC in August 1995.

        Income from Operations. Income from operations as a percentage of consolidated net sales was 2.1% ($6.2 million) for the three months ended March 31, 1997, as compared with 8.5% ($23.7 million) for the same period in the prior year. Included in income from operations for the three months ended March 31, 1997 was a non-cash stock option charge of $22.5 million. Excluding this charge, income from operations as a percentage of consolidated net sales for the three months ended March 31, 1997 would have increased 1.1 percentage points to 9.6% ($28.7 million), primarily as a result of the gross margin improvement.

        In conjunction with the IPO, stock options issued under the stock option plans of the Company's subsidiaries were converted to stock options under the Stock Option Plan. In accordance with GAAP, the Company recorded a charge of $22.5 million at the time of the IPO for the excess of the fair market value of the stock options issued under the subsidiary stock option plans over the grant price of the options, less amounts previously accrued. The Company will not recognize any future charges for these stock options.

        Income from operations as a percentage of net sales for the metal container business improved to 9.2% ($22.3 million) for the three months ended March 31, 1997, from 8.8% ($20.0 million) for the same period in the prior year. The increase in income from operations as a percentage of net sales resulted from lower selling, general and administrative expenses, improved operating efficiencies realized from plant rationalizations and capital investment, and the incurrence of lower depreciation expense related to the former AN Can operations which reflected the completion of the AN Can purchase accounting in the second quarter of 1996, offset to a limited extent by price adjustments on certain long- term contracts.

        Income from operations as a percentage of net sales for the plastic container business improved to 11.9% ($6.8 million) for the three months ended March 31, 1997, as compared to 7.9% ($4.2 million) for the same period in 1996. The improved operating performance of the plastic container business was attributable to continued manufacturing efficiencies and lower per unit manufacturing costs realized as a result of higher unit sales to both new and existing customers.

        Interest Expense. Interest expense declined $2.6 million to $20.0 million for the three months ended March 31, 1997 principally as a result of the refinancing of the Discount Debentures in the third quarter of 1996 with lower cost bank borrowings, offset, in part, by increased borrowings used to finance the purchase of Finger Lakes and by higher average bank borrowing rates.

        Income Taxes. During the first quarter of 1997 the Company determined that a portion of the future tax benefits arising from its net operating loss carryforward would be realized due to the Company's continued improvement in earnings and increased probability of future taxable income. In accordance with SFAS No. 109, the Company reduced its valuation allowance and recognized an income tax benefit of $23.2 million.

        The Company will provide for income taxes during interim reporting periods in 1997 based upon an estimate of its annual effective tax rate taking into consideration various factors, such as operating results, benefits of net operating loss carryforwards and levels of taxable income. Due to the pretax loss realized by the Company during the first quarter of 1997 and as a result of uncertainties inherent in the factors mentioned above, the Company has provided an income tax benefit for the first quarter at a relatively low effective tax rate. For future interim periods in 1997 management believes that the effective tax rate may increase over the first quarter rate, but that the effective tax rate will be less than the statutory rate due to benefits arising from the recognition of the net operating loss carryforward.

        The provision for income taxes for the three months ended March 31, 1996 of $1.0 million provided for federal, state and foreign taxes currently payable and included the benefit of cash tax savings realized from the deduction of accreted interest on the retired Discount Debentures.

        Net Income. As a result of the items discussed above, net income of $11.0 million (before the extraordinary charge of $0.7 million and the preferred stock dividend requirement of $1.8 million) increased $10.9 million for the three months ended March 31, 1997, as compared to net income of $0.1 million for the three months ended March 31, 1996.

        During the first quarter of 1997 the Company incurred an extraordinary charge of $0.7 million, net of taxes, for the writeoff of unamortized debt cost associated with the redemption of the remaining outstanding Discount Debentures.

RESULTS OF OPERATIONS--YEAR END

        Summary historical results for the Company's two business segments, metal and plastic containers, for the calendar years ended December 31, 1996, 1995 and 1994 and summary pro forma results for these business segments for the calendar year ended December 31, 1995 (after giving effect to the acquisition of AN Can as of the beginning of such period) are provided below.

        The unaudited pro forma financial data includes the historical results of the Company and AN Can and reflects the effect of purchase accounting adjustments based on appraisals and valuations, the financing of the acquisition of AN Can, the refinancing of certain of the Company's debt obligations, and certain other adjustments, as if these events occurred as of the beginning of the periods presented. The unaudited pro forma financial data do not purport to represent what the Company's financial position or results of operations would actually have been had these transactions in fact occurred at the beginning of the periods indicated, or to project the Company's financial position or results of operations for any future date or period. The unaudited pro forma financial data do not give effect to adjustments for decreased costs from manufacturing synergies resulting from the integration of AN Can with Containers' existing can manufacturing operations and benefits the Company may realize as a result of its planned rationalization of plant operations. The pro forma information presented should be read in conjunction with the historical results of operations of the Company included elsewhere in this Prospectus.

                                                            Year Ended December 31,
                                             ------------------------------------------------------
                                                   Historical                    Pro Forma
                                             --------------------------    ------------------------
                                                 1996         1995            1994          1995
                                             -----------   ----------      ---------     ----------
Net sales:
   Metal container business...............      $1,189.3    $   882.3        $ 657.1       $1,184.8
   Plastic container business.............         216.4        219.6          204.3          219.6
                                               ---------    ---------      ---------      ---------
      Consolidated........................      $1,405.7     $1,101.9        $ 861.4       $1,404.4
                                               =========    =========      =========      =========
Income from operations:
   Metal container business...............     $   106.1    $    72.9       $   67.0      $    95.7
   Plastic container business.............          18.4         13.2            9.4           13.2
   Reduction in asset value(1)............            --        (14.7)         (16.7)         (14.7)
   Corporate expense......................          (1.2)        (1.6)          (1.3)          (1.5)
                                               ---------    ---------      ---------      ---------
      Consolidated........................     $   123.3    $    69.8       $   58.4      $    92.7
                                               =========    =========      =========      =========

-------------
(1) Included in the historical and pro forma income from operations of the Company in 1995 are charges incurred for the reduction of the carrying value of certain underutilized equipment to net realizable value of $14.7 million allocable to the metal container business. Included in the historical income from operations of the Company in 1994 are charges incurred for the reduction of the carrying value of certain underutilized and obsolete equipment to net realizable value of $16.7 million in 1994, of which $7.2 million was allocable to the metal container business and $9.5 million to the plastic container business.

        Historical Year Ended December 31, 1996 Compared with Historical Year Ended December 31, 1995

        Net Sales. Consolidated net sales increased $303.8 million, or 27.6%, to $1.4 billion for the year ended December 31, 1996, as compared to net sales of $1.1 billion for the same period in 1995. This increase resulted predominantly from net sales generated by the former AN Can operations.

        Net sales for the metal container business (including net sales of its specialty business of $90.7 million) were $1,189.3 million for the year ended December 31, 1996, an increase of $307.0 million from net sales of $882.3 million for the same period in 1995. Net sales of metal cans of $1,098.6 million for the year ended December 31, 1996 were $253.1 million greater than net sales of metal cans of $845.5 million for the same period in 1995. This increase resulted from the inclusion of a full year of sales generated from the former AN Can operations, including net sales of approximately $236.0 million during the first seven months of 1996, and increased unit sales due to a better vegetable pack harvest in 1996 as compared to 1995, offset to a limited extent by volume losses with certain customers.

        Sales of specialty items included in the metal container segment increased $53.9 million to $90.7 million during the year ended December 31, 1996 as compared to the same period in 1995, due predominantly to additional sales generated by the former AN Can operations.

        Net sales for the plastic container business of $216.4 million during the year ended December 31, 1996 decreased $3.2 million from net sales of $219.6 million for the same period in 1995. Despite an increase in unit sales, net sales of plastic containers declined as a result of the pass through of lower resin costs.

        Cost of Goods Sold. Cost of goods sold as a percentage of consolidated net sales was 87.0% ($1.2 billion) for the year ended December 31, 1996, a decrease of 1.1 percentage points as compared to 88.1% ($970.5 million) for the same period in 1995. The decrease in cost of goods sold as a percentage of net sales was principally attributable to synergies realized from the AN Can acquisition, improved operating efficiencies due to can plant consolidations as well as the improved manufacturing performance by the plastic container business, offset, in part, by the higher cost base of the former AN Can operations and the realization of higher per unit costs due to the Company's one-time planned reduction in finished goods inventory. The additional production capacity provided by AN Can has enabled the Company to produce its product closer to the time of sale and, as a result, during 1996 the Company reduced the amount of finished goods that it carries.

        Selling, General and Administrative Expenses. Selling, general and administrative expenses as a percentage of consolidated net sales decreased 0.1 percentage points to 4.2% ($58.8 million) for the year ended December 31, 1996, as compared to 4.3% ($46.9 million) for the year ended December 31, 1995. This decrease in selling, general and administrative expenses as a percentage of net sales reflects the expected lower administrative expenses realized as a result of the integration of the administrative functions of AN Can with the Company, despite the incurrence of certain redundant costs, estimated to be $3.5 million, associated with the integration of the AN Can operations. In 1997, the Company expects to eliminate all of these redundant costs as it completes its integration of the administrative functions of AN Can with the Company.

        Income from Operations. Income from operations as a percentage of consolidated net sales increased 2.5 percentage points to 8.8% ($123.3 million) for the year ended December 31, 1996, as compared with 6.3% ($69.8 million) for the same period in the prior year. Included in income from operations for 1995 was a charge of $14.7 million for the write-off of certain underutilized assets. Without giving effect to this charge, income from operations as a percentage of consolidated net sales would have increased 1.1 percentage points in 1996 as compared to 1995, primarily as a result of the aforementioned improvement in gross margin.

        Income from operations as a percentage of net sales for the metal container business improved to 8.9% ($106.1 million) for the year ended December 31, 1996, from 8.3% ($72.9 million) (without giving effect to the charge of $14.7 million to adjust the carrying value of certain assets) for the same period in 1995. This increase in income from operations as a percentage of net sales for the metal container business was principally attributable to synergies resulting from the acquisition of AN Can, improved operating efficiencies due to plant consolidations and the benefit of cost reductions provided by the Company's capital investment program, offset, in part, by the higher cost base of the AN Can operations and the negative impact of the Company's one-time planned reduction in the amount of finished goods inventory.

        Income from operations as a percentage of net sales for the plastic container business improved to 8.5% ($18.4 million) for the year ended December 31, 1996, from 6.0% ($13.2 million) for the same period in 1995. The improvement in the operating performance of the plastic container business was principally attributable to increased production volumes as well as the benefits realized through capital investment and improved production planning and scheduling efficiencies.

        Interest Expense. Interest expense increased $8.7 million to $89.4 million for the year ended December 31, 1996, principally as a result of increased borrowings to finance the acquisition of AN Can in August 1995, offset, in part, by the benefit realized from the redemption of $154.4 million of the Discount Debentures with lower cost bank borrowings (additional B term loans of $125.0 million and amounts borrowed under the Revolving Loan Facility of $17.4 million) and with $12.0 million of the proceeds from the Preferred Stock Sale, and by lower average bank borrowing rates.

        As of March 26, 1997, the Company had refinanced all of the Discount Debentures with lower cost borrowings and proceeds from the Preferred Stock Sale and the IPO. Since a substantial portion of the Discount Debentures were refinanced in the third quarter of 1996, the Company expects that its interest expense will decline significantly in the second quarter of 1997 as compared to the same quarter in the prior year.

        Income Taxes. The provisions for income taxes for the years ended December 31, 1996 and 1995 provide for federal, state and foreign taxes currently payable. The decrease in the provision for income taxes of $1.8 million for the year ended December 31, 1996 as compared to the same period in 1995 reflects the benefit of the current cash tax savings realized from the deduction of accreted interest on the retired Discount Debentures.

        Net Income. As a result of the items discussed above, net income of $30.6 million (before extraordinary charges of $2.2 million and the preferred stock dividend requirement of $3.0 million) increased $46.6 million for the year ended December 31, 1996, as compared to a net loss of $16.0 million (before extraordinary charges, net of taxes, of $5.8 million) for the year ended December 31, 1995.

        During 1996, the Company incurred an extraordinary charge of $2.2 million for the write-off of unamortized debt costs associated with the early redemption of Discount Debentures. In 1995, the Company incurred an extraordinary charge of $5.8 million, net of taxes, for the write-off of unamortized debt costs related to the refinancing of its secured debt facilities to fund the AN Can acquisition, the repurchase of a portion of the Discount Debentures, and premiums paid on the repurchase of a portion of such Discount Debentures.

        Historical Year Ended December 31, 1996 Compared with Pro Forma Year Ended December 31, 1995

        Net Sales. Consolidated net sales for the year ended December 31, 1996 of $1.4 billion were comparable to pro forma consolidated net sales for the same period in 1995. Increased unit sales of metal containers due to a better vegetable pack harvest in 1996 as compared to 1995 offset the loss of an AN Can customer whose product line was acquired by a company that manufactured its own cans and volume losses with certain other customers. Although the plastic container business had increased unit volume in 1996, net sales declined $3.2 million due to the pass through of lower resin costs.

        Income from Operations. Income from operations as a percentage of consolidated net sales for the year ended December 31, 1996 increased 1.2 percentage points to 8.8% ($123.3 million), as compared to pro forma income from operations as a percentage of pro forma consolidated net sales of 7.6% ($107.4 million) (without giving effect to the charge to adjust the carrying value of certain assets of $14.7 million) for the year ended December 31, 1995. The increase in income from operations for the year ended December 31, 1996 as compared to pro forma income from operations for the same period in 1995 was attributable to more efficient production planning, the realization of can manufacturing synergies resulting from the acquisition of AN Can, the benefits realized from plant consolidations and capital investments, and the improved operating performance of the plastic container business, offset, in part, by redundant costs associated with the AN Can operations and the negative impact of the Company's one-time planned reduction of the amount of finished goods inventory.

        Historical Year Ended December 31, 1995 Compared with Historical Year Ended December 31, 1994

        Net Sales. Consolidated net sales increased $240.5 million, or 27.9%, to $1.1 billion for the year ended December 31, 1995, as compared to net sales of $861.4 million for the same period in 1994. This increase resulted from net sales of $264.3 million generated by AN Can since its acquisition in August 1995 and a $15.3 million increase in sales of plastic containers offset, in part, by a decline in sales of metal containers to the Company's existing customer base of $39.1 million.

        Net sales for the metal container business (including its specialty business) were $882.3 million for the year ended December 31, 1995, an increase of $225.2 million from net sales of $657.1 million for the same period in 1994. Excluding net sales of metal cans of $236.0 million generated by AN Can since its acquisition, net sales of metal cans to the Company's customers were $609.5 million during the year ended December 31, 1995, as compared to $647.5 million for the same period in 1994. Net sales to the Company's customers in 1995 decreased principally due to lower unit volume resulting from the below normal 1995 vegetable pack offset, in part, by slightly higher sales prices due to the pass through of raw material cost increases.

        Sales of specialty items included in the metal container segment increased $27.2 million to $36.8 million during the year ended December 31, 1995 as compared to the same period in 1994, due to the acquisition of AN Can which generated sales of $28.3 million of specialty items since its acquisition.

        Net sales for the plastic container business of $219.6 million during the year ended December 31, 1995 increased $15.3 million over net sales of $204.3 million for the same period in 1994. This increase was attributable to increased unit sales for new customer products and to higher average sales prices due to the pass through of higher average resin costs.

        Cost of Goods Sold. Cost of goods sold as a percentage of consolidated net sales was 88.1% ($970.5 million) for the year ended December 31, 1995, an increase of 1.2 percentage points as compared to 86.9% ($748.3 million) for the same period in 1994. The increase in cost of goods sold as a percentage of net sales principally resulted from increased per unit manufacturing costs resulting from reduced can production volumes, lower margins realized on certain products due to competitive market conditions and lower margins on sales made by AN Can, offset, in part, by improved manufacturing operating efficiencies due to plant consolidations and lower depreciation expense due to a change in the estimated useful life of certain equipment.

        Selling, General and Administrative Expenses. Selling, general and administrative expenses as a percentage of consolidated net sales declined 0.1 percentage points to 4.3% ($46.9 million) for the year ended December 31, 1995 as compared to 4.4% ($38.0 million) for the year ended December 31, 1994. The decrease in selling, general and administrative expenses as a percentage of net sales resulted from the Company's continued control of these expenses in respect of the Company's existing business, offset partially by a temporarily higher level of expenses incurred during the integration of AN Can. The Company expects that its selling, general and administration costs as a percentage of sales will decline in 1997 after it completes the integration of the administrative functions of its metal container business.

        Income from Operations. Income from operations as a percentage of consolidated net sales was 6.3% ($69.8 million) for the year ended December 31, 1995, as compared with 6.8% ($58.4 million) for the same period in 1994. Included in income from operations were charges for the write-off of certain underutilized assets of $14.7 million and $16.7 million in 1995 and 1994, respectively. Without giving effect to these charges, income from operations as a percentage of consolidated net sales would have declined 1.0% in 1995, primarily as a result of the aforementioned decline in gross margin.

        Income from operations as a percentage of net sales for the metal container business (without giving effect to charges of $14.7 million and $7.2 million in 1995 and 1994, respectively, to adjust the carrying value of certain assets) was 8.3% ($72.9 million) for the year ended December 31, 1995, as compared to 10.2% ($67.0 million) for the same period in the prior year. The decrease in income from operations as a percentage of net sales principally resulted from higher per unit manufacturing costs realized on lower production volume, lower margins realized on certain products due to competitive market conditions, inefficiencies caused by work stoppages at two of the Company's California facilities, and lower margins realized on sales made by AN Can, offset, in part, by operating efficiencies due to plant consolidations.

        Income from operations as a percentage of net sales attributable to the plastic container business (without giving effect to the charge of $9.5 million in 1994 to adjust the carrying value of certain assets) was 6.0% ($13.2 million) for the year ended December 31, 1995, as compared to 4.6% ($9.4 million) for the same period in 1994. The operating performance of the plastic container business improved as a result of production planning and scheduling efficiencies and benefits realized from capital investment, offset, in part, by increased unit production costs incurred as a result of an inventory reduction program.

        Interest Expense. Interest expense, including amortization of debt financing costs, increased by approximately $14.9 million to $80.7 million for the year ended December 31, 1995, principally as a result of increased borrowings to finance the acquisition of AN Can and to fund higher working capital needs as a result of the increased seasonality of the Company's metal container business, and higher average interest rates. Accretion of interest on the Discount Debentures in 1995 approximated the prior year's accretion due to the repurchase of $61.7 million principal amount at maturity of Discount Debentures in the third quarter of 1995.

        Income Taxes. The provisions for income taxes for the years ended December 31, 1995 and 1994 were comprised of federal, state and foreign income taxes currently payable. The decrease in the provision for income taxes in 1995 reflects a decrease in federal income taxes currently payable due to the deductibility of accrued interest on the Discount Debentures that were repurchased in 1995.

        Net Income. As a result of the items discussed above, net loss before the extraordinary charge for the year ended December 31, 1995 was $16.0 million, as compared to a net loss of $13.0 million for the year ended December 31, 1994.

        As a result of the early extinguishment of amounts owed under its secured debt facilities, the Company incurred an extraordinary charge of $5.8 million (net of tax of $2.6 million) in 1995.

CAPITAL RESOURCES AND LIQUIDITY

        The Company's liquidity requirements arise primarily from its obligations under the indebtedness incurred in connection with its acquisitions and the refinancing of such indebtedness, capital investment in new and existing equipment and the funding of the Company's seasonal working capital needs. Historically, the Company has met these liquidity requirements through cash flow generated from operating activities and borrowings under the Revolving Loan Facility.

        On June 30, 1997, the Company and each of the New Co-Arrangers entered into a commitment letter pursuant to which the New Co-Arrangers have committed to provide and to use their best efforts to arrange a syndicate of lenders to provide for the Bank Refinancing pursuant to the terms of the New Credit Agreement. Under the terms of such commitment letter, the New Credit Agreement will provide the Company with a total senior secured credit facility of $1.0 billion, which will include $450.0 million of term loans and a revolving loan commitment of $550.0 million. The Company intends to use the term loans and a portion of the revolving loans under the New Credit Agreement to refinance in full outstanding amounts under the Credit Agreement. Revolving loans under the New Credit Agreement will be available to the Company for its working capital and general corporate purposes (including permitted acquisitions). In addition to increasing the amount of borrowings available to the Company, the Bank Refinancing will (i) lower the interest rates on the Company's senior secured credit facility, resulting in a reduction of approximately $8.0 million in the Company's annual interest expense with respect to indebtedness outstanding under the Credit Agreement, (ii) extend the maturities of the Company's senior secured credit facility by 3-4 years, and (iii) change certain covenants under the Company's senior secured credit facility to further improve the Company's operating and financial flexibility, including changes to provide more flexibility under certain circumstances to sell assets, engage in mergers and acquisitions, make capital expenditures, incur indebtedness, create liens, pay dividends, repurchase stock, and refinance existing indebtedness. Although there can be no assurance that the Bank Refinancing will be completed, the Company expects the Bank Refinancing to occur early in the third quarter of 1997.

        On June 9, 1997, the Company completed the Private Offering. With net proceeds of $291.5 million from the Private Offering, the Company prepaid $148.6 million of Term Loans under the Credit Agreement and, on July 16, 1997, will redeem all of the Company's 11-3/4% Notes ($135 million principal amount) at 105.875% of their principal amount. As a result of the refinancing of the 11-3/4% Notes with proceeds from the Private Offering, the Company will have reduced its annual interest expense on such indebtedness by $2.8 million. In addition, by refinancing a portion of its variable rate Term Loans with a portion of the proceeds from the Private Offering, the Company's interest expense on a pro forma basis for 1996 with respect to such indebtedness would have increased by $0.7 million.

        In April 1997, the Company acquired Roll-on Closures and Rexam Plastics for an aggregate purchase price of approximately $42.3 million. The Company used additional borrowings of $25.0 million of A term loans and $50.0 million of B term loans under the Credit Agreement to finance the acquisitions and repay $32.7 million under the Revolving Loan Facility. In October 1996, the Company increased its borrowings under the Revolving Loan Facility by $29.9 million to finance the acquisition of Finger Lakes.

        On February 20, 1997, the Company completed the IPO, raising proceeds to the Company of approximately $74.0 million before deducting estimated fees and expenses. The Company used the net proceeds received by it in the IPO to prepay approximately $5.4 million and $3.5 million principal amount of A term loans and B term loans, respectively, under the Credit Agreement, and used the remaining net proceeds received by it from the IPO to redeem all of the remaining outstanding Discount Debentures (approximately $59.0 million principal amount).

        As a result of the refinancing of all of the Discount Debentures during the period from August 1995 to March 1997 with proceeds from lower cost bank borrowings, the Preferred Stock Sale and the IPO, the Company has reduced its required annual cash interest payments by $17.8 million. In addition, the amount of cash taxes payable by the Company for 1996 and 1997 has declined by approximately $25.9 million as a result of the deductibility of accreted interest on the retired Discount Debentures.

        For the first three months of 1997, net borrowings under the Revolving Loan Facility of $60.6 million and net proceeds from the IPO of $67.2 million were used to fund cash used by operations of $44.9 million for the Company's seasonal working capital needs, capital expenditures of $10.3 million, the redemption of $59.0 million of Discount Debentures, the repayment of $8.9 million of Term Loans under the Credit Agreement, and an increase in cash balances of $4.7 million.

        For the three months ended March 31, 1997, net cash used by operating activities increased from the same period in the prior year primarily as a result of an increase in trade receivables reflecting greater sales volume in the first quarter of 1997 as compared to 1996 and an increase in the Company's raw material inventory.

        The Company's Adjusted EBITDA for the three months ended March 31, 1997 as compared to the same period in the prior year increased $3.6 million to $43.7 million, primarily due to increased sales.

        During 1996, cash generated from operations of $125.2 million, borrowings of $125.0 million of B term loans under the Credit Agreement, net proceeds of $47.8 million from the Preferred Stock Sale, net borrowings under the Revolving Loan Facility of $20.7 million, proceeds of $1.6 million from the sale of assets and $1.1 million of cash balances were used to fund capital expenditures of $56.9 million, the purchase of Finger Lakes for $29.9 million and the purchase of ANC's St. Louis facility for $13.1 million, the redemption of $154.4 million of Discount Debentures, the repayment of $29.5 million of Term Loans under the Credit Agreement, the payment of $1.8 million of financing costs associated with the borrowing of additional B term loans under the Credit Agreement, and the purchase of Class B Stock held by Mellon for $35.8 million.

        The Company's Adjusted EBITDA for the year ended December 31, 1996 in comparison to 1995 increased by $53.6 million to $186.0 million. The increase in Adjusted EBITDA resulted primarily from increased cash earnings generated by both the metal container business (including earnings from the AN Can operations) and the plastic container business. During 1996, cash flow from operations declined by $84.4 million as compared to 1995 due to the acquisition of AN Can in 1995 at its seasonal peak. The Company incurred greater cash interest expense in 1996 due to the refinancings of Discount Debentures (for which no cash interest was required through June 15, 1996) with bank borrowings, and in 1995 the Company adopted similar year-end vendor payment terms to those of AN Can.

        During 1995, cash generated from operations of $209.6 million (including cash of $112.0 million generated by AN Can during the five month period from its acquisition on August 1, 1995), proceeds of $3.5 million realized from the sale of assets and a decrease of $0.6 million in cash balances were used to repay $142.8 million of borrowings under the Revolving Loan Facility used to fund the acquisition of AN Can, fund capital expenditures of $51.9 million, repay $9.7 million of Term Loans and $5.5 million of amounts borrowed under the Revolving Loan Facility, and make payments to former shareholders of $3.8 million in full settlement of outstanding litigation. The Company's Adjusted EBITDA for the year ended December 31, 1995 as compared to 1994 increased by $17.9 million to $132.4 million. The increase in Adjusted EBITDA reflected the generation of additional cash flow from AN Can since its acquisition on August 1, 1995, partially offset by a decline in the cash earnings of the Company's existing business principally as a result of lower unit volume due to the below normal 1995 vegetable pack.

        For the year ended December 31, 1995, the operating cash flow of the Company increased significantly from the prior year due to the generation of cash by AN Can since its acquisition on August 1, 1995 and the adoption by the Company of similar year-end vendor payment terms to those of AN Can. At December 31, 1995, the trade receivable balance of AN Can was $44.2 million ($90.2 million on

August 1, 1995), the inventory balance was $98.9 million ($137.9 million on August 1, 1995), and the trade payables balance was $58.2 million ($64.2 million on August 1, 1995).

        Because the Company sells metal containers used in fruit and vegetable pack processing, its sales are seasonal. As is common in the packaging industry, the Company must access working capital to build inventory and then carry accounts receivable for some customers beyond the end of the summer and fall packing season. Seasonal accounts are generally settled by year end. The acquisition of AN Can increased the Company's seasonal metal container business. The Company's average outstanding trade receivables increased in 1996 as compared to 1995 due to the acquisition of AN Can which had more seasonal sales than the Company. As a result, the Company increased the amount of working capital loans available to it under its Revolving Loan Facility to $225.0 million. Due to the Company's seasonal requirements, the Company expects to incur short term indebtedness to finance its working capital requirements. After taking into account the repayment of amounts borrowed under the Revolving Loan Facility in April 1997, it is estimated that approximately $150.0 million of the Revolving Loan Facility under the Credit Agreement, including letters of credit, will be utilized at its peak in July 1997.

        As of May 31, 1997, the outstanding principal amount of borrowings under the Revolving Loan Facility was $114.5 million and, taking into account outstanding letters of credit, the unused portion of the Revolving Loan Facility under the Credit Agreement at such date was $102.8 million.

        In addition to its operating cash needs, the Company believes its cash requirements over the next several years consist primarily of (i) annual capital expenditures of $55.0 to $65.0 million, (ii) scheduled principal amortization payments of Term Loans under the Credit Agreement (after giving effect to the use of a portion of the net proceeds from the Private Offering to prepay $148.6 million of Terms Loans and before the anticipated refinancing of the Credit Agreement to, among other things, extend the maturities of borrowings thereunder) of approximately $42.3 million, $42.3 million, $119.8 million, $143.5 million and $107.9 million from 1998 through 2002, respectively, (iii) expenditures of approximately $30.0 million over the next three years associated with plant rationalizations, employee severance and administrative workforce reductions, other plant exit costs and employee relocation costs of AN Can, (iv) the Company's interest requirements, including interest on amounts borrowed under the Revolving Loan Facility, the principal amount of which will vary depending upon seasonal requirements, the Term Loans, most of which bear fluctuating rates of interest, the Debentures and the Exchange Debentures, and
(v) payments of approximately $5.0 million (based on the Company's current estimate of its 1997 net income) for federal and state tax liabilities in 1997. Beginning in 1998, the Company expects to incur federal tax liability at the alternative minimum tax rates then in effect.

        Management believes that cash generated by operations and funds from the Revolving Loan Facility under the Credit Agreement will be sufficient to meet the Company's expected operating needs, planned capital expenditures, debt service and tax obligations for the foreseeable future. The Company is continually evaluating and intends to continue to pursue acquisition opportunities in the North American consumer goods packaging market. Although the Company has no present agreements or commitments to make any acquisition, the Company is currently in discussions with respect to a potential acquisition that has annual net sales of approximately $250 million. The Company will likely need to incur additional indebtedness to finance any such acquisition and to fund any resulting increased operating needs. Any such financing will have to be effected in compliance with the terms of the Company's indebtedness. There can be no assurance that the Company will be able to complete any such acquisition or effect any such financing. See "Risk Factors--Ability of the Company to Incur Additional Indebtedness" and "--Risks Associated with Growth Strategy."

        The Credit Agreement, the Indenture and the indenture with respect to the Exchange Debentures (the "Exchange Debenture Indenture") contain restrictive covenants that, among other things, limit the Company's abilities to incur debt, sell assets and engage in certain transactions. Management does not expect these limitations to have a material effect on the Company's business or results of operations. The Company is in compliance with all financial and operating covenants contained in such financing agreements and believes that it will continue to be in compliance during 1997 with all such covenants.

EFFECT OF INFLATION AND INTEREST RATE FLUCTUATIONS

        Historically, inflation has not had a material effect on the Company, other than to increase its cost of borrowing. In general, the Company has been able to increase the sales prices of its products to reflect any increases in the prices of raw materials. See "--Overview--Net Sales--Long-term Contracts."

        Because the Company has indebtedness which bears interest at floating rates, the Company's financial results will be sensitive to changes in prevailing market rates of interest. As of May 31, 1997, on a pro forma basis after giving effect to the Private Offering and the use of the proceeds therefrom and the Preferred Stock Exchange and including amounts borrowed under the Revolving Loan Facility of $114.5 million, the Company had approximately $926.3 million of indebtedness outstanding, of which approximately $370.3 million bore interest at floating rates, taking into account interest rate swap agreements entered into by the Company to mitigate the effect of interest rate fluctuations. Under these agreements, floating rate interest was exchanged for fixed rates of interest ranging from 5.6% to 6.2% plus the Company's incremental margin, which currently ranges from 2.5% to 3.0%. The notional principal amounts of these agreements totaled $200.0 million, including interest rate swap agreements entered into during the fourth quarter of 1996 with a notional amount of $100.0 million, and mature in the year 1999. Depending upon market conditions, the Company may enter into additional interest rate swap or hedge agreements (with counterparties that, in the Company's judgment, have sufficient creditworthiness) to hedge its exposure against interest rate volatility.

NEW ACCOUNTING PRONOUNCEMENTS

   Long-Lived Asset Impairment

        The Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," in the first quarter of 1996. Under SFAS No. 121, impairment losses will be recognized when events or changes in circumstances indicate that the undiscounted cash flows generated by assets are less than the carrying value of such assets. Impairment losses are then measured by comparing the fair value of assets to their carrying amount. There were no impairment losses recognized during 1996. See Note 2 to the Consolidated Financial Statements of the Company included elsewhere in this Prospectus.

   Stock-Based Compensation

        In October 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123, "Accounting for Stock-Based Compensation," effective for the 1996 fiscal year. Under SFAS No. 123, compensation expense for all stock-based compensation plans would be recognized based on the fair value of the options at the date of grant using an option pricing model. As permitted under SFAS No. 123, the Company may either adopt the new pronouncement or follow the current accounting methods as prescribed under APB No. 25. The Company has not elected to adopt SFAS No. 123 and continues to recognize compensation expense in accordance with APB No. 25. In addition, the Company is required to include in its 1996 year end financial statements pro forma information regarding compensation expense recognizable under SFAS No. 123. See Note 17 to the Consolidated Financial Statements of the Company included elsewhere in this Prospectus.

                                   BUSINESS

GENERAL

        The Company is a leading North American manufacturer of consumer goods packaging products that currently produces (i) steel and aluminum containers for human and pet food, (ii) custom designed plastic containers for personal care, health, food, pharmaceutical and household chemical products and (iii) specialty packaging items, including metal caps and closures, aluminum roll-on closures, plastic bowls and paper containers used by processors in the food industry. The Company is the largest manufacturer of metal food containers in North America, with a unit sale market share for the twelve months ended December 31, 1996 of 36% in the United States, and is a leading manufacturer of plastic containers in North America for personal care products. The Company's strategy is to grow its existing businesses and expand into other segments by applying its expertise in acquiring, financing, integrating and efficiently operating consumer goods packaging businesses.

        The Company was founded in 1987 by its current Co-Chief Executive Officers. Since its inception, the Company has acquired thirteen businesses, including the acquisitions of AN Can in August 1995 for a purchase price of approximately $362.0 million (including net working capital of approximately $156.0 million) and DM Can in December 1993 for a purchase price of approximately $73.3 million (including net working capital of approximately $21.9 million). Recently, the Company acquired the North American aluminum roll-on closure business of Alcoa and the North American plastic container business of Rexam for an aggregate purchase price of $42.3 million, and Finger Lakes, the metal food container manufacturing subsidiary of Curtice Burns, for a purchase price of $29.9 million.

        The Company's strategy has enabled it to rapidly increase its net sales and Adjusted EBITDA. The Company's net sales have increased from $630.0 million in 1992 to $1,405.7 million in 1996, representing a compound annual growth rate of approximately 22%. During this period, the Company's adjusted EBITDA increased from $74.0 million in 1992 to $186.0 million in 1996, representing a compound annual growth rate of approximately 26%, while the Company's Adjusted EBITDA as a percentage of net sales increased 1.5 percentage points from 11.7% to 13.2% over the same period.

COMPANY HISTORY

        The Company is a Delaware corporation organized in April 1989 that, in June 1989, through a merger acquired all of the outstanding stock of Silgan Corporation. Silgan Corporation was a Delaware corporation formed in August 1987 as a holding company to acquire interests in various packaging manufacturers. On June 26, 1997, Silgan Corporation was merged with and into the Company, with the Company being the surviving corporation. Since its inception in 1987, the Company has completed the following acquisitions:





ACQUIRED BUSINESS                                        Year              Products
-----------------                                        ----              --------
Metal Container Manufacturing division of Nestle.......  1987  Metal food containers
Monsanto Company's plastic container business..........  1987  Plastic containers
Fort Madison Can Company of The Dial Corporation.......  1988  Metal food containers
Seaboard Carton Division of Nestle.....................  1988  Paper containers
Aim Packaging, Inc.....................................  1989  Plastic containers
Fortune Plastics Inc...................................  1989  Plastic containers
Express Plastic Containers Limited.....................  1989  Plastic containers
Amoco Container Company................................  1989  Plastic containers
Del Monte's U.S. can manufacturing operations..........  1993  Metal food containers
Food Metal and Specialty business of ANC...............  1995  Metal food containers, metal caps and closures and Omni
                                                               plastic containers
Finger Lakes, a subsidiary of Curtice Burns............  1996  Metal food containers
Alcoa's North American aluminum roll-on closure
business...............................................  1997  Metal caps and closures
Rexam's North American plastic container business......  1997  Plastic containers and closures

        The principal executive offices of the Company are located at 4 Landmark Square, Stamford, Connecticut 06901, telephone number (203) 975-7110.

BUSINESS STRATEGY

        The Company's philosophy, which has contributed to its strong performance since inception, is based on: (i) a significant equity ownership by management and an entrepreneurial approach to business, (ii) its low cost producer position and (iii) its long-term customer relationships. The Company has achieved a low cost producer status through (i) the maintenance of a flat, efficient organizational structure, resulting in low selling, general and administrative expenses as a percentage of total net sales, (ii) purchasing economies, (iii) significant capital investments that have generated manufacturing and production efficiencies, (iv) plant consolidations and rationalizations and (v) the proximity of its plants to its customers. The Company's philosophy has also been to develop long-term customer relationships by acting in partnership with its customers, providing reliable quality and service and utilizing its low cost producer position. This philosophy has resulted in numerous long-term supply contracts, high retention of customers' business and recognition from its customers, as demonstrated by many quality and service awards.

        The Company intends to enhance its position as a leading supplier of consumer goods packaging products by pursuing a strategy designed to achieve future growth and to increase its profitability and cash flow. The key components of this strategy are to (i) increase the Company's market share in its current business lines through acquisitions and internal growth, (ii) expand into complementary business lines by applying the Company's acquisition and operating expertise to other areas of the North American consumer goods packaging market and (iii) improve the profitability of acquired businesses through integration, rationalization and capital investments to enhance their manufacturing and production efficiency.

        The Company has increased its revenues and market share in the metal container, plastic container and specialty markets through acquisitions and internal growth. As a result of this strategy, the Company has diversified its customer base, geographic presence and product line. The Company has more than tripled its overall share of the U.S. metal food container market from approximately 10% in 1987 to approximately 36% for the twelve months ended December 31, 1996. The Company's plastic container business has increased its market position primarily through strategic acquisitions, from sales of $88.8 million in 1987 to $216.4 million in 1996. Management believes that certain industry trends exist which will enable the Company to continue to acquire attractive businesses in its existing markets. The Company also believes that there will be opportunities to expand its specialty business, as evidenced by its acquisition in April 1997 of Roll-on Closures, the North American aluminum roll-on closure business of Alcoa. The Company's specialty business generated net sales of $90.7 million in 1996.

        The Company also expects to generate internal growth due to its participation in certain higher growth segments of the consumer goods packaging market. For example, due to increasing consumer preference for plastic as a substitute for glass, the Company is aggressively pursuing opportunities for its custom designed PET and HDPE containers. These opportunities include producing PET containers for regional bottled water companies, and HDPE and PET containers for products such as shampoo, mouthwash, salad dressing and liquor.

        The Company seeks to acquire businesses at reasonable cash flow multiples and to enhance profitability by rationalizing plants, by improving manufacturing and production efficiencies and through purchasing economies. Since 1991, the Company has reduced costs by closing twelve smaller, higher cost facilities. Since its inception in 1987, the Company has invested approximately $282.6 million to upgrade acquired manufacturing facilities, aimed at generating manufacturing and production efficiencies and achieving a low cost producer position. The AN Can acquisition illustrates the ability of the Company to enhance the profitability of acquired businesses. The Company estimates that it has reduced AN Can's operating costs from its historical 1994 level by at least $21.0 million, through selling and administrative cost reductions, improved manufacturing and production efficiencies and purchasing economies. The Company expects to further reduce AN Can's operating costs over the next few years by an aggregate of approximately $15.0 million (approximately half of which is expected to be realized in 1997) through the elimination of transitional administrative costs, the realization of additional manufacturing and production synergies with its metal container business and plant rationalizations.

BUSINESS SEGMENTS

        The Company is a holding company that conducts its business through two wholly owned operating companies, Containers and Plastics. For certain financial information with respect to the Company's two business segments, see Note 21 to the Consolidated Financial Statements for the years ended December 31, 1996, 1995 and 1994 included elsewhere in this Prospectus.

   Containers.

        For 1996, Containers had net sales of $1,189.3 million (85% of the Company's net sales) and income from operations of $106.1 million (85% of the Company's income from operations) (without giving effect to corporate expense). Containers has realized compound annual unit sales growth in excess of 24% since 1992, despite the relative maturity of the U.S. food can industry. Containers is engaged in the manufacture and sale of steel and aluminum containers that are used primarily by processors and packagers for human and pet food. Containers manufactures metal containers for vegetables, fruit, pet food, meat, tomato based products, coffee, soup, seafood and evaporated milk. The Company estimates that approximately 80% of Containers' projected sales in 1997 will be pursuant to long-term supply arrangements. Containers has the Nestle Supply Agreements with Nestle pursuant to which Containers supplies a majority of Nestle's metal container requirements, and the DM Supply Agreement with Del Monte pursuant to which Containers supplies substantially all of Del Monte's metal container requirements. In addition to Nestle and Del Monte, Containers has multi-year supply arrangements with several other major food processors.

        Containers also manufactures certain specialty packaging items, including metal caps and closures, aluminum roll-on closures, plastic bowls and paper containers used by processors in the food industry. For 1996, Containers had net sales of specialty packaging items of $90.7 million.

   Plastics.

        For 1996, Plastics had net sales of $216.4 million (15% of the Company's net sales) and income from operations of $18.4 million (15% of the Company's income from operations) (without giving effect to corporate expense). Plastics is aggressively pursuing opportunities in custom designed PET and HDPE containers. Plastics emphasizes value-added design, fabrication and decoration of custom containers in its business. Plastics manufactures custom designed HDPE containers for health and personal care products, including containers for shampoos, conditioners, hand creams, lotions, cosmetics and toiletries, household chemical products, including containers for scouring cleaners, cleaning agents and lawn and garden chemicals and pharmaceutical products, including containers for tablets, antacids and eye cleaning solutions. Plastics also manufactures PET custom designed containers for mouthwash, respiratory and gastrointestinal products, liquid soap, skin care lotions, salad dressings, condiments, instant coffee, bottled water and liquor. While many of Plastics' larger competitors that manufacture extrusion blow- molded plastic containers employ technology oriented to large bottles and long production runs, Plastics has focused on mid-sized, extrusion blow-molded plastic containers requiring special decoration and shorter production runs. Because these products are characterized by short product life and a demand for creative packaging, the containers manufactured for these products generally have more sophisticated designs and decorations.

MANUFACTURING AND PRODUCTION

        As is the practice in the industry, most of the Company's can and plastic container customers provide it with quarterly or annual estimates of products and quantities pursuant to which periodic commitments are given. Such estimates enable the Company to effectively manage production and control working capital requirements. Containers estimates that approximately 80% of its projected 1997 sales will be pursuant to multi-year contracts. Plastics has purchase orders or contracts for containers with the majority of its customers. In general, these purchase orders and contracts are for containers made from proprietary molds and are for a duration of 2 to 5 years. Both Containers and Plastics schedule their production to meet their customers' requirements. Because the production time for the Company's products is short, the backlog of customer orders in relation to sales is not significant.

   Metal Container Business

        The Company's manufacturing operations include cutting, coating, lithographing, fabricating, assembling and packaging finished cans. Three basic processes are used to produce cans. The traditional three-piece method requires three pieces of flat metal to form a cylindrical body with a welded side seam, a bottom and a top. High integrity of the side seam is assured by the use of sophisticated electronic weld monitors and organic coatings that are thermally cured by induction and convection processes. The other two methods of producing cans start by forming a shallow cup that is then formed into the desired height using either the draw and iron process or the draw and redraw process. Using the draw and redraw process, the Company manufactures steel and aluminum two-piece cans, the height of which does not exceed the diameter. For cans the height of which is greater than the diameter, the Company manufactures steel two-piece cans by using a drawing and ironing process. Quality and stackability of such cans are comparable to that of the shallow two-piece cans described above. Can bodies and ends are manufactured from thin, high-strength aluminum alloys and steels by utilizing proprietary tool and die designs and selected can making equipment.

   Plastic Container Business

        The Company utilizes two basic processes to produce plastic bottles. In the extrusion blow molding process, pellets of plastic resin are heated and extruded into a tube of plastic. A two-piece metal mold is then closed around the plastic tube and high pressure air is blown into it causing a bottle to form in the mold's shape. In the injection blow molding process, pellets of plastic resin are heated and injected into a mold, forming a plastic preform. The plastic preform is then blown into a bottle-shaped metal mold, creating a plastic bottle.

        The Company believes that its proprietary equipment for the production of HDPE containers is particularly well-suited for the use of post-consumer recycled ("PCR") resins because of the relatively low capital costs required to convert its equipment to utilize multi-layer container construction.

        The Company's decorating methods for its plastic products include (1) in-mold labeling which applies a paper or plastic film label to the bottle during the blowing process and (2) post-mold decoration. Post-mold decoration includes (i) silk screen decoration which enables the applications of images in multiple colors to the bottle, (ii) pressure sensitive decoration which uses a plastic film or paper label with an adhesive, (iii) heat transfer decoration which uses a plastic coated label applied by heat, and (iv) hot stamping decoration which transfers images from a die using metallic foils. The Company has state-of- the-art decorating equipment, including, management believes, one of the largest sophisticated decorating facilities in the country.

RAW MATERIALS

        The Company does not believe that it is materially dependent upon any single supplier for any of its raw materials and, based upon the existing arrangements with suppliers, its current and anticipated requirements and market conditions, the Company believes that it has made adequate provisions for acquiring raw materials. Although increases in the prices of raw materials have generally been passed along to the Company's customers in accordance with the Company's long-term supply arrangements and otherwise, any inability to do so in the future could have a significant impact on the Company's operating margins.

   Metal Container Business

        The Company uses tin plated and chromium plated steel, aluminum, copper wire, organic coatings, lining compound and inks in the manufacture and decoration of its metal can products. The Company's material requirements are supplied through purchase orders with suppliers with whom the Company, through its predecessors, has long-term relationships. If its suppliers fail to deliver under their arrangements, the Company will be forced to purchase raw materials on the open market, and no assurances can be given that it would be able to make such purchases at comparable prices or terms. The

Company believes that it will be able to purchase sufficient quantities of steel and aluminum can sheet for the foreseeable future.

   Plastic Container Business

        The raw materials used by the Company for the manufacture of plastic containers are primarily resins in pellet form such as recycled PET, HDPE-PCR and virgin HDPE and PET and, to a lesser extent, low density polyethylene, extrudable polyethylene terephthalate, polyethylene terephthalate glycol, polypropylene, polyvinyl chloride and medium density polyethylene. The Company's resin requirements are acquired through multi-year arrangements for specific quantities of resins with several major suppliers of resins. The price the Company pays for resin raw materials is not fixed and is subject to market pricing. The Company believes that it will be able to purchase sufficient quantities of resins for the foreseeable future.

SALES AND MARKETING

        The Company's philosophy has been to develop long-term customer relationships by acting in partnership with its customers, providing reliable quality and service and utilizing its low cost producer position. The Company markets its products in most areas of North America primarily by a direct sales force and for its plastic container business, to a lesser extent, through a network of distributors. Because of the high cost of transporting empty containers, the Company generally sells to customers within a 300 mile radius of its manufacturing plants. See also "--Competition."

        In 1996, 1995 and 1994, approximately 17%, 21% and 26%, respectively, of the Company's sales were to Nestle, and approximately 12%, 15% and 21%, respectively, of the Company's sales were to Del Monte. No other customer accounted for more than 10% of the Company's total sales during such years.

   Metal Container Business

        The Company is the largest manufacturer of metal food can containers in North America, with a unit sale market share for the twelve months ended December 31, 1996 of approximately 36% in the United States. Containers has entered into multi-year supply arrangements with many of its customers, including Nestle and Del Monte. The Company estimates that approximately 80% of its projected metal container sales in 1997 will be pursuant to such arrangements.

        In 1987, the Company, through Containers, and Nestle entered into nine Nestle Supply Agreements pursuant to which Containers has agreed to supply Nestle with, and Nestle has agreed to purchase from Containers, substantially all of the can requirements of the former Carnation operations of Nestle for a period of ten years, subject to certain conditions. In 1996, sales of metal cans by the Company to Nestle were $240.6 million.

        The Nestle Supply Agreements provide for certain prices and specify that such prices will be increased or decreased based upon cost change formulas set forth therein. The Nestle Supply Agreements contain provisions that require Containers to maintain certain levels of product quality, service and delivery in order to retain the Nestle business. In the event of a breach of a particular Nestle Supply

Agreement, Nestle may terminate such Nestle Supply Agreement but the other Nestle Supply Agreements would remain in effect.

        The Company has agreed with Nestle to extend the term of certain of the Nestle Supply Agreements through 2004 (representing approximately 10% of the Company's estimated 1996 sales) in return for certain price concessions by the Company. The Company believes that these price concessions will not have a material adverse effect on its results of operations. Under certain limited circumstances, Nestle, beginning in January 2000 (with respect to all of the containers supplied under the Nestle Supply Agreements that have been extended through 2004), may receive competitive bids, and Containers has the right to match any such bids. If Containers matches a competitive bid, it may result in reduced sales prices with respect to the metal containers that are the subject of such competitive bid. In the event that Containers chooses not to match a competitive bid, such metal containers may be purchased from the competitive bidder at the competitive bid price for the term of the bid.

        Under the Company's recent agreement with Nestle, with respect to the remaining Nestle Supply Agreements that expire in August and December 1997 (representing approximately 6% of the Company's estimated 1996 sales), the Company has the right to submit a bid to Nestle, and to match any bid received by Nestle, for the 1998 supply year with respect to the metal containers that are the subject of such Nestle Supply Agreements. There can be no assurance that any such bid by the Company will be made at sales prices equivalent to those currently in effect or otherwise on terms similar to those currently in effect. In addition, the Company cannot predict the effect, if any, on its results of operations of matching or not matching any such bids.

        On December 21, 1993, Containers and Del Monte entered into the DM Supply Agreement. Under the DM Supply Agreement, Del Monte has agreed to purchase from Containers, and Containers has agreed to sell to Del Monte, substantially all of Del Monte's annual requirements for metal containers to be used for the packaging of food and beverages in the United States, subject to certain limited exceptions. In 1996, sales of metal containers by the Company to Del Monte were $168.0 million.

        The DM Supply Agreement provides for certain prices for all metal containers supplied by Containers to Del Monte thereunder and specifies that such prices will be increased or decreased based upon specified cost change formulas.

        Under the DM Supply Agreement, beginning in December 1998, Del Monte may, under certain circumstances, receive proposals with terms more favorable than those under the DM Supply Agreement from independent commercial can manufacturers for the supply of containers of a type and quality similar to the metal containers that Containers furnishes to Del Monte, which proposals shall be for the remainder of the term of the DM Supply Agreement and for 100% of the annual volume of containers at one or more of Del Monte's canneries. Containers has the right to retain the business subject to the terms and conditions of such competitive proposal.

        The sale of metal containers to vegetable and fruit processors is seasonal and monthly revenues increase during the months of June through October. As is common in the packaging industry, the Company must build inventory and then carry accounts receivable for some seasonal customers beyond the end of the season. The acquisition of AN Can increased the Company's seasonal metal container business. Consistent with industry practice, such customers may return unused containers. Historically, such returns have been minimal.

   Plastic Container Business

        The Company is one of the leading manufacturers of custom designed HDPE and PET containers sold in North America. The Company markets its plastic containers in most areas of North America through a direct sales force and through a large network of distributors. Management believes that the Company is a leading manufacturer of plastic containers in North America for personal care products. More than 70% of the Company's plastic containers are sold for health and personal care products, such as hair care, oral care, pharmaceutical and other health care applications. The Company's largest customers in these product segments include the Helene Curtis and Chesebrough-Ponds USA divisions of Unilever United States, Inc., Procter & Gamble Co., Avon Products, Inc., Andrew Jergens Inc., The Dial Corporation, Warner-Lambert Company and Pfizer Inc. The Company also manufactures plastic containers for food and beverage products, such as salad dressings, condiments, instant coffee and bottled water and liquor. Customers in these product segments include Procter & Gamble Co., Kraft Foods Inc. and General Mills, Inc.

        As part of its marketing strategy, the Company has arrangements to sell some of its plastic products to distributors, which in turn sell such products primarily to regional customers. Plastic containers sold to distributors are manufactured by using generic molds with decoration, color and neck finishes added to meet the distributors' individual requirements. The distributors' warehouses and their sales personnel enable the Company to market and inventory a wide range of such products to a variety of customers.

        Plastics has written purchase orders or contracts for containers with the majority of its customers. In general, these purchase orders and contracts are for containers made from proprietary molds and are for a duration of 2 to 5 years.

COMPETITION

        The packaging industry is highly competitive. The Company competes in this industry with other packaging manufacturers as well as fillers, food processors and packers who manufacture containers for their own use and for sale to others. The Company attempts to compete effectively through the quality of its products, competitive pricing and its ability to meet customer requirements for delivery, performance and technical assistance. The Company also pursues market niches such as the manufacture of easy-open ends and special feature cans, which may differentiate the Company's products from its competitors' products.

        Because of the high cost of transporting empty containers, the Company generally sells to customers within a 300 mile radius of its manufacturing plants. Strategically located existing plants give the Company an advantage over competitors from other areas, and the Company would be disadvantaged by the loss or relocation of a major customer. As of April 30, 1997, the Company operated 53 manufacturing facilities, geographically dispersed throughout the United States and Canada, that serve the distribution needs of its customers.

   Metal Container Business

        Of the commercial metal can manufacturers, Crown Cork and Seal Company, Inc. and Ball Corporation are the Company's most significant national competitors. As an alternative to purchasing cans from commercial can manufacturers, customers have the ability to invest in equipment to self-manufacture their cans. However, some self-manufacturers have sold or closed can manufacturing operations and entered into long-term supply agreements with the new owners or with commercial can manufacturers.

        Although metal containers face continued competition from plastic, paper and composite containers, management believes that metal containers are superior to plastic and paper containers in applications where the contents are processed at high temperatures, where the contents are packaged in large or institutional quantities (14 to 64 oz.) or where long-term storage of the product is desirable. Such applications include canned vegetables, fruits, meats and pet foods. These sectors are the principal areas for which the Company manufactures its products.

   Plastic Container Business

        Plastics competes with a number of large national producers of health, personal care, food, beverage, pharmaceutical and household chemical plastic container products, including Owens-Brockway Plastics Products, a division of Owens-Illinois, Inc., Constar Plastics Inc., a subsidiary of Crown Cork and Seal Company, Inc., Johnson Controls Inc., Continental Plastics Inc. and Plastipak Packaging Inc. In order to compete effectively in the constantly changing market for plastic bottles, the Company must remain current with, and to some extent anticipate innovations in, resin composition and applications and changes in the technology for the manufacturing of plastic bottles.

EMPLOYEES

        As of December 31, 1996, the Company employed approximately 1,080 salaried and 4,445 hourly employees on a full-time basis. Approximately 64% of the Company's hourly plant employees are represented by a variety of unions.

        The Company's labor contracts expire at various times between 1997 and 2008. Contracts covering approximately 8% of the Company's hourly employees presently expire during 1997. The Company expects no significant changes in its relations with these unions. Management believes that its relationship with its employees is good.

REGULATION

        The Company is subject to federal, state and local environmental laws and regulations. In general, these laws and regulations limit the discharge of pollutants into the air and water and establish standards for the treatment, storage, and disposal of solid and hazardous waste. The Company believes that all of its facilities are either in compliance in all material respects with all presently applicable environmental laws and regulations or are operating in accordance with appropriate variances, delayed compliance orders or similar arrangements.

        In addition to costs associated with regulatory compliance, the Company may be held liable for alleged environmental damage associated with the past disposal of hazardous substances. Generators of hazardous substances disposed of at sites at which environmental problems are alleged to exist, as well as the owners of those sites and certain other classes of persons, are subject to claims under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 ("CERCLA") regardless of fault or the legality of the original disposal. Liability under CERCLA and under many similar state statutes is joint and several, and, therefore, any responsible party may be held liable for the entire cleanup cost at a particular site. Other state statutes may impose proportionate rather than joint and several liability. The federal Environmental Protection Agency or a state agency may also issue orders requiring responsible parties to undertake removal or remedial actions at certain sites. Pursuant to the agreement relating to the acquisition in 1987 of the can operations of Nestle ("Nestle Can"), the Company has assumed liability for the past waste disposal practices of Nestle Can. In 1989, the Company received notice that it is one of many potentially responsible parties (or similarly designated parties) for cleanup of hazardous waste at a site to which it (or its predecessor Nestle
Can) is alleged to have shipped such waste and at which the Company's share of cleanup costs exceeded $100,000. See "--Legal Proceedings."

        Pursuant to the agreement relating to the acquisition in 1987 from Monsanto Company ("Monsanto") of substantially all of the business and related fixed assets and inventory of Monsanto's plastic containers business ("Monsanto Plastic Containers"), Monsanto has agreed to indemnify the Company for substantially all of the costs attributable to the past waste disposal practices of Monsanto Plastic Containers. In connection with the acquisition of AN Can, subject to certain limitations, ANC has agreed to indemnify the Company for a period of three years for the costs attributable to any noncompliance by AN Can with any environmental law prior to the closing, including costs attributable to the past waste disposal practices of AN Can.

        The Company is subject to the Occupational Safety and Health Act and other laws regulating noise exposure levels and other safety and health concerns in the production areas of its plants.

        Management does not believe that any of the matters described above individually or in the aggregate will have a material effect on the Company's capital expenditures, earnings, financial position or competitive position.

RESEARCH AND PRODUCT DEVELOPMENT

   Metal Container Business

        The Company's research, product development and product engineering efforts relating to its metal containers are currently conducted at its research centers at Oconomowoc, Wisconsin and Neenah, Wisconsin. The Company has recently completed the building of its state-of-the-art research facility in Oconomowoc, Wisconsin into which it will consolidate its two main research centers.

   Plastic Container Business

        The Company's research, product development and product engineering efforts with respect to its plastic containers are currently performed by its manufacturing and engineering personnel located at its Norcross, Georgia facility. In addition to its own research and development staff, the Company participates in arrangements with three non-U.S. plastic container manufacturers that allow for an exchange of technology among these manufacturers. Pursuant to these arrangements, the Company licenses its blow molding technology to such manufacturers.

PROPERTIES

        The Company's principal executive offices are located at 4 Landmark Square, Stamford, Connecticut 06901. The administrative headquarters and principal places of business for Containers and Plastics are located at 21800 Oxnard Street, Woodland Hills, California 91367 and 14515 N. Outer Forty, Chesterfield, Missouri 63017, respectively. All of these offices are leased by the Company.

        The Company owns and leases properties for use in the ordinary course of business. Such properties consist primarily of 33 metal container manufacturing facilities, 15 plastic container manufacturing facilities and 5 specialty packaging manufacturing facilities. Twenty-three of these facilities are owned and 30 are leased by the Company. The leases expire at various times through 2020. Some of these leases provide renewal options.

        Below is a list of the Company's operating facilities, including attached warehouses, as of April 30, 1997 for its metal container business:

                                                              APPROXIMATE
                                                             BUILDING AREA
LOCATION                                                     (SQUARE FEET)
--------                                                     -------------
City of Industry, CA..................................       50,000 (leased)
Kingsburg, CA.........................................       37,783 (leased)
Modesto, CA...........................................       35,585 (leased)
Modesto, CA...........................................      128,000 (leased)
Modesto, CA...........................................      150,000 (leased)
Riverbank, CA.........................................      167,000
San Leandro, CA.......................................      200,000 (leased)
Stockton, CA..........................................      243,500
Norwalk, CT...........................................       14,359 (leased)
Broadview, IL.........................................       85,000
Hoopeston, IL.........................................      323,000
Rochelle, IL..........................................      175,000
Waukegan, IL..........................................       40,000 (leased)
Woodstock, IL.........................................      160,000 (leased)
Evansville, IN........................................      188,000
Hammond, IN...........................................      160,000 (leased)
Laporte, IN...........................................      144,000 (leased)
Richmond, IN..........................................      475,000
Fort Madison, IA......................................       66,000
Ft. Dodge, IA.........................................       49,500 (leased)
Benton Harbor, MI.....................................       20,246 (leased)
Savage, MN............................................      160,000
St. Paul, MN..........................................      470,000
West Point, MS........................................       25,000 (leased)
Mt. Vernon, MO........................................      100,000
Northtown, MO.........................................      112,000 (leased)
St. Joseph, MO........................................      173,725
St. Louis, MO.........................................      174,000 (leased)
Edison, NJ............................................      280,000
Lyons, NY.............................................      145,000
Crystal City, TX......................................       26,045 (leased)
Toppenish, WA.........................................       98,000
Vancouver, WA.........................................      127,000 (leased)

Menomonee Falls, WI...................................      116,000
Menomonie, WI.........................................       60,000 (leased)
Oconomowoc, WI........................................      105,200
Plover, WI............................................       58,000 (leased)
Waupun, WI............................................      212,000

        Below is a list of the Company's operating facilities, including attached warehouses, as of April 30, 1997 for its plastic container business:

                                                                APPROXIMATE
                                                               BUILDING AREA
LOCATION                                                       (SQUARE FEET)
--------                                                       -------------
Anaheim, CA...........................................       127,000 (leased)
Deep River, CT........................................       140,000
Monroe, GA............................................       117,000
Norcross, GA..........................................        59,000 (leased)
Flora, IL.............................................        56,400 (leased)
Ligonier, IN..........................................       477,000 (284,000
                                                                      leased)
Seymour, IN...........................................       406,000
Franklin, KY..........................................       122,000 (leased)
Port Clinton, OH......................................       336,000 (leased)
Langhorne, PA.........................................       156,000 (leased)
Mississauga, Ontario..................................        80,000 (leased)
Mississauga, Ontario..................................        60,000 (leased)
Scarborough, Ontario..................................       117,000
Lachine, Quebec.......................................       113,000 (leased)
Lachine, Quebec.......................................        78,000 (leased)

        The Company owns and leases certain other warehouse facilities that are detached from its manufacturing facilities. Substantially all of the Company's facilities are subject to liens in favor of the Banks.

        The Company believes that its plants, warehouses and other facilities are in good operating condition, adequately maintained, and suitable to meet its present needs and future plans. The Company believes that it has sufficient capacity to satisfy the demand for its products in the foreseeable future. To the extent that the Company needs additional capacity, management believes that the Company can convert certain facilities to continuous operation or make the appropriate capital expenditures to increase capacity.

LEGAL PROCEEDINGS

        On October 17, 1989, the State of California, on behalf of the California Department of Health Services ("DHS"), filed a suit in the United States District Court for the Northern District of California against the owners and operators of a recycling facility operated by Summer del Caribe, Inc., Dale Summer and Lynn Rodich. The complaint also named 16 can manufacturing companies, including Containers, that had sent amounts of solder dross to the facility for recycling as "Potentially Responsible Parties" ("PRPs") under the Federal Superfund statute. Containers is one of the 15 defendant can companies which agreed to participate as a group in response to the DHS suit (the "PRP Group"). In the PRP Group agreement, Containers agreed with the other can company defendants that its apportioned share of cleanup costs would be 6.72% of the total cost of cleanup. The PRP Group has undertaken a feasibility study for the purpose of developing, designing and implementing a final remedy for the site. The feasibility study was approved by the California Department of Toxic Substances Control ("DTSC") in June 1994. On March 14, 1995, the court approved a settlement agreement and consent decree which ordered the PRP Group to submit a draft Remedial Action Plan to the DTSC for approval, which the PRP Group submitted to the DTSC on September 5, 1995. On September 13, 1995, the DTSC notified the PRP Group by letter that the Remedial Action Plan had been adopted for the Summer del Caribe site. According to the Remedial Action Plan, the overall cost of site cleanup is estimated to be $3,000,000. In late 1996, DTSC certified site cleanup as complete, but determined that monitoring would be required for approximately one year. Monitoring has been ongoing for about six months with no problems identified. The PRP Group has assessed approximately $201,264 as Containers' share of the total cleanup cost, which amount has been paid. The expenses for the final six months of monitoring represent a very small portion of the total expense of cleanup. The Company believes that any additional expenditures on its behalf are unlikely.

                                  MANAGEMENT

                Directors and Executive Officers of the Company

        The following table sets forth certain information (ages as of April 30, 1997) concerning the directors and executive officers of the Company.

             NAME                             AGE                POSITION
             ----                             ---                ---------
R. Philip Silver.........................      54      Chairman of the Board, Co-Chief
                                                          Executive Officer and Director

D. Greg Horrigan.........................      53      President, Co-Chief Executive Officer
                                                          and Director
Robert H. Niehaus........................      41      Director
Leigh J. Abramson........................      28      Director
Thomas M. Begel..........................      54      Director
Jeffrey C. Crowe.........................      50      Director
Harley Rankin, Jr. ......................      57      Executive Vice President, Chief Financial
                                                          Officer and Treasurer
Harold J. Rodriguez, Jr..................      41      Vice President, Controller and Assistant
                                                          Treasurer
Glenn A. Paulson.........................      53      Vice President
Frank W. Hogan, III......................      36      Vice President, General Counsel
                                                          and Secretary

EXECUTIVE OFFICERS OF CONTAINERS

        The following table sets forth certain information (ages as of April 30, 1997) concerning the executive officers of Containers.

             NAME                             AGE                POSITION
             ----                             ---                ---------
James D. Beam............................      54      President
Gerald T. Wojdon.........................      61      Vice President--Operations and Assistant
                                                          Secretary
Gary M. Hughes...........................      55      Vice President--Sales & Marketing
H. Dennis Nerstad........................      59      Vice President--Production Services
Joseph A. Heaney.........................      44      Vice President--Finance


EXECUTIVE OFFICERS OF PLASTICS

        The following table sets forth certain information (ages as of April 30, 1997) concerning the executive officers of Plastics.

             NAME                             AGE                POSITION
             ----                             ---                ---------
Russell F. Gervais.......................      53      President
Howard H. Cole...........................      51      Vice President and Assistant Secretary
Charles Minarik..........................      59      Vice President--Operations and
                                                          Commercial Development
Alan H. Koblin...........................      45      Vice President--Sales & Marketing
Colleen J. Jones.........................      37      Vice President--Finance, Chief Financial
                                                          Officer and Assistant Secretary

        Mr. Silver has been Chairman of the Board and Co-Chief Executive Officer of the Company since March 1994. Mr. Silver is one of the founders of the Company and was formerly President of the Company. Mr. Silver has been a Director of the Company since its inception. Mr. Silver has been a Director of Containers since its inception in August 1987 and Vice President of Containers since May 1995. Mr. Silver has been a Director of Plastics since its inception in August 1987 and Chairman of the Board of Plastics since March 1994. Prior to founding the Company in 1987, Mr. Silver was a consultant to the packaging industry. Mr. Silver was President of Continental Can Company from June 1983 to August 1986. From September 1989 through August 1993, Mr. Silver held various positions with Sweetheart Holdings Inc. and Sweetheart Cup Company, Inc., including Chairman of the Board and Director. Mr. Silver is a Director of Johnstown America Corporation.

        Mr. Horrigan has been President and Co-Chief Executive Officer of the Company since March 1994. Mr. Horrigan is one of the founders of the Company and was formerly Chairman of the Board of the Company. Mr. Horrigan has been a Director of the Company since its inception. Mr. Horrigan has been Chairman of the Board of Containers and a Director of Containers and Plastics since their inception in August 1987. Mr. Horrigan was Executive Vice President and Operating Officer of Continental Can Company from 1984 to 1987. From September 1989 through August 1993, Mr. Horrigan held various positions with Sweetheart Holdings Inc. and Sweetheart Cup Company, Inc., including Chairman of the Board and Director.

        Mr. Niehaus has been a Director of the Company, Containers and Plastics since their inception. Mr. Niehaus joined Morgan Stanley in 1982 and has been a Managing Director of Morgan Stanley since 1990. Mr. Niehaus has been a Vice Chairman and a Director of Morgan Stanley Leveraged Equity Fund II, Inc. ("MSLEF II, Inc.") since January 1990 and a Vice Chairman and a Director of the managing general partner of the general partner of Morgan Stanley Capital Partners III, L.P. ("MSCP III") since January 1994. Mr. Niehaus is also a Director of American Italian Pasta Company, Fort Howard Corporation and Waterford Crystal Ltd., and Chairman of Waterford Wedgwood UK plc.

        Mr. Abramson has been a Director of the Company, Containers and Plastics since September 1996. He has been an Associate of Morgan Stanley since 1994 and a Vice President of MSLEF II, Inc. and of the managing general partner of the general partner of MSCP III since 1995. Mr. Abramson has been with Morgan Stanley since 1990, first in the Corporate Finance Division and, since 1992, in the Merchant Banking Division. Mr. Abramson is also a Director of PageMart Wireless, Inc., PageMart, Inc. and Jefferson Smurfit Corporation.

        Mr. Begel has been a Director of the Company since May 1997. Mr. Begel has been Chairman and Chief Executive Officer of TMB Industries since 1988 and has been Chairman, President, Chief Executive Officer and a Director of Johnstown America Industries, Inc. since 1991. Mr. Begel was Chairman, President and Chief Executive Officer of The Pullman Company until its acquisition in 1988. From 1981 to 1983, Mr. Begel was Senior Vice President of the Engineered Products Group of the Signal Companies, Inc. and Senior Vice President of Wheelabrator-Frye, Inc.

        Mr. Crowe has been a Director of the Company since May 1997. Mr. Crowe has been Chairman, President, Chief Executive Officer and a Director of Landstar System, Inc. ("Landstar") since 1989. From 1982 to 1989, Mr. Crowe was President of Independent Freightway, Inc. (Landstar Inway), a subsidiary of Landstar. Prior to joining Landstar, Mr. Crowe was Vice President-Operations of All-States Trucking and at Pacific Intermountain Express as region manager.

        Mr. Rankin has been Executive Vice President and Chief Financial Officer of the Company since January 1989 and Treasurer of the Company since January 1992. Mr. Rankin has been Vice President of Containers and Plastics since January 1989 and was Treasurer of Plastics from January 1994 to December 1994. Prior to joining the Company, Mr. Rankin was Senior Vice President and Chief Financial Officer of Armtek Corporation. Mr. Rankin was Vice President and Chief Financial Officer of Continental Can Company from November 1984 to August 1986. From September 1989 to August 1993, Mr. Rankin was Vice President, Chief Financial Officer and Treasurer of Sweetheart Holdings Inc. and Vice President of Sweetheart Cup Company, Inc.

        Mr. Rodriguez has been Vice President of the Company since March 1994 and Controller and Assistant Treasurer of the Company since March 1990. From October 1987 to March 1990, Mr. Rodriguez was Assistant Controller and Assistant Treasurer of the Company. Mr. Rodriguez has been Vice President of Containers and Plastics since March 1994. From September 1989 to August 1993, Mr. Rodriguez was Controller, Assistant Secretary and Assistant Treasurer of Sweetheart Holdings Inc. and Assistant Secretary and Assistant Treasurer of Sweetheart Cup Company, Inc. From 1978 to 1987, Mr. Rodriguez was employed by Ernst & Young LLP, last serving as Senior Manager specializing in taxation.

        Mr. Paulson has been Vice President of the Company since January 1996. Mr. Paulson was employed by Containers to manage the transition of AN Can from August 1995 to December 1995. From January 1989 to July 1995, Mr. Paulson was employed by ANC, last serving as Senior Vice President and General Manager, Food Metal and Specialty, North America. Prior to his employment with ANC, Mr. Paulson was President of the beverage packaging operations of Continental Can Company.

        Mr. Hogan has been Vice President, General Counsel and Secretary of the Company since June 1997. From September 1995 until June 1997, Mr. Hogan was a partner at the law firm of Winthrop, Stimson, Putnam & Roberts in Stamford, Connecticut. From April 1988 to September 1995, Mr. Hogan was an associate at such firm.

        Mr. Beam has been President of Containers since July 1990. From September 1987 to July 1990, Mr. Beam was Vice President--Marketing & Sales of Containers. Mr. Beam was Vice President and General Manager of Continental Can Company, Western Food Can Division, from March 1986 to September 1987.

        Mr. Wojdon has been Vice President--Operations and Assistant Secretary of Containers since September 1987. From August 1982 to August 1987, Mr. Wojdon was General Manager of Manufacturing of the Can Division of the Carnation Company.

        Mr. Hughes has been Vice President--Sales & Marketing of Containers since July 1990. From February 1988 to July 1990, Mr. Hughes was Vice President, Sales and Marketing of the Beverage Division of Continental Can Company. Prior to February 1988, Mr. Hughes was employed by Continental Can Company in various regional sales positions.

        Mr. Nerstad has been a Vice President of Containers since December 1993. From August 1989 to December 1993, Mr. Nerstad was Vice President--Distribution and Container Manufacturing of Del Monte and was Director of Container Manufacturing of Del Monte from November 1983 to July 1989. Prior to 1983, Mr. Nerstad was employed by Del Monte in various regional and plant positions.

        Mr. Heaney has been Vice President--Finance of Containers since October 1995. From September 1990 to October 1995, Mr. Heaney was Controller, Food Metal and Specialty Division of ANC. From August 1977 to August 1990, Mr. Heaney was employed by ANC and American Can Company in various divisional, regional and plant finance/accounting positions.

        Mr. Gervais has been President of Plastics since December 1992. From September 1989 to December 1992, Mr. Gervais was Vice President--Sales & Marketing of Plastics. From March 1984 to September 1989, Mr. Gervais was President and Chief Executive Officer of Aim Packaging, Inc.

        Mr. Cole has been Vice President and Assistant Secretary of Plastics since September 1987. From April 1986 to September 1987, Mr. Cole was Manager of Personnel of the Monsanto Engineered Products Division of Monsanto.

        Mr. Minarik has been Vice President--Operations and Commercial Development of Plastics since May 1993. From February 1991 to August 1992, Mr. Minarik was President of Wheaton Industries Plastics Group. Mr. Minarik was Vice President--Marketing of Constar International, Inc. from March 1983 to February 1991.

        Mr. Koblin has been Vice President--Sales & Marketing of Plastics since 1994. From 1992 to 1994, Mr. Koblin was Director of Sales & Marketing of Plastics. From 1990 to 1992, Mr. Koblin was Vice President of Churchill Industries.

        Ms. Jones has been Vice President--Finance and Chief Financial Officer of Plastics since December 1994 and Assistant Secretary of Plastics since November 1993. From October 1993 to December 1994, Ms. Jones was Corporate Controller of Plastics and from July 1989 to October 1993, she was Manager-- Finance of Plastics. From July 1982 to July 1989, Ms. Jones was an Audit Manager for Ernst & Young LLP.

        SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth, as of April 30, 1997, certain information with respect to the beneficial ownership by certain persons of outstanding shares of capital stock of the Company. Except as otherwise described below, each of the persons named in the table has sole voting and investment power with respect to the securities beneficially owned.


                                                NUMBER OF SHARES OF   PERCENTAGE OWNERSHIP
                                                COMMON STOCK OWNED     OF COMMON STOCK(1)
                                                -------------------  -----------------------
R. Philip Silver (2)..........................       3,576,545               18.96%
D. Greg Horrigan (2)..........................       3,576,545               18.96%
Robert H. Niehaus (3).........................              --                --
Leigh J. Abramson (3).........................              --                --
Thomas M. Begel (4)...........................           2,000                *
Jeffrey C. Crowe (5)..........................           2,000                *
Harley Rankin, Jr. (6)........................         233,012                1.22%
James D. Beam (7).............................         584,809                3.01%
Russell F. Gervais (8)........................          80,728                *
The Morgan Stanley Leveraged Equity Fund II,
   L.P. (9)...................................       5,835,842               30.94%
All officers and directors as a group.........       8,739,191               42.75%

--------------
(1)  An asterisk denotes beneficial ownership of 1% or less of the Common Stock.
(2) Director of the Company, Containers and Plastics. Messrs. Silver and Horrigan are parties to a voting agreement pursuant to which they have agreed to use their best efforts to vote their shares as a block. In addition, Messrs. Silver and Horrigan share voting and investment power with respect to one (1) share of Common Stock, which share of Common Stock is owned by S&H. The address for such person is 4 Landmark Square, Stamford, CT 06901.
(3) Director of the Company, Containers and Plastics. The address for such person is c/o Morgan Stanley & Co. Incorporated, 1221 Avenue of the Americas, New York, NY 10020.
(4) Director of the Company. The address for such person is 980 N. Michigan Avenue, Suite 1000, Chicago, IL 60611.
(5) Director of the Company. The address for such person is 4160 Woodcock Drive, Jacksonville, FL 32207.
(6) Reflects shares that may be acquired through the exercise of vested stock options granted pursuant to the Stock Option Plan. The address for such person is 4 Landmark Square, Stamford, CT 06901.
(7) Includes 584,609 shares that may be acquired through the exercise of vested stock options granted pursuant to the Stock Option Plan. The address for such person is 21800 Oxnard Street, Woodland Hills, CA 91367.
(8) Includes 80,678 shares that may be acquired through the exercise of vested stock options granted pursuant to the Stock Option Plan. The address for such person is 14515 N. Outer Forty, Chesterfield, MO 63017.
(9) The address for The Morgan Stanley Leveraged Equity Fund II, L.P. is 1221 Avenue of the Americas, New York, NY 10020.

                              CERTAIN TRANSACTIONS

MANAGEMENT AGREEMENTS

     The Company, Containers and Plastics each entered into an amended and restated management services agreement dated as of December 21, 1993 (collectively, the "Management Agreements") with S&H to replace in its entirety its then existing management services agreement, as amended, with S&H. Pursuant to the Management Agreements, S&H provided the Company, Containers and Plastics and their respective subsidiaries with general management and administrative services (the "Services"). The Management Agreements provided for payments to S&H (i) on a monthly basis, of $5,000 plus an amount equal to 2.475% of consolidated earnings before depreciation, interest and taxes of the Company ("Company EBDIT"), for such calendar month until Company EBDIT for the calendar year shall have reached an amount set forth in the Management Agreements for such calendar year (the "Scheduled Amount") and 1.65% of Company EBDIT for such calendar month to the extent that Company EBDIT for the calendar year shall have exceeded the Scheduled Amount but shall not have been greater than an amount (the "Maximum Amount") set forth in the Management Agreements and (ii) on a quarterly basis, of an amount equal to 2.475% of Company EBDIT for such calendar quarter until Company EBDIT for the calendar year shall have reached the Scheduled Amount and 1.65% of Company EBDIT for such calendar quarter to the extent that Company EBDIT for the calendar year shall have exceeded the Scheduled Amount but shall not have been greater than the Maximum Amount (the "Quarterly Management Fee"). The Scheduled Amount was $83.5 million for the calendar year 1996, and the Maximum Amount was $98.101 million for the calendar year 1996. The Management Agreements provided that upon receipt by the Company of a notice from Bankers Trust that certain events of default under the Credit Agreement have occurred, the Quarterly Management Fee shall continue to accrue, but shall not be paid to S&H until the fulfillment of certain conditions, as set forth in the Management Agreements.

     Additionally, the Management Agreements provided that the Company, Containers, Plastics and their respective subsidiaries reimburse S&H, on a monthly basis, for all out-of-pocket expenses paid by S&H in providing the Services, including fees and expenses to consultants, subcontractors and other third parties, in connection with such Services. All fees and expenses paid to S&H under each of the Management Agreements were credited against amounts paid to S&H under the other Management Agreements. Under the terms of the Management Agreements, the Company, Containers and Plastics agreed, subject to certain exceptions, to indemnify S&H and its affiliates, officers, directors, employees, subcontractors, consultants or controlling persons against any losses, damages, costs and expenses they may sustain arising in connection with the Management Agreements.

     The Management Agreements also provided that S&H may select a consultant, subcontractor or agent to provide the Services. S&H retained Morgan Stanley to render financial advisory services to S&H. In connection with such retention, S&H agreed to pay Morgan Stanley a fee equal to 9.1% of the fees paid to S&H under the Management Agreements.

     Concurrent with the IPO, each of the Company, Containers and Plastics entered into an amended and restated management services agreement (collectively, the "New Management Agreements") with S&H to replace in their entirety the Management Agreements. The New Management Agreements contain substantially the same terms as the Management Agreements, except that after the initial term of the New Management Agreements (which continues until June 30, 1999), the New Management Agreements will be automatically renewed for successive one-year terms unless either party gives written notice at least 180 days prior to the end of the then current term of its election not to renew. The independent directors of the Company will determine on behalf of the companies whether to give such written notice not to renew. The New Management Agreements may be terminated (i) at the option of each of the respective companies upon the failure or refusal of S&H to perform its obligations under the New Management Agreements, if such failure or refusal continues unremedied for more than 60 days after written notice of its existence shall have been given; (ii) at the option of S&H upon the failure or refusal of any of the respective companies to perform its obligations under the New Management Agreements, if such failure or refusal continues unremedied for more than 60 days after written notice of its existence shall have been given; (iii) at the option of S&H or the respective companies (a) if S&H or one of the companies is declared insolvent or bankrupt or a voluntary bankruptcy petition is filed by any of them, (b) upon the occurrence of any of the following events with respect to S&H or one of the companies if not cured, dismissed or stayed within 45 days: the filing of an involuntary petition in bankruptcy, the appointment of a trustee or receiver or the institution of a proceeding seeking a reorganization, arrangement, liquidation or dissolution, (c) if S&H or one of the companies voluntarily seeks a reorganization or arrangement or makes an assignment for the benefit of creditors or (d) upon the death or permanent disability of both of Messrs. Silver and Horrigan; (iv) upon at least 180 days prior written notice at the option of each of the respective companies for any reason; (v) upon at least 180 days prior written notice at the option of S&H for any reason other than Cause or a Change of Control (each as defined in the New Management Agreements); (vi) at the option of S&H after a Change of Control;
(vii) at the option of the respective companies in the event of criminal conduct or gross negligence by S&H in the performance of the Services; or (viii) at the option of S&H or the respective companies upon the termination of any of the New Management Agreements for Cause. The New Management Agreements prohibit S&H from competing with the Company during the term thereof and, only if S&H terminates the New Management Agreements pursuant to clause (v) above, for a period of one year after such termination. The New Management Agreements provide that, in the event that they are terminated pursuant to clause (iv) above, each of the respective companies will be required to pay to S&H the present value of the amount of the payments that would have been payable to S&H thereunder through the end of the initial term or renewed term, as the case may be, thereof. In addition, under the New Management Agreements the Scheduled Amount is $89.5 million, $95.5 million and $101.5 million for the calendar years 1997, 1998 and 1999, respectively, and the Maximum Amount is $100.504 million, $102.964 million and $105.488 million for the calendar years 1997, 1998 and 1999, respectively. For the calendar year 2000, the Scheduled Amount and the Maximum Amount is $108.653 million, and for each calendar year thereafter the Scheduled Amount and Maximum Amount increases by 3% from that of the previous year.

     The Company believes that it is difficult to determine whether the Management Agreements were, and whether the New Management Agreements are, on terms no less favorable than those available from unaffiliated parties because of the personal nature of the services provided thereunder and the expertise and skills of the individuals providing such services. The Company believes that arrangements under the Management Agreements were, and that the arrangements under the New Management Agreements are, fair to both parties.

     For the years ended December 31, 1996, 1995 and 1994, under the Management Agreements, S&H earned aggregate fees, including reimbursable expenses and fees payable to Morgan Stanley, of $5.3 million, $5.4 million and $5.0 million, respectively, from the Company, Containers and Plastics, and during 1996, 1995 and 1994 Morgan Stanley earned fees of $425,000, $409,000 and $383,000, respectively.

OTHER

     In connection with the Preferred Stock Sale, Morgan Stanley, which acted as the placement agent in connection therewith, received certain fees amounting to $1.8 million. Morgan Stanley acted as one of the several underwriters in connection with the IPO and received fees of approximately $1.2 million in connection therewith. In connection with the Private Offering, Morgan Stanley acted as the placement agent for the Debentures and received certain fees amounting to $7.9 million. In connection with the New Credit Agreement, MSSF, who will act as a Co-Arranger and Co-Documentation Agent, will receive certain fees. See "Securities Ownership of Certain Beneficial Owners and Management" for a description of the ownership by MSLEF II, an affiliate of Morgan Stanley and MSSF, of certain securities of the Company.

     Messrs. Silver and Horrigan, Bankers Trust New York Corporation ("BTNY"), MSLEF II and the Company are parties to the Stockholders Agreement dated as of December 21, 1993 (as amended, the "Stockholders Agreement"), which provides for certain rights and obligations among them and between them and the Company. The Stockholders Agreement provides that for a period of eight years after the IPO, MSLEF II has the right to demand two separate registrations of its shares of Common Stock; provided, however, that such demand right terminates at such time as MSLEF II, together with its affiliates, owns less than five percent of the issued and outstanding shares of Common Stock. If, at any time or from time to time for a period of eight years after the IPO, the Company determines to register additional shares of Common Stock (other than in connection with certain non-underwritten offerings), the Company will offer each of MSLEF II, BTNY and Messrs. Silver and Horrigan the opportunity to register shares of Common Stock it holds in a "piggyback registration."

     In the event that the Company enters into any future transactions with any of its affiliates, the Company expects to enter into any such transactions on terms no less favorable than those available from unaffiliated parties.


                           DESCRIPTION OF DEBENTURES

     The Old Debentures are, and the New Debentures will be, issued under the Indenture. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended. The Indenture is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. Whenever particular defined terms of the Indenture not otherwise defined herein are referred to, such defined terms are incorporated herein by reference. For definitions of certain capitalized terms used in the following summary, see
"-- Certain Definitions."


GENERAL

     The Old Debentures are, and the New Debentures will be, unsecured senior subordinated obligations of the Company, initially limited to $300 million aggregate principal amount, and will mature on June 1, 2009. Each Debenture will initially bear interest at 9% per annum from June 9, 1997 or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semiannually (to Holders of record at the close of business on the May 15 or November 15 immediately preceding the Interest Payment Date) on June 1 and December 1 of each year, commencing December 1, 1997.

     Principal of, premium, if any, and interest on the Debentures are and will be payable, and the Debentures may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, the City of New York (which initially will be the corporate trust office of the Trustee c/o First Chicago Trust Company of New York at 14 Wall Street, 8th Floor, Window 2, New York, New York 10005); provided that, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses as they appear in the Security Register.

     The Debentures are and will be issued only in fully registered form, without coupons, in denominations of $1,000 of principal amount and any integral multiple thereof. See "--Book-Entry; Delivery and Form." No service charge will be made for any registration of transfer or exchange of Debentures, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

     Subject to the covenants described below under "Covenants" and applicable law, the Company may issue additional Debentures under the Indenture. The Debentures offered hereby and any additional Debentures subsequently issued would be treated as a single class for all purposes under the Indenture.


OPTIONAL REDEMPTION

     The Old Debentures are, and the New Debentures will be, redeemable at the Company's option, in whole or in part, at any time and from time to time, on or after June 1, 2002 and prior to maturity, upon not less than 30 nor more than 60 days' prior notice mailed by first class mail to each Holder's last address as it appears in the Security Register, at the following Redemption Prices (expressed in percentages of principal amount), plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date that is on or prior to the Redemption Date to receive interest due on an Interest Payment Date), if redeemed during the 12-month period commencing June 1, of the years set forth below:

                        YEAR           Redemption Price
                        ----           -----------------
                2002.................           104.500%
                2003.................           103.375
                2004.................           102.250
                2005.................           101.125
                2006 and thereafter..           100.000

          In addition, at any time prior to June 1, 2000, the Company may redeem up to 35% of the principal amount of the Debentures with the proceeds of one or more public equity offerings of Common Stock of the Company or the Successor Corporation, at any time or from time to time in part, at a Redemption Price (expressed as a percentage of principal amount) of 109%, plus accrued and unpaid interest to the Redemption Date (subject to the rights of Holders of record on the relevant Regular Record Date that is prior to the Redemption Date to receive interest due on an Interest Payment Date); provided that at least $195 million aggregate principal amount of Debentures remains outstanding after each such redemption.

          In the case of any partial redemption, selection of the Debentures for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Debentures are listed or, if the Debentures are not listed on a national securities exchange, on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate; provided that no Debenture of $1,000 in principal amount or less shall be redeemed in part. If any Debenture is to be redeemed in part only, the notice of redemption relating to such Debenture shall state the portion of the principal amount thereof to be redeemed. A new Debenture in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Debenture.


SINKING FUND

        There will be no sinking fund payments for the Debentures.


RANKING

          The Indebtedness evidenced by the Debentures is and will be subordinated to all existing and future Senior Indebtedness of the Company, will rank pari passu in right of payment with all senior subordinated indebtedness of the Company and senior in right of payment to all existing and future subordinated indebtedness of the Company. After giving pro forma effect to the Private Offering and the application of the proceeds thereof and the Preferred Stock Exchange, at May 31, 1997, the Company would have had outstanding approximately $926.3 million of Indebtedness, including approximately $570.3 million of Senior Indebtedness (all of which would have been secured) and including the Exchange Debentures which were issued on June 13, 1997 and are subordinate in right of payment to the Debentures. In addition, all existing and future liabilities (including trade payables) of the Company's subsidiaries will be effectively senior to the Debentures. At March 31, 1997, the Company's subsidiaries had other liabilities of approximately $268.3 million. See "Risk Factors--Secured Indebtedness" and "--Holding Company Structure and Subordination" and "Capitalization."

          To the extent any payment of Senior Indebtedness (whether by or on behalf of the Company, a Successor Corporation, as proceeds of security or enforcement of any right of setoff or otherwise) is declared to be fraudulent or preferential, set aside or required to be paid to any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then, if such payment is recovered by, or paid over to, such receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person, the Senior Indebtedness or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred. To the extent the obligation to repay any Senior Indebtedness is declared to be fraudulent, invalid, or otherwise set aside under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then the obligations so declared fraudulent, invalid or otherwise set aside (and all other amounts that would come due with respect thereto had such obligations not been so affected) shall be deemed to be reinstated and outstanding as Senior Indebtedness for all purposes of the Indenture as if such declaration, invalidity or setting aside had not occurred. Upon any payment or distribution of assets or securities of the Company or a Successor Corporation of any kind or character, whether in cash, property or securities, upon any dissolution or winding-up or total or partial liquidation or reorganization of the Company or a Successor Corporation, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all amounts due or to become due upon all Senior Indebtedness (including any interest accruing subsequent to an event of bankruptcy, whether or not such interest is an allowed claim enforceable against the debtor under the United States Bankruptcy Code) shall first be paid in full, in cash or cash equivalents, before the Holders or the Trustee on behalf of the Holders shall be entitled to receive any payment by or on behalf of the Company or a Successor Corporation on account of Senior Subordinated Obligations, or any payment to acquire any of the Debentures for cash, property or securities, or any distribution with respect to the Debentures of any cash, property or securities. Before any payment may be made by or on behalf of the Company or a Successor Corporation of any Senior Subordinated Obligations upon any such dissolution, winding-up, liquidation or reorganization, any payment or distribution of assets or securities of the Company or a Successor Corporation of any kind or character, whether in cash, property or securities, to which the Holders or the Trustee on behalf of the Holders would be entitled, but for the subordination provisions of the Indenture, shall be made by the Company or a Successor Corporation or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person making such payment or distribution, or by the Holders or the Trustee if received by them or it, directly to the holders of the Senior Indebtedness (pro rata to such holders on the basis of the respective amounts of Senior Indebtedness held by such holders) or their representatives, or to the trustee or trustees under any indenture pursuant to which any such Senior Indebtedness may have been issued, as their respective interests appear, to the extent necessary to pay all such Senior Indebtedness in full, in cash or cash equivalents, after giving effect to any concurrent payment distribution or provision therefor, to or for the holders of such Senior Indebtedness.

          No direct or indirect payment by or on behalf of the Company or a Successor Corporation of Senior Subordinated Obligations, whether pursuant to the terms of the Debentures or upon acceleration or otherwise, shall be made if, at the time of such payment, there exists a default in the payment of all or any portion of the obligations on any Senior Indebtedness and such default shall not have been cured or waived or the benefits of this sentence waived by or on behalf of the holders of such Senior Indebtedness. In addition, during the continuance of any other event of default with respect to (i) the Credit Agreement pursuant to which the maturity thereof may be accelerated and (a) upon receipt by the Trustee of written notice from the Bank Agent or (b) if such event of default under the Credit Agreement results from the acceleration of the Debentures, from and after the date of such acceleration, no payment of Senior Subordinated Obligations may be made by or on behalf of the Company or a Successor Corporation upon or in respect of the Debentures for a period (a "Payment Blockage Period") commencing on the earlier of the date of receipt of such notice or the date of such acceleration and ending 159 days thereafter (unless such Payment Blockage Period shall be terminated by written notice to the Trustee from the Bank Agent or such event of default has been cured or waived) or (ii) any other Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated, upon receipt by the Trustee of written notice from the trustee or other representative for the holders of such other Designated Senior Indebtedness (or the holders of at least a majority in principal amount of such other Designated Senior Indebtedness then outstanding), no payment of Senior Subordinated Obligations may be made by or on behalf of the Company or a Successor Corporation upon or in respect of the Debentures for a Payment Blockage Period commencing on the date of receipt of such notice and ending 119 days thereafter (unless, in each case, such Payment Blockage Period shall be terminated by written notice to the Trustee from such trustee or other representatives for such holders). Not more than one Payment Blockage Period may be commenced with respect to the Debentures during any period of 360 consecutive days; provided that, subject to the limitation contained in the next sentence, the commencement of a Payment Blockage Period by the representatives for, or the holders of, Designated Senior Indebtedness other than under the Credit Agreement or under clause (i)(b) of this paragraph shall not bar the commencement of another Payment Blockage Period by the Bank Agent within such period of 360 consecutive days. Notwithstanding anything in the Indenture to the contrary, there must be 180 consecutive days in any 360-day period in which no Payment Blockage Period is in effect. No event of default (other than an event of default pursuant to the financial maintenance covenants under the Credit Agreement) that existed or was continuing (it being acknowledged that any subsequent action that would give rise to an event of default pursuant to any provision under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose) on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis for the commencement of a second Payment Blockage Period by the representatives for, or the holders of, such Designated Senior

Indebtedness, whether or not within a period of 360 consecutive days, unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days.

          By reason of the subordination provisions described above, in the event of liquidation or insolvency, creditors of the Company or a Successor Corporation who are not holders of Senior Indebtedness or of the Debentures may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than holders of the Debentures.

          "Successor Corporation" is defined to mean any successor corporation to the Company that becomes the successor obligor on the Debentures, whether by merger, consolidation, sale of assets, assumption of liabilities or otherwise.

          "Senior Indebtedness" is defined to mean the following obligations of the Company or a Successor Corporation: (i) all Indebtedness and other monetary obligations of the Company or a Successor Corporation under (or in respect of) the Credit Agreement, any Interest Rate Agreement or any Currency Agreement,
(ii) all other Indebtedness of the Company or a Successor Corporation (other than Indebtedness evidenced by the Debentures or the Exchange Debentures), including principal and interest on such Indebtedness, unless such Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued, is pari passu with, or subordinated in right of payment to, the Debentures and (iii) all fees, expenses and indemnities payable in connection with the Credit Agreement, Currency Agreements and Interest Rate Agreements; provided that the term "Senior Indebtedness" shall not include (a) any Indebtedness of the Company or a Successor Corporation that, when Incurred and without respect to any election under Section 1111(b) of the United States Bankruptcy Code, was without recourse to the Company or a Successor Corporation,
(b) any Indebtedness of the Company or a Successor Corporation to a Subsidiary of the Company or a Successor Corporation or to a joint venture in which the Company or a Successor Corporation has an interest, (c) any Indebtedness of the Company or a Successor Corporation (other than such Indebtedness already described in clause (i) above) of the type described in clause (ii) above and not permitted by the "Limitation on Indebtedness" covenant below, (d) any repurchase, redemption or other obligation in respect of Redeemable Stock, (e) any Indebtedness to any employee or officer of the Company or a Successor Corporation or any of its Subsidiaries, (f) any liability for federal, state, local or other taxes owed or owing by the Company or a Successor Corporation or
(g) any Trade Payables. "Senior Indebtedness" will also include interest accruing subsequent to events of bankruptcy of the Company or a Successor Corporation and its Subsidiaries at the rate provided for in the document governing such Indebtedness, whether or not such interest is an allowed claim enforceable against the debtor in a bankruptcy case under federal bankruptcy law.

          "Designated Senior Indebtedness" is defined to mean (i) Indebtedness under the Credit Agreement, including refinancings thereof and (ii) any other Indebtedness constituting Senior Indebtedness that, at any date of determination, has an aggregate principal amount of at least $50 million and is specifically designated by the Company or the Successor Corporation in the instrument creating or evidencing such Senior Indebtedness as "Designated Senior Indebtedness."

CERTAIN DEFINITIONS

          Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for the full definition of all terms as well as any other capitalized term used herein for which no definition is provided.

          "Acquired Indebtedness" means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition by a Restricted Subsidiary and not Incurred in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition; provided that Indebtedness of such Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition shall not be Acquired Indebtedness.

          "Adjusted Consolidated Net Income" means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period determined in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication): (i) the net income (or loss) of any Person (other than net income (or loss) attributable to a Restricted Subsidiary) in which any Person (other than the Company or any of its Restricted Subsidiaries) has a joint interest and the net income (or loss) of any Unrestricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Restricted Subsidiaries by such other Person or such Unrestricted Subsidiary during such period; (ii) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below (and in such case, except to the extent includable pursuant to clause (i) above), the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by the Company or any of its Restricted Subsidiaries; (iii) the net income (or loss) of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary; (iv) any gains or losses (on an after-tax basis) attributable to Asset Sales; (v) except for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below, any amount paid or accrued as dividends on Preferred Stock of the Company or any Restricted Subsidiary owned by Persons other than the Company and any of its Restricted Subsidiaries; and (vi) all extraordinary gains and extraordinary losses; provided further that for purposes of clause (iv) of the first paragraph of the "Limitation on Restricted Payments" covenant, in connection with any Investment in a business, "Adjusted Consolidated Net Income" during the period commencing with the first day of the fiscal quarter in which the Closing Date occurs and ending on the last day of the last fiscal quarter preceding the Transaction Date shall not be less than $100 million, unless actual Adjusted Consolidated Net Income for such period is a loss, in which case Adjusted Consolidated Net Income for such period shall be $100 million minus the amount of such loss.

          "Adjusted Consolidated Net Tangible Assets" means the total amount of assets of the Company and its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets after the Closing Date (excluding write-ups in connection with accounting for acquisitions in conformity with
GAAP), after deducting therefrom (i) all current liabilities of the Company and its Restricted Subsidiaries (excluding intercompany items) and

(ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries, prepared in conformity with GAAP and filed with the Commission or provided to the Trustee pursuant to the "Commission Reports and Reports to Holders" covenant.

          "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

          "Asset Acquisition" means (i) an investment by the Company or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with the Company or any of its Restricted Subsidiaries; provided that such Person's primary business is related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such investment or (ii) an acquisition by the Company or any of its Restricted Subsidiaries of the property and assets of any Person other than the Company or any of its Restricted Subsidiaries that constitute substantially all of a division, operating unit or line of business of such Person; provided that the property and assets acquired are related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such acquisition.

          "Asset Disposition" means the sale or other disposition by the Company or any of its Restricted Subsidiaries (other than to the Company or another Restricted Subsidiary) of (i) all or substantially all of the Capital Stock of any Restricted Subsidiary of the Company or (ii) all or substantially all of the assets that constitute a division, operating unit or line of business of the Company or any of its Restricted Subsidiaries.

          "Asset Sale" means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by the Company or any of its Restricted Subsidiaries to any Person other than the Company or any of its Restricted Subsidiaries of (i) all or any of the Capital Stock of any Restricted Subsidiary, (ii) all or substantially all of the property and assets of an operating unit or business of the Company or any of its Restricted Subsidiaries or (iii) any other property and assets of the Company or any of its Restricted Subsidiaries outside the ordinary course of business of the Company or such Restricted Subsidiary and, in each case, that is not governed by the provisions of the Indenture applicable to mergers, consolidations and sales of assets of the Company; provided that "Asset Sale" shall not include (a) sales or other dispositions of inventory, receivables and other current assets, (b) sales or other dispositions of assets for consideration at least equal to the fair market value of the assets sold or disposed of, to the extent that the consideration received would satisfy clause (B) of the "Limitation on Asset Sales" covenant,
(c) any Restricted Payments permitted by the "Limitation on Restricted Payments" covenant, (d) sales, transfers or other dispositions of obsolete or worn out equipment or spare parts or (e) during each fiscal year of the Company, other sales, transfers or dispositions of assets having a fair market value not in excess of $1,000,000.

          "Average Life" means, at any date of determination with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of
(a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (ii) the sum of all such principal payments.

          "Bank Agent" means Bankers Trust Company, or its successor as agent for the lenders under the Credit Agreement.

          "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all Common Stock and Preferred Stock.

          "Capitalized Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

          "Capitalized Lease Obligations" means the discounted present value of the rental obligations under a Capitalized Lease.

          "Change of Control" means such time as (i) (a) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), other than MSLEF II, Mr. Horrigan, Mr. Silver and their respective Affiliates, becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange
Act), of more than 40% of the total voting power of the Voting Stock of the Company and (b) MSLEF II, Mr. Horrigan, Mr. Silver and their respective Affiliates and any spouse, parent, brother, sister or lineal descendant of Mr. Horrigan or Mr. Silver beneficially own, directly or indirectly, less than 18% of the total voting power of the Voting Stock of the Company; (ii) individuals who on the Closing Date constitute the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination by the Board of Directors for election by the Company's stockholders was approved by a vote of at least a majority of the members of the Board of Directors then in office who either were members of the Board of Directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office or (iii) the Company shall not beneficially own, directly or indirectly, at least a majority of the outstanding Voting Stock of Silgan Corporation other than as a result of the merger of Silgan Corporation with and into the Company.

        "Closing Date" means the date on which the Old Debentures were originally issued under the Indenture.

          "Consolidated EBITDA" means, for any period, Adjusted Consolidated Net Income for such period plus, to the extent such amount was deducted in calculating such Adjusted Consolidated Net Income, (i) Consolidated Interest Expense, (ii) income taxes (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets), (iii) depreciation expense, (iv) amortization expense and (v) all other non-cash items reducing Adjusted Consolidated Net Income, less all non-cash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in conformity with GAAP; provided that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by (B) the quotient of (1) the number of shares of outstanding Common Stock of such Restricted Subsidiary not owned on the last day of such period by the Company or any of its Restricted Subsidiaries divided by (2) the total number of shares of outstanding Common Stock of such Restricted Subsidiary on the last day of such period.

          "Consolidated Interest Expense" means, for any period, the aggregate amount of interest in respect of Indebtedness (including, without limitation, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; the net costs associated with Interest Rate Agreements; and Indebtedness that is Guaranteed or secured by the Company or any of its Restricted Subsidiaries) and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by the Company and its Restricted Subsidiaries during such period; excluding, however, any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof).

          "Consolidated Net Worth" means, at any date of determination, stockholders' equity as set forth on the most recently available quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries (which shall be as of a date not more than 135 days prior to the date of such computation, and which shall not take into account Unrestricted Subsidiaries), less any amounts attributable to Disqualified Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of the Company or any of its Restricted Subsidiaries, each item to be determined in conformity with GAAP (excluding the effects of foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52).

          "Credit Agreement" means the credit agreement dated as of August 1, 1995, as amended, among the Company and certain of its subsidiaries, the lenders named therein, the Bank Agent, as Administrative Agent and Co-Arranger, and Bank of America Illinois, as Documentation Agent and Co-Arranger, together with the related documents thereof (including without limitation any Guarantees and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented, renewed, extended, substituted, replaced or otherwise modified from time to time, including any agreement extending the maturity of, refinancing or otherwise restructuring (including, but not limited to, the inclusion of additional borrowers thereunder that are Subsidiaries of the Company) all or any portion of the Indebtedness under such agreement or any successor agreement, as such agreement may be amended, renewed, extended, substituted, replaced, restated and otherwise modified from time to time; and "Credit Agreement Amount" means $1.2 billion.

        "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

        "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

        "Disqualified Stock" means any class or series of Capital Stock of any Person that by its terms or otherwise is (i) required to be redeemed prior to the Stated Maturity of the Debentures, (ii) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the Debentures or (iii) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the Debentures; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the

Debentures shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in the "Limitation on Asset Sales" and "Repurchase of Debentures upon a Change of Control" covenants described below and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company's repurchase of such Debentures as are required to be repurchased pursuant to the "Limitation on Asset Sales" and "Repurchase of Debentures upon a Change of Control" covenants described below.

          "11-3/4% Notes" means the 11-3/4% Senior Subordinated Notes due 2002 of the Company (as successor to Silgan Corporation).

          "Exchange Debentures" means the 13-1/4% Subordinated Debentures which were issued in exchange for the 13-1/4% Preferred Stock.

          "fair market value" means the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined (except with respect to amounts less than $1,000,001) in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution. Notwithstanding the foregoing, in the event that (1) the Company or any of its Restricted Subsidiaries shall dedicate assets substantially to products sold to any principal customer and (2) such customer shall require that the Company or such Restricted Subsidiary grant such customer an option to purchase such assets (or the entity owning such assets), then "fair market value" shall, for purposes of the "Limitation on Asset Sales" covenant, be deemed to be the price paid by such customer for such assets or such entity.

          "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Closing Date applied on a basis consistent with the principles, methods, procedures and practices employed in the preparation of the Company's audited financial statements, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained or referred to in the Indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the Indenture shall be made without giving effect to (i) the amortization or write off of unamortized deferred financing costs and any premiums, fees or expenses incurred in connection with the offering, redemption or early extinguishment of the Debentures, the 13-1/4% Preferred Stock, the 11-3/4% Notes, the 13-1/4% Debentures and the Credit Agreement (but not any fees or expenses with respect to the Indebtedness Incurred or Capital Stock issued after the date hereof to effect any such redemption or early extinguishment) and (ii) except as otherwise provided, the amortization of any amounts required or permitted by Accounting Principles Board Opinion Nos. 16 and 17.

          "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm's-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such

Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

          "Incur" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an "Incurrence" of Acquired Indebtedness; provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

          "Indebtedness" means, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (i) or (ii) above or (v), (vi) or (vii) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables, (v) all Capitalized Lease Obligations, (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness, (vii) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person and
(viii) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided (A) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at the time of its issuance as determined in conformity with GAAP, (B) that money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness shall not be deemed to be "Indebtedness,"
(C) that Indebtedness shall not include any liability for federal, state, local or other taxes and (D) in clarification of this definition, any unused commitment under the Credit Agreement or any other agreement relating to Indebtedness shall not be treated as outstanding.

          "Interest Coverage Ratio" means, on any Transaction Date, the ratio of
(i) the aggregate amount of Consolidated EBITDA for the then most recent four fiscal quarters prior to such Transaction Date for which reports have been filed with the Commission pursuant to the "Commission Reports and Reports to Holders" covenant (the "Four Quarter Period") to (ii) the aggregate Consolidated Interest Expense during such Four Quarter Period. In making the foregoing calculation,
(A) pro forma effect shall be given to any Indebtedness Incurred or repaid during the period (the "Reference Period") commencing on the first day of the Four Quarter Period and ending on the Transaction Date (other than Indebtedness Incurred or repaid under a revolving credit or similar arrangement to the extent of the commitment thereunder (or under any predecessor revolving credit or similar arrangement) in effect on the last day of such Four Quarter Period unless any portion of such Indebtedness is projected, in the reasonable judgment of the senior management of the Company, to remain outstanding for a period in excess of 12 months from the date of the Incurrence thereof) and any Indebtedness to be repaid within 60 days of the Transaction Date (except to the extent such repayment will be financed by Incurring Indebtedness after the Transaction
Date), in each case as if such Indebtedness had been Incurred or repaid on the first day of such Reference Period; (B) Consolidated Interest Expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on a date that is no more than 75 days prior to the Transaction Date (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period; (C) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during such Reference Period as if they had occurred and such proceeds had been applied on the first day of such Reference Period; provided that (x) with respect to Asset Acquisitions, pro forma effect shall be given to any cost reductions the Company anticipates if the Company delivers to the Trustee an Officers' Certificate executed by the Chief Financial Officer of the Company certifying to and describing and quantifying with reasonable specificity the cost reductions expected to be attained within the first year after such Asset Acquisition and (y) at the Company's election, in connection with any Asset Acquisition with respect to which an income statement for the acquired assets for the preceding four fiscal quarters is not available, the Company shall, in good faith, prepare an estimated income statement for such four quarters and shall deliver to the Trustee an Officers' Certificate and a certificate of an investment bank or accounting firm of national standing expressly stating that, in their opinion, such estimated income statement reasonably reflects the results that would have occurred had such assets been purchased by the Company or a Restricted Subsidiary on the first day of the Four Quarter Period and (D) pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into the Company or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period; provided that to the extent that clause (C) or (D) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Disposition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division, operating unit or line of business of the Person, that is acquired or disposed for which financial information is available.

          "Interest Rate Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

          "Investment" in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of the Company or its Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include
(i) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and
(ii) the fair market value of the Capital Stock (or any other Investment), held by the Company or any of its Restricted Subsidiaries, of (or in) any Person that has ceased to be a Restricted Subsidiary, including without limitation, by reason of any transaction permitted by clause (iii) of the "Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries" covenant; provided that the fair market value of the Investment remaining in any Person that has ceased to be a Restricted Subsidiary shall not exceed the aggregate amount of Investments previously made in such Person valued at the time such Investments were made less the net reduction of such Investments as a result of any payments or transfers of assets by such Person to the Company or its Restricted Subsidiaries. For purposes of the definition of "Unrestricted Subsidiary" and the "Limitation on Restricted Payments" covenant described below, (i) "Investment" shall include the fair market value of the assets (net of liabilities (other than liabilities to the Company or any of its Restricted Subsidiaries)) of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary, (ii) the fair market value of the assets (net of liabilities (other than liabilities to the Company or any of its Restricted Subsidiaries)) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments and (iii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

          "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

          "Moody's" means Moody's Investors Service, Inc. and its successors.

          "MSLEF II" means The Morgan Stanley Leveraged Equity Fund II, L.P., a Delaware limited partnership.

          "Net Cash Proceeds" means, (a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of (i) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Company and its Restricted Subsidiaries, taken as a whole, (iii) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale and (iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP and (b) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney's fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

          "Offer to Purchase" means an offer to purchase Debentures by the Company from the Holders commenced by mailing a notice to the Trustee and each Holder stating: (i) the covenant pursuant to which the offer is being made and that all Debentures validly tendered will be accepted for payment on a pro rata basis; (ii) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Payment Date"); (iii) that any Debenture not tendered will continue to accrue interest pursuant to its terms; (iv) that, unless the Company defaults in the payment of the purchase price, any Debenture accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date; (v) that Holders electing to have a Debenture purchased pursuant to the Offer to Purchase will be required to surrender the Debenture, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the Debenture completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date; (vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Debentures delivered for purchase and a statement that such Holder is withdrawing his election to have such Debentures purchased; and (vii) that Holders whose Debentures are being purchased only in part will be issued new Debentures equal in principal amount to the unpurchased portion of the Debentures surrendered; provided that each Debenture purchased and each new Debenture issued shall be in a principal amount of $1,000 or integral multiples thereof. On the Payment Date, the Company shall
(i) accept for payment on a pro rata basis Debentures or portions thereof tendered pursuant to an Offer to Purchase; (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Debentures or portions thereof so accepted; and (iii) deliver, or cause to be delivered, to the Trustee all Debentures or portions thereof so accepted together with an Officers' Certificate specifying the Debentures or portions thereof accepted for payment by the Company. The Paying Agent shall promptly mail to the Holders of Debentures so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Debenture equal in principal amount to any unpurchased portion of the Debenture surrendered; provided that each Debenture purchased and each new Debenture issued shall be in a principal amount of $1,000 or integral multiples thereof. The Company will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. the Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that the Company is required to repurchase Debentures pursuant to an Offer to Purchase.

          "Permitted Investment" means (i) an Investment in the Company or a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, the Company or a Restricted Subsidiary; provided that such person's primary business is related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such Investment; (ii) Temporary Cash Investments; (iii) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP; (iv) stock, obligations or securities received in satisfaction of judgments or in settlement of claims; (v) Investments, to the extent the consideration therefor consists solely of the Common Stock of the Company; (vi) Currency Agreements and Interest Rate Agreements entered into to protect against currency or interest rate fluctuations (but not Currency Agreements and Interest Rate Agreements entered into for speculation); (vii) Guarantees of Indebtedness of Restricted Subsidiaries permitted under the "Limitation on Indebtedness" covenant; and (viii) loans to employees of the Company or its Restricted Subsidiaries, not to exceed $3 million at any one time outstanding.

          "Permitted Liens" means (i) Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (ii) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens (including a bank's unexercised right of set-off) arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (iv) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (v) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries, taken as a whole; (vi) Liens (including extensions and renewals thereof) upon real or personal property acquired after the Closing Date; provided that (a) such Lien is created solely for the purpose of securing Indebtedness Incurred, in accordance with the "Limitation on Indebtedness" covenant described below, to finance the cost (including the cost of improvement or construction) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and (c) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item; (vii) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries, taken as a whole; (viii) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company or its Restricted Subsidiaries relating to such property or assets; (ix) any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease; (x) Liens arising from filing Uniform Commercial Code financing statements regarding leases; (xi) Liens on property of, or on shares of Capital Stock or Indebtedness of, any Person existing at the time such Person becomes, or becomes a part of, the Company or any Restricted Subsidiary; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets acquired; (xii) Liens in favor of the Company or any Restricted Subsidiary; (xiii) Liens arising from the rendering of a final judgment or order against the Company or any Restricted Subsidiary that does not give rise to an Event of Default; (xiv) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof; (xv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(xvi) Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Interest Rate Agreements and Currency Agreements and forward contracts, options, future contracts, futures options or similar agreements or arrangements designed solely to protect the Company or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;
(xvii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of the Company and its Restricted Subsidiaries prior to the Closing Date; (xviii) Liens consisting of escrows or deposits in connection with acquisitions or potential acquisitions; and (xix) Liens on or sales of receivables.

          "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary .

          "Significant Subsidiary" means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries, (i) for the most recent fiscal year of the Company, accounted for more than 10% of the consolidated revenues of the Company and its Restricted Subsidiaries or (ii) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Company and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of the Company for such fiscal year.

          "S&H" means S&H, Inc. and its successors.

          "S&P" means Standard & Poor's Ratings Service and its successors.

          "Stated Maturity" means, (i) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (ii) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

          "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

          "Temporary Cash Investment" means any of the following: (i) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof, (ii) time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause
(ii) above, (iv) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P, and (v) securities with maturities of one year or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or Moody's.

          "13-1/4% Preferred Stock" means the 13-1/4% Exchangeable Preferred Stock Mandatorily Redeemable 2006 of the Company.

          "13-1/4% Debentures" means the 13-1/4% Senior Discount Debentures due 2002 of the Company.

          "Trade Payables" means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

          "Transaction Date" means, with respect to the Incurrence of any Indebtedness by the Company or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

          "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary; provided that (A) any Guarantee by the Company or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an "Incurrence" of such Indebtedness and an "Investment" by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation; (B) either (I) the Subsidiary to be so designated has total assets of $1,000 or less or (II) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the "Limitation on Restricted Payments" covenant described below and (C) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under the "Limitation on Indebtedness" and "Limitation on Restricted Payments" covenants described below. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that (i) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation and (ii) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred for all purposes of the Indenture. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

          "Voting Stock" means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

          "Wholly Owned" means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.


COVENANTS

 Limitation on Indebtedness

          (a) the Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (other than the Debentures and Indebtedness existing on the Closing Date); provided that the Company and its Restricted Subsidiaries may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Interest Coverage Ratio would be greater than 2.0:1.

          Notwithstanding the foregoing, the Company and any Restricted Subsidiary may Incur each and all of the following: (i) Indebtedness in an aggregate principal amount not to exceed, at any one time outstanding, the Credit Agreement Amount, less any amount of such Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant described below; (ii) Indebtedness owed (A) to the Company evidenced by a promissory note or (B) to any of its Restricted Subsidiaries; provided that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or another Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (ii); (iii) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness (other than Indebtedness Incurred under clause (i), (ii), (iv), (vii), (ix) or (x) of this paragraph) and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided that Indebtedness the proceeds of which are used to refinance or refund the Debentures or Indebtedness that is pari passu with, or subordinated in right of payment to, the Debentures shall only be permitted under this clause (iii) if
(A) in case the Debentures are refinanced in part or the Indebtedness to be refinanced is pari passu with the Debentures, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining Debentures, (B) in case the Indebtedness to be refinanced is subordinated in right of payment to the Debentures, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Debentures remaining outstanding at least to the extent that the Indebtedness to be refinanced is subordinated to the Debentures and (C) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; provided, however, that with respect to the refinancing of the Exchange Debentures, the requirements of clauses (B) and (C) of this clause (iii) and the next subsequent proviso of this clause (iii) shall not be applicable if, pro forma for such refinancing, the Company would be permitted to Incur $1.00 of Indebtedness under the first paragraph of this "Limitation on Indebtedness" covenant; and provided further that in no event may Indebtedness of the Company that is pari passu with, or subordinated to, the Debentures be refinanced by means of any Indebtedness of any Restricted Subsidiary pursuant to this clause (iii); (iv) Indebtedness (A) in respect of performance, surety or appeal bonds provided in the ordinary course of business, (B) under Currency Agreements, Interest Rate Agreements and commodity hedging agreements; provided that such agreements (a) are designed solely to protect the Company or its Restricted Subsidiaries against fluctuations in foreign currency exchange rates, interest rates or commodity prices and (b) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates, interest rates or by reason of fees, indemnities and compensation payable thereunder; and (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition; (v) Indebtedness of the Company, to the extent the net proceeds thereof are promptly (A) used to purchase Debentures tendered in an Offer to Purchase made as a result of a Change in Control or (B) deposited to defease the Debentures as described below under "Defeasance"; (vi) the issuance of Exchange Debentures in satisfaction of payment-in-kind interest obligations on outstanding Exchange Debentures; (vii) Guarantees of Indebtedness of the Company and Restricted Subsidiaries to the extent such Indebtedness is otherwise permitted to be Incurred under this "Limitation of Indebtedness" covenant, provided that in the case of a Guarantee by a Restricted Subsidiary, such Restricted Subsidiary complies with the "Limitation on Issuance of Guarantees by Restricted Subsidiaries" covenant described below to the extent applicable; (viii) obligations in respect of letters of credit not to exceed $30 million outstanding at any one time; and (ix) other Indebtedness in an aggregate principal amount not to exceed $25 million outstanding at any one time.

          (b) Notwithstanding any other provision of this "Limitation on Indebtedness" covenant, the maximum amount of Indebtedness that the Company or a Restricted Subsidiary may Incur pursuant to this "Limitation on Indebtedness" covenant shall not be deemed to be exceeded with respect to any outstanding Indebtedness solely as a result of fluctuations in the exchange rates of currencies.

          (c) For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness" covenant, (1) Indebtedness Incurred under the Credit Agreement on or prior to the Closing Date shall be treated as Incurred pursuant to clause (i) of the second paragraph of this "Limitation on Indebtedness" covenant, (2) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included and (3) any Liens granted pursuant to the equal and ratable provisions referred to in the "Limitation on Liens" covenant described below shall not be treated as Indebtedness. For purposes of determining compliance with this "Limitation on Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, the Company, in its sole discretion, shall classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses. The Company shall not Incur any Indebtedness that is expressly subordinated to any other Indebtedness of the Company unless such Indebtedness, by its terms or the terms of any agreement or instrument pursuant to which such Indebtedness is issued, is also expressly made subordinate to the Debentures at least to the extent that it is subordinated to such other Indebtedness.


 Limitation on Restricted Payments

          The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on or with respect to its Capital Stock (other than (x) dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock and (y) pro rata dividends or distributions on Common Stock of Restricted Subsidiaries held by minority stockholders, provided that such dividends do not in the aggregate exceed the minority stockholders' pro rata share of such Restricted Subsidiaries' net income from the first day of the fiscal quarter beginning immediately following the Closing Date) held by Persons other than the Company or any of its Restricted Subsidiaries, (ii) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of (A) the Company or an Unrestricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person or (B) a Restricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Affiliate of the Company (other than a Wholly Owned Restricted Subsidiary) or any holder (or any Affiliate of such holder) of 5% or more of the Capital Stock of the Company, (iii) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of the Company that is subordinated in right of payment to the Debentures or (iv) make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (i) through (iv) above being collectively "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted Payment: (A) a Default or Event of Default shall have occurred and be continuing, (B) the Company could not Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant or (C) the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) made after the Closing Date shall exceed the sum of (1) 50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of the amount of such loss) (determined by excluding income resulting from transfers of assets by the Company or a Restricted Subsidiary to an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter in which the Closing Date occurs and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed with the Commission or provided to the Trustee pursuant to the "Commission Reports and Reports to Holders" covenant plus (2) the aggregate Net Cash Proceeds received by the Company after the Closing Date from capital contributions or from the issuance and sale permitted by the Indenture of its Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of the Company, including an issuance or sale permitted by the Indenture of Indebtedness of the Company for cash subsequent to the Closing Date upon the conversion of such Indebtedness into Capital Stock (other than Disqualified Stock) of the Company, or from the issuance to a Person who is not a Subsidiary of the Company of any options, warrants or other rights to acquire Capital Stock of the Company (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the Debentures) plus (3) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments and Investments made pursuant to the next paragraph) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed, in each case, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary plus (4) $25 million.

          The foregoing provision shall not be violated by reason of: (i) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of such dividend or the giving of any notice of irrevocable redemption, as the case may be, if, at said date of declaration or the giving of such notice, as the case may be, such payment or redemption, as the case may be, would comply with the foregoing paragraph; (ii) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Debentures including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (iii) of the second paragraph of part (a) of the "Limitation on Indebtedness" covenant; (iii) the repurchase, redemption or other acquisition of Capital Stock of the Company (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of Capital Stock (other than Disqualified Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock); (iv) the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness of the Company which is subordinated in right of payment to the Debentures in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of Capital Stock (other than Disqualified Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock), in an amount not to exceed 100% of the net cash proceeds of such offering that are contributed to the Company or the Successor Corporation, plus the amount of any premiums applicable thereto; (v) payments or distributions, to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company; (vi) the purchase, redemption, acquisition, cancellation or other retirement for value of shares of Capital Stock of the Company or any Restricted Subsidiary, options on any such shares or related stock appreciation rights or similar securities held by officers or employees or former officers or employees (or their estates or beneficiaries under their estates) and which were issued pursuant to any Stock Based Plan, upon death, disability, retirement or termination of employment or pursuant to the terms of such Stock Based Plan or any other agreement under which such Capital Stock, options, related rights or similar securities were issued; provided that the aggregate cash consideration paid for such purchase, redemption, acquisition, cancellation or other retirement for value of such shares of Capital Stock, options, related rights or similar securities after the Closing Date does not exceed $3 million; (vii) Investments, not to exceed $25 million at any one time outstanding; (viii) the declaration and payment of dividends on Common Stock in an amount not to exceed 6% per annum of the aggregate of the net proceeds received by the Company in its initial public offering and the next $35 million of proceeds received upon the issuance of Common Stock of the Company or a Successor Corporation; or (ix) the issuance of the Exchange Debentures in exchange for the 13-1/4% Preferred Stock; provided that, except in the case of clauses (i), (ii), (iii), (v) and (ix), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

          Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payment referred to in clause (ii) thereof, an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (iii) or (iv) thereof, an Investment referred to in clause (vii) thereof and the Restricted Payment specified in clause (ix) thereof), and the Net Cash Proceeds from any issuance of Capital Stock referred to in clauses (iii) and
(iv), shall be included in calculating whether the conditions of clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments. In the event the proceeds of an issuance of Capital Stock of the Company are used for the redemption, repurchase or other acquisition of the Debentures, or Indebtedness that is pari passu with the Debentures, then the Net Cash Proceeds of such issuance shall be included in clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of Indebtedness.


 Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

          The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Company or any other Restricted Subsidiary, (ii) pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (iii) make loans or advances to the Company or any other Restricted Subsidiary or (iv) transfer any of its property or assets to the Company or any other Restricted Subsidiary.

          The foregoing provisions shall not restrict any encumbrances or restrictions: (i) existing on the Closing Date in the Credit Agreement, the Indenture or any other agreements in effect on the Closing Date, and any modifications, extensions, refinancings, renewals, substitutions or replacements of such agreements; provided that the encumbrances and restrictions in any such modifications, extensions, refinancings, renewals, substitutions or replacements are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being modified, substituted, extended, refinanced, renewed or replaced; (ii) existing under or by reason of applicable law;

(iii) existing with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired; (iv) in the case of clause (iv) of the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant, (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture or (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary; (v) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary; (vi) agreements with principal customers restricting the transfer of assets (or entities owning assets) substantially dedicated to products sold to such customers; (vii) with respect to any Restricted Subsidiary that is intended to be a special purpose financing entity and into which the Company and the other Restricted Subsidiaries do not make any material Investment of assets other than accounts receivable and, to the extent required by the financing agreements of such Restricted Subsidiary, cash; or (viii) contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued (in each case by a Restricted Subsidiary in compliance with the "Limitation on Indebtedness" covenant) if (A) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in such Indebtedness or agreement, (B) the encumbrance or restriction is not materially more disadvantageous to the Holders of the Debentures than is customary in comparable financings (as determined by the Company), (C) the Company determines that any such encumbrance or restriction will not materially affect its ability to make principal or interest payments on the Debentures, (D) such encumbrance or restriction expressly states that such Restricted Subsidiary shall be entitled to take the actions referred to in clauses (i) through (iv) of the first paragraph of this covenant in an amount not to exceed 50% of the consolidated net income of such Restricted Subsidiary (after making adjustments thereto in the nature of the adjustments referred to in the definition of "Adjusted Consolidated Net Income") and (E) the Investments made by the Company and its Restricted Subsidiaries in such Restricted Subsidiary are reasonably related to the business of such Restricted Subsidiary. Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent the Company or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the "Limitation on Liens" covenant or (2) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries.


 Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries

          The Company will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except (i) to the Company or a Wholly Owned Restricted Subsidiary; (ii) issuances of director's qualifying shares or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law; (iii) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the "Limitation on Restricted Payments" covenant if made on the date of such issuance or sale; or (iv) issuances or sales of Common Stock of Restricted Subsidiaries the Net Cash Proceeds of which (if any) are applied as provided in clause (A) or (B) of the "Limitation on Asset Sales" covenant.


 Limitation on Issuances of Guarantees by Restricted Subsidiaries

          The Company will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any Indebtedness of the Company which is pari passu with or subordinate in right of payment to the Debentures ("Guaranteed Indebtedness"), unless (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee (a "Subsidiary Guarantee") of payment of the Debentures by such Restricted Subsidiary and (ii) such Restricted Subsidiary waives, and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee until such time as the Debentures have been paid in full in cash; provided that this paragraph shall not be applicable to any Guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. If the Guaranteed Indebtedness is (A) pari passu with the Debentures, then the Guarantee of such Guaranteed Indebtedness shall be pari passu with, or subordinated to, the Subsidiary Guarantee or (B) subordinated to the Debentures, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Debentures.

          Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary shall provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's and each Restricted Subsidiary's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or (ii) the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.


 Limitation on Transactions with Shareholders and Affiliates

          The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5% or more of any class of Capital Stock of the Company or with any Affiliate of the Company or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not such a holder or an Affiliate.

          The foregoing limitation does not limit, and shall not apply to (i) transactions (A) approved by a majority of the disinterested members of the Board of Directors, (B) for which the Company or a Restricted Subsidiary delivers to the Trustee a written opinion of a nationally recognized investment banking firm stating that the transaction is fair to the Company or such Restricted Subsidiary from a financial point of view; (ii) any transaction between the Company and any of its Restricted Subsidiaries or between Restricted Subsidiaries; (iii) the payment of reasonable and customary regular fees to directors of the Company who are not employees of the Company; (iv) any payments or other transactions pursuant to any tax-sharing agreement between the Company and any other Person with which the Company files a consolidated tax return or with which the Company is part of a consolidated group for tax purposes; (v) any Restricted Payments not prohibited by the "Limitation on Restricted Payments" covenant; (vi) the payment of fees pursuant to the Management Agreements or pursuant to any similar management contracts entered into by the Company or any Subsidiary of the Company; and (vii) the payment of fees to Morgan Stanley, S&H or their respective Affiliates for financial, advisory, consulting or investment banking services that the Board of Directors deems to be advisable or appropriate for the Company or any Subsidiary of the Company to obtain (including, without limitation, the payment to Morgan Stanley of any underwriting discounts or commissions or placement agency fees in connection with the issuance and sale of any securities by the Company or any Subsidiary of the Company). Notwithstanding the foregoing, any transaction or series of related transactions covered by the first paragraph of this "Limitation on Transactions with Shareholders and Affiliates" covenant and not covered by clauses (ii) through (vii) of this paragraph, (a) the aggregate amount of which exceeds $5 million in value, must be approved or determined to be fair in the manner provided for in clause (i)(A) or (B) above and (b) the aggregate amount of which exceeds $8 million in value, must be determined to be fair in the manner provided for in clause (i)(B) above.


 Limitation on Liens

          The Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any of its assets or properties of any character, or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, without making effective provision for all of the Debentures and all other amounts due under the Indenture to be directly secured equally and ratably with (or, if the obligation or liability to be secured by such Lien is subordinated in right of payment to the Debentures, prior to) the obligation or liability secured by such Lien.

          The foregoing limitation does not apply to (i) Liens existing on the Closing Date, including Liens existing on the Closing Date securing obligations under the Credit Agreement; (ii) Liens granted after the Closing Date on any assets or Capital Stock of the Company or its Restricted Subsidiaries created in favor of the Holders; (iii) Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to the Company or a Restricted Subsidiary to secure Indebtedness owing to the Company or such other Restricted Subsidiary; (iv) Liens securing Indebtedness which is Incurred to refinance secured Indebtedness which is permitted to be Incurred under clause (iii) of the second paragraph of the "Limitation on Indebtedness" covenant; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced; (v) Liens on any property or assets of a Restricted Subsidiary securing Indebtedness of such Restricted Subsidiary permitted under the "Limitation on Indebtedness" covenant; (vi) Liens securing Senior Indebtedness (including Interest Rate Agreements and Currency Agreements); or (vii) Permitted Liens.


 Limitation on Asset Sales

          The Company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless (i) the consideration received by the Company or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of and (ii) at least 75% of the consideration received consists of cash or Temporary Cash Investments. In the event and to the extent that the Net Cash Proceeds received by the Company or any of its Restricted Subsidiaries from one or more Asset Sales occurring on or after the Closing Date in any period of 12 consecutive months exceed 15% of Adjusted Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of the Company and its Subsidiaries has been filed with the Commission pursuant to the "Commission Reports and Reports to Holders" covenant), then the Company shall or shall cause the relevant Restricted Subsidiary to (i) within twelve months after the date Net Cash Proceeds so received exceed 15% of Adjusted Consolidated Net Tangible Assets (A) apply an amount equal to such excess Net Cash Proceeds to permanently repay Senior Indebtedness of the Company or any Indebtedness of any Restricted Subsidiary, in each case owing to a Person other than the Company or any of its Restricted Subsidiaries, or (B) invest an equal amount, or the amount not so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement), in property or assets (other than current assets) of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, the Company and its Restricted Subsidiaries existing on the date of such investment and (ii) apply (no later than the end of the 12-month period referred to in clause (i)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (i)) as provided in the following paragraph of this "Limitation on Asset Sales" covenant. The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period as set forth in clause (i) of the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds."

          If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this "Limitation on Asset Sales" covenant totals at least $10 million, the Company must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the Holders on a pro rata basis an aggregate principal amount of Debentures equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount of the Debentures, plus, in each case, accrued interest (if any) to the Payment Date provided, however, that no Excess Proceeds Offer shall be required to be commenced with respect to the Debentures until the Business Day following the dates that payments are made pursuant to similar offers that are made to holders of Senior Indebtedness, and need not be commenced if the Excess Proceeds remaining after application to the Senior Indebtedness purchased in the offers made to the holders of the Senior Indebtedness are less than $10 million; provided further, however, that no Debentures may be purchased under this "Limitation on Asset Sales" covenant unless the Company shall have purchased all Senior Indebtedness tendered pursuant to the offers applicable thereto.


REPURCHASE OF DEBENTURES UPON A CHANGE OF CONTROL

          The Company must commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase for all Debentures then outstanding, at a purchase price equal to 101% of the principal amount thereof, plus accrued interest (if any) to the Payment Date. Prior to the mailing of the notice to Holders provided for above, but in any event within 30 days following any Change of Control, the Company covenants to (i) repay in full all Indebtedness under the Credit Agreement and all other Senior Indebtedness required to be redeemed or repurchased pursuant to the terms thereof, or to offer to repay in full all Indebtedness under the Credit Agreement and all such other Senior Indebtedness and to repay the indebtedness of each holder of Senior Indebtedness who has accepted such offer or (ii) obtain the requisite consents under the Credit Agreement and such other Senior Indebtedness to permit the repurchase of Debentures as provided for in the succeeding paragraph. The Company shall first comply with the covenant in the preceding sentence before it shall be required to repurchase the Debentures pursuant to this "Change of Control" covenant.

          There can be no assurance that the Company will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of Debentures) required by the foregoing covenant (as well as may be contained in other securities of the Company which might be outstanding at the time). The above covenant requiring the Company to repurchase the Debentures will, unless consents are obtained, require the Company to repay all indebtedness then outstanding which by its terms would prohibit such Debenture repurchase, either prior to or concurrently with such Debenture repurchase.


COMMISSION REPORTS AND REPORTS TO HOLDERS

          Whether or not the Company is then required to file reports with the Commission, the Company shall file with the Commission all such reports and other information as it would be required to file with the Commission by Sections 13(a) or 15(d) under the Exchange Act, if it were subject thereto. The Company shall supply the Trustee and each Holder or shall supply to the Trustee for forwarding to each such Holder, without cost to such Holder, copies of such reports and other information.


EVENTS OF DEFAULT

          The following events are defined as "Events of Default" in the
Indenture: (a) default in the payment of principal of (or premium, if any, on) any Debenture when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise, whether or not such payment is prohibited by the subordination provisions described above under "--Ranking;" (b) default in the payment of interest on any Debenture when the same becomes due and payable, and such default continues for a period of 30 days, whether or not such payment is prohibited by the subordination provisions described above under "-- Ranking;" (c) default in the performance or breach of the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the assets of the Company or the failure to make or consummate an Offer to Purchase in accordance with the "Limitation on Asset Sales" or "Repurchase of Debentures upon a Change of Control" covenant, whether or not such payment is prohibited by the subordination provisions described above under "--Ranking;" (d) the Company defaults in the performance of or breaches any other covenant or agreement of the Company in the Indenture or under the Debentures (other than a default specified in clause (a), (b) or (c) above) and such default or breach continues for a period of 30 consecutive days after written notice to the Company by the Trustee or the Holders of 25% or more in aggregate principal amount of the Debentures; (e) there occurs with respect to any issue or issues of Indebtedness of the Company or any Significant Subsidiary having an outstanding principal amount of $10 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (I) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (II) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default; (f) any final judgment or order (not covered by insurance) for the payment of money in excess of $10 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against the Company or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $10 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; (g) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of the Company or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (C) the winding up or liquidation of the affairs of the Company or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or (h) the Company or any Significant Subsidiary (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (C) effects any general assignment for the benefit of creditors.

          If an Event of Default (other than an Event of Default specified in clause (g) or (h) above that occurs with respect to the Company) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the Debentures then outstanding, by written notice (the "Acceleration Notice") to the Company (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued interest on the Debentures to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable. Any such declaration of acceleration shall not become effective until the earlier of (A) five Business Days after receipt of the Acceleration Notice by the Bank Agent and the Company and (B) acceleration of the Indebtedness under the Credit Agreement; provided that such acceleration shall automatically be rescinded and annulled without any further action required on the part of the Holders in the event that any and all Events of Default specified in the Acceleration Notice under the Indenture shall have been cured, waived or otherwise remedied as provided in the Indenture prior to the expiration of the period referred to in the preceding clauses (A) and (B). In the event of a declaration of acceleration because an Event of Default set forth in clause (e) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (e) shall be remedied or cured by the Company or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (g) or (h) above occurs with respect to the Company, the principal of, premium, if any, and accrued interest on the Debentures then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Holders of at least a majority in principal amount of the outstanding Debentures by written notice to the Company and to the Trustee, may waive all past defaults and rescind and annul such declaration of acceleration and its consequences if
(i) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Debentures that have become due solely by such declaration of acceleration, have been cured or waived and (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see "-- Modification and Waiver."

          The Holders of at least a majority in aggregate principal amount of the outstanding Debentures may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Debentures not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Debentures. A Holder may not pursue any remedy with respect to the Indenture or the Debentures unless: (i) the Holder gives the Trustee written notice of a continuing Event of Default;
(ii) the Holders of at least 25% in aggregate principal amount of outstanding Debentures make a written request to the Trustee to pursue the remedy; (iii) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liabilities or expenses; (iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and (v) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Debentures do not give the Trustee a direction that is inconsistent with the request. However, such limitations do not apply to the right of any Holder of a Debenture to receive payment of the principal of, premium, if any, or interest on, such Debenture or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Debentures, which right shall not be impaired or affected without the consent of the Holder.

          The Indenture requires certain officers of the Company to certify, on or before a date not more than 120 days after the end of each fiscal year, that a review has been conducted of the activities of the Company and its Restricted Subsidiaries and the Company's and its Restricted Subsidiaries' performance under the Indenture and that the Company has fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. The Company will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.


CONSOLIDATION, MERGER AND SALE OF ASSETS

          The Company will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into the Company unless: (i) the Company shall be the continuing Person, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or that acquired or leased such property and assets of the Company shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of the Company on all of the Debentures and under the Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction on a pro forma basis, the Company or any Person becoming the successor obligor of the Debentures shall have a Consolidated Net Worth (without giving effect to any non-cash charges resulting from such consolidation, merger, sale, conveyance, transfer, lease or other disposition) equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction; (iv) immediately after giving effect to such transaction on a pro forma basis, the Interest Coverage Ratio of the Company (or any Person becoming the successor obligor on the Debentures) is at least 1:1; provided that if the Interest Coverage Ratio of the Company before giving effect to such transaction is within the range set forth in column (A) below, then the pro forma Interest Coverage Ratio of the Company (or any Person becoming the successor obligor on the Debentures) shall be at least equal to the lesser of (1) the ratio determined by multiplying the percentage set forth in column (B) below by the Interest Coverage Ratio of the Company prior to such transaction and (2) the ratio set forth in column (C) below:

                (A)                 (B)   (C)
                ---                 ---  -----
                1.11:1 to 1.99:1... 90%  1.5:1
                2.00:1 to 2.99:1... 80%  2.1:1
                3.00:1 to 3.99:1... 70%  2.4:1

                4.00:1 or more..... 60%  2.5:1

and provided further that, if the pro forma Interest Coverage Ratio of the Company (or any Person becoming the successor obligor on the Debentures) is 3:1 or more, the calculation in the preceding proviso shall be inapplicable and such transaction shall be deemed to have complied with the requirements of this clause (iv); provided that this clause (iv) shall not apply to a consolidation or merger with or into a Restricted Subsidiary; provided that, in connection with any such merger or consolidation, no consideration (other than Capital Stock (other than Disqualified Stock) in the surviving Person, the Company) shall be issued or distributed to the stockholders of the Company; and (v) the Company delivers to the Trustee an Officers' Certificate (attaching the arithmetic computations to demonstrate compliance with clauses (iii) and (iv)) and Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with; provided, however, that clauses (iii) and (iv) of this covenant do not apply if, in the good faith determination of the Board of Directors of the Company, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of incorporation of the Company; and provided further that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.


DEFEASANCE

     Defeasance and Discharge.   The Indenture provides that the Company will be
deemed to have paid and will be discharged from any and all obligations in respect of the Debentures on the 123rd day after the deposit referred to below, and the provisions of the Indenture will no longer be in effect with respect to the Debentures (except for, among other matters, certain obligations to replace stolen, lost or mutilated Debentures, to maintain paying agencies and to hold monies for payment in trust) if, among other things, (A) the Company has deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Debentures on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Debentures, (B) the Company has delivered to the Trustee (i) either (x) an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of its option under this "Defeasance" provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Closing Date such that a ruling is no longer required or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel and (ii) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law, (C) immediately after giving effect to such deposit on a pro forma basis giving effect to such deposit and defeasance, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, (D) the Company is not prohibited from making payments in respect of the Debentures by the provisions described under "-- Ranking" and (E) if at such time the Debentures are listed on a national securities exchange, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Debentures will not be delisted as a result of such deposit, defeasance and discharge.

     Defeasance of Certain Covenants and Certain Events of Default.   The
Indenture further provides that the provisions of the Indenture will no longer be in effect with respect to clauses (iii) and (iv) under "Consolidation, Merger and Sale of Assets" and all the covenants described herein under "Covenants," clauses (c) and (d) under "Events of Default" with respect to such clauses (iii) and (iv) under "Consolidation, Merger and Sale of Assets" and such covenants and clauses (e) and (f) under "Events of Default" shall be deemed not to be Events of Default and the provisions described herein under "--Ranking" with respect to assets held by the Trustee shall not apply upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Debentures on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Debentures, the satisfaction of the provisions described in clauses (B)(ii), (C) and (D) of the preceding paragraph and the delivery by the Company to the Trustee of an Opinion of Counsel to the effect that, among other things, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

     Defeasance and Certain Other Events of Default.   In the event the Company
exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the Debentures as described in the immediately preceding paragraph and the Debentures are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Debentures at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Debentures at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable for such payments.


MODIFICATION AND WAIVER

     Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Debentures; provided, however, that no such modification or amendment may, without the consent of each Holder affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest on, any Debenture, (ii) reduce the principal amount of, or premium, if any, or interest on, any Debenture, (iii) change the place or currency of payment of principal of, or premium, if any, or interest on, any Debenture, (iv) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any Debenture, (v) reduce the above-stated percentage of outstanding Debentures the consent of whose Holders is necessary to modify or amend the Indenture, (vi) waive a default in the payment of principal of, premium, if any, or interest on the Debentures, (vii) reduce the percentage or aggregate principal amount of outstanding Debentures the consent of whose Holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults or (viii) modify the subordination provisions in a manner adverse to the Holders.

NO PERSONAL LIABILITY OF INCORPORATORS, STOCKHOLDERS, OFFICERS, DIRECTORS, OR EMPLOYEES

     The Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the Debentures or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture, or in any of the Debentures or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Company or of any successor Person thereof. Each Holder, by accepting the Debentures, waives and releases all such liability.


CONCERNING THE TRUSTEE

     The Indenture provides that, except during the continuance of a Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in such Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

     The Indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.


BOOK-ENTRY; DELIVERY AND FORM

     So long as DTC, or its nominee, is the registered owner or holder of a Global Debenture, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the New Debentures represented by such Global Debenture for all purposes under the Indenture and the New Debentures. No beneficial owner of an interest in a Global Debenture will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture and, if applicable, those of Euroclear and Cedel Bank.

     Payments of the principal of, and interest on, a Global Debenture will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Company, the Trustee nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Debenture or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Debenture, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Debenture as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Debenture held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear and Cedel Bank will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     The Company expects that DTC will take any action permitted to be taken by a holder of New Debentures (including the presentation of New Debentures for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a Global Debenture is credited and only in respect of such portion of the aggregate principal amount of New Debentures as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the New Debentures, DTC will exchange the applicable Global Debenture for Certificated Debentures, which it will distribute to its participants and which may be legended as set forth under the heading "Transfer Restrictions."

     The Company understands that DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although DTC, Euroclear and Cedel Bank are expected to follow the foregoing procedures in order to facilitate transfers of interests in a Global Debenture among participants of DTC, Euroclear and Cedel Bank, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Cedel Bank or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     If DTC is at any time unwilling or unable to continue as a depositary for the Global Debentures and a successor depositary is not appointed by the Company within 90 days, the Company will issue Certificated Debentures in exchange for the Global Debentures. Holders of an interest in a Global Debenture may receive Certificated Debentures in accordance with the DTC's rules and procedures in addition to those provided for under the Indenture.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

DESCRIPTION OF THE CREDIT AGREEMENT

          The following is a summary of the terms of the Credit Agreement. On June 30, 1997, the Company and each of the New Co-Arrangers entered into a commitment letter pursuant to which the New Co-Arrangers have committed to provide and to use their best efforts to arrange a syndicate of lenders to provide for the Bank Refinancing pursuant to the terms of the New Credit Agreement. Under the terms of such commitment letter, the New Credit Agreement will provide the Company with a total senior secured credit facility of $1.0 billion, which will include $450.0 million of term loans and a revolving loan commitment of $550.0 million. The Company intends to use the term loans and a portion of the revolving loans under the New Credit Agreement to refinance in full outstanding amounts under the Credit Agreement. Revolving loans under the New Credit Agreement will be available to the Company for its working capital and general corporate purposes (including permitted acquisitions). In addition to increasing the amount of borrowings available to the Company, the Bank Refinancing will (i) lower the interest rates on the Company's senior secured credit facility, resulting in a reduction of approximately $8.0 million in the Company's annual interest expense with respect to indebtedness outstanding under the Credit Agreement, (ii) extend the maturities of the Company's senior secured credit facility by 3-4 years, and (iii) change certain covenants under the Company's senior secured credit facility to further improve the Company's operating and financial flexibility, including changes to provide more flexibility under certain circumstances to sell assets, engage in mergers and acquisitions, make capital expenditures, incur indebtedness, create liens, pay dividends, repurchase stock, and refinance existing indebtedness. Although there can be no assurance that the Bank Refinancing will be completed, the Company expects the Bank Refinancing to occur early in the third quarter of 1997.


          The Available Credit Facility.   Pursuant to the Credit Agreement, the
Banks loaned to the Company (i) $250 million of term loans designated as "A Term Loans" and (ii) $400 million of term loans designated as "B Term Loans" (together with the A Term Loans, the "Term Loans"), and agreed to lend to Containers or Plastics up to an aggregate of $225 million of revolving loans (the "Revolving Loan Facility"). As part of the Revolving Loan Facility, Bankers Trust agreed to lend to Containers or Plastics up to an aggregate of $10 million of revolving loans (the "Swingline Loans") and to issue to Containers or Plastics for the account of Containers or Plastics up to an aggregate of $20 million of letters of credit, such Swingline Loans and letters of credit outstanding being deducted from the amount of the Revolving Loan Facility available to be borrowed by Containers or Plastics.

          To secure the obligations of the Borrowers (the Company, Containers and Plastics, collectively) under the Credit Agreement: (i) the Company pledged to the Banks all of the capital stock of Containers and Plastics held by the Company; (ii) Plastics pledged to the Banks 65% of the capital stock of 827599 Ontario Inc. ("Canadian Holdco") held by Plastics; (iii) Containers pledged to the Banks all of the capital stock of SCCW Can Corporation ("SCCW Can"), a California corporation and a wholly owned subsidiary of Containers, held by Containers; (iv) Containers pledged to the Banks all of the capital stock of California-Washington Can Corporation ("C-W Can"), a California corporation and a wholly owned subsidiary of Containers, held by Containers; and (iv) the Company and its subsidiaries granted to the Banks security interests in substantially all of their real and personal property.

          The aggregate amount of the Revolving Loan Facility which may be outstanding at any time is subject to a borrowing base limitation of the sum of
(i) 85% of eligible accounts receivable of Containers and its subsidiaries and Plastics and (ii) 50% of eligible inventory of Containers and its subsidiaries and Plastics.

          Each of the Term Loans and each of the amounts borrowed under the Revolving Loan Facility, at the respective Borrower's election, consists of loans designated as Eurodollar rate loans or as Base Rate (as defined in the Credit Agreement) loans. Subject to certain conditions, each of the Term Loans and each of the amounts borrowed under the Revolving Loan Facility can be converted from a Base Rate loan into a Eurodollar rate loan and vice versa.

          As of May 31, 1997, after giving effect to the Private Offering and the use of the proceeds therefrom (see "Summary--Financing Strategy"), the outstanding principal amounts of A Term Loans, B Term Loans and the Revolving Loan Facility under the Credit Agreement were $146.4 million, $309.4 million and $114.5 million, respectively.

          Payment of Loans.   Generally, the Revolving Loan Facility can be
borrowed, repaid and reborrowed from time to time until December 31, 2000, on which date the Revolving Loan Facility matures and is payable in full. Amounts repaid under the Term Loans cannot be reborrowed.

          The A Term Loans mature on December 31, 2000 and are payable in installments as follows (after giving effect to the Private Offering and the use of the proceeds therefrom):

                                                A TERM LOAN
                INSTALLMENT REPAYMENT DATE    PRINCIPAL AMOUNT
                --------------------------    ----------------
                December 31, 1998...........       $39,556,859
                December 31, 1999...........        39,556,859
                December 31, 2000...........        67,291,968

     The B Term Loans mature on March 15, 2002 and are payable in installments as follows (after giving effect to the Private Offering and the use of the proceeds therefrom):

                                                B TERM LOAN
                INSTALLMENT REPAYMENT DATE    PRINCIPAL AMOUNT
                --------------------------    ----------------
                December 31, 1998...........      $  2,781,116
                December 31, 1999...........         2,781,116
                December 31, 2000...........        52,532,129
                December 31, 2001...........       143,428,746
                March 15, 2002..............       107,892,291

     With proceeds from the Private Offering and the IPO, the Company prepaid approximately $34.9 million and $3.5 million of A Term Loan and B Term Loan installments, respectively, which were due December 31, 1997. In addition, with proceeds from the Private Offering, the Company prepaid approximately $38.3 million of A Term Loan installments that would have matured at various times from December 31, 1998 through December 31, 2000 and $80.8 million of B Term Loan installments that would have matured at various times from December 31, 1998 through March 15, 2002.

     Under the Credit Agreement, the Company is required to repay the Terms Loans (pro rata for each tranche of Term Loans) in an amount equal to 50% of the Company's Excess Cash Flow (as defined in the Credit Agreement) in any fiscal year during the Credit Agreement. Additionally, the Company is required to repay the Term Loans (pro rata for each tranche of Term Loans) in an amount equal to 80% of the net sale proceeds received from certain asset sales (increasing to 100% of such net sale proceeds under certain circumstances as described in the Credit Agreement) and 100% of the net equity proceeds received from certain sales of equity (subject to certain exceptions permitting the Company to use net equity proceeds to repay certain other indebtedness or to repurchase certain outstanding capital stock of the Company), decreasing to 50% of net equity proceeds received after the occurrence of certain events as described in the Credit Agreement, all as provided in the Credit Agreement.

     Interest and Fees.   Interest on the Term Loans and the Revolving Loan
Facility is payable at certain margins over certain rates as summarized below.

     Interest on Term Loans maintained as Base Rate loans accrues at floating rates of 1.5% less the then applicable Interest Reduction Discount (as defined below) (in the case of A Term Loans) and 2% (in the case of B Term Loans) over the Base Rate. Interest on Term Loans maintained as Eurodollar rate loans accrues at floating rates of 2.5% less the then applicable Interest Reduction Discount (in the case of A Term Loans) and 3% (in the case of B Term Loans) over a formula rate (the "Eurodollar Rate") determined with reference to the rate offered by Bankers Trust for dollar deposits in the New York interbank Eurodollar market. Interest on amounts borrowed under the Revolving Loan Facility maintained as (i) Base Rate loans accrues at floating rates of 1.5%, less the then applicable Interest Reduction Discount, plus the Base Rate or (ii) Eurodollar Rate loans accrues at floating rates of 2.5%, less the then applicable Interest Reduction Discount, plus the Eurodollar Rate.

     Under the Credit Agreement, the Company agreed to pay to the Banks, on a quarterly basis, a commitment commission calculated as 1/2 of 1% per annum on the daily average term loan commitment of the Banks until such commitment is terminated. Each of Containers and Plastics has agreed to jointly and severally pay to the Banks, on a quarterly basis, a commitment commission calculated as 1/2 of 1% (decreasing to 3/8 of 1% under certain circumstances, as set forth in the Credit Agreement) per annum on the daily average unused portion of the Banks' revolving commitment in respect of the Revolving Loan Facility until such revolving commitment is terminated. Additionally, Containers and Plastics are required to pay to the Banks, on a quarterly basis in arrears, a letter of credit fee at a rate per annum of 2.5% less the then applicable Interest Reduction Amount, and to pay to Bankers Trust a facing fee of 1/4 of 1% per annum, each on the average daily stated amount of each letter of credit issued for the account of Containers or Plastics, respectively.

     Certain Covenants.   The Credit Agreement contains numerous financial and
operating covenants, under which the Company must operate. Failure to comply with any of such covenants permits the Banks to accelerate, subject to the terms of the Credit Agreement, the maturity of all amounts outstanding under the Credit Agreement.

     The Credit Agreement restricts or limits the Company's ability: (i) to create certain liens; (ii) to consolidate, merge or sell its assets and to purchase assets, except that the Company may make certain purchases of assets and/or stock, all as provided in the Credit Agreement; (iii) to pay dividends on, or repurchase shares of, its capital stock, except that, among other things:
(a) Containers and Plastics may pay dividends to the Company as long as they remain wholly owned subsidiaries of the Company, Canadian Holdco may pay dividends to Plastics, and Silgan Plastics Canada Inc. ("Plastics Canada") may pay dividends to Canadian Holdco; and (b) the Company may pay dividends to the holders of Common Stock in amounts and at the times as provided in the Credit Agreement; (iv) to lease real and personal property; (v) to create additional indebtedness, except for, among other things: (a) certain indebtedness existing on the date of the Credit Agreement; (b) indebtedness of Containers to Plastics or Plastics to Containers; and (c) the Debentures and the Exchange Debentures;
(vi) to make certain advances, investments and loans, except for, among other things: (a) loans from the Company to each of Containers and Plastics represented by intercompany notes; (b) loans from Containers to Plastics or from Plastics to Containers; (c) loans from Containers and/or Plastics to the Company not exceeding $25 million in aggregate principal amount outstanding at any time; and (e) certain limited acquisitions and investments as provided in the Credit Agreement; (vii) to enter into transactions with affiliates; (viii) to make certain capital expenditures, except for, among other things, capital expenditures which do not exceed in the aggregate for the Company $70 million for each calendar year during the term of the Credit Agreement; provided, however, that to the extent capital expenditures made during any period are less than the amounts that are permitted to be made during such period, such amount may be carried forward and utilized to make capital expenditures in the immediately succeeding calendar year, with any such amount being deemed utilized first in such succeeding calendar year; (ix) except as otherwise permitted under the Credit Agreement, to make any voluntary payments, prepayments, acquire for value, redeem or exchange, among other things, any of the Debentures, any Refinancing Indebtedness, any of the Exchange Debentures or to make certain amendments to the Indenture, the Exchange Debenture Indenture, the Borrowers' or their respective subsidiaries' respective certificates of incorporation and by-laws, or to certain other agreements; (x) with certain exceptions, to have any subsidiaries other than Containers and Plastics with respect to the Company, C-W Can and SCCW Can with respect to Containers, and Canadian Holdco and Plastics Canada with respect to Plastics; (xi) with certain exceptions, to permit its respective subsidiaries to issue capital stock; (xii) to permit its respective subsidiaries to create limitations on the ability of any such subsidiary to (a) pay dividends or make other distributions, (b) make loans or advances, or (c) transfer assets; (xiii) to engage in any business other than the packaging business; and (xiv) to designate indebtedness as "Designated Senior Indebtedness" for purposes of the Debentures or any Refinancing Indebtedness issued by the Company.

     The Credit Agreement requires that the Company own not less than 90% of the outstanding common stock of Containers and Plastics and 100% of all other outstanding capital stock of Containers and Plastics.

     The Credit Agreement requires that the ratio of Consolidated Current Assets (as defined below) to Consolidated Current Liabilities (as defined below) may not, at any time, be less than 1.75:1, and that the ratio of EBITDA (as defined below) to Interest Expense (as defined below) may not be, for any period of four consecutive fiscal quarters (in each case, taken as one accounting period) ended during a period set forth below, less than the ratio set forth opposite such period below:


          Period                                                   Ratio
          ------                                                   ------
Fiscal quarter ending June 30, 1997..............................  1.80:1
Fiscal quarter ending September 30, 1997.........................  1.80:1
Fiscal quarter ending December 31, 1997..........................  1.90:1
Fiscal quarter ending March 31, 1998.............................  1.90:1
Fiscal quarter ending June 30, 1998..............................  1.90:1
Fiscal quarter ending September 30, 1998.........................  1.90:1
Fiscal quarter ending December 31, 1998..........................  2.00:1
Fiscal quarter ending March 31, 1999.............................  2.00:1
Fiscal quarter ending June 30, 1999..............................  2.00:1
Fiscal quarter ending September 30, 1999.........................  2.00:1
Fiscal quarter ending December 31, 1999..........................  2.20:1
Fiscal quarter ending March 31, 2000.............................  2.20:1
Fiscal quarter ending June 30, 2000..............................  2.20:1
Fiscal quarter ending September 30, 2000.........................  2.20:1
Fiscal quarter ending December 31, 2000..........................  2.40:1
Fiscal quarter ending March 31, 2001.............................  2.40:1
Fiscal quarter ending June 30, 2001..............................  2.40:1
Fiscal quarter ending September 30, 2001.........................  2.40:1


Fiscal quarter ending December 31, 2001 and each fiscal quarter thereafter....................................................  2.50:1

     In addition, the Credit Agreement requires that the Leverage Ratio (as defined below) for any Test Period (as defined below) ended on the last day of a fiscal quarter set forth below is not permitted to exceed the ratio set forth opposite such fiscal quarter below:

           Date                                                    Ratio
           ----                                                    -----
Fiscal quarter ending June 30, 1997..............................  4.60:1
Fiscal quarter ending September 30, 1997.........................  4.60:1
Fiscal quarter ending December 31, 1997..........................  4.30:1
Fiscal quarter ending March 31, 1998.............................  4.30:1
Fiscal quarter ending June 30, 1998..............................  4.30:1
Fiscal quarter ending September 30, 1998.........................  4.30:1
Fiscal quarter ending December 31, 1998..........................  4.00:1
Fiscal quarter ending March 31, 1999.............................  4.00:1
Fiscal quarter ending June 30, 1999..............................  4.00:1
Fiscal quarter ending September 30, 1999.........................  4.00:1
Fiscal quarter ending December 31, 1999..........................  3.75:1
Fiscal quarter ending March 31, 2000.............................  3.75:1
Fiscal quarter ending June 30, 2000..............................  3.75:1
Fiscal quarter ending September 30, 2000.........................  3.75:1
Fiscal quarter ending December 31, 2000..........................  3.50:1
Fiscal quarter ending March 31, 2001.............................  3.50:1
Fiscal quarter ending June 30, 2001..............................  3.50:1
Fiscal quarter ending September 30, 2001.........................  3.50:1
Fiscal quarter ending December 31, 2001 and each fiscal quarter thereafter....................................................  3.00:1

     "Consolidated Current Assets" means the current assets of the Company and its subsidiaries determined on a consolidated basis, provided that the unused amounts of commitments for the Revolving Loan Facility are included as current assets of the Company in making such determination.

     "Consolidated Current Liabilities" means the current liabilities of the Company and its subsidiaries determined on a consolidated basis, provided that the current portion of loans under the Credit Agreement, the current portion of any loans made by the Company to Containers or Plastics, and accrued interest on the current portion of loans under the Credit Agreement, the Debentures, or any Refinancing Indebtedness from the last regularly scheduled interest payment date shall not be considered current liabilities for the purposes of making such determination.

     "EBIT" means for any period the consolidated net income of the Company and its subsidiaries, before interest expense and provision for taxes and without giving effect to any extraordinary noncash gains or extraordinary noncash losses and gains or losses from sales of assets (other than sales of inventory in the ordinary course of business), or any noncash adjustments resulting from changes in value of employee stock options.

     "EBITDA" means for any period, EBIT, adjusted by adding thereto the amount of all depreciation and all amortization of intangibles (including covenants not to compete), goodwill and loan fees that were deducted in arriving at EBIT for such period.

     "Indebtedness" means, as to any person, without duplication, (i) all indebtedness (including principal, interest, fees and charges) of such person for borrowed money or for the deferred purchase price of property or services,
(ii) the face amount of all letters of credit issued for the account of such person and all drafts drawn thereunder, (iii) all liabilities secured by any lien on any property owned by such person, whether or not such liabilities have been assumed by such person, (iv) the aggregate amount required to be capitalized under leases under which such person is the lessee and (v) all contingent obligations of such person.

     "Interest Expense" means, for any period, the total consolidated interest expense of the Company and its subsidiaries for such period (without giving effect to any amortization of up-front fees and expenses in connection with any debt issuance).

     "Interest Reduction Discount" means the percentage set forth in clause (A),
(B), (C), (D), (E) or (F) below to the extent applicable:

     (A) 1/4 of 1% if, but only if, the Modified Leverage Ratio for the current Test Period is less than or equal to 3.75:1.00 and none of the conditions set forth in clauses (B) through (F) below are satisfied;

     (B) 1/2 of 1% if, but only if, the Modified Leverage Ratio for the current Test Period is less than or equal to 3.375:1.00 and none of the conditions set forth in clauses (C) through (F) below are satisfied;

     (C) 3/4 of 1% if, but only if, the Modified Leverage Ratio for the current Test Period is less than or equal to 3.00:1.00 and none of the conditions set forth in clauses (D) through (F) below are satisfied;

     (D) 1% if, but only if, the Modified Leverage Ratio for the current Test Period is less than or equal to 2.625:1.00 and neither of the conditions set forth in clause (E) or (F) below is satisfied;

     (E) 1-1/4% if, but only if, the Modified Leverage Ratio for the current Test Period is less than or equal to 2.25:1.00 and the condition set forth in clause (F) below is not satisfied; or

     (F) 1-1/2% if, but only if, the Modified Leverage Ratio for the current Test Period is less than or equal to 1.875:1.00.

     Notwithstanding anything to the contrary above in this definition, (i) if the Company's long-term Indebtedness receives a stated "senior implied" rating of at least BBB- from Standard & Poor's Ratings Group or at least Baa3 from Moody's Investors Service, Inc., then from the date that is the first business day of the fiscal quarter of the Company following the fiscal quarter containing the first date that either such rating is announced and for so long as such rating remains in effect, the Interest Reduction Discount will be 1-1/2% and
(ii) the Interest Reduction Discount will be reduced to zero at all times when a default or an event of default under the Credit Agreement exists.

     "Letter of Credit Outstandings" means, at any time, the sum of (i) the aggregate stated amount of all outstanding letters of credit issued under the Credit Agreement and (ii) the amount of all unpaid drawings for letters of credit issued under the Credit Agreement.

     "Leverage Ratio" means, for any period, the ratio of (x) the sum of (I) Total Indebtedness (excluding Revolving Outstandings) as of the last day of such period plus (II) the Revolving Outstandings on the December 31st immediately preceding the last day of such period (or, in the case of a Test Period ended on December 31 in any fiscal year, the Revolving Outstandings on such December 31) to (y) EBITDA for the then most recently ended Test Period.

     "Modified Leverage Ratio" means, at any time, the ratio of (x) the sum of
(I) Total Consolidated Term Debt at such time plus (II) the Revolving Outstandings on the December 31st immediately preceding the last day of the applicable period (or, in the case of a Test Period ended on December 31 in any fiscal year, the Revolving Outstandings on such December 31) to (y) EBITDA for the then most recently ended Test Period.

     "Refinancing Indebtedness" means (i) any Indebtedness incurred as permitted by the Credit Agreement the proceeds of which are used to refinance, redeem or repay outstanding Debentures, Exchange Debentures and/or any Refinancing Indebtedness issued by the Company.

     "Revolving Outstandings" means, at any time, the sum of the aggregate principal amount of the Revolving Loan Facility and Swingline Loans then outstanding plus the aggregate amount of all Letter of Credit Outstandings at such time.

     "Test Period" shall mean each period of four consecutive fiscal quarters of the Company (in each case taken as one accounting period).

     "Total Consolidated Term Debt" means, at any time, the sum of (1) the aggregate principal amount of Term Loans then outstanding, (2) the aggregate principal amount of Debentures then outstanding, (3) the aggregate principal amount (or accreted amount if issued at a discount) of all Refinancing Indebtedness then outstanding, (4) the aggregate principal amount of all Indebtedness then outstanding that was assumed in connection with an acquisition permitted under the Credit Agreement, and (5) the aggregate principal amount of Exchange Debentures then outstanding.

     "Total Indebtedness" means the aggregate Indebtedness of the Company and its subsidiaries determined on a consolidated basis, provided that, in making such determination, Indebtedness consisting of capitalized lease obligations existing as of the effective date of the Credit Agreement or permitted to be incurred pursuant to the Credit Agreement are excluded.

     Events of Default.   Events of default under the Credit Agreement include,
among others: (i) the failure to pay any principal on the Term Loans or the Revolving Loan Facility, the failure to reimburse drawings under any letters of credit when due or the failure to pay within two business days after the date such payment is due interest on the Term Loans, the Revolving Loan Facility or any unpaid drawings under any letter of credit or any fees or other amounts owing under the Credit Agreement; (ii) subject to certain limited exceptions, any failure to pay amounts due under certain other agreements or any defaults that result in or permit the acceleration of certain other indebtedness; (iii) subject to certain limited exceptions, the breach of any covenants, representations or warranties contained in the Credit Agreement or any related document; (iv) certain events of bankruptcy, insolvency or dissolution; (v) the occurrence of certain judgments, writs of attachment or similar process against any of the Borrowers or any of their respective subsidiaries; (vi) the occurrence of certain ERISA related liabilities; (vii) a default under or invalidity of the guarantees or of the security interests granted to the Banks pursuant to the Credit Agreement; (viii) a Change of Control (as defined in the Credit Agreement) shall occur; and (ix) the requirement that the Company repurchase any Debenture as a result of a Change of Control (as defined in "Description of Debentures--Certain Definitions").

     Upon the occurrence of any event of default under the Credit Agreement, the Banks are permitted, among other things, to accelerate the maturity of the Term Loans and the Revolving Loan Facility and all other outstanding indebtedness under the Credit Agreement and terminate their commitment to make any further loans under the Revolving Loan Facility or to issue any letters of credit.

EXCHANGE DEBENTURES

     On June 13, 1997, the Company issued $56,206,000 aggregate principal amount of Exchange Debentures in exchange for the Exchangeable Preferred Stock. As a result of the issuance of the Exchange Debentures, the Company will realize tax benefits resulting from the deductibility of interest paid thereon.

     The Exchange Debentures mature on July 15, 2006. Each Exchange Debenture bears interest at a rate per annum of 13-1/4%. Interest will be payable on January 15 and July 15 of each year, beginning on July 15, 1997. On or prior to July 15, 2000, the Company is permitted to pay interest on the Exchange Debentures by issuing additional Exchange Debentures.

     On or after July 15, 2000, the Exchange Debentures are redeemable, at the option of the Company, in whole or in part, at the rate of 109.938% of the principal amount thereof plus accrued interest, declining ratably to 100% by July 15, 2003. In addition, at any time, or from time to time, on or prior to July 15, 2000, the Company is able, at its option, to redeem all (but not less than all) of the outstanding Exchange Debentures at a redemption price equal to 110% of the principal amount thereof plus accrued interest, with the proceeds of one or more sales of Common Stock. Upon a Change of Control (as defined in the Exchange Debenture Indenture), the Company is required to make an offer to purchase all of the Exchange Debentures at a purchase price equal to 101% of their principal amount on the date of purchase, plus accrued and unpaid interest to the date of purchase.

     The Exchange Debenture Indenture contains certain covenants that, among other things, direct the application of the proceeds from certain asset sales, limit the ability of the Company and its subsidiaries to incur indebtedness, make certain payments with respect to their capital stock, make prepayments of certain indebtedness, make loans or investments to entities other than Restricted Subsidiaries (as such term is defined in the Exchange Debenture Indenture), enter into transactions with affiliates, engage in mergers or consolidations, and, with respect to the Company's subsidiaries, issue stock. Generally, these covenants are no more restrictive than the covenants contained in the Indenture.

     The Exchange Debentures represent subordinated indebtedness of the Company. The Debentures represent indebtedness senior in right of payment of principal and interest to the Exchange Debentures.


            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion is a summary of certain federal income tax considerations of the Exchange Offer relevant to holders of Old Debentures but does not purport to be a complete analysis of all the potential tax effects of the Exchange Offer. This summary applies (except where otherwise specifically noted) to a holder of Old Debentures that is, for United States federal income tax purposes, a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source, or a trust the administration over which a United States court can exercise primary supervision and for which one or more United States fiduciaries have the authority to control all substantial decisions (a "U.S. Holder"). Moreover, the discussion below deals only with Debentures held as capital assets and does not deal with persons who may be subject to special treatment under the U.S. tax laws (including, without limitation, insurance companies, tax-exempt organizations, individual retirement accounts and other tax-deferred accounts, financial institutions, persons who are not citizens or residents of the United States, persons subject to the alternative minimum tax, broker-dealers or persons holding Debentures as part of a hedging or conversion transaction or a straddle). This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as in effect on the date hereof and all of which are subject to change, which change may be retroactive. This summary does not discuss tax consequences under state, local, or foreign tax laws. Holders of Debentures should consult with their own tax advisors concerning the application of United States federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdictions, to their particular situations.


THE EXCHANGE

     The exchange of an Old Debenture for a New Debenture pursuant to the Exchange Offer should not be treated as an exchange or otherwise as a taxable event for U.S. federal income tax purposes. Accordingly, the New Debentures should have the same issue price as the Old Debentures and each holder should have the same adjusted basis and holding period in the New Debentures as it had in the Old Debentures immediately before the Exchange Offer. It is assumed, for purposes of the following discussion, that the consummation of the Exchange Offer will not be treated as a taxable event and that the New Debentures and the Old Debentures will be treated as the same instruments for U.S. federal income tax purposes.

INTEREST ON THE DEBENTURES

     A holder of a Debenture is required to include in ordinary income the stated interest on the Debenture generally when received or accrued, in accordance with the holder's method of tax accounting.

MARKET DISCOUNT

     The Debentures may be affected by the market discount provisions of the Code. Generally, market discount will exist to the extent a holder's purchase price for a Debenture (presumably exclusive of the portion attributable to accrued but unpaid interest) is less than the principal amount of the Debenture. Under a statutory de minimis rule, however, market discount on a debt instrument will be considered to be zero for purposes of the rules discussed below if such market discount is less than 0.25% of the principal amount of the debt instrument at maturity multiplied by the number of complete years (that is, rounding down for partial years) to maturity (after the holder acquires the instrument).

     Generally, holders of a Debenture who acquire the Debenture with market discount will be required to treat any gain realized upon the sale or other disposition of such Debenture as ordinary income to the extent of the market discount that accrued (but was not previously included in income) during the period such holder held the Debenture. Market discount on a debt instrument generally accrues on a straight-line basis during the period from the date of acquisition to the maturity date of the Debentures in equal daily portions or, at the election of the holder, under a constant interest method. If a holder disposes of a Debenture in any transaction other than a sale, exchange or involuntary conversion (for example, as a gift), that holder generally is treated as having an amount realized equal to the fair market value of the Debenture and will be required to recognize as ordinary income any gain on disposition to the extent of the accrued and previously unrecognized market discount. As a result of this rule, a holder may be required to recognize ordinary income on the disposition of a Debenture, even though the disposition would not otherwise be taxable.

     Generally, if a holder incurs or continues indebtedness for the purpose of purchasing or carrying a Debenture acquired at a market discount, the "net direct interest expense" arising from the indebtedness is allowed as a current deduction only to the extent it exceeds the portion of market discount allocable to the days during the year which the Debenture was held by such holder. Net direct interest expense is the excess, if any, of the amount of interest paid or accrued during the taxable year on such indebtedness over the aggregate amount of interest includable in gross income for the taxable year with respect to the Debenture. Net direct interest expense that exceeds the amount currently deductible is allowable as a deduction in any subsequent year, to the extent it does not exceed net interest income (that is, interest income on the Debenture less interest on indebtedness incurred or continued to purchase or carry the Debenture) for such year, if a proper election is made.

     Disallowed interest deductions, if any, remaining at the time of any taxable disposition of a Debenture would be treated as interest paid or accrued in the year of disposition.

     A holder may elect to include market discount in income as such discount accrues with a corresponding increase in the holder's tax basis in the Debenture. If a holder so elects, the foregoing rules regarding the treatment as ordinary income of gain upon a disposition of a Debenture, and regarding the deferral of interest deductions on indebtedness incurred or continued to purchase or carry a Debenture, would not apply. Once made, such an election applies to all debt obligations of the holder that are purchased at a market discount on or after the first day of the first taxable year for which the election is made, and all subsequent taxable years of the holder, unless the Internal Revenue Service (the "IRS") consents to a revocation of the election. Holders are urged to consult their own tax advisors with regard to the advisability of making such an election or any of the other elections with respect to market discount described above.

     The market discount provisions also contain a rule providing that in the case of a partial principal payment on a market discount bond, the holder must include in income at the time of the partial principal payment the portion of the unrecognized market discount that accrued prior to the receipt of such payment (up to the amount of such payment). It is unclear whether this rule would apply in the case of a partial redemption of a Debenture acquired with market discount.

BOND PREMIUM

     If a holder of a Debenture acquires such Debenture at a cost in excess of its principal amount, the Debenture will be purchased at a premium. Under the bond premium rules contained in the Code, generally, such holder should be entitled to elect to offset its interest income by an allocable portion of the bond premium pursuant to Section 171 of the Code, with a corresponding reduction to the holder's tax basis in the Debenture, under a constant yield method over the remaining term of the Debenture. Such a holder should consult a tax advisor to determine the advisability of such an election. However, if the Debenture is purchased at a time when the Debenture may be optionally redeemed for an amount that is in excess of its principal amount, special rules would apply that could result in a deferral of the amortization of bond premium until later in the term of the Debenture. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the holder and may be revoked only with the permission of the IRS.

SALE, EXCHANGE OR RETIREMENT

     Upon a redemption, sale or exchange of a Debenture, a holder will recognize gain or loss measured by the difference between the amount received in exchange therefor (other than the portion received for accrued but unpaid interest, which portion is treated as interest received) and such holder's adjusted tax basis in the Debenture. A holder's adjusted tax basis in a Debenture will be equal to the amount paid to purchase the Debenture, (i) increased by any interest that has accrued since the last interest payment date and any market discount that has previously been included by such holder in taxable income with respect to such Debenture, and (ii) decreased by any bond premium previously amortized and any principal payments previously received by such holder with respect to such Debenture. Except to the extent the market discount rules described above apply, any gain or loss recognized on the redemption, sale or exchange of a Debenture will be long-term capital gain or loss if such Debenture is held as a capital asset for the applicable long-term holding period (currently, more than one year) at the time of such redemption, sale or exchange. Subject to certain limited exceptions, capital losses cannot be used to offset ordinary income. It is anticipated that legislative proposals that are currently being considered may, if enacted, have the effect of reducing the maximum federal income tax rate on net capital gains. No assurances can be given whether such rate reduction may ultimately become law or, if so, what the timing and extent of such reduction may be.

BACKUP WITHHOLDING

     Under Section 3406 of the Code and applicable Treasury regulations, a holder of a Debenture may be subject to backup withholding at a rate of 31% of certain amounts paid or deemed paid to the holder unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, provides proof of such exemption or (b) provides a correct taxpayer identification number, certifies that he has not lost exemption from backup withholding, and has met the requirements for the reporting of previous income set forth in the backup withholding rules. Holders of Debentures should consult their tax advisors as to their qualification for exemption from withholding and the procedure for obtaining such an exemption. Amounts paid as backup withholding do not constitute an additional tax and will be credited against the holder's federal income tax liability.


U.S. FEDERAL INCOME TAXATION OF FOREIGN HOLDERS

     As used herein, the term "Foreign Holder" means a holder of a Debenture that is, for U.S. federal income tax purposes, (a) a nonresident alien individual, (b) a foreign corporation, (c) a nonresident alien fiduciary of a foreign estate or trust or (d) a foreign partnership.

 Payment of Interest on Debentures

     In general, payments of interest received by a Foreign Holder will not be subject to U.S. federal withholding tax, provided that (a)(i) the Foreign Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (ii) the Foreign Holder is not a controlled foreign corporation that is related to the Company actually or constructively through stock ownership, (iii) the Foreign Holder is not a bank receiving interest described in Section 881(c)(3)(A) of the Code, and
(iv) either (A) the beneficial owner of the Debenture, under penalties of perjury, provides the Company or its agent with such beneficial owner's name and address and certifies on IRS Form W-8 (or a suitable substitute form) that it is not a U.S. Holder or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") holds the Debenture and provides a statement to the Company or its agent under penalties of perjury in which it certifies that such an IRS Form W-8 (or a suitable substitute) has been received by it from the beneficial owner of the Debentures or qualifying intermediary and furnishes the Company or its agent a copy thereof or (b) the Foreign Holder is entitled to the benefits of an income tax treaty under which interest on the Debentures is exempt from U.S. withholding tax and the Foreign Holder or such Foreign Holder's agent provides a properly executed IRS Form 1001 claiming the exemption. Payments of interest not exempt from U.S. federal withholding tax as described above will be subject to such withholding tax at the rate of 30% (subject to reduction under an applicable income tax treaty).

 Sale, Exchange, or Retirement of the Debentures

     A Foreign Holder generally will not be subject to U.S. federal income tax (and generally no tax will be withheld) with respect to gain realized on the sale, exchange, redemption, retirement at maturity or other disposition of a Debenture unless the Foreign Holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and, generally, either has a "tax home" or an "office or other fixed place of business" in the United States.

 Backup Withholding and Information Reporting

     Backup withholding and information reporting requirements do not apply to payments of interest made by the Company or a paying agent to Foreign Holders if the certification described above under "--Payment of Interest on Debentures" is received, provided that the payor does not have actual knowledge that the holder is a U.S. Holder. If any payments of principal and interest are made to the beneficial owner of a Debenture by or through the foreign office of a foreign custodian, foreign nominee or other foreign agent of such beneficial owner, or if the foreign office of a foreign "broker" (as defined in applicable Treasury regulations) pays the proceeds of the sale of a Debenture or a coupon to the seller thereof, backup withholding and information reporting will not apply. Information reporting requirements (but not backup withholding) will apply, however, to a payment by a foreign office of a broker that is a U.S. person, or is a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or that is a "controlled foreign corporation" (generally, a foreign corporation controlled by certain U.S. shareholders) with respect to the United States unless the broker has documentary evidence in its records that the holder is a Foreign Holder and certain other conditions are met or the holder otherwise establishes an exemption. Payment by a U.S. office of a broker is subject to both backup withholding at a rate of 31% and information reporting unless the holder certifies under penalties of perjury that it is a Foreign Holder or otherwise establishes an exemption.

     The procedures described above for withholding tax on interest payments, and some of the associated backup withholding and information reporting rules, are currently the subject of new proposed regulations, which are proposed to be effective for payments made after December 31, 1997, subject to certain transition rules. The proposed regulations, if adopted in their current form, would not substantially change the treatment of Foreign Holders described above, except that an IRS Form W-8 generally would be required for certification purposes.

 Federal Estate Taxes

     Subject to applicable estate tax treaty provisions, Debentures held at the time of death (or Debentures transferred before death but subject to certain retained rights or powers) by an individual who at the time of death is a Foreign Holder will not be included in such Foreign Holder's gross estate for U.S. federal estate tax purposes provided that the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote or hold the Debentures in connection with a U.S. trade or business.

     EXCEPT AS DISCUSSED ABOVE, NO INFORMATION IS PROVIDED HEREIN AS TO THE TAX TREATMENT OF THE EXCHANGE OFFER TO HOLDERS OF THE OLD DEBENTURES OR NEW DEBENTURES UNDER APPLICABLE UNITED STATES OR OTHER TAX LAWS. THE DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. FOR EXAMPLE, THE DISCUSSION MAY NOT BE APPLICABLE WITH RESPECT TO HOLDERS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES. THEREFORE, HOLDERS OF DEBENTURES ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE EXCHANGE OFFER, INCLUDING THE APPLICATION OF FEDERAL, STATE, LOCAL AND FOREIGN AND OTHER TAX LAWS AND POSSIBLE FUTURE CHANGES IN SUCH TAX LAWS.



                              PLAN OF DISTRIBUTION

     The New Debentures will be offered by the Company to the holders of the Old Debentures in exchange for the Old Debentures pursuant to the Exchange Offer.

     Except as described below, a broker-dealer may not participate in the Exchange Offer in connection with a distribution of the New Debentures. Each broker-dealer that receives New Debentures for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Debentures. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Debentures received in exchange for Old Debentures where such Old Debentures was acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 90 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until _____________ ____, 1997 all dealers effecting transactions in the New Debentures may be required to deliver a prospectus.

     The Company will not receive any proceeds from any sale of New Debentures by broker-dealers. New Debentures received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the counter market, in negotiated transactions, through the writing of options on the New Debentures or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Debentures. Any broker or dealer that participates in a distribution of such New Debentures may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Debentures and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the

Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     The Company has agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and expenses of counsel for the holders of the New Debentures and will indemnify the holders of the New Debentures (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.


                                 LEGAL MATTERS

     The legality of the Debentures offered hereby will be passed upon for the Company by Winthrop, Stimson, Putnam & Roberts, Financial Centre, 695 East Main Street, Stamford, Connecticut 06904-6760. Winthrop, Stimson, Putnam & Roberts from time to time represents the Placement Agent in connection with certain legal matters unrelated to its representation of the Company.


                                    EXPERTS

     The consolidated financial statements of the Company at December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Auditors............................................   F-2
Consolidated Balance Sheets at December 31, 1996 and 1995.................   F-3
Consolidated Statements of Operations for the years ended December 31,
 1996, 1995 and 1994......................................................   F-4
Consolidated Statements of Deficiency in Stockholders' Equity for the
 years ended December 31, 1996, 1995 and 1994.............................   F-5
Consolidated Statements of Cash Flows for the years ended December 31,
 1996, 1995 and 1994......................................................   F-6
Notes to Consolidated Financial Statements................................   F-7
Condensed Consolidated Balance Sheets (Unaudited) at March 31, 1997 and
 1996.....................................................................  F-27
Condensed Consolidated Statements of Operations (Unaudited) for the three months ended March 31, 1997 and 1996.....................................  F-28
Consolidated Statements of Deficiency in Stockholders' Equity (Unaudited).  F-29
Condensed Consolidated Statements of Cash Flows (Unaudited) for the three months ended March 31, 1997 and 1996.....................................  F-30
Notes to Condensed Consolidated Financial Statements (Unaudited)..........  F-31
Unaudited Pro Forma Condensed Statement of Operations for the three months ended March 31, 1997 and for the year ended December 31, 1996............  F-34
Notes to Unaudited Pro Forma Condensed Statement of Operations............  F-37

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Silgan Holdings Inc.

  We have audited the accompanying consolidated balance sheets of Silgan Holdings Inc. as of December 31, 1996 and 1995, and the related consolidated statements of operations, deficiency in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Silgan Holdings Inc. at December 31, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP
Stamford, Connecticut
January 31, 1997, except for Note 22,
as to which date is February 13, 1997

                              SILGAN HOLDINGS INC.

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1995

                             (DOLLARS IN THOUSANDS)

                                                              1996      1995
                                                            --------  --------
ASSETS
Current assets:
  Cash and cash equivalents................................ $  1,017  $  2,102
  Accounts receivable, less allowances for doubtful ac-
   counts of $4,045 and $4,843 for 1996 and 1995, respec-
   tively..................................................  101,436   109,929
  Inventories..............................................  195,981   210,471
  Prepaid expenses and other current assets................    7,403     5,801
                                                            --------  --------
    Total current assets...................................  305,837   328,303
Property, plant and equipment, net.........................  499,781   487,301
Goodwill, net..............................................   77,176    53,562
Other assets...............................................   30,752    30,880
                                                            --------  --------
                                                            $913,546  $900,046
                                                            ========  ========
LIABILITIES AND DEFICIENCY IN STOCKHOLDERS' EQUITY
Current liabilities:
  Trade accounts payable................................... $122,623  $138,195
  Accrued payroll and related costs........................   41,799    32,805
  Accrued interest payable.................................    9,522     4,358
  Accrued expenses and other current liabilities...........   35,456    43,457
  Bank working capital loans...............................   27,800     7,100
  Current portion of long-term debt........................   38,427    28,140
                                                            --------  --------
    Total current liabilities..............................  275,627   254,055
Long-term debt.............................................  693,783   750,873
Deferred income taxes......................................    6,836     6,836
Other long-term liabilities................................   74,508    68,086
Cumulative exchangeable redeemable preferred stock
 (10,000,000 shares authorized,
 51,556 shares issued and outstanding).....................   52,998       --
Deficiency in stockholders' equity:
  Common Stock ($0.01 par value per share:
   100,000,000 shares authorized, 15,162,833 and 19,446,120
   shares issued and outstanding in 1996 and 1995,
   respectively)...........................................      152       195
  Additional paid-in capital...............................   18,466    33,423
  Accumulated deficit...................................... (208,824) (213,422)
                                                            --------  --------
Total deficiency in stockholders' equity................... (190,206) (179,804)
                                                            --------  --------
                                                            $913,546  $900,046
                                                            ========  ========

                            See accompanying notes.

                              SILGAN HOLDINGS INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                            1996         1995         1994
                                         -----------  -----------  -----------
Net sales............................... $ 1,405,742  $ 1,101,905  $   861,374
Cost of goods sold......................   1,223,684      970,491      748,290
                                         -----------  -----------  -----------
  Gross profit..........................     182,058      131,414      113,084
Selling, general and administrative
 expenses...............................      58,768       46,848       37,997
Reduction in carrying value of assets...         --        14,745       16,729
                                         -----------  -----------  -----------
  Income from operations................     123,290       69,821       58,358
Interest expense and other related
 financing costs........................      89,353       80,710       65,789
                                         -----------  -----------  -----------
  Income (loss) before income taxes.....      33,937      (10,889)      (7,431)
Income tax provision....................       3,300        5,100        5,600
                                         -----------  -----------  -----------
  Income (loss) before extraordinary
   charge...............................      30,637      (15,989)     (13,031)
Extraordinary charges relating to early
 extinguishment of debt, net of taxes...      (2,222)      (5,817)         --
                                         -----------  -----------  -----------
  Net income (loss) before preferred
   stock dividend requirement...........      28,415  $   (21,806) $   (13,031)
Preferred stock dividend requirement....      (3,006)         --           --
                                         -----------  -----------  -----------
  Net income (loss) available to common
   stockholders......................... $    25,409  $   (21,806) $   (13,031)
                                         ===========  ===========  ===========
Income (loss) per common share:
  Income (loss) before extraordinary
   charges.............................. $      1.60  $     (0.77) $     (0.63)
  Extraordinary charges.................       (0.12)       (0.29)         --
  Preferred stock dividend requirement..       (0.16)         --           --
                                         -----------  -----------  -----------
  Net income (loss)..................... $      1.32  $     (1.06) $     (0.63)
                                         ===========  ===========  ===========
Weighted average number of common and
 common equivalent shares outstanding...  19,178,730   20,656,877   20,656,877
                                         ===========  ===========  ===========


                            See accompanying notes.

                              SILGAN HOLDINGS INC.

         CONSOLIDATED STATEMENTS OF DEFICIENCY IN STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                    (DOLLARS IN THOUSANDS EXCEPT SHARE DATA)

                            COMMON STOCK                                TOTAL
                          -----------------  ADDITIONAL             DEFICIENCY IN
                                       PAR    PAID-IN   ACCUMULATED STOCKHOLDERS'
                            SHARES    VALUE   CAPITAL     DEFICIT      EQUITY
                          ----------  -----  ---------- ----------- -------------
Balance at December 31,
 1993...................   1,135,000  $ 12    $ 33,606   $(178,585)   $(144,967)
Adjustment for 17.133145
 for 1 stock split......  18,311,120   183        (183)        --           --
                          ----------  ----    --------   ---------    ---------
As restated at December
 31, 1993 for stock
 split..................  19,446,120   195      33,423    (178,585)    (144,967)
Net loss................         --    --          --      (13,031)     (13,031)
                          ----------  ----    --------   ---------    ---------
Balance at December 31,
 1994...................  19,446,120   195      33,423    (191,616)    (157,998)
Net loss................         --    --          --      (21,806)     (21,806)
                          ----------  ----    --------   ---------    ---------
Balance at December 31,
 1995...................  19,446,120   195      33,423    (213,422)    (179,804)
Purchase and retirement
 of 250,000 shares of
 Class B Common Stock...  (4,283,287)  (43)    (14,957)    (20,811)     (35,811)
Net income..............         --    --          --       25,409       25,409
                          ----------  ----    --------   ---------    ---------
Balance at December 31,
 1996...................  15,162,833  $152    $ 18,466   $(208,824)   $(190,206)
                          ==========  ====    ========   =========    =========

                            See accompanying notes.

                              SILGAN HOLDINGS INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                             (DOLLARS IN THOUSANDS)

                                                 1996       1995       1994
                                               ---------  ---------  ---------
Cash flows from operating activities:
  Net income (loss) before preferred stock
   dividend requirement....................... $  28,415  $ (21,806) $ (13,031)
  Adjustments to reconcile net income (loss)
   to net cash provided by operating activi-
   ties:
    Depreciation..............................    54,830     42,217     35,392
    Amortization..............................     8,993      8,083      7,075
    Accretion of discount on discount deben-
     tures....................................    12,077     28,672     27,477
    Reduction in carrying value of assets.....       --      14,745     16,729
    Extraordinary charge relating to early ex-
     tinguishment of debt.....................     2,222      6,301        --
    Changes in assets and liabilities, net of
     effect of acquisitions:
      Decrease (increase) in accounts receiv-
       able...................................    15,102     (1,011)   (21,267)
      Decrease (increase) in inventories......    20,348     10,852    (16,741)
      (Decrease) increase in trade accounts
       payable................................   (17,145)    43,108      4,478
      Net working capital provided by AN Can
       from 8/1/95 to 12/31/95................       --      85,213        --
      Other, net increase (decrease)..........       357     (6,745)     7,221
                                               ---------  ---------  ---------
        Total adjustments.....................    96,784    231,435     60,364
                                               ---------  ---------  ---------
    Net cash provided by operating activi-
     ties.....................................   125,199    209,629     47,333
                                               ---------  ---------  ---------
Cash flows from investing activities:
  Acquisition of businesses...................   (43,043)  (348,762)       519
  Capital expenditures........................   (56,851)   (51,897)   (29,184)
  Proceeds from sale of assets................     1,557      3,541        765
                                               ---------  ---------  ---------
    Net cash used in investing activities.....   (98,337)  (397,118)   (27,900)
                                               ---------  ---------  ---------
Cash flows from financing activities:
  Borrowings under working capital loans......   952,050    669,260    393,250
  Repayments under working capital loans......  (931,350)  (674,760)  (382,850)
  Proceeds from issuance of long-term debt....   125,000    450,000        --
  Repayments of long-term debt................  (183,880)  (234,506)   (20,464)
  Proceeds from issuance of cumulative
   redeemable exchangeable preferred stock....    50,000        --         --
  Repurchase of common stock..................   (35,811)       --         --
  Debt financing costs........................    (3,956)   (19,290)       --
  Payments to former shareholders of Silgan...       --      (3,795)    (6,911)
                                               ---------  ---------  ---------
    Net cash (used by) provided for financing
     activities...............................   (27,947)   186,909    (16,975)
                                               ---------  ---------  ---------
Net (decrease) increase in cash and cash
equivalents...................................    (1,085)      (580)     2,458
Cash and cash equivalents at beginning of          2,102      2,682        224
year.......................................... ---------  ---------  ---------
Cash and cash equivalents at end of year...... $   1,017  $   2,102  $   2,682
                                               =========  =========  =========
Supplementary data:
  Interest paid............................... $  68,390    $45,293  $  30,718
  Income tax (refunds) payments, net..........    (4,836)     8,967      2,588
  Preferred stock dividend in lieu of cash
   dividend...................................     2,998        --         --

                            See accompanying notes.

                             SILGAN HOLDINGS INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1996, 1995 AND 1994

1. BASIS OF PRESENTATION

  Silgan Holdings Inc. ("Holdings", together with its wholly-owned subsidiaries, the "Company") is a company controlled by Silgan management and The Morgan Stanley Leveraged Equity Fund II, L. P. ("MSLEF II"), an affiliate of Morgan Stanley & Co. Incorporated ("MS & Co."). Holdings owns all of the outstanding common stock of Silgan Corporation ("Silgan").

  The Company, together with Silgan and its wholly-owned operating subsidiaries Silgan Containers Corporation ("Containers") and Silgan Plastics Corporation ("Plastics"), is predominantly engaged in the manufacture and sale of steel and aluminum containers for human and pet food products. The Company also manufactures custom designed plastic containers used for health and personal care products, specialty packaging items including metal caps and closures, and plastic bowls and paper containers used by processors in the food industry. Principally, all of the Company's businesses are based in the United States. Foreign subsidiaries are not significant to the consolidated results of operations or financial position of the Company.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Consolidation

  The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly-owned. All significant intercompany transactions have been eliminated. Assets and liabilities of the Company's foreign subsidiary are translated at rates of exchange in effect at the balance sheet date. Income statement amounts are translated at the average of monthly exchange rates.

 Cash and cash equivalents

  Cash equivalents represent short-term, highly liquid investments having original maturities of three months or less from the time of purchase. The carrying values of these assets approximate their fair values. As a result of the Company's cash management system, checks issued and presented to the banks for payment may create negative cash balances. Checks outstanding in excess of related cash balances totaling approximately $49.6 million at December 31, 1996 and $30.0 million at December 31, 1995 are included in trade accounts payable.

 Inventories

  Inventories are stated at the lower of cost or market (net realizable value) and are principally accounted for by the last-in, first-out method (LIFO).

 Property, Plant and Equipment

  Property, plant and equipment are stated at historical cost less accumulated depreciation. Major renewals and betterments that extend the life of an asset are capitalized and repairs and maintenance expenditures are charged to expense as incurred. Depreciation is computed using the straight-line method over their estimated useful lives. The principal estimated useful lives are 35 years for buildings and range between 3 to 18 years for machinery and equipment. Leasehold improvements are amortized over the shorter of the life of the related asset or the life of the lease.

 Goodwill

  The Company has classified as goodwill the cost in excess of fair value of net assets acquired in purchase transactions. Goodwill is stated at cost less accumulated amortization. Amortization is computed on a straight-line basis over periods ranging from 20 to 40 years. The Company periodically evaluates the existence of

                             SILGAN HOLDINGS INC.

                       DECEMBER 31, 1996, 1995 AND 1994

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

goodwill impairment to assess whether goodwill is fully recoverable from projected, undiscounted net cash flows of the related business unit. Impairments would be recognized in operating results if a permanent reduction in values were to occur.

 Long-Lived Assets

  Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standard ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". Under SFAS No. 121, impairment losses will be recognized when events or changes in circumstances indicate that the undiscounted cash flows generated by the assets are less than the carrying value of such assets. Impairment losses are then measured by comparing the fair value of assets to their carrying amount. There were no impairment losses recognized during 1996.

 Other Assets

  Other assets consist principally of debt issuance costs which are being amortized on a straight-line basis over the terms of the related debt agreements (5 to 10 years). Other intangible assets are amortized over their expected useful lives using the straight-line method.

 Income Taxes

  The Company accounts for income taxes using the liability method in accordance with SFAS No. 109, "Accounting for Income Taxes". The provision for income taxes includes federal, state, and foreign income taxes currently payable and those deferred because of temporary differences between the financial statement and tax bases of assets and liabilities.

 Stock Based Compensation

  SFAS No. 123, "Accounting for Stock-Based Compensation" was issued in October 1995, effective for the 1996 fiscal year. Under SFAS No. 123, compensation expense for all stock-based compensation plans would be recognized based on the fair value of the options at the date of grant using an option pricing model. As permitted under SFAS No. 123, the Company may either adopt the new pronouncement or may continue to follow the accounting method as prescribed under APB No. 25, "Accounting for Stock Issued to Employees". The Company has chosen to continue to recognize compensation expense in accordance with APB No. 25.

 Derivative Financial Instruments

  The Company's use of derivative financial instruments is limited to interest rate swap agreements which assist in managing exposure to adverse movement in interest rates on a portion of its indebtedness. The Company does not utilize financial instruments for speculative purposes. The difference between amounts to be paid or received on interest rate swap agreements are recorded as adjustments to interest expense. The methods and assumptions used to estimate fair values of these and other debt instruments reflected in the financial statements are discussed in Note 10.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses, as well as footnote disclosures in the financial statements. Actual results may differ from those estimates.

                             SILGAN HOLDINGS INC.

                       DECEMBER 31, 1996, 1995 AND 1994

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

 Per Share Information

  Per share amounts have been computed based upon the weighted average number of common and common equivalent shares outstanding for all periods presented. Weighted average shares include options to purchase which were issued within the twelve month period prior to the initial public offering of the Company at less than the initial public offering price. All share and per share data have been adjusted to reflect a 17.133145 for 1 stock split which occurred at the time of the initial public offering. For a discussion of the initial public offering, see Note 22.

3. ACQUISITIONS

  On October 9, 1996, the Company acquired substantially all of the assets of Finger Lakes Packaging Company, Inc. ("Finger Lakes"), a metal food container manufacturer, which had net sales of $48.8 million for its fiscal year ended June 29, 1996. The purchase price was $29.9 million (including net working capital of $8.0 million) and was primarily allocated to property, plant, and equipment, and net working capital acquired based on fair market value as of the date of acquisition. The excess of the purchase price over the fair value of the net assets acquired was $5.2 million and has been recorded as goodwill, which is being amortized on a straight-line basis over 20 years.

  On August 1, 1995, Containers acquired from American National Can Company ("ANC") substantially all of the fixed assets and working capital, and assumed certain specified limited liabilities, of ANC's Food Metal & Specialty business ("AN Can"), which manufactures, markets and sells metal food containers and rigid plastic containers for a variety of food products and metal caps and closures for food and beverage products. The final purchase price for the assets acquired and the assumption of certain specified liabilities was $362.0 million (including $13.1 million paid in 1996). The aggregate purchase price has been allocated to the assets acquired and liabilities assumed based on their fair values. The purchase price allocation was adjusted in 1996 for differences between the actual and preliminary valuations for the asset appraisals and for projected employee benefit costs as well as for a revision in estimated costs of plant rationalizations, administrative workforce reductions and various other acquisition liabilities. The final purchase price allocation resulted in an adjustment to increase goodwill by $20.7 million. The aggregate excess of the purchase price over the fair value of the assets acquired and liabilities assumed for AN Can was $45.6 million and has been recorded as goodwill, which is being amortized on a straight-line basis over 40 years.

  The Finger Lakes and AN Can acquisitions were accounted for using the purchase method of accounting and accordingly, the results of operations for Finger Lakes and AN Can have been included in the consolidated financial statements of the Company from the dates of acquisition.

  Set forth below are the Company's summary unaudited pro forma results of operations for the year ended December 31, 1995, giving effect to the acquisition of AN Can. The summary unaudited pro forma results of operations include the historical results of the Company and AN Can and reflect the effect of purchase accounting adjustments based on appraisals and valuations, the financing of the acquisition of AN Can by the Company, the refinancing of the Company's related debt obligations, and certain other adjustments as if these events occurred as of the beginning of 1995. Pro forma results of operations for Finger Lakes have not been presented for 1996 or included in the 1995 summary unaudited pro forma results of operations since the impact of such acquisition was not significant.

                             SILGAN HOLDINGS INC.

                       DECEMBER 31, 1996, 1995 AND 1994

3. ACQUISITIONS--(CONTINUED)

  The pro forma results of operations do not give effect to adjustments for decreased costs from manufacturing synergies resulting from the integration of AN Can with the Company's existing can manufacturing operations and benefits the Company may realize as a result of its planned rationalization of plant operations. Pro forma adjustments have not been made to interest expense for the year ended December 31, 1995 for the portion of the 13 1/4% Senior Discount Debentures due 2002 ("Discount Debentures") redeemed in 1996 as described in Note 8 or for the subsequent events discussed in Note 22.

  The pro forma information does not purport to represent what the Company's results of operations actually would have been if the operations were combined as of January 1, 1995, or to project the Company's results of operations for any future period:

                                                                   1995
                                                          ----------------------
                                                          (DOLLARS IN THOUSANDS
                                                          EXCEPT PER SHARE DATA)
      Net sales..........................................       $1,404,382
      Income from operations.............................           92,749(1)
      Income before income taxes.........................            4,064
      Net loss...........................................           (2,736)
      Net loss per common share..........................            (0.13)

--------
(1) Included in pro forma income from operations for the year ended December 31, 1995 is a charge of $14.7 million to adjust the carrying value of certain underutilized machinery and equipment at the Company's facilities (existing prior to the AN Can acquisition) to net realizable value.

4. INVENTORIES

  The components of inventories at December 31, 1996 and 1995 consist of the following:

                                                               1996     1995
                                                             -------- --------
                                                                (DOLLARS IN
                                                                THOUSANDS)
      Raw materials........................................  $ 40,280 $ 46,027
      Work-in-process......................................    27,861   24,869
      Finished goods.......................................   116,498  135,590
      Spare parts and other................................     7,771    6,344
                                                             -------- --------
                                                              192,410  212,830
      Adjustment to value inventory at cost on the LIFO
       method..............................................     3,571   (2,359)
                                                             -------- --------
                                                             $195,981 $210,471
                                                             ======== ========

  The amount of inventory recorded on the first-in first-out method at December 31, 1996 and 1995 was $19.8 million and $17.6 million, respectively.

                             SILGAN HOLDINGS INC.

                       DECEMBER 31, 1996, 1995 AND 1994


5. PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment at December 31, 1996 and 1995 consist of the following:

                                                             1996       1995
                                                           ---------  ---------
                                                               (DOLLARS IN
                                                               THOUSANDS)
      Land...............................................  $   6,425  $   6,355
      Buildings and improvements.........................     79,923     68,860
      Machinery and equipment............................    621,232    584,526
      Construction in progress...........................     49,771     33,764
                                                           ---------  ---------
                                                             757,351    693,505
      Accumulated depreciation and amortization..........   (257,570)  (206,204)
                                                           ---------  ---------
      Property, plant and equipment, net.................  $ 499,781  $ 487,301
                                                           =========  =========

  For the years ended December 31, 1996, 1995, and 1994, depreciation expense was $54.8 million, $42.2 million and $35.4 million, respectively. The total amount of repairs and maintenance expense was $32.0 million in 1996, $26.9 million in 1995 and $19.9 million in 1994.

  In 1995 and 1994, based on a review of depreciable assets, the Company determined that certain adjustments were necessary to properly reflect net fixed asset realizable values. In 1995, the Company recorded a write-down of $14.7 million for the excess of carrying value over estimated realizable value of machinery and equipment at existing facilities which had become underutilized due to excess capacity. In 1994, charges of $16.7 million were recorded which included $2.6 million to write-down the excess carrying value over estimated realizable value of various plant facilities held for sale and $14.1 million for technologically obsolete and inoperable machinery and equipment.

6. GOODWILL

  Goodwill amortization charged to operations was $2.3 million in 1996; $1.3 million in 1995; and $1.2 million in 1994. Accumulated amortization of goodwill at December 31, 1996, 1995, and 1994 was $7.7 million; $5.0 million; and $3.7 million, respectively.

7. OTHER ASSETS

  Other assets at December 31, 1996 and 1995 consist of the following:

                                                          1996         1995
                                                       -----------  -----------
                                                       (DOLLARS IN THOUSANDS)
      Debt issuance costs............................  $    30,515  $    30,148
      Other..........................................        8,576        8,027
                                                       -----------  -----------
                                                            39,091       38,175
      Less: accumulated amortization.................       (8,339)      (7,295)
                                                       -----------  -----------
                                                       $    30,752  $    30,880
                                                       ===========  ===========

  During 1996, the Company wrote off $2.2 million of unamortized debt issuance costs, with no tax benefit, and capitalized $4.0 million of new debt issuance costs in connection with the refinancing of Discount Debentures. As part of the acquisition of AN Can and the related refinancing of its secured debt facilities and Discount Debentures in 1995, the Company wrote off $6.3 million of unamortized debt issuance costs and

                             SILGAN HOLDINGS INC.

                       DECEMBER 31, 1996, 1995 AND 1994

7. OTHER ASSETS--(CONTINUED)

capitalized $19.3 million of new debt issuance costs. Amortization expense relating to debt issuance for the years ended December 31, 1996, 1995, and 1994 was $4.5 million, $4.9 million, and $5.3 million, respectively.

8. SHORT-TERM BORROWINGS AND LONG-TERM DEBT

  The Company has a revolving credit facility which it uses to finance its seasonal liquidity needs. As of December 31, 1996 and 1995, the Company had $27.8 million and $7.1 million, respectively, of loans outstanding under the revolving credit facility ("Working Capital Loans").

  Long-term debt consists of the following:

                                                                1996     1995
                                                              -------- --------
                                                                 (DOLLARS IN
                                                                 THOUSANDS)
      Bank A Term Loans.....................................  $194,554 $220,000
      Bank B Term Loans.....................................   343,716  222,750
      11 3/4% Senior Subordinated Notes due June 15, 2002...   135,000  135,000
      13 1/4% Senior Subordinated Debentures due December
       15, 2002.............................................    58,940  201,263
                                                              -------- --------
                                                               732,210  779,013
      Less: Amounts due within one year.....................    38,427   28,140
                                                              -------- --------
                                                              $693,783 $750,873
                                                              ======== ========

  The aggregate annual maturities of long-term debt at December 31, 1996 are as follows (in thousands):

           1997..................................... $ 38,427
           1998.....................................   53,393
           1999.....................................   53,393
           2000.....................................  126,112
           2001.....................................  155,880
           2002 and thereafter......................  305,005
                                                     --------
                                                     $732,210
                                                     ========

 Refinancings

  Effective August 1, 1995, Silgan, Containers and Plastics entered into a $675.0 million credit agreement (the "Credit Agreement") with various banks to finance the acquisition by Containers of AN Can, to refinance and repay in full all amounts owing under the previous bank credit agreement and Silgan's Senior Secured Notes (the "Secured Notes"), and to repurchase up to $75.0 million of Discount Debentures.

  The Credit Agreement, as entered into during 1995, provided the Company with
(i) $225.0 million of A Term Loans, (ii) $225.0 million of B Term Loans and
(iii) Working Capital Loans of up to $225.0 million. The Company used proceeds from the Credit Agreement to acquire AN Can for $348.9 million (excluding $13.1 million paid in 1996), repay $117.1 million of term loans under the previous credit agreement, repay in full $50.0 million of Secured Notes, repurchase $61.7 million principal amount at maturity of Discount Debentures for $57.6 million, and incur debt issuance costs of $19.3 million. As a result of the early redemption of the Secured

                             SILGAN HOLDINGS INC.

                       DECEMBER 31, 1996, 1995 AND 1994

8. SHORT-TERM BORROWINGS AND LONG-TERM DEBT--(CONTINUED)

Notes and a portion of the Discount Debentures in 1995, the Company incurred an extraordinary charge of $5.8 million, net of taxes, for the write-off of unamortized deferred financing costs of $6.4 million and premiums of $2.0 million paid on the redemption of the Discount Debentures.

  In 1996, the Credit Agreement was amended to provide the Company with additional B Term Loans of $125.0 million. With borrowings of $17.4 million of Working Capital Loans, $12.0 million representing a portion of the proceeds from the issuance of Holdings' 13 1/4% Cumulative Exchangeable Redeemable Preferred Stock ("Preferred Stock"), and the additional B Term Loans, the Company redeemed $154.4 million principal amount of Discount Debentures at par. As a result of the early redemption of a portion of the Discount Debentures in 1996, the Company incurred an extraordinary charge of $2.2 million for the write-off of unamortized deferred financing costs.

 Bank Credit Agreement

  The A Term Loans mature on December 31, 2000, and the B Term Loans mature on March 15, 2002. Principal repayments of $25.4 million and $5.0 million on the A Term Loans and $4.0 million and $2.3 million on the B Term Loans were made in 1996 and 1995, respectively. Principal is to be repaid on each of the A and B Term Loans in installments in accordance with the Credit Agreement until maturity.

  As provided in the Credit Agreement, the Company is required to repay the term loans (ratably allocated between the A Term Loans and the B Term Loans) in an amount equal to 80% of the net sale proceeds from certain asset sales and up to 100% of the net equity proceeds from certain sales of equity. Effective for the year ended December 31, 1996 and each year thereafter during the term of the Credit Agreement, the Company is required to prepay the term loans (ratably allocated between the A Term Loans and the B Term Loans) in an amount equal to 50% of the Company's excess cash flow. Amounts repaid under the term loans cannot be reborrowed.

  The Credit Agreement provides Containers and Plastics, together, a revolving credit facility of up to $225.0 million for working capital needs. Borrowings available under the revolving credit facility were $190.0 million at December 31, 1996, after taking into account outstanding Working Capital Loans of $27.8 million and outstanding letters of credit of $7.2 million. The Company may utilize up to a maximum of $20.0 million in letters of credit as long as the aggregate amount of borrowings of Working Capital Loans and letters of credit do not exceed the amount of the commitment under the revolving credit facility. The aggregate amount of Working Capital Loans and letters of credit which may be outstanding at any time is also limited to the aggregate of 85% of eligible accounts receivable and 50% of eligible inventory. Working Capital Loans may be borrowed, repaid, and reborrowed over the life of the Credit Agreement until final maturity on December 31, 2000.

  The borrowings under the Credit Agreement may be designated by the respective borrowers as Base Rate or Eurodollar Rate borrowings. The Base Rate is the higher of (i) 1/2 of 1% in excess of Adjusted Certificate of Deposit Rate, or (ii) Bankers Trust Company's prime lending rate. Base Rate borrowings bear interest at the Base Rate plus a margin of 1.50% in the case of A Term Loans and Working Capital Loans; and a margin of 2.0% in the case of B Term Loans. Eurodollar Rate borrowings bear interest at the Eurodollar Rate plus a margin of 2.50% in the case of A Term Loans and Working Capital Loans; and a margin of 3.0% in the case of B Term Loans. In accordance with the Credit Agreement, if the Company meets certain financial tests, the interest rate margin on Base Rate and Eurodollar Rate borrowings may be reduced from the existing margin. As of December 31, 1996, the interest rate for Base Rate borrowings was 9.75% and the interest rate for Eurodollar Rate

                             SILGAN HOLDINGS INC.

                       DECEMBER 31, 1996, 1995 AND 1994

8. SHORT-TERM BORROWINGS AND LONG-TERM DEBT--(CONTINUED)

borrowings ranged between 8.0% and 8.63%. During 1996, the Company entered into interest rate swap agreements to convert interest rate exposure from variable to fixed rates of interest on A Term Loans and B Term Loans in an aggregate amount of $200.0 million (for a discussion of the interest rate swap agreements, see Note 9).

  For 1996, 1995 and 1994, respectively, the average amount of borrowings of Working Capital Loans was $104.1 million, $67.6 million and $14.4 million; the weighted average annual interest rate paid on such borrowings was 8.4%, 8.9%, and 8.4%; and the highest amount of such borrowings was $175.1 million, $188.1 million, and $46.0 million. The Credit Agreement provides for the payment of a commitment fee of 0.5% per annum on the daily average unused portion of commitments available under the working capital revolving credit facility as well as a 2.75% per annum fee on outstanding letters of credit.

  The indebtedness under the Credit Agreement is guaranteed by Holdings and each of Silgan, Containers and Plastics and secured by a security interest in substantially all of the real and personal property of Silgan, Containers and Plastics. The stock of Silgan and the stock of principally all of its subsidiaries have been pledged to the lenders under the Credit Agreement.

  The Credit Agreement contains various covenants which limit or restrict, among other things, investments, indebtedness, liens, dividends, leases, capital expenditures, and the use of proceeds from asset sales, as well as requiring the Company to meet certain specified financial covenants. The Company is currently in compliance with all covenants under the Credit Agreement.

 11 3/4% Senior Subordinated Notes

  The Company's 11 3/4% Senior Subordinated Notes (the "11 3/4% Notes"), which mature on June 15, 2002, represent unsecured general obligations of Silgan, subordinate in right of payment to obligations of the Company under the Credit Agreement and effectively subordinate to all of the obligations of the subsidiaries of Silgan. Interest is payable semi-annually on June 15 and December 15.

The 11 3/4% Notes are redeemable at the option of the Company, in whole or in part, at any time during the twelve months commencing June 15 of the following years at the indicated percentages of their principal amount, plus accrued interest:

                                                   REDEMPTION
           YEAR                                    PERCENTAGE
           ----                                    ----------
           1997................................... 105.8750%
           1998................................... 102.9375%
           1999 and thereafter.................... 100.0000%

  The 11 3/4% Notes Indenture contains covenants which are comparable to or less restrictive than those under the terms of the Credit Agreement.

 13 1/4% Senior Discount Debentures

  The 13 1/4% Senior Discount Debentures, which are due on December 15, 2002, represent unsecured general obligations of Holdings, subordinate in right of payment to the obligations of Silgan and its subsidiaries. The original issue discount was amortized through June 15, 1996 with a yield to maturity of 13 1/4%. From and after

                             SILGAN HOLDINGS INC.

                       DECEMBER 31, 1996, 1995 AND 1994

8. SHORT-TERM BORROWINGS AND LONG-TERM DEBT--(CONTINUED)

June 15, 1996, interest on the Discount Debentures accrues on the principal amount thereof at the rate of 13 1/4% and is payable in cash semiannually. The Discount Debentures are redeemable at any time, at the option of Holdings, in whole or in part, at 100% of their principal amount plus accrued interest to the redemption date. The Company redeemed $154.4 million principal amount of its Discount Debentures in 1996 and repurchased $61.7 million principal amount at maturity of its Discount Debentures for $57.6 million in 1995.

  The Discount Debenture Indenture contains covenants which are comparable to or less restrictive than those under the Credit Agreement and the 11 3/4% Notes.

9. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

  The Company has entered into interest rate swap agreements with various banks to manage its exposure to interest rate fluctuations. The agreements are with major financial institutions which are expected to fully perform under the terms thereof. The interest rate swap agreements effectively convert interest rate exposure from variable rates to fixed rates of interest without the exchange of the underlying principal amounts. A portion of the Company's term debt instruments carries a variable rate of interest based on the London interbank offered rate ("LIBOR") plus a margin currently ranging from 2.5% to 3.0%. The interest rate swap agreements require the Company to pay fixed rates of interest based on LIBOR ranging from 5.6% to 6.2% plus the aforementioned margin. Notional principal amounts of these agreements total $200.0 million and these agreements mature in the year 1999. The notional amounts are used to measure the interest to be paid or received and do not represent the amount of exposure to credit loss. Net payments of $0.3 million under these agreements made in 1996 were recorded as adjustments to interest expense.

 Concentration of Credit Risk

  The Company derives a significant portion of its revenue from multi-year supply agreements with many of its customers. Aggregate revenues from its two largest customers accounted for approximately 29.1% of its net sales in 1996 and 36.0% of its net sales in 1995. The receivable balances from these customers collectively represented 20.3% and 28.2% of the Company's accounts receivable before allowances at December 31, 1996 and 1995, respectively. As is common in the packaging industry, the Company provides extended payment terms for some of its customers due to the seasonality of the vegetable and fruit pack business. Exposure to losses is dependent on each customer's financial position. The Company performs ongoing credit evaluations of its customer's financial condition and its receivables are not collateralized. The Company maintains an allowance for doubtful accounts which management believes is adequate to cover potential credit losses based on customer credit evaluations, collection history, and other information.

                             SILGAN HOLDINGS INC.

                       DECEMBER 31, 1996, 1995 AND 1994


10. FAIR VALUE OF FINANCIAL INSTRUMENTS

  The carrying amounts and estimated fair values of the Company's financial instruments at December 31, 1996 and 1995 are as follows:

                                                  1996              1995
                                            ----------------- -----------------
                                            CARRYING   FAIR   CARRYING   FAIR
                                             AMOUNT   VALUE    AMOUNT   VALUE
                                            -------- -------- -------- --------
                                                  (DOLLARS IN THOUSANDS)
   Working Capital Facility................ $ 27,800 $ 27,800 $  7,100 $  7,100
   Bank A Term Loans.......................  194,554  194,554  220,000  220,000
   Bank B Term Loans.......................  343,716  343,716  222,750  222,750
   11 3/4% Senior Subordinated Notes due
    June 15, 2002..........................  135,000  144,500  135,000  144,500
   13 1/4% Senior Subordinated Debentures
    due December 15, 2002..................   58,940   59,235  201,263  205,873
   Cumulative Exchangeable Redeemable
    Preferred Stock........................   52,998   58,671      --       --
   Interest Rate Swap Agreements...........      --       504      --       --

  Methods and assumptions used in estimating fair values are as follows:

  Cash and cash equivalents: The carrying amount reported in the balance sheet for cash and cash equivalents approximates fair value due to the short duration of those investments.

  Short and long-term debt: The carrying amounts of the Company's borrowings under its working capital loans and variable-rate borrowings approximate their fair value. The fair values of fixed-rate borrowings are based on quoted market prices.

  Convertible exchangeable preferred stock: The fair value of the preferred stock is estimated based on quoted market prices.

  Interest rate swap agreements: Fair values of interest rate swap agreements reflect the estimated amounts that the Company would receive to terminate the contracts at the reporting date based on quoted market prices.

11. COMMITMENTS

  The Company has a number of noncancelable operating leases for office and plant facilities, equipment and automobiles that expire at various dates through 2020. Certain operating leases have renewal options. Minimum future rental payments under these leases are (dollars in thousands):

            1997................................. $13,779
            1998.................................  10,615
            1999.................................   8,181
            2000.................................   6,257
            2001.................................   4,431
            2002 and thereafter..................   9,213
                                                  -------
                                                  $52,476
                                                  =======

  Rent expense was approximately $13.9 million in 1996; $10.8 million in 1995; and $9.1 million in 1994.

                             SILGAN HOLDINGS INC.

                       DECEMBER 31, 1996, 1995 AND 1994


12. RETIREMENT PLANS

  The Company sponsors pension and defined contribution plans which cover substantially all employees, other than union employees covered by multi-employer defined benefit pension plans under collective bargaining agreements. Pension benefits are provided based on either a career average, final pay or years of service formula. With respect to certain hourly employees, pension benefits are provided for based on stated amounts for each year of service. It is the Company's policy to fund accrued pension and defined contribution costs in compliance with ERISA requirements. Assets of the plans consist primarily of equity and bond funds.

  The following table sets forth the funded status of the Company's retirement plans as of December 31, 1996 and 1995:

                                             PLANS IN WHICH    PLANS IN WHICH
                                              ASSETS EXCEED      ACCUMULATED
                                               ACCUMULATED        BENEFITS
                                                BENEFITS        EXCEED ASSETS
                                             ----------------  ----------------
                                              1996     1995     1996     1995
                                             -------  -------  -------  -------
                                                 (DOLLARS IN THOUSANDS)
   Actuarial present value of benefit
    obligations:
     Vested benefit obligations............  $14,009  $12,135  $33,558  $31,465
     Non-vested benefit obligations........      383      547    4,718    3,158
                                             -------  -------  -------  -------
   Accumulated benefit obligations.........   14,392   12,682   38,276   34,623
   Additional benefits due to future salary    6,255    5,667    6,526    7,132
   levels..................................  -------  -------  -------  -------
   Projected benefit obligations...........   20,647   18,349   44,802   41,755
   Plan assets at fair value...............   15,055   12,988   31,265   23,535
                                             -------  -------  -------  -------
   Projected benefit obligation in excess
    of plan assets.........................    5,592    5,361   13,537   18,220
   Unrecognized actuarial gain (loss)......      110     (165)   3,476    1,237
   Unrecognized prior service costs........     (565)    (615)  (2,052)  (2,128)
   Additional minimum liability............      --       --     1,124    1,990
                                             -------  -------  -------  -------
   Accrued pension liability recognized in   $ 5,137  $ 4,581  $16,085  $19,319
    the balance sheet......................  =======  =======  =======  =======

  For certain pension plans with accumulated benefits in excess of plan assets at December 31, 1996 and December 31, 1995, the balance sheet reflects an additional minimum pension liability and related intangible asset of $1.1 million and $2.0 million, respectively.

  The components of net periodic pension costs for defined benefit plans are as follows:

                                                       1996     1995     1994
                                                      -------  -------  -------
                                                      (DOLLARS IN THOUSANDS)
     Service cost.................................... $ 5,229  $ 3,067  $ 2,947
     Interest cost...................................   4,452    3,887    3,334
     Actual loss (return) on assets..................  (3,946)  (7,284)     539
     Net amortization and deferrals..................     650    5,008   (2,698)
                                                      -------  -------  -------
     Net periodic pension cost....................... $ 6,385  $ 4,678  $ 4,122
                                                      =======  =======  =======

                             SILGAN HOLDINGS INC.

                       DECEMBER 31, 1996, 1995 AND 1994

12. RETIREMENT PLANS--(CONTINUED)

  The Company participates in several multi-employer pension plans which provide defined benefits to certain of its union employees. The composition of total pension cost for 1996, 1995, and 1994 in the Company's Consolidated Statements of Operations is as follows:

                                                            1996    1995   1994
                                                           ------- ------ ------
                                                                (DOLLARS IN
                                                                THOUSANDS)
      Net periodic pension cost........................... $ 6,385 $4,678 $4,122
      Settlement and curtailment losses, net..............      48    418    --
      Contributions to multi-employer union plans.........   3,813  2,708  2,700
                                                           ------- ------ ------
      Total pension costs................................. $10,246 $7,804 $6,822
                                                           ======= ====== ======

  The assumptions used in determining the actuarial present value of plan benefit obligations as of December 31, 1996, 1995 and 1994 are as follows:

                                                               1996  1995  1994
                                                               ----  ----  ----
      Discount rate........................................... 7.5%  7.5%  8.5%
      Weighted average rate of compensation increase.......... 4.0%  4.0%  4.5%
      Expected long-term rate of return on plan assets........ 9.0%  8.5%  8.5%

  The Company also sponsors defined contribution pension and profit sharing plans covering substantially all employees. Company contributions to these plans are based upon employee contributions and operating profitability. Contributions charged to income for these plans were $4.5 million in 1996; $1.7 million in 1995; and $2.5 million in 1994. Improved operating performance in 1996 as compared to 1995 resulted in greater contributions to the Company's profit sharing plans.

13. POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

  The Company has defined benefit health care and life insurance plans that provide postretirement benefits to certain employees. The plans are contributory, with retiree contributions adjusted annually, and contain cost sharing features including deductibles and coinsurance. Retiree health benefits are paid as covered expenses are incurred.

  The following table presents the funded status of the postretirement plans and amounts recognized in the Company's balance sheet as of December 31, 1996 and 1995:

                                                         1996         1995
                                                      -----------  -----------
                                                      (DOLLARS IN THOUSANDS)
      Accumulated postretirement benefit obligation:
        Retirees..................................... $     2,691  $     1,587
        Fully eligible active plan participants......       5,576       11,647
        Other active plan participants...............      18,214       14,770
                                                      -----------  -----------
      Total accumulated postretirement benefit
      obligation.....................................      26,481       28,004
      Unrecognized net loss (gain)...................       2,993       (2,929)
      Unrecognized prior service costs...............        (275)        (298)
                                                      -----------  -----------
      Accrued postretirement benefit liability....... $    29,199  $    24,777
                                                      ===========  ===========

                             SILGAN HOLDINGS INC.

                       DECEMBER 31, 1996, 1995 AND 1994

13. POSTRETIREMENT BENEFITS OTHER THAN PENSIONS--(CONTINUED)

  Net periodic postretirement benefit cost include the following components:

                                                              1996   1995  1994
                                                             ------ ------ ----
                                                                (DOLLARS IN
                                                                 THOUSANDS)
      Service cost.......................................... $  871 $  372 $321
      Interest cost.........................................  1,766  1,097  412
      Net amortization and deferral.........................     25     42  (14)
                                                             ------ ------ ----
      Net periodic postretirement benefit cost.............. $2,662 $1,511 $719
                                                             ====== ====== ====

  The weighted average discount rate used to determine the accumulated postretirement benefit obligation as of December 31, 1996 and 1995 was 7.5%. The net periodic postretirement benefit costs were calculated using a discount rate of 7.5% in 1996 and discount rates ranging from 7.5% to 8.5% for 1995. The assumed health care cost trend rates used in measuring the accumulated postretirement benefit obligation in 1996 ranged from 10% to 9.5% for pre-age 65 retirees and was 9.0% for post-age 65 retirees, declining gradually to an ultimate rate of 5.5% over the next 12 years.

  A 1% increase in the health care cost trend rate assumption would increase the accumulated postretirement benefit obligation as of December 31, 1996 by approximately $1.7 million and increase the aggregate of the service and interest cost components of the net periodic postretirement benefit cost for 1996 by approximately $0.2 million.

14. INCOME TAXES

  The components of income tax expense are as follows:

                                                           1996   1995    1994
                                                          ------ ------  ------
                                                              (DOLLARS IN
                                                               THOUSANDS)
      Current
        Federal.......................................... $  --  $  500  $2,500
        State............................................  3,000  1,900   3,200
        Foreign..........................................    300    100    (100)
                                                          ------ ------  ------
                                                           3,300  2,500   5,600
      Deferred
        Federal..........................................    --     --      --
        State............................................    --     --      --
        Foreign..........................................    --     --      --
                                                          ------ ------  ------
                                                             --     --      --
                                                          ------ ------  ------
                                                          $3,300 $2,500  $5,600
                                                          ====== ======  ======
  Income tax expense is included in the financial statements as follows:
                                                           1996   1995    1994
                                                          ------ ------  ------
                                                              (DOLLARS IN
                                                               THOUSANDS)
      Income before extraordinary charges................ $3,300 $5,100  $5,600
      Extraordinary charges..............................    --  (2,600)    --
                                                          ------ ------  ------
                                                          $3,300 $2,500  $5,600
                                                          ====== ======  ======

                             SILGAN HOLDINGS INC.

                       DECEMBER 31, 1996, 1995 AND 1994

14. INCOME TAXES--(CONTINUED)

  The income tax provision varied from that computed by using the U.S. statutory rate as a result of the following:

                                                       1996     1995     1994
                                                     --------  -------  -------
                                                      (DOLLARS IN THOUSANDS)
      Income tax benefit at the U.S. Federal income
       tax rate....................................  $ 11,100  $(3,811) $(2,601)
      State and foreign tax expense, net of Federal
       income benefit..............................     2,145    1,820    2,015
      Amortization of goodwill.....................       621      471      576
      Change in valuation allowance................   (10,566)   6,620    5,610
                                                     --------  -------  -------
                                                     $  3,300  $ 5,100  $ 5,600
                                                     ========  =======  =======

  Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets at December 31, 1996 and 1995 are as follows:

                                                                 1996     1995
                                                               -------- --------
                                                                  (DOLLARS IN
                                                                  THOUSANDS)
      Deferred tax liabilities:
        Tax over book depreciation............................ $ 65,000 $ 53,400
        Book over tax basis of assets acquired................   13,200   16,100
        Other.................................................    4,100    3,900
                                                               -------- --------
          Total deferred tax liabilities......................   82,300   73,400
      Deferred tax assets:
        Book reserves not yet deductible for tax purposes.....   59,200   56,300
        Deferred interest on high yield obligations...........    7,700   25,100
        Net operating loss carryforwards......................   57,200   35,600
        Other.................................................      500    1,200
                                                               -------- --------
          Total deferred tax assets...........................  124,600  118,200
        Valuation allowance for deferred tax assets...........   49,136   51,636
                                                               -------- --------
          Net deferred tax assets.............................   75,464   66,564
                                                               -------- --------
      Net deferred tax liabilities............................ $  6,836 $  6,836
                                                               ======== ========

  The Company has a net deferred tax asset position primarily as a result of its net operating loss carryforwards and net temporary differences. In years prior to 1996 the Company reported book losses, therefore, under current accounting principles the full amount of the deferred tax asset has been offset by a valuation allowance. The valuation allowance will be reduced at the time it is more likely than not that the Company will generate taxable income sufficient to realize a portion of the tax benefits associated with the net operating loss carryforwards and future deductible temporary differences. The Company believes this will occur in 1997. At the time the valuation allowance is reduced a portion of the benefit will be recorded as a reduction to income tax expense and the remainder will be recorded as a reduction to goodwill.

  The valuation allowance decline in 1996 represented the reversal of the reserve for prior years' operating losses not previously recognized, net of the additional deferred tax asset recorded as a result of the finalization of the purchase price allocation for AN Can.

                             SILGAN HOLDINGS INC.

                       DECEMBER 31, 1996, 1995 AND 1994

14. INCOME TAXES--(CONTINUED)

  The Company files a consolidated federal income tax return. At December 31, 1996, the Company has net operating loss carryforwards of approximately $164.0 million which are available to offset future consolidated taxable income of the group and expire from 2001 through 2011. The Company also has $3.9 million of alternative minimum tax credits which are available indefinitely to reduce future tax payments for regular federal income tax purposes.

15. ACQUISITION RESERVES

  In connection with the acquisition of AN Can, the Company has finalized its plant rationalization and integration plans. These plans consist primarily of the closing or downsizing of certain manufacturing plants and the integration of the selling, general and administrative functions of the former AN Can operations with the Company. Provisions were established for such planned costs which include approximately $22.6 million related to employee severance and relocation costs, $3.5 million related to administrative workforce reductions, and $23.4 million related to plant exit costs and other acquisition liabilities. The timing of the plant rationalizations, among other things, will be dependent on covenants in existing labor agreements and accordingly these costs will be incurred during the period through 1998. During 1996 and 1995, respectively, costs of $6.5 million and $0.9 million were incurred primarily for relocation and severance in connection with administrative workforce reductions.

16. CUMULATIVE EXCHANGEABLE REDEEMABLE PREFERRED STOCK

  On July 22, 1996, the Company issued 50,000 shares of Preferred Stock, mandatorily redeemable in 2006, at $1,000 per share which represents the liquidation preference of the Preferred Stock. The Company used $35.8 million of these proceeds to purchase 4,283,286 shares of its Class B Common Stock held by Mellon Bank, as trustee for First Plaza Group Trust, pursuant to its right to purchase such stock for such amount under the Organization Agreement. In aggregate, common stock and additional paid in capital were reduced by $15.0 million, the original issuance amount received for such Class B Common Stock, and the remainder of the payment was applied to Holdings' accumulated deficit.

  The Preferred Stock holders are entitled to receive cumulative dividends of 13 1/4% per annum, which are payable quarterly in cash or, on or prior to July 15, 2000 at the sole option of the Company, in additional shares of Preferred Stock. After July 15, 2000, dividends may be paid only in cash. During 1996, dividends of $1.6 million were paid in additional shares of Preferred Stock. As of December 31, 1996, the Company accrued dividends of $1.4 million, which it intends to pay in additional shares of Preferred Stock.

  The Preferred Stock is exchangeable into Holdings' Subordinated Debentures due 2006 (the "Exchange Debentures"), in whole but not in part, at any time at the option of the Company, subject to certain conditions. The Exchange Debentures will bear interest at the dividend rate in effect with respect to the Preferred Stock. Interest on the Exchange Debentures will be payable semi-annually and, on or prior to July 15, 2000, the Company may pay such interest by issuing additional Exchange Debentures. If by July 22, 1997 the Preferred Stock has not been exchanged for Exchange Debentures, the dividend rate on the Preferred Stock will increase by 0.5% per annum to 13 3/4% per annum until such exchange occurs.

  The Company is required to redeem the Preferred Stock or Exchange Debentures on July 15, 2006, but may elect to redeem the Preferred Stock or Exchange Debentures, in whole or in part, at any time during the twelve month period beginning July 15 of each of the years set forth below, at a redemption price (expressed as a

                             SILGAN HOLDINGS INC.

                       DECEMBER 31, 1996, 1995 AND 1994

16. CUMULATIVE EXCHANGEABLE REDEEMABLE PREFERRED STOCK--(CONTINUED)

percentage of the liquidation preference of the Preferred Stock or principal amount of the Exchange Debentures), plus an amount equal to all the accumulated and unpaid dividends or accrued and unpaid interest.

           YEAR                                    PERCENTAGE
           ----                                    ----------
           2000...................................  109.938%
           2001...................................  106.625%
           2002...................................  103.313%
           2003 and thereafter....................  100.000%

  In addition, all (but not less than all) of the outstanding Preferred Stock or Exchange Debentures may be redeemed prior to July 15, 2000 at the option of the Company for a redemption price equal to 110% of the liquidation preference of the Preferred Stock plus accrued and unpaid dividends, or 110% of the principal amount of the Exchange Debentures plus accrued and unpaid interest, to the redemption date with the proceeds of any sale by Holdings of its common stock. Upon the occurrence of a Change of Control (as defined in the Certificate of Designation relating to the Preferred Stock or the indenture relating to the Exchange Debentures), the Company is required to make an offer to purchase all of the shares of Preferred Stock or all of the Exchange Debentures at a purchase price equal to 101% of the liquidation preference of the Preferred Stock, plus accrued and unpaid dividends to the date of purchase, or 101% of the principal amount of the Exchange Debentures, plus accrued and unpaid interest to the date of purchase.

  The Preferred Stock will rank senior to all common stock of Holdings and upon conversion, the Exchange Debentures will be subordinate to the indebtedness of Holdings. The holders of the Preferred Stock do not have voting rights except in certain limited circumstances. The Company's Credit Agreement and various debt indentures restrict the Company's ability to, among other things, pay dividends, incur additional indebtedness, and purchase or redeem shares of capital stock.

17. STOCK OPTION PLANS

  Holdings, Containers and Plastics have established stock option plans for their key employees pursuant to which options to purchase shares of common stock of Holdings and its subsidiaries and stock appreciation rights ("SARs") may be granted.

  Options granted under the plans may be either incentive stock options or non-qualified stock options. To date, all stock options granted have been non-qualified stock options. Under the plans, Holdings has reserved 411,196 shares of its Class C Common Stock and Containers and Plastics have each reserved 1,200 shares of their common stock for issuance under their respective plans. Containers has 13,764 shares and Plastics has 13,800 shares of $0.01 par value common stock currently issued, and all such shares are owned by Silgan.

  The SARs extend to the shares covered by the options for the Containers and Plastics plans and provide for the payment to the holders of the options of an amount in cash equal to the excess of, in the case of Containers' plans, the pro forma book value, as defined, of a share of common stock (or in the event of a public offering or a change of control (as defined in such plan), the fair market value of a share of common stock) over the exercise price of the option, with certain adjustments for the portion of vested stock appreciation rights not paid at the time of the recapitalization in June 1989; or, in the case of Plastics' plan, in the event of a public offering or a change in control (as defined in such plan), the fair market value of a share of common stock over the exercise price of the option.

  Prior to a public offering or change in control, should an employee leave Containers, Containers has the right to repurchase, and the employee has the right to require Containers to repurchase, the common stock of Containers held by the employee at the then pro forma book value.

                             SILGAN HOLDINGS INC.

                       DECEMBER 31, 1996, 1995 AND 1994

17. STOCK OPTION PLANS--(CONTINUED)

  At December 31, 1996, there were outstanding options for 411,196 shares under the Holdings plan, 936 shares under the Containers plan, and 1,200 shares under the Plastics plan. The exercise prices per share range from $2.04 to $3.54 for the Holdings options, $2,122 to $4,933 for the Containers options and $126 to $993 for the Plastics options. The stock options and SARs generally become exercisable ratably over a five-year period. At December 31, 1996, there were 318,675 options exercisable under the Holdings plan, 846 options/SARs exercisable under the Containers plan, and 420 options/SARs exercisable under the Plastics plan. For the year ended December 31, 1994, 154,197 options were granted under the Holdings plan, 240 options were granted under the Containers plan, and 900 options were granted under the Plastics plan. For the year ended December 31, 1995, 300 options were granted under the Plastics plan. There were no grants in 1996. For the years ended December 31, 1996, 1995, and 1994, no options were exercised under any of the plans. The Company incurred charges relating to the vesting of benefits under the stock option plans of $0.8 million in 1996 and 1995, and $1.5 million in 1994.

  In the event of a public offering of any of Holdings' capital stock or a change in control of Holdings, (i) the options granted by Containers and Plastics pursuant to the plans and (ii) any stock issued by Containers upon exercise of such options are convertible into either stock options or common stock of Holdings, as the case may be. The conversion of such options or shares will be based upon a valuation of Holdings and an allocation of such value between the subsidiaries after giving affect to, among other things, that portion of the outstanding indebtedness of Holdings allocable to each such subsidiary.

  For the year ended December 31, 1995, the value of the options granted under the Plastic plan were not significant. Accordingly, the impact on net income and earnings per share from the issuance of these options would not be materially different from amounts currently reported and would not require SFAS No. 123 pro forma disclosure.

18. DEFICIENCY IN STOCKHOLDERS' EQUITY

  Deficiency in stockholders' equity includes the following classes of common stock ($.01 par value):

                                                             SHARES ISSUED AND
                                                                OUTSTANDING
                                                               DECEMBER 31,
                                                           ---------------------
      CLASS                                                   1996       1995
      -----                                                ---------- ----------
       A..................................................  7,153,088  7,153,088
       B..................................................  7,153,088 11,436,375
       C..................................................    856,657    856,657
                                                           ---------- ----------
                                                           15,162,833 19,446,120
                                                           ========== ==========

  The rights, privileges and powers of the Class A Common Stock and the Class B Common Stock are identical, with shares of each class being entitled to one vote on all matters to come before the stockholders of Holdings. The Class C Common Stock does not have voting rights except in certain circumstances.

  As discussed in Note 22, in connections with the initial public offering, Holdings amended its Restated Certificate of Incorporation, converted Class A, Class B and Class C Common Stock into Common Stock on a one for one basis and effected a stock split of 17.133145 to 1.

                             SILGAN HOLDINGS INC.

                       DECEMBER 31, 1996, 1995 AND 1994


19. RELATED PARTY TRANSACTIONS

  Pursuant to various management services agreements (the "Management Agreements") entered into between Holdings, Silgan, Containers, Plastics, and S&H, Inc. ("S&H"), a company wholly-owned by Mr. Silver, the Chairman and Co-Chief Executive Officer of Holdings and Silgan, and Mr. Horrigan, the President and Co-Chief Executive Officer of Holdings and Silgan, S&H provides Holdings, Silgan and its subsidiaries with general management, supervision and administrative services.

  In consideration for its services, S&H receives a fee of 4.95% (of which 0.45% is payable to MS & Co.) of Holdings' consolidated earnings before depreciation, amortization, interest and taxes ("EBIDTA") until EBIDTA has reached the Scheduled Amount set forth in the Management Agreements and 3.3% (of which 0.3% is payable to MS & Co.) after EBIDTA has exceeded the Scheduled Amount up to the Maximum Amount as set forth in the Management Agreements, plus reimbursement for all related out-of-pocket expenses. The total amount incurred under the Management Agreements was $5.3 million in 1996, $5.4 million in 1995, and $5.0 million in 1994, and was allocated, based upon EBIDTA, as a charge to operating income of each business segment. Included in accounts payable at December 31, 1996 and 1995, was $0.1 million payable to S&H. Under the terms of the Management Agreements, the Company has agreed, subject to certain exceptions, to indemnify S&H and any of its affiliates, officers, directors, employees, subcontractors, consultants or controlling persons against any loss or damage they may sustain arising in connection with the Management Agreements.

  In connection with the Credit Agreement and its related amendments entered into during 1996 and 1995, the banks thereunder (including Bankers Trust Company) received fees totaling $1.6 million in 1996 and $17.2 million in 1995.

20. LITIGATION

  In connection with the acquisition by Holdings of Silgan as of June 30, 1989 (the "Merger"), a decision was rendered in 1995 by the Delaware Court of Chancery with respect to appraisal proceedings filed by certain former stockholders of 400,000 shares of stock of Silgan. Pursuant to that decision, these former holders were awarded $5.94 per share, plus simple interest at a rate of 9.5%. This award was less than the amount, $6.50 per share, that these former holders would have received in the Merger. The right of these former holders to appeal the Chancery Court's decision has expired, and the Company tendered payment of $3.8 million to these former holders in 1995. In 1994, prior to the trial for appraisal, the Company and the former holders of an additional 650,000 shares of stock of Silgan agreed to a settlement in respect of their appraisal rights, and the Company made a payment of $6.9 million, including interest, in respect of the settlement.

  There are no other pending legal proceedings to which the Company is a party or to which any of its properties are subject which would have a material effect on the Company's financial position.

                             SILGAN HOLDINGS INC.

                       DECEMBER 31, 1996, 1995 AND 1994


21. BUSINESS SEGMENT INFORMATION

  The Company is engaged in the packaging industry and operates principally in two business segments. Both segments operate in North America. There are no intersegment sales. Presented below is a tabulation of business segment information for each of the past three years:

                                  NET    OPER.      IDENTIFIABLE DEP.&  CAPITAL
                                 SALES   PROFIT        ASSETS    AMORT. EXPEND.
                                -------- ------     ------------ ------ -------
                                           (DOLLARS IN MILLIONS)
   1996
   Metal container &
   specialty(1)................ $1,189.3 $106.1        $750.7    $44.7   $39.1
   Plastic container...........    216.4   18.4         158.5     14.6    17.6
                                -------- ------        ------    -----   -----
    Total...................... $1,405.7 $124.5        $909.2    $59.3   $56.7
                                ======== ======        ======    =====   =====
   1995
   Metal container &
   specialty(1)................ $  882.3 $ 58.2 (2)    $736.7    $31.6   $32.5
   Plastic container...........    219.6   13.2         159.4     13.8    19.4
                                -------- ------        ------    -----   -----
    Total...................... $1,101.9 $ 71.4        $896.1    $45.4   $51.9
                                ======== ======        ======    =====   =====
   1994
   Metal container &
   specialty(1)................ $  657.1 $ 59.8 (3)    $335.3    $23.1   $16.9
   Plastic container...........    204.3   (0.1)(3)     162.8     14.1    12.3
                                -------- ------        ------    -----   -----
    Total...................... $  861.4 $ 59.7        $498.1    $37.2   $29.2
                                ======== ======        ======    =====   =====

--------
(1) Specialty packaging sales include closures, plastic bowls, and paper containers used by processors and packagers in the food industry and are not significant enough to be reported as a separate segment.
(2) Includes charge for reduction in carrying value of assets of $14.7 million for the metal container segment.
(3) Includes charges for reduction in carrying value of assets of $7.2 million for the metal container segment and $9.5 million for the plastic container segment, respectively.

  Operating profit is reconciled to income before tax as follows:

                                                          1996   1995    1994
                                                         ------ ------  ------
                                                             (DOLLARS IN
                                                              MILLIONS)
   Operating profit..................................... $124.5 $ 71.4  $ 59.7
   Interest expense.....................................   89.4   80.7    65.8
   Corporate expense....................................    1.2    1.5     1.3
                                                         ------ ------  ------
     Income (loss) before income taxes.................. $ 33.9 $(10.8) $ (7.4)
                                                         ====== ======  ======

  Identifiable assets are reconciled to total assets as follows:

                                                          1996   1995    1994
                                                         ------ ------  ------
                                                             (DOLLARS IN
                                                              MILLIONS)
   Identifiable assets.................................. $909.2 $896.1  $498.1
   Corporate assets.....................................    4.3    3.9     6.2
                                                         ------ ------  ------
     Total assets....................................... $913.5 $900.0  $504.3
                                                         ====== ======  ======

  Metal container and other segment sales to Nestle Food Company accounted for 17.1%, 21.4%, and 25.9% of net sales of the Company during the years ended December 31, 1996, 1995, and 1994, respectively. Sales to Del Monte Corporation accounted for 12.0%, 14.5%, and 21.4% of net sales of the Company during the years ended December 31, 1996, 1995, and 1994, respectively.

                             SILGAN HOLDINGS INC.

                       DECEMBER 31, 1996, 1995 AND 1994


22. SUBSEQUENT EVENTS

 Initial Public Offering

  On February 13, 1997, the Company's registration statement for an initial public offering ("IPO") of 5,175,000 shares of its Common Stock was declared effective by the Securities and Exchange Commission. In connection with the IPO, Holdings amended its Restated Certificate of Incorporation to change its authorized capital stock to 100,000,000 shares of Common Stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share. In addition, in connection with the IPO the existing Class A, Class B and Class C Common Stock of Holdings were converted to Common Stock on a one for one basis, and thereafter, Holdings effected a 17.133145 to 1 stock split. Share information and per share data have been adjusted to give effect to the amendment to Holdings' Restated Certificate of Incorporation and the stock split.

  Supplementary net income per share (unaudited), assuming the repayment as of January 1, 1996 of the indebtedness, described below, from the net proceeds to the Company from the IPO, was $1.42 for the year ended December 31, 1996.

  Under the terms of the stock option plans of Containers and Plastics, stock options issued under such plans were converted to Holdings' options at the time of the IPO. In accordance with APB No. 25, options granted under these plans are considered variable options with a final measurement date at the time of conversion. The Company will recognize a non-cash charge of approximately $22.5 million, net of $3.7 million previously accrued, in the first quarter of 1997, for the excess of the fair market value over the grant price of these options less amounts previously accrued.

 Use of Proceeds

  The Company intends to use net proceeds from the IPO to redeem Holdings' remaining Discount Debentures (approximately $59.0 million) and to repay approximately $8.9 million of bank term loans. These debt repayments are expected to occur during the first quarter of 1997. In connection with early redemption of the remaining Discount Debentures, the Company will recognize an extraordinary charge of approximately $0.7 million, net of tax, for the write-off of unamortized deferred financing costs.

                              SILGAN HOLDINGS INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                            MARCH 31, 1997 AND 1996
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                           MARCH 31,  MARCH 31,
                                                             1997       1996
                                                           ---------  ---------
ASSETS
Current assets:
  Cash and cash equivalents............................... $   5,860  $   5,991
  Accounts receivable, net................................   104,730     98,177
  Inventories.............................................   248,679    254,092
  Prepaid expenses and other current assets...............    11,046     10,957
                                                           ---------  ---------
    Total current assets..................................   370,315    369,217
Property, plant and equipment, net........................   496,197    491,177
Other non-current assets..................................   122,898     82,360
                                                           ---------  ---------
                                                           $ 989,410  $ 942,754
                                                           =========  =========
LIABILITIES AND DEFICIENCY IN STOCKHOLDERS' EQUITY
Current liabilities:
  Trade accounts payable.................................. $ 106,212  $ 113,674
  Accrued payroll and related costs.......................    43,013     40,613
  Accrued interest payable................................    12,105      8,340
  Accrued expenses and other current liabilities..........    35,874     38,903
  Bank working capital loans..............................    88,400     60,150
  Current portion of long-term debt.......................    29,547     27,192
                                                           ---------  ---------
    Total current liabilities.............................   315,151    288,872
Long-term debt............................................   634,843    757,501
Deferred income taxes.....................................       --       6,836
Other long-term liabilities...............................    73,818     69,206
Cumulative exchangeable redeemable preferred stock........    54,748        --
Deficiency in stockholders' equity:
  Common stock............................................       189        195
  Additional paid-in capital..............................   110,935     33,423
  Accumulated deficit.....................................  (200,274)  (213,279)
                                                           ---------  ---------
    Total deficiency in stockholders' equity..............   (89,150)  (179,661)
                                                           ---------  ---------
                                                           $ 989,410  $ 942,754
                                                           =========  =========


                            See accompanying notes.

                              SILGAN HOLDINGS INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996
                                  (UNAUDITED)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                          MARCH 31,   MARCH 31,
                                                             1997        1996
                                                          ----------  ----------
Net sales...............................................  $  299,427  $  279,860
Cost of goods sold......................................     256,708     242,207
                                                          ----------  ----------
  Gross profit..........................................      42,719      37,653
Selling, general and administrative expenses............      14,035      13,737
Non-cash stock option charge............................      22,522         200
                                                          ----------  ----------
  Income from operations................................       6,162      23,716
Interest expense and other related financing costs......      19,965      22,573
                                                          ----------  ----------
  Income (loss) before income taxes.....................     (13,803)      1,143
Income tax provision (benefit)..........................     (24,850)      1,000
                                                          ----------  ----------
  Income before extraordinary charge....................      11,047         143
Extraordinary charge relating to early extinguishment of
 debt, net of taxes.....................................        (742)        --
                                                          ----------  ----------
  Net income before preferred stock dividend
   requirement..........................................      10,305         143
Preferred stock dividend requirement....................      (1,755)        --
                                                          ----------  ----------
  Net income available to common stockholders...........  $    8,550  $      143
                                                          ==========  ==========
Income per share:
  Income before extraordinary charge....................  $     0.59  $     0.01
  Extraordinary charge..................................       (0.04)        --
  Preferred stock dividend requirement..................       (0.09)        --
                                                          ----------  ----------
    Net income per common share.........................  $     0.46  $     0.01
                                                          ==========  ==========
Weighted average number of common and common equivalent
 shares outstanding.....................................  18,674,108  21,068,071
                                                          ==========  ==========


                            See accompanying notes.

                              SILGAN HOLDINGS INC.

         CONSOLIDATED STATEMENTS OF DEFICIENCY IN STOCKHOLDERS' EQUITY
                   FOR THE THREE MONTHS ENDED MARCH 31, 1997
                                  (UNAUDITED)
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                            COMMON STOCK                              TOTAL
                          ---------------- ADDITIONAL             DEFICIENCY IN
                                      PAR   PAID-IN   ACCUMULATED STOCKHOLDERS'
                            SHARES   VALUE  CAPITAL     DEFICIT      EQUITY
                          ---------- ----- ---------- ----------- -------------
Balance at December 31,
 1996...................     885,000 $  9   $ 18,609   $(208,824)   $(190,206)
Adjustment for 17.133145
 for 1 stock split......  14,277,833  143       (143)        --           --
                          ---------- ----   --------   ---------    ---------
As restated at December
 31, 1996 for
 stock split............  15,162,833  152     18,466    (208,824)    (190,206)
Issuance of common
 stock..................   3,700,001   37     67,183         --        67,220
Conversion of subsidiary
 stock options to parent
 company................         --   --      25,286         --        25,286
Net income..............         --   --         --        8,550        8,550
                          ---------- ----   --------   ---------    ---------
Balance at March 31,
 1997...................  18,862,834 $189   $110,935   $(200,274)   $ (89,150)
                          ========== ====   ========   =========    =========




                            See accompanying notes.

                              SILGAN HOLDINGS INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
               FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                          MARCH 31,  MARCH 31,
                                                            1997       1996
                                                          ---------  ---------
Cash flows from operating activities:
  Net income............................................. $  10,305  $     143
  Adjustments to reconcile net income to net cash used by
   operating activities:
    Depreciation.........................................    13,714     14,589
    Amortization.........................................     1,725      1,958
    Accretion of discount on discount debentures.........       --       6,628
    Extraordinary charge relating to early extinguishment
     of debt, net of taxes...............................       742        --
    Non-cash stock option charge.........................    22,522        200
    Changes in assets and liabilities:
      (Increase) decrease in accounts receivable.........    (3,227)    11,713
      (Increase) in inventories..........................   (52,987)   (43,621)
      (Increase) decrease in other non-current assets....   (17,148)       159
      (Decrease) in trade accounts payable...............   (16,411)   (24,521)
      Other, net.........................................    (4,137)     1,602
                                                          ---------  ---------
        Total adjustments................................   (55,207)   (31,293)
                                                          ---------  ---------
          Net cash used by operating activities..........   (44,902)   (31,150)
                                                          ---------  ---------
Cash flows from investing activities:
  Capital expenditures...................................   (10,284)   (18,558)
  Proceeds from sale of assets...........................        29      1,495
                                                          ---------  ---------
          Net cash used in investing activities..........   (10,255)   (17,063)
                                                          ---------  ---------
Cash flows from financing activities:
  Borrowings under working capital loans.................   279,750    210,350
  Repayments under working capital loans.................  (219,150)  (157,300)
  Net proceeds from issuance of common stock.............    67,220        --
  Repayment of long-term debt............................   (67,820)      (948)
                                                          ---------  ---------
          Net cash provided by financing activities......    60,000     52,102
                                                          ---------  ---------
Net increase in cash and cash equivalents................     4,843      3,889
Cash and cash equivalents at beginning of year...........     1,017      2,102
                                                          ---------  ---------
Cash and cash equivalents at end of period............... $   5,860  $   5,991
                                                          =========  =========
Supplementary data:
  Cash interest payments................................. $  16,253  $  10,864
  Cash income tax (refunds) payments.....................       (56)       214
  Preferred stock issued in lieu of cash dividend........     1,702        --

                            See accompanying notes.

                             SILGAN HOLDINGS INC.

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                (INFORMATION AT MARCH 31, 1997 AND 1996 AND FOR
                   THE THREE MONTHS THEN ENDED IS UNAUDITED)

1. BASIS OF PRESENTATION

  The accompanying condensed unaudited consolidated financial statements of Silgan Holdings Inc. ("Holdings" or the "Company") have been prepared in accordance with Rule 10-01 of Regulation S-X and, therefore, do not include all information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles. All adjustments of a normal recurring nature have been made, including appropriate estimates for reserves and provisions which are normally determined or settled at year end. In the opinion of the Company, the accompanying financial statements contain all adjustments (consisting solely of a normal recurring nature) necessary to present fairly the Company's financial position as of March 31, 1997 and 1996, and the Company's results of operations and statements of cash flows for the three months ended March 31, 1997 and 1996.

  While the Company believes that the disclosures presented are adequate to make the information not misleading, it is suggested that these financial statements be read in conjunction with the Company's financial statements and notes included in its Annual Report on Form 10-K for the year ended December 31, 1996.

  Certain reclassifications have been made to prior year's financial statements to conform with current year presentation.

2. INITIAL PUBLIC OFFERING

  On February 20, 1997 the Company completed an initial public offering ("IPO") of 5,175,000 shares of common stock, par value $.01 per share (the "Common Stock"), of the Company. In connection with the IPO, the Company amended its Restated Certificate of Incorporation to change its authorized capital stock to 100,000,000 shares of Common Stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share. In addition, the existing Class A, Class B and Class C Common Stock of Holdings were converted to Common Stock on a one for one basis, and immediately thereafter Holdings effected a 17.133145 to 1 stock split of its outstanding Common Stock. All prior period share and per share data have been adjusted to give effect to the amendment to Holdings' Restated Certificate of Incorporation and the stock split. Per share amounts have been computed based upon the weighted average number of common and common equivalent shares outstanding for each of the periods presented.

  In the IPO, the Company sold to the underwriters 3,700,000 previously unissued shares of Common Stock at an initial public offering price of $20.00 per share. The Morgan Stanley Leveraged Equity Fund II, L.P. ("MSLEF") and Bankers Trust New York Corporation ("BTNY"), existing stockholders of the Company prior to the IPO, sold to the underwriters 1,317,246 and 157,754 previously issued and outstanding shares of Common Stock owned by them, respectively. The Company did not receive any of the proceeds from the sale of the shares of Common Stock by MSLEF or BTNY.

  Net proceeds received from the IPO of $67.2 million were used by the Company to prepay bank term loans and to redeem the Company's remaining outstanding
13 1/4% Senior Discount Debentures due 2002 ("Discount Debentures"). In connection with the early redemption of the Discount Debentures, the Company incurred an extraordinary charge of $0.7 million, net of tax, for the write-off of unamortized deferred financing costs.

  In connection with the IPO, the Company recognized a non-cash, pre-tax charge of $22.5 million for the excess of fair market value over the grant price of stock options converted from Holdings' subsidiaries' stock option plans to Holdings' stock option plan. Under Accounting Principles Bulletin ("APB") No. 25, options granted under the subsidiary plans were considered variable options with a final measurement date at the time of conversion. Paid in capital was credited for $25.3 million which represented the current year charge and amounts accrued in prior years.

                             SILGAN HOLDINGS INC.

                (INFORMATION AT MARCH 31, 1997 AND 1996 AND FOR
                   THE THREE MONTHS THEN ENDED IS UNAUDITED)


3. EARNINGS PER SHARE

  In February 1997, The Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 128 ("SFAS No. 128"), Earnings per Share, which supersedes APB No. 15, Earnings per Share. The new pronouncement is effective for the December 31, 1997 financial statements and earlier adoption is not permitted. Upon adoption, the Company will be required to change its current method of computing earnings per share and to restate all prior periods.

  Under SFAS No. 128, primary earnings per share will be replaced with basic earnings per share. Basic earnings per share will exclude the dilutive effect of stock options. In addition, the new pronouncement requires that fully diluted earnings per share be calculated using the treasury stock method applying the average market price for the period rather than the higher of the average market price or the ending market price.

  For the quarter ended March 31, 1997, the Company's basic earnings per share would have been $0.04 greater than its primary earnings per share. The Company's basic and primary earnings per share would have been the same for the three month period ended March 31, 1996. The impact of SFAS No. 128 on the calculation of the Company's fully diluted earnings per share for these quarters is not material.

  The weighted average number of common and common equivalent shares decreased from March 31, 1996 due to the repurchase of 4,283,287 shares of Class B Common Stock (adjusted for the stock split) in July 1996, offset by the issuance of 3,700,001 shares of common stock in February 1997.

4. INVENTORIES

  Inventories consisted of the following (in thousands):

                                                            MARCH 31, MARCH 31,
                                                              1997      1996
                                                            --------- ---------
   Raw materials and supplies.............................. $ 44,694  $ 38,148
   Work-in-process.........................................   31,468    28,261
   Finished goods..........................................  161,577   178,863
   Spare parts and other...................................    7,977     7,823
                                                            --------  --------
                                                             245,716   253,095
   Adjustment to value inventory at cost on the LIFO
    Method.................................................    2,963       997
                                                            --------  --------
                                                            $248,679  $254,092
                                                            ========  ========

5. PREFERRED STOCK DIVIDEND

  As of March 31, 1997, the Company had 53,258 shares of its 13 1/4% Cumulative Exchangeable Redeemable Preferred Stock ("Preferred Stock"), with a liquidation preference of $1,000 per share, outstanding. Included in Preferred Stock at March 31, 1997 were accrued dividends of $1.5 million. On April 15, 1997, the Company made its quarterly dividend payment of $1.8 million in additional shares of Preferred Stock.

                             SILGAN HOLDINGS INC.

                (INFORMATION AT MARCH 31, 1997 AND 1996 AND FOR
                   THE THREE MONTHS THEN ENDED IS UNAUDITED)


6. INCOME TAXES

  During the first quarter of 1997, the Company determined that it was more likely than not that a portion of the future tax benefits arising from its net operating loss carryforwards would be realized in future years due to the Company's continued improvement in earnings and the probability of future taxable income. As a result, in accordance with SFAS No. 109, the Company recognized an income tax benefit of $23.2 million by releasing a portion of the valuation allowance.

  In addition, for the quarter ended March 31, 1997, the Company incurred a loss as a result of the non-cash stock option charge and has recognized an income tax benefit of $1.6 million. The Company provides for income taxes during interim reporting periods based upon an estimate of its annual effective tax rate. This estimate reflects the benefits of net operating loss carryforwards and adjustments to the valuation allowance related to the realizability of the Company's deferred tax assets.

7. SUBSEQUENT EVENTS

  Effective April 1, 1997, the Company acquired the North American aluminum roll-on closure business ("Roll-on Closures") from Alcoa Closure Systems International, Inc. ("Alcoa") and the North American plastic container business ("Rexam Plastics") from Rexam plc and Rexam Plastics Inc. ("Rexam"). In 1996, Roll-on Closures and Rexam Plastics had combined net sales of approximately $80.0 million. The aggregate purchase price, net of cash acquired, of approximately $42.3 million will be allocated to inventory, machinery and equipment, and net working capital acquired based on fair market value as of the date of each acquisition, respectively. The acquisitions of Roll-on Closures and Rexam Plastics will be accounted for using the purchase method of accounting, and accordingly the results of operations will be included in the consolidated financial statements of the Company from April 1, 1997.

  The Company used borrowings of $50.0 million of additional B term loans and $25.0 million of additional A term loans under the Company's credit agreement to finance the acquisitions of Roll-on Closures and Rexam Plastics and to repay working capital loans in April 1997.

                             SILGAN HOLDINGS INC.

            UNAUDITED PRO FORMA CONDENSED STATEMENTS OF OPERATIONS

                               INTRODUCTORY NOTE

  Set forth below is the Company's unaudited pro forma condensed statements of operations for the three months ended March 31, 1997 and the year ended December 31, 1996. The unaudited pro forma results of operations of the Company include the historical results of the Company for such periods and give effect to certain pro forma adjustments.

  The unaudited pro forma condensed statement of operations for the three months ended March 31, 1997 gives effect to (i) the Private Offering of $300.0 million of 9% Senior Subordinated Debentures, (ii) the sale of $74.0 million of Common Stock in the IPO, and (iii) the exchange of the Exchangeable Preferred Stock for Exchange Debentures, and the use of the proceeds from the Private Offering and the IPO to redeem the 11 3/4% Notes at 105.875% of their principal amount, redeem the remaining outstanding amount of Discount Debentures, and prepay $157.5 million of bank term loans, as if such events had occurred as of January 1, 1997.

  The unaudited pro forma condensed statement of operations for the year ended December 31, 1996 gives effect to (i) the Private Offering of $300.0 million of 9% Senior Subordinated Debentures, (ii) the sale of $74.0 million of Common Stock in the IPO, (iii) the sale of $50.0 million of Exchangeable Preferred Stock (and the exchange of the Exchangeable Preferred Stock for Exchange Debentures), and (iv) the incurrence of $125.0 million of additional B term loans in July 1996 and $17.4 million of working capital loans in June 1996 under the Company's Credit Agreement, and the use of such proceeds to redeem the 11 3/4% Notes at 105.875% of their principal amount, redeem the remaining outstanding amount of Discount Debentures, purchase the Class B Common Stock held by Mellon Bank N.A. for $35.8 million and repay $157.5 million of bank term loans, as if such events had occurred as of January 1, 1996.

  The unaudited pro forma financial data do not purport to represent what the Company's financial position or results of operations would actually have been had such transactions been completed at the beginning of the period presented, or to project the Company's financial position or results of operations at any future date or for any future period. The unaudited pro forma adjustments are based upon available information and upon certain assumptions that the Company believes are reasonable. The unaudited pro forma financial data and accompanying notes should be read in conjunction with the historical financial information of the Company, including notes thereto, included elsewhere in this Prospectus.

                              SILGAN HOLDINGS INC.

             UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 1997
                             (DOLLARS IN THOUSANDS)

                                             PRO FORMA ADJUSTMENTS
                                          ---------------------------
                                                IPO
                                           AND PREFERRED      PRIVATE
                               HISTORICAL STOCK EXCHANGE(a) OFFERING(b) PRO FORMA
                               ---------- ----------------- ----------- ---------
Net sales.....................  $299,427      $   --           $ --     $299,427
Cost of goods sold............   256,708          --             --      256,708
                                --------      -------          -----    --------
  Gross profit................    42,719          --             --       42,719
Selling, general and
 administrative expenses......    14,035          --             --       14,035
Non-cash stock option
 charge(c)....................    22,522          --             --       22,522
                                --------      -------          -----    --------
  Income from operations......     6,162          --             --        6,162
Interest expense and other
 related financing
 costs(d)(e)..................    19,965         (233)          (528)     19,204
                                --------      -------          -----    --------
  Income before income taxes..   (13,803)         233            528     (13,042)
Income tax provision
 (benefit)(f).................   (24,850)          28             63     (24,759)
                                --------      -------          -----    --------
  Income before extraordinary
   charge.....................    11,047          205            465      11,717
Extraordinary charge relating
 to early extinguishment of
 debt, net of taxes(g)........      (742)         742            --          --
                                --------      -------          -----    --------
  Net income before preferred
   stock dividend requirement.    10,305          947            465      11,717
Preferred stock dividend
 requirement..................    (1,755)       1,755            --          --
                                --------      -------          -----    --------
  Net income applicable to
   common stockholders........  $  8,550      $ 2,702          $ 465    $ 11,717
                                ========      =======          =====    ========

                              SILGAN HOLDINGS INC.

             UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)

                                        PRO FORMA ADJUSTMENTS
                                      -------------------------
                                                      IPO AND
                                        BANK DEBT    PREFERRED
                                      AND PREFERRED    STOCK     PRIVATE
                          HISTORICAL    STOCK(h)    EXCHANGE(a) OFFERING(b) PRO FORMA
                          ----------  ------------- ----------- ----------- ----------
Net sales...............  $1,405,742     $   --       $   --      $   --    $1,405,742
Cost of goods sold......   1,223,684         --           --          --     1,223,684
                          ----------     -------      -------     -------   ----------
  Gross profit..........     182,058         --           --          --       182,058
Selling, general and
 administrative
 expenses...............      58,768         --           --          --        58,768
                          ----------     -------      -------     -------   ----------
  Income from
   operations...........     123,290         --           --          --       123,290
Interest expense and
 other related financing
 costs(d)(e)............      89,353      (4,253)      (1,766)     (2,274)      81,060
                          ----------     -------      -------     -------   ----------
  Income before income
   taxes................      33,937       4,253        1,766       2,274       42,230
Income tax provision(f).       3,300         --           --          --         3,300
                          ----------     -------      -------     -------   ----------
  Income before
   extraordinary charge.      30,637       4,253        1,766       2,274       38,930
Extraordinary charge
 relating to early
 extinguishment of debt,
 net of taxes(g)........      (2,222)      2,222          --          --           --
                          ----------     -------      -------     -------   ----------
  Net income before
   preferred stock
   dividend requirement.      28,415       6,475        1,766       2,274       38,930
Preferred stock dividend
 requirement............      (3,006)     (3,838)       6,844         --           --
                          ----------     -------      -------     -------   ----------
  Net income applicable
   to common
   stockholders.........  $   25,409     $ 2,637      $ 8,610     $ 2,274   $   38,930
                          ==========     =======      =======     =======   ==========

                             SILGAN HOLDINGS INC.

                    NOTES TO UNAUDITED PRO FORMA CONDENSED
                            STATEMENT OF OPERATIONS

                   FOR THE THREE MONTHS ENDED MARCH 31, 1997
                     AND THE YEAR ENDED DECEMBER 31, 1996

(a) The IPO and Preferred Stock Exchange includes adjustments for the sale of $74.0 million of Common Stock in the IPO and the use of the proceeds therefrom and the exchange of the Exchangeable Preferred Stock for Exchange Debentures, as if such events had occurred as of the beginning of the periods presented. The Company used the proceeds from the IPO to redeem the remaining outstanding Discount Debentures ($59.0 million) and to repay bank term loans.

(b) The Private Offering includes adjustments for the sale of $300.0 million of 9% Senior Subordinated Debentures and the use of such proceeds to redeem in full the 11 3/4% Notes at 105.875% of their principal amount and to repay $148.6 million of bank term loans, as if such events had occurred as of the beginning of the periods presented.

(c) The unaudited pro forma condensed statement of operations for the three months ended March 31, 1997 include the non-cash, pre-tax stock option charge of $22.5 million recognized by the Company in connection with the IPO. See Notes 17 and 22 to the Consolidated Financial Statements of the Company for the year ended December 31, 1996 included elsewhere in this Prospectus.

                             SILGAN HOLDINGS INC.

                    NOTES TO UNAUDITED PRO FORMA CONDENSED
                     STATEMENT OF OPERATIONS--(CONTINUED)

                 FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND
                       THE YEAR ENDED DECEMBER 31, 1996

(d) Pro forma adjustments made to the historical data for interest expense as of March 31, 1997 and December 31, 1996 consist of the following (in thousands):

                                           FOR THE THREE         FOR THE
                                           MONTHS ENDED         YEAR ENDED
                                         MARCH 31, 1997(1) DECEMBER 31, 1996(2)
                                         ----------------- --------------------
Historical interest expense............       $19,965            $89,353
Increase in interest expense related to
 additional bank borrowings of B term
 loans and working capital loans used
 to fund the redemption of a portion of
 the Discount Debentures at current
 borrowing rates(3)....................           --               6,377
Increase in interest expense related to
 the Exchange Debentures(4)............         1,755              6,844
Increase in interest expense related
 to the 9% Senior Subordinated
 Debentures ...........................         6,750             27,000
Net decrease in deferred financing
 costs related to amortization of new
 indebtedness less retired debt costs..          (161)              (529)
Decrease in interest expense due to the
 redemption of the Discount
 Debentures(5).........................        (1,844)           (17,563)
Decrease in interest expense due to the
 redemption of the 11 3/4% Notes with
 proceeds from the Private Offering....        (3,966)           (15,863)
Decrease in interest expense due to the
 repayment of bank term loans from the
 excess proceeds of the IPO and the
 Private Offering(6)...................        (3,295)           (14,559)
                                              -------            -------
Pro forma interest expense.............       $19,204            $81,060
                                              =======            =======

--------
(1) Pro forma interest expense for the three months ended March 31, 1997 gives effect to (i) the sale of $300.0 million of 9% Senior Subordinated Debentures, (ii) the sale of $74.0 million of Common Stock in the IPO, and
    (iii) the exchange of the Exchangeable Preferred Stock for Exchange Debentures, and the use of the proceeds from (y) the Private Offering to redeem in full the 11 3/4% Notes at 105.875% of their principal amount and prepay $148.6 million of bank term loans and (z) the IPO to redeem the remaining outstanding amount of Discount Debentures and prepay $8.9 million of bank term loans, as if such events had occurred as of January 1, 1997.

(2) Pro forma interest expense for the year ended December 31, 1996 gives effect to (i) the sale of $300.0 million of 9% Senior Subordinated Debentures, (ii) the sale of $74.0 million of Common Stock in the IPO, (iii) the sale of $50.0 million of Exchangeable Preferred Stock (and the exchange of the Exchangeable Preferred Stock for Exchange Debentures), (iv) the incurrence of $125.0 million of additional B term loans in July 1996 and $17.4 million of working capital loans in June 1996 under the Credit Agreement, and the use of such proceeds to redeem in full the 11 3/4% Notes at 105.875% of their principal amount, redeem the remaining outstanding amount of Discount Debentures, purchase the Class B Common Stock held by Mellon Bank N.A. for $35.8 million and prepay $157.5 million of bank term loans, as if such events had occurred as of January 1, 1996.

(3) For the computations above, the assumed interest rates for borrowings under the Credit Agreement are based upon the three month LIBOR of 5.8125% per annum as of June 12, 1997 plus a fixed spread of 2 1/2% per annum for the A term loans and working capital loans and 3% per annum for the B term loans.

(4) In conjunction with the Private Offering, it was assumed that the outstanding shares of Exchangeable Preferred Stock were exchanged for the Exchange Debentures.

(5) The adjustment in interest expense related to the Discount Debentures has been calculated to eliminate the amount of historical interest incurred.

(6) Pursuant to the Company's Credit Agreement, proceeds in excess of the amount required to redeem the remaining balance of Discount Debentures and the 11 3/4% Notes were applied to repay bank term loans.

                             SILGAN HOLDINGS INC.

                    NOTES TO UNAUDITED PRO FORMA CONDENSED
                     STATEMENT OF OPERATIONS--(CONTINUED)

                   FOR THE THREE MONTHS ENDED MARCH 31, 1997
                     AND THE YEAR ENDED DECEMBER 31, 1996

(e) Pro forma adjustments made to interest expense for the period ending March 31, 1997 and for the year ended December 31, 1996 do not include the effect of an additional $75.0 million of bank term loans incurred by the Company to finance the acquisitions of Roll-on Closures and Rexam Plastics and to repay approximately $32.7 million of the outstanding Revolving Loan Facility.

(f) During the first quarter of 1997 the Company determined that a portion of the future tax benefits arising from its net operating loss carryforward would be realized due to the Company's continued improvement in earnings and increased probability of future taxable income. In accordance with SFAS No. 109, the Company reduced its valuation allowance and recognized an income tax benefit of $23.2 million.

    The Company will provide for income taxes during interim reporting periods in 1997 based upon an estimate of its annual effective tax rate taking into consideration various factors, such as operating results, benefits of net operating loss carryforwards and levels of taxable income. Due to the pre-tax loss realized by the Company during the first quarter of 1997 and as a result of uncertainties inherent in the factors mentioned above, the Company has provided an income tax benefit for the first quarter at a 12% tax rate.

    The income tax provision for the year ended December 31, 1996 is comprised of federal, state and foreign income taxes currently payable. The income tax provision has been adjusted to reflect the federal and state income tax benefits realized from the deduction of the accreted interest available to the Company as a result of the redemption of the Discount Debentures. For 1996, there were no federal taxes currently payable due to the deduction of the accreted interest on the retired Discount Debentures.

(g) The pro forma condensed statement of operations for the three months ended March 31, 1997 does not include an historical extraordinary charge of $0.7 million incurred in the first quarter of 1997 related to the redemption of the remaining Discount Debentures, and extraordinary charges of $9.3 million, net of tax, expected to be incurred in connection with the Private Offering for the redemption of the 11 3/4% Notes and the prepayment of a portion of the bank term loans. The pro forma condensed statement of operations for the year ended December 31, 1996 does not include historical extraordinary charges of $2.2 million, net of tax, for the write-off of unamortized deferred financing costs related to the early redemption of Discount Debentures.

(h) Bank Debt and Preferred Stock adjustments include the (i) the sale of $50.0 million of Exchangeable Preferred Stock and (ii) the incurrence of $125.0 million of additional B term loans and $17.4 million of working capital loans under the Credit Agreement, and the use of such proceeds to redeem a portion of the Discount Debentures and to purchase the Class B Common Stock held by Mellon Bank N.A., as if such events had occurred as of the beginning of the period presented.

                PART II:  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors of the Company under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The Certificate of Incorporation (as amended) and By-laws of the Company provide for indemnification of officers and directors against costs and expenses incurred in connection with any action or suit to which such person is a party to the fullest extent permitted by the Delaware General Corporation Law.

     See item 22 of this Registration Statement regarding the position of the Securities and Exchange Commission on indemnification for liabilities arising under the Securities Act.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits:
    --------

EXHIBIT
NUMBER         DESCRIPTION
-------        -----------

  3.1 Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 filed with the Company's Annual Report on Form 10-K for the year ended December 31, 1996. Commission File No. 000-22117).

  3.2 Amended and Restated By-laws of the Company (incorporated by reference to Exhibit 3.2 filed with the Company's Annual Report on Form 10-K for the year ended December 31, 1996. Commission File No. 000-22117).

  4.1 Indenture, dated as of June 9, 1997, between the Company (as successor to Silgan Corporation) and The First National Bank of Chicago, as trustee, with respect to the Debentures (incorporated by reference to Exhibit 4.1 filed with the Company's Current Report on Form 8-K dated June 9, 1997, Commission File No. 000-22117).

 *4.2 First Supplemental Indenture dated as of June 24, 1997 among the Company, Silgan Corporation and The First National Bank of Chicago, as Trustee, to the Indenture, dated as of June 9, 1997, between the Company and The First National Bank of Chicago, as trustee, with respect to the Debentures.

  4.3 Indenture dated as of June 29, 1992, between the Company (as successor to Silgan Corporation) and Fleet National Bank, as Trustee, with respect to the 11-3/4% Notes (incorporated by reference to Exhibit 1 filed with Silgan Corporation's Current Report on Form 8-K dated July 15, 1992, Commission File No. 33-46499).

 *4.4 First Supplemental Indenture dated as of June 24, 1997 among the Company, Silgan Corporation and Fleet National Bank, as Trustee, to the Indenture dated as of June 29, 1992 between the Company and Fleet National Bank, as Trustee, with respect to the 11-3/4% Notes.

   4.5 Form of the 9% Senior Subordinated Debentures due 2009 of the Company (as successor to Silgan Corporation) (incorporated by reference to Exhibit 4.2 filed with the Company's Current Report on Form 8-K dated June 9, 1997, Commission File No. 000-22117).

   4.6 Form of the 11-3/4% Senior Subordinated Notes due 2002 of the Company (as successor to Silgan Corporation) (incorporated by reference to Exhibit 4.5 filed with the Company's Annual Report on Form 10-K for the year ended December 31, 1992, Commission File No. 33-28409).

   4.7 Registration Rights Agreement, dated June 9, 1997, between the Company (as successor to Silgan Corporation) and Morgan Stanley (incorporated by reference to Exhibit 4.3 filed with the Company's Current Report on form 8-K dated June 9, 1997, Commission File No. 000-22117).

   4.8 Indenture, dated as of July 22, 1996, between the Company and Fleet National Bank, as Trustee, with respect to the Exchange Debentures (incorporated by reference to Exhibit 4.10 filed with the Company's Amendment No. 2 to Registration Statement on Form S-4, dated October 31, 1996, Registration Statement No. 333-9979).

   4.9 Form of the Company's Subordinated Debentures due 2006 (incorporated by reference to Exhibit 4.11 filed with the Company's Amendment No. 2 to Registration Statement on Form S-4, dated October 31, 1996, Registration Statement No. 333-9979).

  *4.10 Form of the Company's New 9% Senior Subordinated Debentures due 2009 (the New Debentures).

  *4.11   Form of Letter of Transmittal with respect to the Exchange Offer.

  *5 Opinion of Winthrop, Stimson, Putnam and Roberts as to the legality of the New Debentures.

  *8      Opinion of Winthrop, Stimson, Putnam & Roberts as to tax matters.

  10.1 Supply Agreement between Containers and Nestle for Hanford, California effective August 31, 1987 (incorporated by reference to Exhibit 10(xi) filed with Silgan Corporation's Registration Statement on Form S-1, dated January 11, 1988, Registration Statement No. 33-18719) (Portions of this Exhibit are subject to confidential treatment pursuant to order of the Commission).

  10.2 Amendment to Supply Agreement for Hanford, California, dated July 1, 1990 (incorporated by reference to Exhibit 10.31 filed with Silgan Corporation's Registration Statement on Form S-1, dated March 18, 1992, Registration Statement No. 33-46499) (Portions of this Exhibit are subject to confidential treatment pursuant to order of the Commission).

  10.3 Supply Agreement between Containers and Nestle for Riverbank, California effective August 31, 1987 (incorporated by reference to
          Exhibit 10(xii) filed with Silgan Corporation's Registration Statement on Form S-1, dated January 11, 1988, Registration Statement No. 33-18719) (Portions of this Exhibit are subject to confidential treatment pursuant to order of the Commission).

  10.4 Supply Agreement between Containers and Nestle for Morton, Illinois, effective August 31, 1987 (incorporated by reference to Exhibit 10(vii) filed with Silgan Corporation's Registration Statement on Form S-1, dated January 11, 1988, Registration Statement No. 33-18719) (Portions of this Exhibit are subject to confidential treatment pursuant to order of the Commission).

  10.5 Amendment to Supply Agreement for Morton, Illinois, dated July 1, 1990 (incorporated by reference to Exhibit 10.36 filed with Silgan Corporation's Registration Statement on Form S-1, dated March 18, 1992, Registration Statement No. 33-46499) (Portions of this Exhibit are subject to confidential treatment pursuant to order of the Commission).

  10.6 Supply Agreement between Containers and Nestle for Ft. Dodge, Iowa, effective August 31, 1987 (incorporated by reference to Exhibit 10(xiv) filed with Silgan Corporation's Registration Statement on Form S-1, dated January 11, 1988, Registration Statement No. 33-18719) (Portions of this Exhibit are subject to confidential treatment pursuant to order of the Commission).

  10.7 Amendment to Supply Agreement for Ft. Dodge, Iowa, dated March 1, 1990 (incorporated by reference to Exhibit 10.38 filed with Silgan Corporation's Registration Statement on Form S-1, dated March 18, 1992, Registration Statement No. 33-46499) (Portions of this Exhibit are subject to confidential treatment pursuant to order of the Commission).

  10.8 Supply Agreement between Containers and Nestle for St. Joseph, Missouri, effective August 31, 1987 (incorporated by reference to
          Exhibit 10(xvii) filed with Silgan Corporation's Registration Statement on Form S-1, dated January 11, 1988, Registration Statement No. 33-18719) (Portions of this Exhibit are subject to confidential treatment pursuant to order of the Commission).

  10.9 Amendment to Supply Agreement for St. Joseph, Missouri, dated March 1, 1990 (incorporated by reference to Exhibit 10.42 filed with Silgan Corporation's Registration Statement on Form S-1, dated March 18, 1992, Registration Statement No. 33-46499) (Portions of this Exhibit are subject to confidential treatment pursuant to order of the Commission).

  10.10 Supply Agreement between Containers and Nestle for Trenton, Missouri, effective August 31, 1987 (incorporated by reference to Exhibit 10(xviii) filed with Silgan Corporation's Registration Statement on Form S-1, dated January 11, 1988, Registration Statement No. 33-18719) (Portions of this Exhibit are subject to confidential treatment pursuant to order of the Commission).

  10.11 Amendment to Supply Agreement for Trenton, Missouri, dated March 1, 1990 (incorporated by reference to Exhibit 10.44 filed with Silgan Corporation's Registration Statement on Form S-1, dated March 18, 1992, Registration Statement No. 33-46499) (Portions of this Exhibit are subject to confidential treatment pursuant to order of the Commission).

  10.12 Supply Agreement between Containers and Nestle for Moses Lake, Washington, effective August 31, 1987 (incorporated by reference to
          Exhibit 10(xxii) filed with Silgan Corporation's Registration Statement on Form S-1, dated January 11, 1988, Registration

          Statement No. 33-18719) (Portions of this Exhibit are subject to confidential treatment pursuant to order of the Commission).

  10.13 Amendment to Supply Agreement for Moses Lake, Washington, dated March 1, 1990 (incorporated by reference to Exhibit 10.51 filed with Silgan Corporation's Registration Statement on Form S-1, dated March 18, 1992, Registration Statement No. 33-46499) (Portions of this Exhibit are subject to confidential treatment pursuant to order of the Commission).

  10.14 Supply Agreement between Containers and Nestle for Jefferson, Wisconsin, effective August 31, 1987 (incorporated by reference to
          Exhibit 10(xxiii) filed with Silgan Corporation's Registration Statement on Form S-1, dated January 11, 1988, Registration Statement No. 33-18719) (Portions of this Exhibit are subject to confidential treatment pursuant to order of the Commission).

  10.15 Amendment to Supply Agreement for Jefferson, Wisconsin, dated March 1, 1990 (incorporated by reference to Exhibit 10.53 filed with Silgan Corporation's Registration Statement on Form S-1, dated March 18, 1992, Registration Statement No. 33-46499) (Portions of this Exhibit are subject to confidential treatment pursuant to order of the Commission).

  10.16 Amendment to Supply Agreements, dated November 17, 1989 for Ft. Dodge, Iowa; Hillsboro, Oregon; Jefferson, Wisconsin; St. Joseph, Missouri; and Trenton, Missouri (incorporated by reference to Exhibit 10.49 filed with Silgan Corporation's Annual Report on Form 10-K for the year ended December 31, 1989, Commission File No. 33-18719) (Portions of this Exhibit are subject to confidential treatment pursuant to order of the Commission).

  10.17 Employment Agreement, dated as of September 14, 1987, between James Beam and Canaco Corporation (Containers) (incorporated by reference to
          Exhibit 10(vi) filed with Silgan Corporation's Registration Statement on Form S-1, dated January 11, 1988, Registration Statement No. 33-18719).

  10.18 Employment Agreement, dated as of September 1, 1989, between the Company, InnoPak Plastics Corporation (Plastics), Russell F. Gervais and Aim Packaging, Inc. (incorporated by reference to Exhibit 5 filed with Silgan Corporation's Report on Form 8-K, dated March 15, 1989).

  10.19 InnoPak Plastics Corporation (Plastics) Pension Plan for Salaried Employees (incorporated by reference to Exhibit 10.32 filed with Silgan Corporation's Annual Report on Form 10-K for the year ended December 31, 1988, Commission File No. 33-18719).

  10.20 Containers Pension Plan for Salaried Employees (incorporated by reference to Exhibit 10.34 filed with Silgan Corporation's Annual Report on Form 10-K for the year ended December 31, 1988, Commission File No. 33-18719).

  10.21 Silgan Holdings Inc. Fourth Amended and Restated 1989 Stock Option Plan (incorporated by reference to Exhibit 10.21 filed with the Company's Annual Report on Form 10-K for the period ended December 31, 1996, Commission File No. 000-22117).

  10.22 Form of the Company's Nonstatutory Stock Option Agreement (incorporated by reference to Exhibit 10.22 filed with the Company's Annual Report on Form 10-K for the period ended December 31, 1996, Commission File No. 000-22117) .

  10.23 Stockholders Agreement, dated as of December 21, 1993, among R. Philip Silver, D. Greg Horrigan, MSLEF II, BTNY, First Plaza and the Company (incorporated by reference to Exhibit 3 filed with the Company's Current Report on Form 8-K, dated March 25, 1994, Commission File No. 33-28409).

  10.24 Amended and Restated Management Services Agreement, dated as of February 14, 1997, between S&H and the Company (incorporated by reference to Exhibit 10.24 filed with the Company's Annual Report on Form 10-K for the period ended December 31, 1996, Commission File No. 000-22117).

  10.25 Amended and Restated Management Services Agreement, dated as of February 14, 1997, between S&H and Containers (incorporated by reference to Exhibit 10.26 filed with the Company's Annual Report on Form 10-K for the period ended December 31, 1996, Commission File No. 000-22117).

  10.26 Amended and Restated Management Services Agreement, dated as of February 14, 1997, between S&H and Plastics (incorporated by reference to Exhibit 10.27 filed with the Company's Annual Report on Form 10-K for the period ended December 31, 1996, Commission File No. 000-22117).

  10.27 Purchase Agreement, dated as of September 3, 1993, between Containers and Del Monte (incorporated by reference to Exhibit 1 filed with the Company's Current Report on Form 8-K, dated January 5, 1994, Commission File No. 33-28409).

  10.28 Amendment to Purchase Agreement, dated as of December 10, 1993, between Containers and Del Monte (incorporated by reference to Exhibit 2 filed with the Company's Current Report on Form 8-K, dated January 5, 1994, Commission File No. 33-28409).

  10.29 Supply Agreement, dated as of September 3, 1993, between Containers and Del Monte (incorporated by reference to Exhibit 10.118 filed with Silgan Corporation's Annual Report on Form 10-K for the year ended December 31, 1993, Commission File No. 1-11200). (Portions of this Exhibit are subject to an application for confidential treatment filed with the Commission.)

  10.30 Amendment to Supply Agreement, dated as of December 21, 1993, between Containers and Del Monte (incorporated by reference to Exhibit 10.119 filed with Silgan Corporation's Annual Report on Form 10-K for the year ended December 31, 1993, Commission File No. 1-11200). (Portions of this Exhibit are subject to an application for confidential treatment filed with the Commission.)

  10.31 Credit Agreement, dated as of August 1, 1995, among the Company (as successor to Silgan Corporation), Containers, Plastics, the lenders from time to time party thereto, Bankers Trust, as Administrative Agent and as a Co-Arranger, and Bank of America Illinois, as Documentation Agent and as a Co-Arranger (incorporated by reference to Exhibit 2 filed with the Company's Current Report on Form 8-K, dated August 14, 1995, Commission File No. 33-28409).

  10.32 Amended and Restated Holdings Guaranty, dated as of August 1, 1995, made by the Company (incorporated by reference to Exhibit 4 filed with the Company's Current Report on Form 8-K, dated August 14, 1995, Commission File No. 33-28409) .

  10.33 Amended and Restated Borrowers Guaranty, dated as of August 1, 1995, made by the Company (as successor to Silgan Corporation), Containers, Plastics, California-Washington Can Corporation and SCCW Can Corporation (incorporated by reference to Exhibit 3 filed with the Company's Current Report on Form 8-K, dated August 14, 1995, Commission File No. 33-28409).

  10.34 Amended and Restated Security Agreement dated as of June 18, 1992, among Plastics, Containers and Bankers Trust (incorporated by reference to Exhibit 8 filed with Silgan Corporation's Current Report on Form 8-K dated July 15, 1992, Commission File No. 33-46499).

  10.35 Amended and Restated Pledge Agreement dated as of June 18, 1992, made by the Company (as successor to Silgan Corporation) (incorporated by reference to Exhibit 5 filed with Silgan Corporation's Current Report on Form 8-K dated July 15, 1992, Commission File No. 33-46499).

  10.36 Amended and Restated Pledge Agreement dated as of June 18, 1992, made by Containers and Plastics (incorporated by reference to Exhibit 6 filed with Silgan Corporation's Current Report on Form 8-K dated July 15, 1992, Commission File No. 33-46499).

  10.37 Asset Purchase Agreement, dated as of June 2, 1995, between ANC and Containers (incorporated by reference to Exhibit 1 filed with the Company's Current Report on Form 8-K, dated August 14, 1995, Commission File No. 33-28409).

  10.38 Placement Agreement, dated June 3, 1997, between the Company (as successor to Silgan Corporation) and Morgan Stanley (incorporated by reference to Exhibit 99.1 filed with the Company's Current Report on Form 8-K, dated June 9, 1997, Commission File No. 000-22117).

  10.39 Underwriting Agreement, dated as of February 13, 1997, among the Company, Containers, Plastics, MSLEF II, BTNY and the underwriters listed on Schedule I thereto (incorporated by reference to Exhibit
         10.40 filed with the Company's Annual Report on Form 10-K for the period ended December 31, 1996, Commission File No. 000-22117).

  10.40 Placement Agreement between the Company and Morgan Stanley, dated July 17, 1996 (incorporated by reference to Exhibit 6 filed with the Company's Current Report on Form 8-K dated August 2, 1996, Commission File No. 33-28409).

  10.41 Amendment to Stockholders Agreement, dated as of February 14, 1997, among R. Philip Silver, D. Greg Horrigan, MSLEF II, BTNY and the Company (incorporated by reference to Exhibit 10.42 filed with the Company's Annual Report on Form 10-K for the period ended December 31, 1996, Commission File No. 000-22117).

  *12.1 Computations of the Company's Ratio of Earnings to Fixed Charges for the three months ended March 31, 1997 and 1996.

  *12.2 Computations of the Company's Ratio of Earnings to Fixed Charges for the years ended December 31, 1996, 1995, 1994, 1993 and 1992.

  *21    Subsidiaries of the Registrant.

  *23.1  Consent of Ernst & Young LLP.

  *23.2 Consent of Winthrop, Stimson, Putnam & Roberts (included in Exhibits 5 and 8).

  *24    Power of Attorney (included on signature page).

  *25    Statement of Eligibility of Trustee with respect to the Debentures.



____________________
*Filed herewith.

(b) Financial Statement Schedules:
    -----------------------------

Report of Independent Auditors...................................       S-1

I. Condensed Financial Information of Silgan Holdings Inc.:
      Condensed Balance Sheet at December 31, 1996 and 1995......       S-2
      Condensed Statement of Operations for the years ended
         December 31, 1996, 1995 and 1994........................       S-3
      Condensed Statement of Cash Flows for the years ended
         December 31, 1996, 1995 and 1994........................       S-4

II.   Schedules of Valuation and Qualifying Accounts for the
         years ended December 31, 1996, 1995 and 1994............       S-5

All other financial statement schedules not listed have been omitted because they are not applicable, or not required, or because the required information is included in the consolidated financial statements or notes thereto.

ITEM 22.  UNDERTAKINGS.

  (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (c) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

  (d) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES



         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on July 8, 1997.

                                  SILGAN HOLDINGS INC.



                                  By /s/ R. Philip Silver
                                    -------------------------------
                                   R. Philip Silver
                                   Chairman of the Board and
                                   Co-Chief Executive Officer



                               POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints R. Philip Silver, D. Greg Horrigan and Robert H. Niehaus, and each or any of them, his true and lawful attorney-in-fact and to act for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.



         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.



Signature                                   Title                    Date
---------                                   -----                    ----
/s/ R. Philip Silver             Chairman of the Board and       July 8, 1997
------------------------------   Co-Chief Executive Officer
(R. Philip Silver)               (Principal Executive Officer)



/s/ D. Greg Horrigan             President, Co-Chief Executive   July 8, 1997
------------------------------       Officer and Director
(D. Greg Horrigan)

Signature                                   Title                    Date
---------                                   -----                    ----

/s/ Robert H. Niehaus                      Director              July 8, 1997
------------------------------
(Robert H. Niehaus)



/s/ Leigh J. Abramson                      Director              July 8, 1997
------------------------------
(Leigh J. Abramson)



/s/ Jeffrey C. Crowe                       Director              July 8, 1997
------------------------------
(Jeffrey C. Crowe)



/s/ Thomas M. Begel                        Director              July 8, 1997
------------------------------
(Thomas M. Begel)



/s/ Harley Rankin, Jr.          Executive Vice President, Chief  July 8, 1997
------------------------------  Financial Officer and Treasurer
(Harley Rankin, Jr.)             (Principal Financial Officer)




/s/ Harold J. Rodriguez, Jr.    Vice President, Controller and   July 8, 1997
------------------------------        Assistant Treasurer
(Harold J. Rodriguez, Jr.)      (Principal Accounting Officer)


REPORT OF INDEPENDENT AUDITORS



The Board of Directors and Stockholders
Silgan Holdings Inc.


     We have audited the accompanying consolidated financial statements of Silgan Holdings Inc. as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, and have issued our report thereon dated January 31, 1997, except for Note 22, as to which date is February 13, 1997 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedules listed in Item 21(b) of this Registration Statement. These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

     In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.



                                     /s/ Ernst & Young LLP


Stamford, Connecticut
February 13, 1997

                                                                      SCHEDULE I


            CONDENSED FINANCIAL INFORMATION OF SILGAN HOLDINGS INC.
                            CONDENSED BALANCE SHEETS
                           December 31, 1996 and 1995
                             (Dollars in thousands)


ASSETS
------
                                                          1996         1995
                                                          ----         ----
Current assets:
  Cash and cash equivalents                           $      70   $      10
  Other current assets                                       74          70
                                                      ---------   ---------
    Total current assets                                    144          80

Investment in and other amounts due
  from subsidiary                                             -      19,040
Notes receivable-subsidiary                               1,489       1,489
Debt issuance costs and other assets                      3,533       3,418
                                                      ---------   ---------
                                                      $   5,166   $  24,027
                                                      =========   =========

LIABILITIES AND DEFICIENCY IN STOCKHOLDERS' EQUITY
----------------------------------------------------

Current liabilities:
   Accrued expenses                                   $   1,339   $     393
   Amount payable to subsidiary                           2,810       2,175
                                                      ---------   ---------
      Total current liabilities                           4,149       2,568

Excess of distributions over investment
   in subsidiary                                         79,285           -
Long-term debt                                           58,940     201,263

Cumulative exchangeable redeemable
  preferred stock                                        52,998           -

Deficiency in stockholders' equity:
  Common stock                                              152         195
  Additional paid-in capital                             18,466      33,423
  Accumulated deficit                                  (208,824)   (213,422)
                                                      ---------   ---------
    Total deficiency in stockholders' equity           (190,206)   (179,804)
                                                      ---------   ---------
                                                      $   5,166   $  24,027
                                                      =========   =========

    See Notes to Consolidated Financial Statements for Silgan Holdings Inc.
                          appearing elsewhere herein.

                                                                      SCHEDULE I


            CONDENSED FINANCIAL INFORMATION OF SILGAN HOLDINGS INC.
                       CONDENSED STATEMENTS OF OPERATIONS
              For the years ended December 31, 1996, 1995 and 1994
                             (Dollars in thousands)

                                                   1996      1995       1994
                                                 --------  ---------  ---------

Net sales                                        $     -   $      -   $      -

Cost of goods sold                                     -          -          -
                                                 -------   --------   --------

    Gross profit                                       -          -          -

Selling, general and administrative
  expenses                                           713      1,113        837
                                                 -------   --------   --------

    Loss from operations                            (713)    (1,113)      (837)

Equity in earnings of consolidated
  subsidiaries                                    31,611      6,806     12,053

Interest expense and other related
  financing costs                                 17,861     28,248     29,647
                                                 -------   --------   --------

    Income (loss) before income taxes             13,037    (22,555)   (18,431)

Income tax benefit                                17,600      4,100      5,400
                                                 -------   --------   --------

    Income (loss) before extraordinary charge     30,637    (18,455)   (13,031)

Extraordinary charges relating to
  early extinguishment of debt                    (2,222)    (3,351)         -
                                                 -------   --------   --------

    Net income (loss) before preferred stock
         dividend requirement                     28,415    (21,806)   (13,031)

Preferred stock dividend requirement              (3,006)         -          -
                                                 -------   --------   --------

    Net income (loss) available to
         common stockholders                     $25,409   $(21,806)  $(13,031)
                                                 =======   ========   ========

    See Notes to Consolidated Financial Statements for Silgan Holdings Inc.
                          appearing elsewhere herein.

                                                                      SCHEDULE I


            CONDENSED FINANCIAL INFORMATION OF SILGAN HOLDINGS INC.
                       CONDENSED STATEMENTS OF CASH FLOWS
              For the years ended December 31, 1996, 1995 and 1994
                             (Dollars in thousands)


                                                    1996       1995       1994
                                                 ----------  ---------  --------

Cash flows from operating activities:            $  (4,868)  $     (7)  $    (2)
                                                 ---------   --------   -------

Cash flows from investing activities:
  Cash distribution received from subsidiary       147,539     61,391     6,911
                                                 ---------   --------   -------
    Net cash provided by investing activities      147,539     61,391     6,911
                                                 ---------   --------   -------

Cash flows from financing activities:
  Repayment of long-term debt                     (154,400)   (57,596)        -
  Proceeds from issuance preferred stock            50,000          -         -
  Repurchase of common stock                       (35,811)         -         -
  Debt financing costs                              (2,400)         -         -
  Payments to former shareholders of Silgan              -     (3,795)   (6,911)
                                                 ---------   --------   -------
    Net cash used by financing activities         (142,611)   (61,391)   (6,911)
                                                 ---------   --------   -------

Net increase (decrease) in cash
   and cash equivalents                                 60         (7)       (2)

Cash and cash equivalents at
  the beginning of year                                 10         17        19
                                                 ---------   --------   -------

Cash and cash equivalents at end of year         $      70   $     10   $    17
                                                 =========   ========   =======


    See Notes to Consolidated Financial Statements for Silgan Holdings Inc.
                          appearing elsewhere herein.

                                                                     SCHEDULE II

                              SILGAN HOLDINGS INC.
                 SCHEDULES OF VALUATION AND QUALIFYING ACCOUNTS
              For the years ended December 31, 1996, 1995 and 1994
                             (Dollars in thousands)

COLUMN A                  COLUMN B           COLUMN C              COLUMN D     COLUMN E
                                            Additions
                                     --------------------------
                                                    Charged
                         Balance at  Charged to     to other                     Balance
                         beginning   costs and      accounts      Deductions    at end of
Description              of period    expenses      describe      describe(1)    period
-----------------------  ----------  ----------     --------      -----------   ---------
For the year ended
  December 31, 1994:

  Allowance for
    doubtful accounts
    receivable              $1,084      $621        $    58          $206         $1,557
                            ======      ====        =======          ====         ======

For the year ended
 December 31, 1995:

 Allowance for
  doubtful accounts
  receivable                $1,557      $295        $ 3,872 (2)       $881        $4,843
                            ======      ====        =======           ====        ======


For the year ended
 December 31, 1996:

 Allowance for
  doubtful accounts
  receivable                $4,843      $572         $(1,041)(3)      $329        $4,045
                            ======      ====         =======          ====        ======

----------
(1)  Uncollectible accounts written off, net of recoveries.
(2) Represents the accounts receivable allowance for doubtful accounts assumed upon the acquisition of AN Can.
(3) Principally represents the final purchase price allocation for the acquisition of AN Can.

                               INDEX TO EXHIBITS


EXHIBIT
NUMBER        DESCRIPTION
-------       -----------

  3.1 Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 filed with the Company's Annual Report on Form 10-K for the year ended December 31, 1996. Commission File No. 000-22117).

  3.2 Amended and Restated By-laws of the Company (incorporated by reference to Exhibit 3.2 filed with the Company's Annual Report on Form 10-K for the year ended December 31, 1996. Commission File No. 000-22117).

  4.1 Indenture, dated as of June 9, 1997, between the Company (as successor to Silgan Corporation) and The First National Bank of Chicago, as trustee, with respect to the Debentures (incorporated by reference to Exhibit 4.1 filed with the Company's Current Report on Form 8-K dated June 9, 1997, Commission File No. 000-22117).

 *4.2 First Supplemental Indenture dated as of June 24, 1997 among the Company, Silgan Corporation and The First National Bank of Chicago, as Trustee, to the Indenture, dated as of June 9, 1997, between the Company and The First National Bank of Chicago, as trustee, with respect to the Debentures.

  4.3 Indenture dated as of June 29, 1992, between the Company (as successor to Silgan Corporation) and Fleet National Bank, as Trustee, with respect to the 11-3/4% Notes (incorporated by reference to Exhibit 1 filed with Silgan Corporation's Current Report on Form 8-K dated July 15, 1992, Commission File No. 33-46499).

 *4.4 First Supplemental Indenture dated as of June 24, 1997 among the Company, Silgan Corporation and Fleet National Bank, as Trustee, to the Indenture dated as of June 29, 1992 between the Company and Fleet National Bank, as Trustee, with respect to the 11-3/4% Notes.

  4.5 Form of the 9% Senior Subordinated Debentures due 2009 of the Company (as successor to Silgan Corporation) (incorporated by reference to Exhibit 4.2 filed with the Company's Current Report on Form 8-K dated June 9, 1997, Commission File No. 000-22117).

  4.6 Form of the 11-3/4% Senior Subordinated Notes due 2002 of the Company (as successor to Silgan Corporation) (incorporated by reference to Exhibit 4.5 filed with the Company's Annual Report on Form 10-K for the year ended December 31, 1992, Commission File No. 33-28409).

  4.7 Registration Rights Agreement, dated June 9, 1997, between the Company (as successor to Silgan Corporation) and Morgan Stanley (incorporated by reference to Exhibit 4.3 filed with the Company's Current Report on form 8-K dated June 9, 1997, Commission File No. 000-22117).

  4.8 Indenture, dated as of July 22, 1996, between the Company and Fleet National Bank, as Trustee, with respect to the Exchange Debentures (incorporated by reference to Exhibit 4.10 filed with the Company's Amendment No. 2 to Registration Statement on Form S-4, dated October 31, 1996, Registration Statement No. 333-9979).

   4.9 Form of the Company's Subordinated Debentures due 2006 (incorporated by reference to Exhibit 4.11 filed with the Company's Amendment No. 2 to Registration Statement on Form S-4, dated October 31, 1996, Registration Statement No. 333-9979).

  *4.10 Form of the Company's New 9% Senior Subordinated Debentures due 2009 (the New Debentures).

  *4.11   Form of Letter of Transmittal with respect to the Exchange Offer.

  *5 Opinion of Winthrop, Stimson, Putnam and Roberts as to the legality of the New Debentures.

  *8      Opinion of Winthrop, Stimson, Putnam & Roberts as to tax matters.

  10.1 Supply Agreement between Containers and Nestle for Hanford, California effective August 31, 1987 (incorporated by reference to Exhibit 10(xi) filed with Silgan Corporation's Registration Statement on Form S-1, dated January 11, 1988, Registration Statement No. 33-18719) (Portions of this Exhibit are subject to confidential treatment pursuant to order of the Commission).

  10.2 Amendment to Supply Agreement for Hanford, California, dated July 1, 1990 (incorporated by reference to Exhibit 10.31 filed with Silgan Corporation's Registration Statement on Form S-1, dated March 18, 1992, Registration Statement No. 33-46499) (Portions of this Exhibit are subject to confidential treatment pursuant to order of the Commission).

  10.3 Supply Agreement between Containers and Nestle for Riverbank, California effective August 31, 1987 (incorporated by reference to
          Exhibit 10(xii) filed with Silgan Corporation's Registration Statement on Form S-1, dated January 11, 1988, Registration Statement No. 33-18719) (Portions of this Exhibit are subject to confidential treatment pursuant to order of the Commission).

  10.4 Supply Agreement between Containers and Nestle for Morton, Illinois, effective August 31, 1987 (incorporated by reference to Exhibit 10(vii) filed with Silgan Corporation's Registration Statement on Form S-1, dated January 11, 1988, Registration Statement No. 33-18719) (Portions of this Exhibit are subject to confidential treatment pursuant to order of the Commission).

  10.5 Amendment to Supply Agreement for Morton, Illinois, dated July 1, 1990 (incorporated by reference to Exhibit 10.36 filed with Silgan Corporation's Registration Statement on Form S-1, dated March 18, 1992, Registration Statement No. 33-46499) (Portions of this Exhibit are subject to confidential treatment pursuant to order of the Commission).

  10.6 Supply Agreement between Containers and Nestle for Ft. Dodge, Iowa, effective August 31, 1987 (incorporated by reference to Exhibit 10(xiv) filed with Silgan Corporation's Registration Statement on Form S-1, dated January 11, 1988, Registration Statement No. 33-18719) (Portions of this Exhibit are subject to confidential treatment pursuant to order of the Commission).

  10.7 Amendment to Supply Agreement for Ft. Dodge, Iowa, dated March 1, 1990 (incorporated by reference to Exhibit 10.38 filed with Silgan Corporation's Registration Statement on Form S-1 , dated March 18, 1992, Registration Statement No. 33-46499) (Portions of this Exhibit are subject to confidential treatment pursuant to order of the Commission).

  10.8 Supply Agreement between Containers and Nestle for St. Joseph, Missouri, effective August 31, 1987 (incorporated by reference to
          Exhibit 10(xvii) filed with Silgan Corporation's Registration Statement on Form S-1, dated January 11, 1988, Registration Statement No. 33-18719) (Portions of this Exhibit are subject to confidential treatment pursuant to order of the Commission).

  10.9 Amendment to Supply Agreement for St. Joseph, Missouri, dated March 1, 1990 (incorporated by reference to Exhibit 10.42 filed with Silgan Corporation's Registration Statement on Form S-1, dated March 18, 1992, Registration Statement No. 33-46499) (Portions of this Exhibit are subject to confidential treatment pursuant to order of the Commission).

  10.10 Supply Agreement between Containers and Nestle for Trenton, Missouri, effective August 31, 1987 (incorporated by reference to Exhibit 10(xviii) filed with Silgan Corporation's Registration Statement on Form S-1, dated January 11, 1988, Registration Statement No. 33-18719) (Portions of this Exhibit are subject to confidential treatment pursuant to order of the Commission).

  10.11 Amendment to Supply Agreement for Trenton, Missouri, dated March 1, 1990 (incorporated by reference to Exhibit 10.44 filed with Silgan Corporation's Registration Statement on Form S-1, dated March 18, 1992, Registration Statement No. 33-46499) (Portions of this Exhibit are subject to confidential treatment pursuant to order of the Commission).

  10.12 Supply Agreement between Containers and Nestle for Moses Lake, Washington, effective August 31, 1987 (incorporated by reference to
          Exhibit 10(xxii) filed with Silgan Corporation's Registration Statement on Form S-1, dated January 11, 1988, Registration Statement No. 33-18719) (Portions of this Exhibit are subject to confidential treatment pursuant to order of the Commission).

  10.13 Amendment to Supply Agreement for Moses Lake, Washington, dated March 1, 1990 (incorporated by reference to Exhibit 10.51 filed with Silgan Corporation's Registration Statement on Form S-1, dated March 18, 1992, Registration Statement No. 33-46499) (Portions of this Exhibit are subject to confidential treatment pursuant to order of the Commission).

  10.14 Supply Agreement between Containers and Nestle for Jefferson, Wisconsin, effective August 31, 1987 (incorporated by reference to
          Exhibit 10(xxiii) filed with Silgan Corporation's Registration Statement on Form S-1, dated January 11, 1988, Registration Statement No. 33-18719) (Portions of this Exhibit are subject to confidential treatment pursuant to order of the Commission).

  10.15 Amendment to Supply Agreement for Jefferson, Wisconsin, dated March 1, 1990 (incorporated by reference to Exhibit 10.53 filed with Silgan Corporation's Registration Statement on Form S-1, dated March 18, 1992, Registration Statement No. 33-46499) (Portions of this Exhibit are subject to confidential treatment pursuant to order of the Commission).

  10.16 Amendment to Supply Agreements, dated November 17, 1989 for Ft. Dodge, Iowa; Hillsboro, Oregon; Jefferson, Wisconsin; St. Joseph, Missouri; and Trenton, Missouri (incorporated by reference to Exhibit 10.49 filed with Silgan Corporation's Annual Report on Form 10-K for the year ended December 31, 1989, Commission File No. 33-18719) (Portions of this Exhibit are subject to confidential treatment pursuant to order of the Commission).

  10.17 Employment Agreement, dated as of September 14, 1987, between James Beam and Canaco Corporation (Containers) (incorporated by reference to
          Exhibit 10(vi) filed with Silgan Corporation's Registration Statement on Form S-1, dated January 11, 1988, Registration Statement No. 33-18719).

  10.18 Employment Agreement, dated as of September 1, 1989, between the Company, InnoPak Plastics Corporation (Plastics), Russell F. Gervais and Aim Packaging, Inc. (incorporated by reference to Exhibit 5 filed with Silgan Corporation's Report on Form 8-K, dated March 15, 1989).

  10.19 InnoPak Plastics Corporation (Plastics) Pension Plan for Salaried Employees (incorporated by reference to Exhibit 10.32 filed with Silgan Corporation's Annual Report on Form 10-K for the year ended December 31, 1988, Commission File No. 33-18719).

  10.20 Containers Pension Plan for Salaried Employees (incorporated by reference to Exhibit 10.34 filed with Silgan Corporation's Annual Report on Form 10-K for the year ended December 31, 1988, Commission File No. 33-18719) .

  10.21 Silgan Holdings Inc. Fourth Amended and Restated 1989 Stock Option Plan (incorporated by reference to Exhibit 10.21 filed with the Company's Annual Report on Form 10-K for the period ended December 31, 1996, Commission File No. 000-22117).

  10.22 Form of the Company's Nonstatutory Stock Option Agreement (incorporated by reference to Exhibit 10.22 filed with the Company's Annual Report on Form 10-K for the period ended December 31, 1996, Commission File No. 000-22117).

  10.23 Stockholders Agreement, dated as of December 21, 1993, among R. Philip Silver, D. Greg Horrigan, MSLEF II, BTNY, First Plaza and the Company (incorporated by reference to Exhibit 3 filed with the Company's Current Report on Form 8-K, dated March 25, 1994, Commission File No. 33-28409).

  10.24 Amended and Restated Management Services Agreement, dated as of February 14, 1997, between S&H and the Company (incorporated by reference to Exhibit 10.24 filed with the Company's Annual Report on Form 10-K for the period ended December 31, 1996, Commission File No. 000-22117).

  10.25 Amended and Restated Management Services Agreement, dated as of February 14, 1997, between S&H and Containers (incorporated by reference to Exhibit 10.26 filed with the Company's Annual Report on Form 10-K for the period ended December 31, 1996, Commission File No. 000-22117).

  10.26 Amended and Restated Management Services Agreement, dated as of February 14, 1997, between S&H and Plastics (incorporated by reference to Exhibit 10.27 filed with the Company's Annual Report on Form 10-K for the period ended December 31, 1996, Commission File No. 000-22117).

  10.27 Purchase Agreement, dated as of September 3, 1993, between Containers and Del Monte (incorporated by reference to Exhibit 1 filed with the Company's Current Report on Form 8-K, dated January 5, 1994, Commission File No. 33-28409).

  10.28 Amendment to Purchase Agreement, dated as of December 10, 1993, between Containers and Del Monte (incorporated by reference to Exhibit 2 filed with the Company's Current Report on Form 8-K, dated January 5, 1994, Commission File No. 33-28409).

  10.29 Supply Agreement, dated as of September 3, 1993, between Containers and Del Monte (incorporated by reference to Exhibit 10.118 filed with Silgan Corporation's Annual Report on Form 10-K for the year ended December 31, 1993, Commission File No. 1-11200). (Portions of this Exhibit are subject to an application for confidential treatment filed with the Commission.)

  10.30 Amendment to Supply Agreement, dated as of December 21, 1993, between Containers and Del Monte (incorporated by reference to Exhibit 10.119 filed with Silgan Corporation's Annual Report on Form 10-K for the year ended December 31, 1993, Commission File No. 1-11200). (Portions of this Exhibit are subject to an application for confidential treatment filed with the Commission.)

  10.31 Credit Agreement, dated as of August 1, 1995, among the Company (as successor to Silgan Corporation), Containers, Plastics, the lenders from time to time party thereto, Bankers Trust, as Administrative Agent and as a Co-Arranger, and Bank of America Illinois, as Documentation Agent and as a Co-Arranger (incorporated by reference to Exhibit 2 filed with the Company's Current Report on Form 8-K, dated August 14, 1995, Commission File No. 33-28409).

  10.32 Amended and Restated Holdings Guaranty, dated as of August 1, 1995, made by the Company (incorporated by reference to Exhibit 4 filed with the Company's Current Report on Form 8-K, dated August 14, 1995, Commission File No. 33-28409).

  10.33 Amended and Restated Borrowers Guaranty, dated as of August 1, 1995, made by the Company (as successor to Silgan Corporation), Containers, Plastics, California-Washington Can Corporation and SCCW Can Corporation (incorporated by reference to Exhibit 3 filed with the Company's Current Report on Form 8-K, dated August 14, 1995, Commission File No. 33-28409).

  10.34 Amended and Restated Security Agreement dated as of June 18, 1992, among Plastics, Containers and Bankers Trust (incorporated by reference to Exhibit 8 filed with Silgan Corporation's Current Report on Form 8-K dated July 15, 1992, Commission File No. 33-46499).

  10.35 Amended and Restated Pledge Agreement dated as of June 18, 1992, made by the Company (as successor to Silgan Corporation) (incorporated by reference to Exhibit 5 filed with Silgan Corporation's Current Report on Form 8-K dated July 15, 1992, Commission File No. 33-46499).

  10.36 Amended and Restated Pledge Agreement dated as of June 18, 1992, made by Containers and Plastics (incorporated by reference to Exhibit 6 filed with Silgan Corporation's Current Report on Form 8-K dated July 15, 1992, Commission File No. 33-46499).

  10.37 Asset Purchase Agreement, dated as of June 2, 1995, between ANC and Containers (incorporated by reference to Exhibit 1 filed with the Company's Current Report on Form 8-K, dated August 14, 1995, Commission File No. 33-28409).

  10.38 Placement Agreement, dated June 3, 1997, between the Company (as successor to Silgan Corporation) and Morgan Stanley (incorporated by reference to Exhibit 99.1 filed with the Company's Current Report on Form 8-K, dated June 9, 1997, Commission File No. 000-22117).

  10.39 Underwriting Agreement, dated as of February 13, 1997, among the Company, Containers, Plastics, MSLEF II, BTNY and the underwriters listed on Schedule I thereto (incorporated by reference to Exhibit
         10.40 filed with the Company's Annual Report on Form 10-K for the period ended December 31, 1996, Commission File No. 000-22117).

  10.40 Placement Agreement between the Company and Morgan Stanley, dated July 17, 1996 (incorporated by reference to Exhibit 6 filed with the Company's Current Report on Form 8-K dated August 2, 1996, Commission File No. 33-28409).

  10.41 Amendment to Stockholders Agreement, dated as of February 14, 1997, among R. Philip Silver, D. Greg Horrigan, MSLEF II, BTNY and the Company (incorporated by reference to Exhibit 10.42 filed with the Company's Annual Report on Form 10-K for the period ended December 31, 1996, Commission File No. 000-22117).

  *12.1 Computations of the Company's Ratio of Earnings to Fixed Charges for the three months ended March 31, 1997 and 1996.

  *12.2 Computations of the Company's Ratio of Earnings to Fixed Charges for the years ended December 31, 1996, 1995, 1994, 1993 and 1992.

  *21    Subsidiaries of the Registrant.

  *23.1  Consent of Ernst & Young LLP.

  *23.2 Consent of Winthrop, Stimson, Putnam & Roberts (included in Exhibits 5 and 8).

  *24    Power of Attorney (included on signature page).

  *25    Statement of Eligibility of Trustee with respect to the Debentures.



____________________
*Filed herewith.